      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 2, 1999

                                                   REGISTRATION NUMBER 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                         ------------------------------

                                    FORM S-1

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933

                         ------------------------------

                      OMNILYNX COMMUNICATIONS CORPORATION

               (Exact Name of Registrant as Specified in Charter)

                DELAWARE                                    4813                                   76-0530551
    (State or Other Jurisdiction of             (Primary Standard Industrial                    (I.R.S. Employer
     Incorporation or Organization)             Classification Code Number)                  Identification Number)

                         1770 MOTOR PARKWAY, SUITE 300
                           HAUPPAUGE, NEW YORK 11788
                                 (516) 582-2222
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)

                         ------------------------------

                               JOSEPH A. GREGORI
                            CHIEF EXECUTIVE OFFICER
                      OMNILYNX COMMUNICATIONS CORPORATION
                         1770 MOTOR PARKWAY, SUITE 300
                           HAUPPAUGE, NEW YORK 11788
                                 (516) 582-2222
 (Name, address, including zip code, and telephone number, including area code, of registrant's agent for service)

                         ------------------------------

                                   COPIES TO:

                      ROBERT G. REEDY                                            MICHAEL L. FALTISCHEK
                  PORTER & HEDGES, L.L.P.                                             PAUL RUBELL
                       700 LOUISIANA                                    RUSKIN, MOSCOU, EVANS & FALTISCHEK, P.C.
                 HOUSTON, TEXAS 77002-2764                                        170 OLD COUNTRY ROAD
                       (713) 226-0674                                           MINEOLA, NEW YORK 11501
                                                                                     (516) 663-6600

    Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / __________

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / __________

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / __________

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. / /

                        CALCULATION OF REGISTRATION FEE

                                                                   PROPOSED MAXIMUM    PROPOSED MAXIMUM
           TITLE OF EACH CLASS OF                 AMOUNT TO       OFFERING PRICE PER  AGGREGATE OFFERING      AMOUNT OF
        SECURITIES TO BE REGISTERED             BE REGISTERED           SHARE               PRICE          REGISTRATION FEE
Common Stock, par value $.0001 per share....         (1)                 (1)             $ 20,240,000           $5,627
TOTAL.......................................          --                  --             $ 20,240,000           $5,627

(1) In accordance with Rule 457(o) under the Securities Act, the number of shares being registered and the proposed maximum offering price per share are not included in this table.

                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                   SUBJECT TO COMPLETION, DATED       , 1999
THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS

                                1,600,000 SHARES
                                     [LOGO]
                      OMNILYNX COMMUNICATIONS CORPORATION
                                  COMMON STOCK

    This is OmniLynx Communications Corporation's initial public offering of common stock. OmniLynx has recently acquired one company in the telecommunications industry. We will also acquire two additional companies in the same industry simultaneously with and as a condition of the closing of this offering. OmniLynx has not conducted any operations to date except in connection with this offering and the acquisitions of these companies.

    We expect that the initial public offering price will be between $9.00 and $11.00 per share. Prior to the offering, no public market for our common stock existed. After the offering, we expect that the common stock will trade on the
American Stock Exchange under the symbol "        ."

    INVESTING IN THE COMMON STOCK INVOLVES RISKS WHICH ARE DESCRIBED IN "RISK FACTORS" BEGINNING ON PAGE 8 OF THIS PROSPECTUS.

                             ---------------------

                                                                              PER SHARE             TOTAL
Public Offering Price...................................................          $                   $
Underwriting Discount...................................................          $                   $
Proceeds, before expenses, to OmniLynx Communications Corporation.......          $                   $

    The underwriters may also purchase up to an additional 240,000 shares at the public offering price, less the underwriting discount, within 45 days from the date of this prospectus to cover over-allotments.

                            ------------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

WESTPORT RESOURCES INVESTMENT SERVICES, INC.
                                                WEATHERLY SECURITIES CORPORATION

          , 1999

                          [NATIONAL COVERAGE GRAPHIC]

HEADER: NATIONAL COVERAGE.

DESCRIPTION: Graphic illustration of the United States territory marked with symbols identifying the cities in which our services are available and the cities in which our services are planned to be made available. The name of the city is identified beside each symbol.

CAPTION: When complete, our networks in these regions will enable us to provide service to commercial buildings, multiple dwelling units and residential consumers throughout our targeted regions.

                               TABLE OF CONTENTS

Prospectus Summary....................................................................          3
Risk Factors..........................................................................          8
The Company...........................................................................         20
Use of Proceeds.......................................................................         21
Dividend Policy.......................................................................         21
Capitalization........................................................................         22
Dilution..............................................................................         24
Selected Financial Data...............................................................         25
Management's Discussion and Analysis of Pro Forma Financial Condition and Results of
  Operations..........................................................................         28
Management's Discussion and Analysis Of Financial Condition and Results of Operations
  Combined and Founding Companies.....................................................         34
Business..............................................................................         44
Management............................................................................         61
Certain Relationships and Related Transactions........................................         68
Principal Stockholders................................................................         73
Description of Capital Stock..........................................................         76
Shares Eligible for Future Sale.......................................................         80
Underwriting..........................................................................         83
Legal Matters.........................................................................         85
Experts...............................................................................         85
Where You Can Find More Information...................................................         86
Index to Financial Statements.........................................................        F-1

                            ------------------------

                           FORWARD-LOOKING STATEMENTS

    This prospectus includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to risks, uncertainties and assumptions about us, including, among other things:

    - The successful implementation of our anticipated growth strategies;

    - Our ability to integrate our founding companies and future acquisitions;

    - Continual changes in the telecommunications industry and technology;

    - The actions of our competitors;

    - Market acceptance of our services;

    - Economic and demographic trends affecting our business; and

    - Future expenditures for capital projects.

    We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur.

                            ------------------------

    You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

                            ------------------------

                               PROSPECTUS SUMMARY

    THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS PROSPECTUS AND MAY NOT CONTAIN ALL THE INFORMATION THAT MAY BE IMPORTANT TO YOU. YOU SHOULD READ THE ENTIRE PROSPECTUS, INCLUDING THE FINANCIAL DATA AND RELATED NOTES, BEFORE MAKING AN INVESTMENT DECISION. OMNILYNX COMMUNICATIONS CORPORATION HAS RECENTLY ACQUIRED ONE COMPANY IN THE TELECOMMUNICATIONS INDUSTRY. WE WILL ALSO ACQUIRE TWO ADDITIONAL COMPANIES IN THE SAME INDUSTRY SIMULTANEOUSLY WITH AND AS A CONDITION OF THE CLOSING OF THIS OFFERING. THESE THREE COMPANIES ARE REFERRED TO AS THE FOUNDING COMPANIES. EXCEPT AS OTHERWISE NOTED, THE INFORMATION IN THIS PROSPECTUS (1) ASSUMES THAT OMNILYNX HAS ACQUIRED ALL OF THE FOUNDING COMPANIES,
(2) ASSUMES THAT THE UNDERWRITERS' OVER-ALLOTMENT OPTION IS NOT EXERCISED, (3) ASSUMES AN INITIAL PUBLIC OFFERING PRICE OF $10.00 PER SHARE (THE MIDPOINT OF THE RANGE OF ESTIMATED PUBLIC OFFERING PRICES SET FORTH ON THE COVER PAGE OF THIS PROSPECTUS), AND (4) GIVES EFFECT TO A 1.922704 TO 1 REVERSE SPLIT OF OMNILYNX'S COMMON STOCK IN JUNE 1999.

                                  THE COMPANY

    OmniLynx acquired ARC Networks, Inc. in June 1999. We will acquire InfoHighway International, Inc. and AXCES, Inc. simultaneously with and as a condition of the closing of this offering. Through these companies, we intend to offer an extensive array of Internet and telecommunications services to businesses and consumers. These services will initially include a combination of high-speed Internet access and local and long distance telephone service. In the future, we intend to offer cable television, video conferencing, secure online shopping, online data backup, virtual private networks and other advanced data services. We currently operate principally in New York, New Jersey, Florida, Illinois, Texas and California.

    The combination of these three companies creates an extensive product mix, and produces efficiencies by combining sales and marketing efforts, back office operations and customer service. Our complementary product lines will enable us to become a full service telecommunications company. We will offer both bundled services for customer convenience and a wide array of unbundled services for specific applications. We intend to service both residential and commercial end-users.

    With our DirectConnect service, we presently provide or have agreed to provide high-speed Internet service to 30 multi-story buildings. This service is significantly faster than dial up modem connections, yet sells for less than the cost of a dedicated high-speed connection. We also provide Internet and telephone services to over 10,000 access lines, and serve more than 160,000 residential customers with long distance service. We believe significant opportunities exist to expand revenues by cross selling various products to current customers. In addition, we intend to continue to grow in all of our markets through the acquisition of complementary technologies or companies. We intend to use these acquisitions to increase our Internet service provider and competitive local exchange carrier revenues in our target markets.

    Each of the founding companies has at least five years of experience in its respective industry and a seasoned management team. Mr. Joseph A. Gregori is our Chief Executive Officer, and has over 13 years in the telecommunications industry. Prior to becoming ARC's Executive Vice President in 1998, he served as Chief Operating Officer of PriCellular Corporation, a publicly traded wireless telephone provider, and President of Nationwide Cellular Service Inc. and its successor company, MCI Wireless. Mr. Peter F. Parrinello, our Chairman of the Board and President, has over 25 years of experience in the telecommunications industry. Mr. Tony Howlett, our Chief Technology Officer, founded InfoHighway and has served as Chief Executive Officer since 1994.

                                  THE OFFERING

Common stock offered by
  OmniLynx...................  1,600,000 shares

Common stock outstanding
  after this offering(1).....  4,587,242 shares

Use of proceeds..............  We expect that the net proceeds from this offering (after all costs and underwriting discounts and commissions, but
                               without exercise of the over-allotment option) will be
                               approximately $13.3 million. We intend to use these proceeds for:
                                   - repayment of certain indebtedness of OmniLynx and the
                                     founding companies;
                                   - capital expenditures for hardware to enable us to
                                   serve additional buildings;
                                   - general working capital purposes; and
                                   - future acquisitions of telecommunications companies.

American Stock Exchange
  Symbol.....................

------------------------

(1) The calculation of the number of shares of common stock outstanding after the offering consists of:

    - 1,600,000 shares to be sold in the public offering;

    - 939,000 shares issued to the founders of OmniLynx and other investors; and

    - 2,048,242 shares to be issued to the shareholders of the founding companies.

The number of shares of common stock outstanding after the offering in the table above does not include 3,585,459 shares which are issuable pursuant to contingent common stock issue rights and various warrants, options, convertible notes and convertible preferred stock. For a detailed description of these additional shares, see "Capitalization."

                            ------------------------

                                  RISK FACTORS

    Investing in the common stock involves risks which are described in "Risk Factors" beginning on page 8 of this prospectus.

                            ------------------------

    "OmniLynx-TM-," "DirectConnect-TM-," "ARC Networks-TM-," "InfoHighway-TM-," "AXCES, Inc.-TM-" and the OmniLynx logo names and marks are our trademarks. This prospectus contains our other product names, trade names and trademarks and those of other organizations.

             SUMMARY PRO FORMA COMBINED FINANCIAL DATA INFORMATION

    OmniLynx acquired ARC in June 1999. We will acquire InfoHighway and AXCES simultaneously with and as a condition of the closing of this offering. For financial statement presentation purposes, AXCES has been identified as the accounting acquiror. The following table presents summary unaudited pro forma combined financial information for OmniLynx, as adjusted for:

    - the effects of the acquisition of the founding companies on a historical basis;

    - the effects of certain pro forma adjustments to the historical financial statements;

    - the consummation of the offering and our use of the estimated net proceeds; and

    - the reverse stock split.

    The pro forma combined financial data does not purport to represent what our results of operations or financial position actually would have been had these events, in fact, occurred on the date or at the beginning of the period indicated, nor are they intended to project our results of operations or financial position for any future date or period. See "Selected Financial Data" and the Unaudited Pro Forma Combined Financial Statements and the notes thereto included elsewhere in this prospectus.

                                                                                      PRO FORMA COMBINED
                                                                             ------------------------------------
                                                                                                  THREE MONTHS
                                                                                YEAR ENDED       ENDED MARCH 31,
                                                                             DECEMBER 31, 1998        1999
                                                                             -----------------  -----------------
                                                                                        (IN THOUSANDS)
STATEMENT OF OPERATIONS DATA(1):
  Revenues.................................................................     $    46,373        $     9,947
  Cost of services.........................................................          22,719              5,490
                                                                             -----------------  -----------------
  Gross profit.............................................................          23,654              4,457
  Selling, general and administrative expenses(2)..........................          21,536              4,578
  Depreciation and amortization(3).........................................           3,818                977
                                                                             -----------------  -----------------
  Loss from operations.....................................................          (1,700)            (1,098)
  Interest expense, net(4).................................................            (459)               (72)
                                                                             -----------------  -----------------
  Loss before income taxes.................................................          (2,159)            (1,170)
  Provision (benefit) for income taxes(5)..................................             245               (172)
                                                                             -----------------  -----------------
  Net loss before dividends on preferred stock.............................          (2,404)              (998)
  Dividends on preferred stock.............................................             842                210
                                                                             -----------------  -----------------
  Net loss applicable to common stockholders...............................     $    (3,246)       $    (1,208)
                                                                             -----------------  -----------------
                                                                             -----------------  -----------------
  Net loss per share - basic and diluted...................................     $     (0.71)       $     (0.26)
                                                                             -----------------  -----------------
                                                                             -----------------  -----------------
  Shares used in computing pro forma net loss per share(6).................       4,587,242          4,587,242
                                                                             -----------------  -----------------
                                                                             -----------------  -----------------
OTHER DATA:
  EBITDA(7)................................................................     $     2,118        $      (121)
  EBITDA margin(7).........................................................             4.6%              (1.2)%
  Gross margin.............................................................            51.0%              44.8%

                                                                                     AS OF MARCH 31, 1999
                                                                             ------------------------------------
                                                                                 PRO FORMA
                                                                                 COMBINED        AS ADJUSTED(9)
                                                                             -----------------  -----------------
                                                                                        (IN THOUSANDS)
BALANCE SHEET DATA(8):
  Working capital (deficit)................................................     $    (8,379)       $     6,114
  Total assets.............................................................          41,210             47,680
  Total debt, including current portion....................................           9,398              2,575
  Stockholders' equity.....................................................          21,787             35,080

------------------------

(1) The pro forma combined statement of operations data assume that the acquisition of the founding companies and the offering were closed on January 1, 1998.

(2) Reflects adjustments to salaries, bonuses and benefit amounts to reflect those established in contractual agreements with key management personnel of the founding companies.

(3) Reflects the amortization of excess purchase price relating to the acquisitions which has been preliminarily allocated to an undifferentiated pool of intangible assets to be amortized over an average period of 10 years for pro forma purposes. Also reflects annual amortization of the customer list acquired in connection with InfoHighway's acquisition of Eden Matrix, an Austin, Texas-based Internet service provider operated by AMICI Online Investments, L.L.C., in January 1999 over the estimated useful life of three years and annual depreciation on property and equipment also acquired in the acquisition of Eden Matrix over the estimated useful life of five years.

(4) Reflects the reduction in interest expense due to the planned repayment and planned conversion of certain debt in connection with the acquisitions.

(5) Assumes all income is subject to a federal corporate tax rate of 34%.

(6) Includes (a) the 939,000 shares outstanding immediately prior to the offering, (b) 2,048,242 shares to be issued to the owners of the founding companies as consideration for the acquisitions, and (c) 1,600,000 shares to be sold in the offering. Does not include contingent common stock or shares issuable pursuant to warrants, options, convertible notes and convertible preferred stock, since their effect would be antidilutive.

(7) EBITDA as used in this prospectus consists of earnings before interest, income taxes, depreciation and amortization. Based on our experience in the industry, we believe that EBITDA is an important tool for measuring the performance of companies in the industry (including potential acquisition targets) in several areas such as liquidity, operating performance and leverage. In addition, lenders use EBITDA as a criterion in evaluating companies in the industry. EBITDA is not a measure of financial performance determined under generally accepted accounting principles, should not be considered as an alternative to net income as a measure of performance or to cash flows as a measure of liquidity, and is not necessarily comparable to similarly titled measures of other companies. EBITDA margin is calculated by dividing EBITDA into the total revenues generated during the indicated period.

(8) The pro forma combined balance sheet data assume that the acquisitions of the founding companies occurred on March 31, 1999.

(9) Adjusted for the sale of the 1,600,000 shares of common stock included in the offering and the application of the net proceeds therefrom. See "Use of Proceeds."

      SUMMARY HISTORICAL FINANCIAL INFORMATION FOR THE FOUNDING COMPANIES

    The following table presents certain summary historical statement of operations data for each of the founding companies for the years ended December 31, 1996, 1997 and 1998, and the three months ended March 31, 1998 and 1999. This information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations--Combined and Founding Companies" and the financial statements and notes thereto included in this prospectus.

                                                                                                 THREE MONTHS ENDED
                                                                  YEARS ENDED DECEMBER 31,           MARCH 31,
                                                               -------------------------------  --------------------
                                                                 1996       1997       1998       1998       1999
                                                               ---------  ---------  ---------  ---------  ---------
                                                                                  (IN THOUSANDS)    (UNAUDITED)

AXCES, INC.

  Revenues...................................................  $   8,468  $  19,474  $  30,280  $  10,387  $   5,411

  Gross profit...............................................      4,508     11,471     20,391      7,523      3,558

  Operating income...........................................        773      2,426      2,253      3,916        993

  EBITDA.....................................................        835      2,561      2,456      3,960      1,051

INFOHIGHWAY INTERNATIONAL, INC.

  Revenues...................................................        426        915      1,385        302        535

  Gross profit...............................................        208        267        389         76        199

  Operating loss.............................................       (483)    (1,389)    (1,211)      (326)      (267)

  EBITDA.....................................................       (431)    (1,214)      (950)      (257)      (136)

ARC NETWORKS, INC.

  Revenues...................................................      5,583      9,648     13,931      3,462      4,001

  Gross profit...............................................        509        753      2,280        433        700

  Operating loss.............................................       (947)    (2,378)    (1,592)      (245)      (365)

  EBITDA.....................................................       (929)    (1,942)    (1,185)       (90)      (269)

                                  RISK FACTORS

    You should carefully consider the following factors as well as the other information contained in this prospectus. This prospectus contains certain forward-looking statements. Actual results could differ materially from those projected in the forward-looking statements as a result of a number of factors, including the risk factors set forth below and elsewhere in this prospectus.

OUR BUSINESS IS DIFFICULT TO EVALUATE BECAUSE WE HAVE A LIMITED COMBINED OPERATING HISTORY.

    OmniLynx was incorporated in December 1996 and acquired ARC in June 1999. We will acquire InfoHighway and AXCES simultaneously with and as a condition of the closing of the offering. The pro forma combined financial results presented in this prospectus are not necessarily indicative of actual results which might have occurred if our operations and management teams had been combined during the periods presented, nor are they representative of future results that will be reported on a consolidated basis. Our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in an early stage of development, particularly those in new and rapidly evolving markets. To address these risks, we must, among other things, rapidly expand the geographic coverage of our services; attract and retain customers within our existing and in new regions; increase awareness of our services; respond to competitive developments; continue to attract, retain and motivate qualified persons; continue to upgrade our technologies; commercialize our network services incorporating such technologies; integrate the founding companies' back office operations and deliver the bundled telecommunications product and effectively manage our expanding operations. We may not be successful in addressing such risks, and any failure on our part to do so could have a material adverse effect on our business, prospects, operating results and financial condition.

THERE ARE RISKS ASSOCIATED WITH THE INTEGRATION OF THE FOUNDING COMPANIES WHICH COULD ADVERSELY AFFECT OUR BUSINESS.

    The acquisition of the founding companies involves a number of risks, including:

    - the assimilation of new operations and personnel;

    - integration of each founding company's respective equipment, service offerings, networks and technologies, financial and information systems and brand names;

    - coordination of geographically separated facilities and work forces;

    - coordination of their respective sales, marketing and service development efforts; and

    - maintenance of standards, controls, procedures and policies.

    The process of integrating the operations of the founding companies, including their personnel, could cause interruption of, or loss in momentum of our business and operations activities, including those of the businesses acquired. Further, employees of the founding companies who may be key to the integration effort or our ongoing operations may choose not to continue to work for us following the closing of the acquisitions.

    We will incur certain expenses in connection with the integration of the founding companies, which are not expected to be significant. However, the actual amount of these expenses could be higher than anticipated. Factors that could increase such costs include any unexpected employee turnover, unforeseen delays in addressing duplicate facilities once the acquisitions have been completed and the associated costs of hiring temporary employees, and any additional fees and charges to obtain consents, regulatory approvals or permits. We may not achieve the benefits and strategic objectives sought through the acquisitions. Costs associated with the acquisitions, or liabilities and expenses associated with the operations of the founding companies, that exceed our expectations, could have a material adverse effect on our business, prospects, operating results and financial condition. See "Management's

Discussion and Analysis of Pro Forma Financial Condition and Results of Operations--Pro Forma Liquidity and Capital Resources."

WE HAVE AND MAY CONTINUE TO EXPERIENCE NET OPERATING LOSSES IN THE IMMEDIATE FUTURE.

    Two of the three founding companies have incurred substantial historical net operating losses and experienced negative cash flow during recent periods. As of March 31, 1999, we had a historical combined deficit of approximately $4.2 million. The independent auditors' reports of ARC and InfoHighway contained explanatory paragraphs describing the uncertainty as to the ability of each of those companies to continue as a going concern. We currently intend to increase our capital expenditures and operating expenses significantly in order to:

    - integrate the founding companies;

    - expand our networks to support additional expected end-users in existing and future markets; and

    - market and provide our services to a growing number of potential end-users.

    In addition, we intend to record intangible assets of $27.6 million associated with the acquisitions. Such amounts will result in an annual amortization charge of approximately $2.7 million for each of the next 10 years. If the 10-day average closing price of the common stock exceeds $16.00 and $21.00 per share, we will be required to record significant additional intangible assets related to the contingent common stock issue rights based upon the market value of the common stock at that time. As a result, our net income and earnings per share will be adversely affected each of those years. See "Management's Discussion and Analysis of Pro Forma Financial Condition and Results of Operations-- Operations."

DUE TO VARIOUS MARKET AND ECONOMIC FACTORS, OUR FUTURE QUARTERLY OPERATING RESULTS MAY VARY SIGNIFICANTLY. THIS MAY ADVERSELY IMPACT OUR STOCK PRICE.

    Our annual and quarterly operating results may fluctuate significantly in the future as a result of numerous factors. Factors that may affect our operating results include:

    - our ability to complete the integration of the founding companies and achieve the expected operating efficiencies;

    - our ability to successfully provide a bundled telecommunication package of services;

    - the rate at which customers subscribe to our services;

    - the prices the customers pay for such services;

    - customer turnover; and

    - the timing and ability of incumbent local exchange carriers to provide and construct the required central office collocation facilities should we deploy telephone switches.

    Our operating results are sensitive to the rates that we charge our end user customers for our services and the volume commitments of those customers and the rates we pay the underlying carriers who supply telecommunications services directly to us. We believe our financial performance depends to a great extent upon retaining customers and on levels of subscriber turnover, which can vary due to a variety of factors, including price, customer service, relocation of end-user customers and employee turnover within these customers. Additionally, we have a limited number of long-term contracts with our customers, and we may experience substantial customer turnover because customers may easily discontinue the use of our services and switch to an alternative service provider. Furthermore, our operating results may fluctuate depending on, among other things:

    - the success of our relationships with Bell Atlantic, MCI WorldCom, Frontier Communications, Inc., ATT/Teleport and other potential third parties who deliver carrier services to us;

    - our ability to deploy our services on a timely basis to adequately satisfy subscriber demand;

    - our ability to maintain targeted subscriber levels; and

    - the mix of line orders between consumer end-users and business end-users (which typically have higher revenues and margins).

    Factors that may add to volatility in our annual or quarterly operating results include, among others, the amount and timing of capital expenditures and other costs relating to the expansion of our network, the introduction of new services by us or our competitors, technical difficulties or network downtime, general economic conditions and economic conditions specific to the telecommunications industry. There may be delays in the commencement and recognition of revenue because the installation of telecommunication lines to implement certain services has lead times that are controlled by third parties. In addition, we plan to increase operating expenses to fund operations, sales, marketing, general and administrative activities and infrastructure, including increased expenses associated with our relationships with Bell Atlantic, MCI WorldCom, Frontier Communications, Inc., ATT/Teleport and other carriers. To the extent that these expenses are not accompanied by increases in revenues, we could experience a material adverse effect on our business, prospects, operating results and financial condition. As a result of all of the foregoing factors, it is likely that in some future quarter our operating results will be below the expectations of securities analysts and investors. Such events would likely materially adversely affect the price of our common stock. Fluctuations in operating results may also result in volatility in the price of our common stock.

OUR BUSINESS MODEL IS UNPROVEN AND WE MAY NOT BE SUCCESSFUL IN IMPLEMENTING OUR BUSINESS STRATEGY. IN ADDITION, OUR PRODUCTS AND SERVICES MAY NOT ACHIEVE SIGNIFICANT MARKET ACCEPTANCE.

    We believe that we are one of the first competitive local exchange carriers to provide high-speed digital communications services bundled with traditional telephony services using emerging technology to commercial buildings and multiple dwelling units. As such, our business strategy is unproven. To be successful, we must, among other things, develop and market services that are widely accepted by small to medium size businesses and consumers. Our DirectConnect services have only been launched in the New York City, New York; Houston, Dallas, Austin, Texas; Jacksonville, Florida; and Parsippany, New Jersey metropolitan areas, and may not achieve broad commercial acceptance. The prices we charge for certain services are in some cases higher than those charged by our competitors for the same services. A sufficient number of end-users may not be willing to pay the prices we charge for our services. Additionally, prices for digital communications services have fallen historically, and prices in the industry in general, and for the services we offer, and plan to offer, are expected to continue to fall. We have provided, and expect in the future to provide, price discounts to customers that commit to multiple services. In addition, we may be required to reduce prices periodically to respond to competition and to generate increased sales volume. Accordingly, our business model may not be successful. The failure of our business model would result in a material adverse effect on our business, prospects, operating results and financial condition. See "Management's Discussion and Analysis of Pro Forma Financial Condition and Results of Operations" and "Business--Business Strategy."

OUR LENGTHY SALES CYCLE FOR COMMERCIAL BUILDINGS AND MULTIPLE DWELLING UNITS REQUIRES US TO INCUR SIGNIFICANT EXPENSES IN ADVANCE OF THE RECEIPT OF REVENUES.

    Our practice of marketing to commercial buildings either through real estate management companies or landlords has taken significant effort to date and the sales cycle is lengthy. Further, we have targeted new construction as one of our principal markets. This market is subject to construction delays and other conditions beyond our control. During this lengthy sales cycle, we incur significant expenses in advance of the receipt of revenues. Therefore, any long-term failure to roll out our services could have a material adverse effect on our business, prospects, operating results and financial condition. See "Business--Customers."

WE DEPEND UPON ENTERING INTO AGREEMENTS WITH THIRD-PARTIES IN ORDER TO HOUSE AND OPERATE CERTAIN COMPONENTS OF OUR NETWORKS WHICH ARE SUBJECT TO VARIOUS GOVERNMENTAL REGULATIONS.

    We depend upon our ability to secure certain network elements from the various incumbent and competitive local exchange carriers to deliver our services to our customers. Additionally, as we deploy telephone switching equipment, we are required to physically or virtually collocate our equipment in the incumbent local exchange carriers' central offices. However, collocation space may not be available in the central offices requested and we may experience initial rejections of our applications to obtain collocation space from the incumbent local exchange carriers. The rejection of our applications for collocation space could result in delays in and increased expenses associated with, the roll out of our services in our target markets, which could result in a material adverse effect on our business, prospects, operating results and financial condition.

    In order to collocate our equipment in the incumbent local exchange carriers' central offices we will be required to enter into and implement interconnection agreements in each of our target markets with the appropriate incumbent local exchange carriers. These interconnection agreements govern the relationship between us and the incumbent local exchange carriers. Since interconnection agreements are subject to interpretation by both parties, differences in interpretation may arise that cannot be resolved on favorable terms to us. Also, the interconnection agreements are subject to state commission, FCC and judicial oversight. Future modification to the terms, conditions or prices of our future interconnection agreements by these governmental bodies, or disputes with incumbent local exchange carriers over the terms of the interconnection agreements generally, may have a material adverse effect on our business, prospects, operating results and financial condition. See "Business--Telecommunications Services--Long Distance Services."

    The 1996 Telecommunications Act requires incumbent local exchange carriers to interconnect with other carriers and to provide competitive local exchange carriers access to their unbundled network elements. The 1996 Telecommunications Act generally requires that interconnection charges as well as charges for unbundled network elements be cost-based and nondiscriminatory. Our nonrecurring and recurring monthly charges for lines may vary greatly. These rates are subject to the approval of the appropriate state regulatory commission. The approval process typically involves a lengthy review of the incumbent local exchange carrier-proposed rates in each state. The ultimate rates approved typically depend greatly on the incumbent local exchange carrier's initial rate proposals and such factors as the geographic deaveraging/averaging policy of the state public utility commission. These proceedings are time-consuming and will absorb scarce resources including legal personnel and cost experts as well as participation by our management. Consequently, we are subject to the risk that the non-recurring and recurring charges for lines and other unbundled network elements will increase from time to time based on new rates proposed by the incumbent local exchange carriers and approved by state regulatory commissions. Any of the foregoing matters could result in a material adverse effect on our business, prospects, operating results and financial condition. See "Business--Network Architecture and Technology," "--Government Regulation" and "--Legal Proceedings."

THE QUALITY OF OUR SERVICES IS DEPENDENT UPON THE QUALITY OF THE WIRING AND EQUIPMENT USED BY THE INCUMBENT LOCAL EXCHANGE CARRIERS.

    Our strategy requires us to interconnect with and use an incumbent local exchange carrier's copper telecommunications lines to service our customers. As such, we are dependent upon the technology and capabilities of the incumbent local exchange carriers to meet certain telecommunications needs of our customers and maintain our service standards. We are highly dependent on the quality and availability of the incumbent local exchange carriers' copper lines and the incumbent local exchange carriers' maintenance of such lines. We may not be able to obtain the copper lines and the services we require from the incumbent local exchange carriers or obtain such lines at quality levels, rates, terms and conditions satisfactory to us. The failure to obtain such services or obtain such lines at satisfactory quality levels, rates, terms and conditions would have a material adverse effect on our business, prospects, operating results and financial condition.

THE TELECOMMUNICATIONS SERVICES INDUSTRY IS HIGHLY COMPETITIVE AND SUBJECT TO RAPID TECHNOLOGICAL CHANGE.

    The telecommunications services industry is highly competitive, rapidly evolving and subject to constant technological change. Our future success will depend, in part, on our ability to effectively use leading technologies, to continue to develop our technical expertise, to enhance our current services, to develop new products and services that meet changing customer needs, and to influence and respond to emerging industry standards and other technological changes. In addition, numerous companies offer Internet, local and long distance telephone and other telecommunication services, and we expect competition to increase in the future. We believe that existing competitors will likely continue to expand their service offerings to appeal to our existing or potential customers. Many of our existing competitors have greater financial, personnel, brand and name recognition and other resources. Moreover, we expect that new competitors will enter the telecommunications market, and that some of these new competitors may offer similar services to those offered by us. In addition, the regulatory environment in which we operate is undergoing significant change. As this regulatory environment evolves, changes may occur that could create greater or unique competitive advantages for our current or potential competitors, or could make it easier for other new entrants to provide services. See "Business-- Competition."

WE MAY REQUIRE SIGNIFICANT ADDITIONAL CAPITAL FOR FUTURE ACQUISITIONS.

    We cannot predict with certainty what our capital needs will be to finance future acquisitions. We currently intend to use our common stock to fund a portion of the purchase price of future acquisitions. If our common stock does not maintain an acceptable price in the public markets or if potential acquisition candidates are unwilling to accept our common stock as part of the consideration for the sale of their businesses, we may have to use more cash to finance our acquisition program. If we do not have enough cash resources, our ability to make acquisitions could be limited unless we are able to obtain additional cash through future debt or equity financings. Incurring debt would increase our leverage and make us more vulnerable to economic downturns and limit our ability to compete.

    We intend to enter into negotiations with commercial banks to provide us with a credit facility to be used for acquisitions, working capital, capital expenditures and other general corporate purposes. Any such credit facility or other debt financing will require that we make certain financial covenants which could limit our operational and financial flexibility. We may not be able to obtain adequate financing for our acquisition program at all or on terms we deem acceptable. As a result, we might be unable to successfully pursue our acquisition strategy. See "Management's Discussion and Analysis of Pro Forma Financial Condition and Results of Operations--Pro Forma Liquidity and Capital Resources."

WE ARE DEPENDENT UPON THE CONTINUED GROWTH OF THE INTERNET AS A MEDIUM OF COMMERCE AND COMMUNICATION.

    Many of our current and future products and services are targeted toward users of the Internet, which has experienced rapid growth. The market for Internet access and related services is relatively new and characterized by rapidly changing technology, evolving industry standards, changes in customer needs and frequent new product and service introductions. Our future success will depend, in part, on our ability to effectively use leading technologies, to continue to develop our technical expertise, to enhance our current services, to develop new products and services that meet changing customer needs, and to influence and respond to emerging industry standards and other technological changes on a timely and cost-effective basis. We may not be successful in effectively using new technologies, developing new services or enhancing our existing services on a timely basis and such new technologies or enhancements may not achieve market acceptance. If the market for Internet access services fails to develop, develops more slowly than expected, or becomes saturated with competitors, or if the Internet access and services we offer are not broadly accepted, our business, operating results and financial condition will be materially adversely affected.

    In addition, critical issues concerning the commercial use of the Internet remain unresolved and may impact the growth of Internet use, especially in the business market we have targeted. Despite growing interest in the many commercial uses of the Internet, many businesses have been deterred from purchasing Internet access services for a number of reasons, including, among others, inconsistent quality of service, lack of availability of cost-effective, high-speed options, a limited number of local access points for corporate users, inability to integrate business applications on the Internet, the need to deal with multiple and frequently incompatible vendors, inadequate protection of the confidentiality of stored data and information moving across the Internet, and a lack of tools to simplify Internet access and use. In particular, a perceived lack of security of commercial data, such as credit card numbers, has significantly impeded commercial exploitation of the Internet to date, and there can be no assurance that encryption or other technologies will be developed that satisfactorily address these security concerns. Capacity constraints caused by growth in the use of the Internet may, unless resolved, impede further development of the Internet to the extent that users experience delays, transmission errors and other difficulties. Further, the adoption of the Internet for commerce and communications, particularly by those individuals and enterprises which have historically relied upon alternative means of commerce and communication, generally requires the understanding and acceptance of a new way of conducting business and exchanging information. The failure of the market for business-related Internet solutions to continue to develop would adversely impact our business, prospects, operating results and financial condition.

IF THE MARKET FOR OUR SERVICES DOES NOT CONTINUE TO GROW, OUR BUSINESS WILL BE MATERIALLY ADVERSELY AFFECTED.

    The market for high bandwidth Internet services for small and medium-sized businesses is in the early stages of development. Since this market is new and because current and future competitors are likely to introduce competing services, it is difficult to predict the rate at which this market will grow, if at all, or whether new or increased competition will result in market saturation. Various providers of high-speed digital communications services are testing products from various suppliers for various applications, and no industry standard has been broadly adopted. Certain critical issues concerning commercial use of the Internet and remote local area network access, including security, reliability, ease and cost of access and quality of service, remain unresolved and may impact the growth of such services. If the market for our services, including Internet access, fails to develop, grows more slowly than anticipated or becomes saturated with competitors, our business, prospects, operating results and financial condition could be materially adversely affected. See "Business--Market Opportunity."

ANY SYSTEM FAILURE, WHETHER FROM NATURAL DISASTER OR ANY OTHER CAUSE, COULD CAUSE WIDESPREAD INTERRUPTIONS IN THE SERVICES WE PROVIDE.

    Our operations are dependent upon our ability to support our highly complex network infrastructure and avoid damage from fires, earthquakes, floods, power losses, excessive sustained or peak user demand, telecommunications failures, network software flaws, transmission cable cuts and similar events. The occurrence of a natural disaster or other unanticipated problem at our network operations center could cause interruptions in the services we provide. Additionally, failure of an incumbent local exchange carrier or other service provider, such as other competitive local exchange carrier service providers, to provide communications capacity we require, as a result of a natural disaster, operational disruption or any other reason, could cause interruptions in the services we provide. Any damage or failure that causes interruptions in our operations could have a material adverse effect on our business, prospects, operating results and financial condition. See "Business--Network Architecture and Technology."

HACKERS, COMPUTER VIRUSES AND OTHER DISRUPTIVE PROBLEMS COULD POSE SECURITY RISKS AND CAUSE MATERIAL INTERRUPTIONS IN THE SERVICES WE PROVIDE.

    Despite the implementation of security measures, our networks may be vulnerable to unauthorized access, computer viruses and other disruptive problems. Internet service providers and corporate networks have in the past experienced, and are likely in the future to experience, interruptions in service as a result of accidental or intentional actions of Internet users, current and former employees and others. Unauthorized access could also potentially jeopardize the security of confidential information stored in the computer systems of our customers and such customers' end-users, which might result in our liability to our customers and also might deter potential customers. Although we have implemented security measures that are standard within the telecommunications industry, and plan to deploy new company-developed security measures, there can be no assurance that we will implement such measures in a timely manner or to the degree that may be compatible with our various customers' expectations, or that if and when implemented, such measures will not be circumvented. Eliminating computer viruses and alleviating other security problems may require interruptions, delays or cessation of service to our customers and such customers' end-users, which could have a material adverse effect on our business, prospects, operating results and financial condition. See "Business--Network Architecture and Technology."

OUR RELIANCE ON THIRD-PARTY VENDORS INVOLVES A NUMBER OF RISKS, ANY OF WHICH COULD MATERIALLY ADVERSELY AFFECT OUR BUSINESS.

    We rely and will continue to rely on outside parties to manufacture our network equipment, such as customer premise equipment modems, network routing and switching hardware, network management software, systems management software and database management software. We also rely on incumbent local exchange carriers to bill and collect for certain of our long distance customers in the Southwestern Bell and Ameritech regions. As we sign additional service contracts, we believe there may need to be a significant increase in the amount of manufacturing and other services supplied by third parties in order for us to meet our contractual commitments. We have in the past experienced supply problems with certain of our vendors and there can be no assurance that these vendors will be able to meet our needs in a satisfactory and timely manner in the future or that we will be able to obtain additional vendors when and if needed. Although we have identified alternative suppliers for technologies that we deem critical and we are not constrained to use the same customer premise equipment vendor in multiple regions, it could take a significant period of time to establish relationships with alternative suppliers for critical technologies and substitute their technologies into our networks. Our reliance on third-party vendors involves a number of additional risks, including the absence of guaranteed capacity and reduced control over delivery schedules, quality assurance, production yields and costs. The loss of any of our relationships with these suppliers could have a material adverse effect on our business, prospects, operating results and financial condition. See "Business--Network Architecture and Technology."

OUR SUCCESS IS HEAVILY DEPENDENT UPON OUR RETENTION OF CERTAIN OF OUR KEY OFFICERS AND THE HIRING OF ADDITIONAL PERSONNEL.

    Our performance is dependent on the performance of our executive officers and key employees. In particular, our senior management has significant experience in the data communications, telecommunications and personal computer industries, and the loss of any one of our executive officers could have a material adverse effect on our ability to execute our business strategy effectively. In addition, we will be dependent upon the regional general managers for each new region we enter. Regional general managers will have direct responsibility for sales, service and market development efforts in their respective regions, and the loss of one could disrupt significantly the operations in the region. Additionally, given our early stage of deployment, we are dependent on our ability to retain and motivate high quality personnel, especially our management. We do not have "key person" life insurance policies on any of our employees. We currently have employment agreements with Joseph A. Gregori, Peter Parrinello, Tony Howlett and Glenn Kramer. However, certain others of our current key personnel may not continue to be employed by us, and we may not be able to attract and retain technical, sales, marketing and managerial personnel in the future. Our future success also depends on our continuing ability to identify, hire, train and retain other highly qualified technical, sales, marketing and managerial personnel in connection with our expansion within our existing regions and the deployment and marketing of our network into targeted regions. Competition for such qualified personnel is intense, particularly in software development, network engineering and product management. The inability to attract and retain our officers and key employees and the necessary technical, sales, marketing and managerial personnel could have a material adverse effect upon our business, prospects, operating results and financial condition. See "Business--Employees" and "Management."

THE INCREASE OF CURRENT GOVERNMENTAL SURCHARGES AND FEES ON OUR GROSS REVENUES WOULD ADVERSELY AFFECT OUR BUSINESS.

    Telecommunications providers pay a variety of surcharges and fees related to the provision of interstate and intrastate services. Interstate surcharges include federal universal service fees, common carrier regulatory fees, numbering administration and primary interexchange carrier charges. In addition, state regulators impose similar surcharges and fees on intrastate services. The division of our services between interstate services and intrastate services is a matter of interpretation and may in the future be contested by the FCC or relevant state commissions. A change in the characterization of the jurisdiction of our services could cause an increase in our payment obligations. In addition, pursuant to periodic revisions by state and federal regulators of the applicable surcharges, we may be subject to increases in the surcharges and fees currently paid.

OUR BUSINESS IS HIGHLY REGULATED AND MAY BE ADVERSELY AFFECTED BY FUTURE CHANGES IN GOVERNMENTAL REGULATIONS RELATING TO OUR INDUSTRY.

    Our services are subject to federal, state and local government regulation. The 1996 Telecommunications Act, which became effective in February 1996, introduced widespread changes in the regulation of the telecommunications industry, including provisions to increase competition among all telecommunications providers, including the local markets in which we operate. The 1996 Telecommunications Act eliminates many of the pre-existing legal barriers to competition in telecommunications service markets and establishes basic criteria for relationships between telecommunications providers.

    Among other things, the 1996 Telecommunications Act removes barriers to entry in the local exchange telephone market by preempting state and local laws that restrict competition and by providing competitors interconnection, access to unbundled network elements and retail services at wholesale rates. The FCC's primary rules interpreting the 1996 Act, which were issued on August 8, 1996, have in large part, been upheld by the United States Supreme Court except, as noted earlier, with respect to the minimum list of unbundled network elements. Additional judicial challenges to FCC rules or changes in these rules could have a material adverse effect on our business, prospects, operating results and financial condition.

    The FCC has also simultaneously proposed additional rules requiring incumbent local exchange carriers to provide forms of collocation and unbundled loops to competitive local exchange carriers on more favorable terms than previously prescribed by the FCC. The FCC has also proposed additional rules under which incumbent local exchange carriers may offer advanced telecommunications services. The FCC's rulings, proposals and actions thereunder may be appealed or reconsidered, and it is uncertain whether the FCC will in fact order more favorable collocation and loop availability for competitive local exchange carriers.

    No assurance can be given that changes to current regulations or the adoption of new regulations by the FCC or state regulatory authorities or legislative initiatives, such as changes to the 1996 Act, or court decisions will not have a material adverse effect on our business, prospects, operating results and financial condition. See "Business--Government Regulations" and "--Legal Proceedings."

    In addition, we are subject to government regulation in several respects which could cause additional operating costs and which must be monitored for compliance. In particular, federal and state law prohibits the practice known as "slamming," whereby telephone companies switch a customer's local or long distance carrier without the customer's permission. We have been involved in several legal proceedings in various states in which we were alleged to have been engaged in slamming. Some of those cases have been settled while others are still pending. See "Business--Legal Proceedings." In response, we have adopted safeguards, including new policies and procedures, to reduce significantly and substantially the number of slamming complaints against us. There can be no assurance that we will not be penalized again for possible slamming practices in the future, despite our new safeguards, and that such penalty, whether in the form of a fine or a suspension of our right to conduct business, will not have a material adverse impact on our business, prospects, operating results and financial condition. We must also comply with advertising and disclosure rules relating to our sale of long distance telephone services to the public. Our retail marketing program, which utilizes representatives to recruit retail customers and additional representatives, is subject to state laws regulating network marketing programs. We must be registered with the public utility commissions of most states in order to provide telephone service in those states. Some state commissions also must approve changes in ownership of AXCES and ARC, as well as the issuance of the securities contemplated by this offering. We are also subject to federal, state and local government regulations relating to health, safety, employment, wages and working conditions. There can be no assurance that we will receive all necessary government approvals or that government regulations will not have a material adverse impact on our business, prospects, operating results and financial condition.

WE MAY INCUR LIABILITY AS AN INTERNET SERVICE PROVIDER.

    We are an Internet service provider. As a general matter, Internet service providers are not subject to federal and state regulations. However, laws governing use of the Internet, including taxation of transactions, privacy, security, digital signatures, and encryption are continually under consideration at the state and federal level. In particular, the law governing the liability of online service providers and Internet access providers for participating in the hosting or transmission of objectionable materials or information currently remains unsettled. Under the terms of the 1996 Telecommunications Act, courts can impose civil and criminal penalties for the use of interactive computer services for the transmission of certain indecent or obscene communications. The United States Supreme Court in 1997 held this provision unconstitutional as it relates to indecent, but not obscene, communications. In October 1998, Congress enacted the Child Online Protection Act, which requires that online material that is "harmful" to minors be restricted. This law is currently being challenged and on February 1, 1999 a U.S.

District Court judge issued a preliminary injunction against enforcement of portions of that act. The U.S. Justice Department has filed an appeal of the February 1999 ruling. Also, some states have adopted or may adopt in the future similar requirements. The constitutionality of such state requirements remains unsettled at this time. In addition, several private parties have filed lawsuits seeking to hold Internet service providers accountable for information that they transmit, such as libelous material and copyrighted material. We cannot predict the outcome of this litigation or the potential for the imposition of liability on Internet service providers for information that they host, distribute or transport. These suits and other regulations could materially change the way ISPs must conduct business and could impact our determination to expand or continue this business. To the extent that we become parties to future litigation or there are new regulations, such litigation or new regulations could have a material adverse effect on our business, prospects, operating results and financial condition.

OTHER COMPANIES HAVE NAMES SIMILAR TO OURS.

    Even though we are using the mark "OmniLynx Communications" in the United States, other companies in many different industries have preexisting rights to the name "OmniLynx" within defined territories. One specific company may have the right to use the name for telecommunications services within an established area. If any of these other companies are successful with their claims to our name, we may be required to either obtain a license from them for the use of the name "OmniLynx," or be required to change our name within certain defined territories. Either result would cause us to incur additional expenses. If we are required to change our name, we may lose the goodwill associated with the "OmniLynx" name in these markets.

A GENERAL ECONOMIC DOWNTURN COULD CAUSE CUSTOMERS TO REDUCE THEIR EXPENDITURES RELATED TO OUR SERVICES.

    In the last few years, the general health of the economy has been relatively strong and growing, a consequence of which has been increasing capital spending by individuals and growing companies to keep pace with rapid technological advances. To the extent the general economic health of the United States or of the metropolitan areas in which we currently operate declines from recent historically high levels, or to the extent individuals or companies fear such a decline is imminent, such individuals and companies may reduce, in the near term, expenditures such as those for our services. Any such decline or concern about an imminent decline could delay decisions among certain of our customers to roll out our services or could delay decisions by prospective customers to make initial evaluations of our services. Such delays would have a material adverse effect on our business, prospects, operating results and financial condition.

MANAGEMENT AND CERTAIN STOCKHOLDERS WILL CONTROL A MAJORITY OF OUR STOCK.

    Our executive officers, directors and principal stockholders together will beneficially own approximately 63.8% of the outstanding common stock after completion of this offering (approximately 61.6% if the over-allotment option is exercised in full). Accordingly, these stockholders will be able to determine the composition of our Board of Directors, will retain the voting power to approve all matters requiring stockholder approval and will continue to have significant influence over our affairs. This concentration of ownership could have the effect of delaying or preventing a change in control of or otherwise discouraging a potential acquiror from attempting to obtain control of us, which in turn could have a material adverse effect on the market price of the common stock or prevent our stockholders from realizing a premium over the then prevailing market prices for their shares of common stock. See "Management" and "Principal Stockholders."

WE MAY EXPERIENCE PROBLEMS ASSOCIATED WITH THE YEAR 2000.

    Some computers, software, and other equipment include computer codes in which calendar year data is abbreviated to only two digits. Some of these computer systems could fail to operate properly if they interpret "00" to mean 1900, rather than 2000. This problem is widely known as the "Year 2000 problem." We are highly dependent on our computer systems and those of third party suppliers, vendors and customers. The Year 2000 problem affects some of our computers, software, and other equipment, including the computers which run our administrative functions. If we fail to properly identify, correct and test our computer systems for the year 2000 problem, our business operations could be adversely affected.

    We are taking steps to remediate our Year 2000 problem. We do not believe that the cost to remediate our Year 2000 problem will have a material adverse effect on our operations. We believe that our computer systems will be Year 2000 compliant and will function adequately by, during and after the Year 2000. At this time, however, we cannot assure you that our computer systems will not be affected to some degree by the Year 2000 problem, in spite of our continuing efforts. More importantly, we cannot assure you that the computer systems used by our service providers such as billing vendors, telecommunications service providers, our customers and other third parties, will function properly by the Year 2000. A failure of our service providers to cause their computers systems to be Year 2000 compliant could have an adverse effect on our operations. Their Year 2000 problem could become our Year 2000 problem. See "Management's Discussion and Analysis of Pro Forma Financial Condition and Results of Operations--Year 2000 Compliance--Combined."

THE ABSENCE OF AN ACTIVE PUBLIC MARKET FOR OUR COMMON STOCK MAY MAKE IT DIFFICULT FOR YOU TO RESELL YOUR SHARES AT OR ABOVE THE OFFERING PRICE, AND OUR STOCK PRICE MAY FLUCTUATE.

    Prior to this offering, there has been no public market for the common stock, and there can be no assurance that an active public market for the common stock will develop or be sustained after the offering. The initial public offering price will be determined by negotiation between us and the underwriters based upon several factors and may not be indicative of the market price of the common stock after the offering. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. The trading price of the common stock could be subject to wide fluctuations in response to factors included in this prospectus, many of which are beyond our control. In addition, in recent years the stock market has experienced extreme price and volume fluctuations. These fluctuations have had a substantial effect on the market prices for many emerging growth companies, often unrelated to the operating performance of the specific companies. Such market fluctuations could adversely affect the price of our common stock.

SALES OF SUBSTANTIAL AMOUNTS OF OUR COMMON STOCK MAY ADVERSELY AFFECT OUR STOCK PRICE AND MAKE FUTURE OFFERINGS TO RAISE CAPITAL MORE DIFFICULT.

    When this offering closes, approximately 65% of the outstanding shares of common stock will be contractually restricted from resale until the second anniversary of this offering, unless the price of the common stock is at least $17, at which time portions of such shares could begin to be freely tradeable as early as the first anniversary of the offering. In addition, there are approximately 3,585,459 shares which are issuable as contingent common stock and pursuant to various warrants, options, convertible notes and convertible preferred stock, 327,917 of which are automatically eligible for resale after the first anniversary of the offering. The holders of 281,667 of those shares can require us to register their shares for resale at any time beginning one year after the closing of this offering. In addition, 165,000 shares of common stock have been registered for resale by Benchmark Equity Group for a period of 90 days, which period shall begin 90 days after the closing of this offering. Subsequent sales of these shares or the perception that those sales might occur could materially adversely affect the price of our common stock and make it more difficult for us to raise funds through future offerings of common stock. See "Shares Eligible for Future Sale."

YOU WILL EXPERIENCE IMMEDIATE, SUBSTANTIAL DILUTION IN THE NET TANGIBLE BOOK VALUE OF THE SHARES YOU PURCHASE.

    Purchasers of our common stock in this offering:

    - will pay a price per share that substantially exceeds the value on a per share basis of our assets after we subtract from those assets our intangible assets and our liabilities;

    - will contribute a majority of the funds we will need to complete our initial acquisitions and repay indebtedness, but will own only 34.9% of the outstanding shares of our common stock, and 30.8% of the voting interest; and

    - may experience further dilution in the net tangible value of their common stock as a result of future issuances of common stock.

See "--We May Require Significant Additional Capital for Future Acquisitions" and "Dilution."

WE DO NOT INTEND TO PAY CASH DIVIDENDS ON OUR COMMON STOCK IN THE NEAR FUTURE.

    We have never paid cash dividends and have no plans to do so in the foreseeable future. Our future dividend policy will be determined by our Board of Directors and will depend upon a number of factors, including our earnings, capital requirements and overall financial condition. See "Dividend Policy."

WE MAY ISSUE ADDITIONAL PREFERRED STOCK WHOSE TERMS COULD ADVERSELY AFFECT THE VOTING POWER OR VALUE OF OUR COMMON STOCK.

    Our certificate of incorporation authorizes us to issue, without the approval of our stockholders, one or more classes or series of preferred stock having such preferences, powers and relative, participating, optional and other rights, including preferences over our common stock respecting dividends and distributions, as our board of directors may determine. The terms of one or more classes or series of preferred stock could adversely impact the voting power or value of our common stock. For example, we might afford holders of preferred stock the right to elect some number of our directors in all events or on the happening of specified events or the right to veto specified transactions. Similarly, the repurchase or redemption rights or liquidation preferences we might assign to holders of preferred stock could affect the residual value of the common stock. We currently have two series of preferred stock outstanding. See "Description of Capital Stock--Preferred Stock."

PROVISIONS IN OUR CORPORATE DOCUMENTS AND DELAWARE LAW COULD DELAY OR PREVENT A CHANGE IN CONTROL OF OUR COMPANY, EVEN IF THAT CHANGE WOULD BE BENEFICIAL TO OUR STOCKHOLDERS.

    The existence of some provisions in our corporate documents and Delaware law could delay or prevent a change in control of our company, even if that change would be beneficial to our stockholders. Our certificate of incorporation and bylaws contain provisions that may make acquiring control of our company difficult, including:

    - provisions relating to the classification, nomination and removal of our directors;

    - provisions limiting the right to call special meetings of our board and our stockholders;

    - provisions regulating the ability of our stockholders to bring matters for action at annual meetings of our stockholders;

    - a prohibition of action by our stockholders without a meeting; and

    - the authorization to issue and set the terms of preferred stock.

                                  THE COMPANY

    OMNILYNX COMMUNICATIONS CORPORATION. Our executive offices are located at 1770 Motor Parkway, Suite 300, Hauppauge, New York 11788, and our telephone number is (516) 582-2222. We acquired ARC in June 1999. We will acquire InfoHighway and AXCES simultaneously with and as a condition of the closing of the offering. The following is a description of the founding companies:

    AXCES, INC. AXCES is a switchless long-distance carrier that resells long-distance service to the low-volume urban residential user. Although AXCES generates the vast majority of its sales from its 1+ service, it also offers paging service, 800 service, voice-mail and calling cards. AXCES is licensed in 20 states and maintains billing operations and customers in the Southwestern Bell Telephone region, which includes Texas, Kansas, Missouri, Arkansas and Oklahoma as well as in the Ameritech region, which includes Illinois, Indiana, Michigan, Wisconsin and Ohio. As of June 15, 1999, AXCES had approximately 160,000 active customers concentrated in Dallas, Houston, San Antonio and Chicago. AXCES maintains carrier agreements with Coastal Telephone Services and Frontier Communications as well as billing and collection agreements with Southwestern Bell Telephone and Ameritech. AXCES outsources its call rating function. AXCES' objective is to become a leading provider of long-distance service and expand its product line to include local service and Internet access to residential customers in large metropolitan areas.

    INFOHIGHWAY INTERNATIONAL, INC. InfoHighway is a business oriented Internet service provider, based in Houston, Texas. InfoHighway was founded in 1994 and was one of the earliest Internet service providers in the nation. InfoHighway specializes in offering a high-speed Internet access product to high-rise office buildings in Texas, New York, New Jersey and Florida. This service, called DirectConnect, is faster than most comparably priced offerings from our competitors. InfoHighway offers additional value-added Internet services to the tenants of these DirectConnect buildings. InfoHighway also provides traditional Internet services such as dial-up Internet access, ISDN connections and web-site hosting to businesses not in DirectConnect buildings. During January 1999, InfoHighway acquired the operations of Eden Matrix.

    ARC NETWORKS, INC. ARC is a competitive local exchange carrier based in New York and has been in business since 1993. ARC offers local phone service, long distance, cabling and other network services to customers primarily in the New York metropolitan area. ARC was founded as a division of Avionics Research Corporation, an engineering firm that has provided design and engineering services for over 40 years. ARC works within its customer's existing communications infrastructure to offer an extensive array of services from consulting services to complete turnkey telecommunication systems. Customers can use ARC in conjunction with their existing providers or choose to receive all of their telecommunications services on a single bill from ARC. ARC's sales force and consultants work with clients to supply the most appropriate, cost-effective telecommunications solutions. They have an extensive client list from a wide spectrum of industries. They provide service to over 20 of Manhattan's most prominent high-rise buildings and many brand name clients. Their mission is to provide the highest level of customer satisfaction by offering quality service, dependability and diversity at competitive prices.

                                USE OF PROCEEDS

    The net proceeds we will receive from the offering, after deducting estimated underwriting discounts and commissions and offering expenses, are estimated to be approximately $13.3 million assuming an initial public offering price of $10.00 per share ($15.4 million if the underwriters exercise their over-allotment option in full.)

    We anticipate that the $13.3 million of net proceeds of this offering will be used to repay $6.8 million of indebtedness of OmniLynx and the founding companies. We anticipate that the remaining $6.5 million of the net proceeds will be used for:

    - capital expenditures for hardware to enable us to serve additional buildings;

    - general working capital purposes; and

    - future acquisitions.

    We believe that the net proceeds of this offering will be sufficient to fund our aggregate capital expenditures and working capital requirements, including operating losses, for the foreseeable future. The amounts we actually expend for these purposes may vary significantly depending upon a number of factors, including future revenue growth, if any, capital expenditures and the amount of cash generated by our operations. Additionally, if we determine it would be in our best interest, we may increase or decrease the number, selection and timing of entry of our targeted regions. Accordingly, our management will retain broad discretion in the allocation of the net proceeds remaining after the repayment of indebtedness in connection with the acquisitions. Although we may use a portion of the net proceeds to pursue possible acquisitions of businesses, technologies or products complementary to our current operations in the future, there are no present understandings, commitments or agreements with respect to any such acquisitions. Pending use of such net proceeds for the above purposes, we intend to invest such funds in short-term, interest-bearing, investment-grade securities. See "Risk Factors--We May Require Significant Additional Capital for Future Acquisitions" and "Management's Discussion and Analysis of Pro Forma Financial Condition and Results of Operations."

                                DIVIDEND POLICY

    We have never paid cash dividends and have no plans to do so in the foreseeable future. Our future dividend policy will be determined by our Board of Directors and will depend upon a number of factors, including:

    - our financial condition and performance;

    - our cash needs and expansion plans;

    - income tax consequences; and

    - the restrictions Delaware and other applicable laws and our credit arrangements then impose.

                                 CAPITALIZATION

    The following table sets forth the cash, short-term debt and current maturities of long-term debt and capitalization as of March 31, 1999:

    - on a pro forma combined basis to give effect to the acquisition of the founding companies and the acquisition of Eden Matrix, and

    - on a pro forma combined basis as adjusted to give effect to the offering and the application of the estimated net proceeds.

    See "Use of Proceeds" and Unaudited Pro Forma Combined Financial Statements and the related notes thereto included elsewhere in this prospectus.

                                                                               MARCH 31, 1999
                                                                           ----------------------
                                                                            PRO FORMA      AS
                                                                            COMBINED    ADJUSTED
                                                                           -----------  ---------
                                                                               (IN THOUSANDS)
Cash and cash equivalents................................................   $   2,095   $   8,631
                                                                           -----------  ---------
                                                                           -----------  ---------
Short-term debt and current maturities of long-term debt (1).............       9,389       1,366
Long-term debt, less current maturities..................................           9       1,209
Stockholders' equity
  Preferred stock, $.0001 par value, 3,000,000 shares authorized:
    Series A, 121,667 shares issued and outstanding, pro forma and as
      adjusted...........................................................          --          --
    Series B, 60,000 shares issued and outstanding, pro forma and as
      adjusted...........................................................          --          --
  Common stock, $.0001 par value, 25,000,000 shares authorized;
    2,987,242 shares issued and outstanding, pro forma; and 4,587,242
      shares issued and outstanding, as adjusted (2).....................          --          --
  Additional paid-in capital.............................................      21,849      35,169
  Deficit................................................................         (62)        (89)
                                                                           -----------  ---------
    Total stockholders' equity...........................................      21,787      35,080
                                                                           -----------  ---------
      Total capitalization...............................................   $  31,185   $  37,655
                                                                           -----------  ---------
                                                                           -----------  ---------

------------------------

(1) For a description of our debt, see the Notes to Unaudited Pro Forma Combined Financial Statements and the Notes to the Financial Statements of the founding companies included elsewhere herein.

(2) The calculation of the number of shares of common stock outstanding after the offering in the table above consists of:

    - 1,600,000 shares to be sold in the public offering;

    - 939,000 shares issued to the founders of OmniLynx and other investors; and

    - 2,048,242 shares to be issued to the shareholders of the founding companies.

    The number of shares of common stock outstanding after the offering in the table above does not include:

    - 727,511 shares issuable as contingent consideration to our management and other investors and the previous shareholders of ARC and InfoHighway based upon the performance of our common stock beginning 90 days after the completion of this offering (approximately one half of these shares are issuable when the common stock reaches a 10-day average of $16 per share, and the remaining one half are issuable when the common stock reaches a 10-day average of $21 per share);

    - 600,000 shares issuable upon conversion of our Series B Preferred Stock which will be issued to the shareholders of AXCES at a conversion price of $15 per share;

    - 600,000 shares issuable upon exercise of options at $8 per share which were granted to certain members of our management in connection with the acquisition of ARC;

    - 573,333 shares issuable upon exercise of warrants at $8 per share which were issued in connection with certain bridge loans to OmniLynx prior to the offering;

    - 291,000 shares issuable upon exercise of options at $10 per share which will be issued to certain members of our management and board of directors upon consummation of the offering;

    - 206,250 shares issuable upon conversion of a convertible promissory note issued to a former debtholder of ARC at a conversion price of $8 per share;

    - 160,000 shares issuable upon exercise of warrants at $12 per share which will be issued to the representative of the underwriters in connection with this offering (184,000 if the underwriters exercise their over-allotment option in full);

    - 159,000 shares issuable upon exercise of options at $5 per share which will be issued to our management upon consummation of the offering;

    - 121,667 shares issuable upon conversion of our Series A Preferred Stock which was issued to a former debtholder of ARC at a conversion price of $10 per share;

    - 90,000 shares issuable upon exercise of warrants at $8 per share which were issued to a former debtholder of ARC;

    - 36,185 shares issuable upon conversion of warrants at $5.71 which were issued to a consultant prior to the offering (26,005 of these warrants have already vested, 5,090 of these warrants vest when the common stock reaches a 10-day average of $16 per share, and the remaining 5,090 of these warrants vest when the common stock reaches a 10-day average of $21 per share); and

    - 20,513 shares issuable upon conversion of warrants at $121.853 per share which were issued to former warrant holders of ARC.

                                    DILUTION

    The deficit in our pro forma combined net tangible book value as of March 31, 1999 was approximately $(6.5) million, or approximately $(2.18) per share, after giving effect to the acquisitions and the acquisition of Eden Matrix but before giving effect to the offering. The deficit in pro forma net tangible book value per share represents the amount by which our pro forma total liabilities exceed our pro forma net tangible assets as of March 31, 1999, divided by the number of shares to be outstanding after giving effect to the acquisitions and the acquisition of Eden Matrix. After giving effect to the sale of the 1,600,000 shares offered hereby and deducting the estimated underwriting discount and estimated offering expenses payable by us, our pro forma net tangible book value as of March 31, 1999 would have been approximately $6.8 million, or approximately $1.48 per share, based on an assumed initial public offering price of $10.00 per share (the midpoint of the estimated initial public offering price range). This represents an immediate increase in pro forma net tangible book value of approximately $3.66 per share to existing shareholders and an immediate dilution of approximately $8.52 per share to new investors purchasing shares of this offering. The following table illustrates this per share pro forma dilution:

Assumed initial public offering price per share.............................             $   10.00
  Pro forma net tangible book value (deficit) per share before this
    offering................................................................  $   (2.18)
Increase per share attributable to new investors............................       3.66
                                                                              ---------
As adjusted pro forma net tangible book value per share after the
  offering..................................................................                  1.48
                                                                                         ---------
Dilution per share to new investors.........................................             $    8.52
                                                                                         ---------
                                                                                         ---------

    The following table summarizes, on a pro forma basis as of March 31, 1999, the difference between the existing stockholders and new investors with respect to the number of shares of common stock purchased from us, the total consideration paid and the average price per share paid at an assumed initial public offering price of $10.00 per share (before deducting estimated underwriting discounts and commissions and offering expenses payable by us):

                                                                                               TOTAL
                                                                     SHARES PURCHASED      CONSIDERATION    AVERAGE
                                                                  -----------------------  -------------   PRICE PER
                                                                    NUMBER      PERCENT       AMOUNT         SHARE
                                                                  ----------  -----------  -------------  -----------
Existing stockholders...........................................   2,987,242        65.1%  $  (6,525,000 (1)  $   (2.18)
New investors...................................................   1,600,000        34.9%     16,000,000   $   10.00
                                                                  ----------       -----   -------------
Total...........................................................   4,587,242       100.0%  $   9,475,000
                                                                  ----------       -----   -------------
                                                                  ----------       -----   -------------

------------------------

(1) Total consideration paid by existing stockholders represents our pro forma combined stockholders' equity less pro forma combined goodwill and other intangible assets, in each case before giving effect to the post acquisition adjustments set forth in the Unaudited Pro Forma Combined Balance Sheet of OmniLynx and the founding companies included herein.

    The foregoing table assumes no exercise of the over-allotment option and no exercise of stock options or warrants outstanding. To the extent options and warrants are subsequently exercised, there will be further dilution to new investors. See "Management" and Notes to Unaudited Pro Forma Combined Financial Statements.

                            SELECTED FINANCIAL DATA

    OmniLynx acquired ARC in June 1999. We will acquire InfoHighway and AXCES simultaneously with and as a condition of the closing of this offering. OmniLynx has not conducted any operations to date, except in connection with this offering and the acquisitions. For financial statement presentation purposes, AXCES has been identified as the accounting acquiror. The following selected historical financial data for AXCES for the years ended December 31, 1994, 1995, 1996, 1997 and 1998, and as of December 31, 1994, 1995, 1996, 1997
and 1998 have been derived from the audited financial statements of AXCES. The following selected historical financial data for AXCES for the three months ended March 31, 1998 and 1999, and as of March 31, 1999 have been derived from the unaudited financial statements of AXCES which have been prepared on the same basis as the audited financial statements and, in the opinion of AXCES, reflects all adjustments consisting of normal recurring adjustments, necessary for a fair presentation of such data. Our summary unaudited pro forma financial information presents certain data, as adjusted for:

    - the effects of the acquisition of the founding companies on a historical basis;

    - the effects of certain pro forma adjustments to the historical financial statements;

    - the closing of the offering and the application of the proceeds therefrom; and

    - the effects of the reverse stock split.

    Our pro forma financial data do not purport to represent what our results of operations or financial position actually would have been had these events, in fact, occurred on the date or at the beginning of the period indicated, nor are they intended to project our results of operations or financial position for any future date or period. See the Unaudited Pro Forma Combined Financial Statements and the notes thereto included elsewhere in this prospectus.

                                                                                                     THREE MONTHS ENDED
                                                           YEARS ENDED DECEMBER 31,                      MARCH 31,
                                             -----------------------------------------------------  --------------------
                                               1994       1995       1996       1997       1998       1998       1999
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                                (IN THOUSANDS)                          (UNAUDITED)
STATEMENTS OF OPERATIONS DATA:
  AXCES:
  Revenues.................................  $     667  $   2,691  $   8,468  $  19,474  $  30,280  $  10,387  $   5,411
  Cost of services.........................        441      1,606      3,960      8,003      9,889      2,864      1,853
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Gross profit.............................        226      1,085      4,508     11,471     20,391      7,523      3,558
  Selling, general and administrative
    expenses...............................        203        823      3,674      8,910     17,934      3,563      2,507
  Depreciation and amortization............          1          7         61        135        204         44         58
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Income from operations...................         22        255        773      2,426      2,253      3,916        993
  Interest income (expense), net...........         --        (11)        37        (19)      (208)       (56)        (3)
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Income before income taxes...............         22        244        810      2,407      2,045      3,860        990
  Provision (benefit) for income taxes.....          1         74        279        837       (917)      (917)        --
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Net income...............................  $      21  $     170  $     531  $   1,570  $   2,962  $   4,777  $     990
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------

                                                                    PRO FORMA COMBINED
                                                              ------------------------------
                                                                YEAR ENDED     THREE MONTHS
                                                               DECEMBER 31,       ENDED
                                                                   1998       MARCH 31, 1999
                                                              --------------  --------------
                                                                       (UNAUDITED)
                                                               (IN THOUSANDS, EXCEPT SHARE
                                                                  AND PER SHARE AMOUNTS)
PRO FORMA COMBINED STATEMENT OF OPERATIONS DATA (1):
  Revenues..................................................    $   46,373      $    9,947
  Cost of services..........................................        22,719           5,490
                                                              --------------  --------------
  Gross profit..............................................        23,654           4,457
  Selling, general and administrative expenses (2)..........        21,536           4,578
  Depreciation and amortization (3).........................         3,818             977
                                                              --------------  --------------
  Loss from operations......................................        (1,700)         (1,098)
  Interest expense, net (4).................................          (459)            (72)
                                                              --------------  --------------
  Loss before income taxes..................................        (2,159)         (1,170)
  Provision (benefit) for income taxes (5)..................           245            (172)
                                                              --------------  --------------
  Net loss before dividends on preferred stock..............    $   (2,404)     $     (998)
  Dividends on preferred stock..............................           842             210
                                                              --------------  --------------
  Net loss applicable to common stockholders................    $   (3,246)     $   (1,208)
                                                              --------------  --------------
                                                              --------------  --------------
  Net loss per share--basic and diluted.....................    $    (0.71)     $    (0.26)
                                                              --------------  --------------
                                                              --------------  --------------
  Shares used in computing pro forma net loss per share
    (6).....................................................     4,587,242       4,587,242
                                                              --------------  --------------
                                                              --------------  --------------
OTHER DATA:
  EBITDA....................................................         2,118      $     (121)
  EBITDA margin.............................................           4.6%           (1.2)%
  Gross margin..............................................          51.0%          44.8%

                                                           AXCES
                                  -------------------------------------------------------    AS OF MARCH 31, 1999 (UNAUDITED)
                                                                                           -------------------------------------
                                                    AS OF DECEMBER 31,                                 PRO FORMA
                                  -------------------------------------------------------    AXCES     COMBINED     AS ADJUSTED
                                     1994        1995       1996       1997       1998      ACTUAL        (7)           (8)
                                     -----     ---------  ---------  ---------  ---------  ---------  -----------  -------------
                                                                          (IN THOUSANDS)
BALANCE SHEET DATA:
  Working capital (deficit).....   $      49   $     127  $     391  $   1,538  $   4,706  $   5,703   $  (8,379)    $   6,114
  Total assets..................          81         919      2,235      4,735      8,269      7,063      41,210        47,680
  Total debt, including current
    portion.....................          --         130         19         63      1,734         --       9,398         2,575
  Stockholders' equity..........          34         204        736      2,306      5,268      6,258      21,787        35,080

------------------------

(1) Assumes the acquisition of the founding companies and the offering were closed on January 1, 1998.

(2) Reflects adjustments to salaries, bonuses and benefit amounts to reflect those established in contractual agreements with key management personnel of the founding companies.

(3) Reflects the amortization of excess purchase price relating to the acquisition of the founding companies which has been preliminarily allocated to an undifferentiated pool of intangible assets to be amortized over an average period of 10 years for pro forma purposes. Also reflects annual amortization of the customer list acquired in connection with InfoHighway's acquisition of Eden Matrix in January 1999 over the estimated useful life of three years and annual depreciation on property and equipment also acquired in the acquisition of Eden Matrix over the estimated useful life of five years.

(4) Reflects the reduction in interest expense due to the planned repayment and planned conversion of certain debt in connection with the acquisitions.

(5) Assumes all income is subject to a federal corporate tax rate of 34%.

(6) Includes (a) the 939,000 shares outstanding immediately prior to the offering, (b) 2,048,242 shares to be issued to the owners of the founding companies, and (c) 1,600,000 shares to be sold in the offering. Does not include contingent common stock or shares issuable pursuant to warrants, options, convertible notes and convertible preferred stock since their effect would be anti-dilutive.

(7) The pro forma combined balance sheet data assume that the acquisition of the founding companies occurred on March 31, 1999.

(8) Adjusted for the sale of the 1,600,000 shares of common stock included in the offering and the application of the net proceeds therefrom. See "Use of Proceeds."

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF PRO FORMA
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    The following discussion should be read in conjunction with the Unaudited Pro Forma Combined Financial Statements and related notes thereto and "Selected Financial Data" appearing elsewhere in this prospectus.

SUMMARY

    We were formed to become a leading provider of Internet, data and telecommunications solutions to businesses and consumers. Prior to the acquisition of ARC, we had conducted no operations. We acquired ARC in June 1999. We will acquire InfoHighway and AXCES simultaneously with and as a condition of the closing of this offering. Our services include high-speed Internet access, local phone services with innovative features, long distance service at competitive rates, and other value added Internet services that are under development. On a pro forma basis, the combined operations generated revenues of $46.4 million and $9.9 million for the year ended December 31, 1998 and the three months ended March 31, 1999, respectively.

    We intend to integrate these businesses and their operations and administrative functions. This integration process may present opportunities to reduce costs through the elimination of duplicative functions and through economies of scale, but will necessitate additional costs and expenditures for corporate management and administration. The founding companies have been managed throughout the periods discussed below as independent private companies, and their results of operations reflect different tax structures (S Corporation and C Corporations) which have influenced, among other things, their historical levels of owners' compensation. Except for the compensation and benefits reductions aggregating $2.6 million for the year ended December 31, 1998 and $28,000 for the three months ended March 31, 1999, as provided for in agreements entered into in connection with the acquisition of the founding companies, no such cost savings were reflected in the pro forma results of operations data. We will also incur corporate expenses related to being a public company, implementation of an acquisition program and systems integration. These various costs and possible cost savings may make comparison of pro forma operating results not comparable to, nor indicative of, future performance.

ORGANIZATION

    We will acquire the founding companies for an aggregate consideration of approximately $28.7 million (including consideration to consummate the acquisition of Eden Matrix), assuming an initial public offering price of $10.00 per share, as described in the following table:

                                                                   CONTINGENT COMMON
                                                                                         PREFERRED
                                              COMMON STOCK               STOCK             STOCK
                                          ---------------------  ----------------------  ----------
                                                      VALUE OF               VALUE OF     VALUE OF
              ACQUISITION                  SHARES      SHARES     SHARES      SHARES       SHARES
----------------------------------------  ---------  ----------  ---------  -----------  ----------
AXCES...................................    700,000  $6,300,000         --   $      --   $9,000,000
InfoHighway.............................    958,166   8,623,494    235,878          --           --
ARC.....................................    390,076   3,510,684    152,672          --    1,216,674
                                          ---------  ----------  ---------       -----   ----------
Total...................................  2,048,242  $18,434,178   388,550   $      --   $10,216,674
                                          ---------  ----------  ---------       -----   ----------
                                          ---------  ----------  ---------       -----   ----------

    The value of the common shares has been determined using an estimated fair value of $9.00 per share, which represents a discount of ten percent from the assumed initial public offering price of $10.00 per share (the midpoint of the range of estimated actual public offering prices set forth on the cover page of this prospectus) due to restrictions on the sale and transferability of the shares issued.

    The estimated purchase price for the acquisitions is based upon preliminary estimates and is subject to certain purchase price adjustments at and following closing. In the opinion of management, the final allocation of the purchase price will not materially differ from these preliminary estimates.

The closing of the acquisitions is subject to certain customary conditions, including the accuracy of the representations and warranties made by the founding companies, the performance of their respective covenants in the agreements and the nonexistence of a material adverse change in the results of operations, financial condition or business of each founding company.

OPERATIONS

    REVENUES. Our revenues are derived from two principal sources, namely Internet services and telecommunication services.

        INTERNET SERVICES.  Internet services fall into two categories:
    DirectConnect Internet access and standard Internet services. DirectConnect is a high-speed Internet service offered in office buildings in Texas, New York, New Jersey and Florida. DirectConnect service provides building tenants access to a shared high-speed dataline. The DirectConnect service provides several benefits over traditional dial-up services, including higher speed, continuous connection, fewer technical problems, lower cost, increased security and greater usability.

        Standard Internet services include access to the Internet over regular dial-up telephone lines, as well as rapid access to the Internet via high-speed technologies such as dedicated facilities including T-1 and ISDN and Frame-Relay. We also establish e-mail addresses for our customers, as well as provide web site hosting services.

        Internet services are typically billed to a customer at an established rate per service offering pursuant to a contract. Contract terms range from one month to one year. Revenue is recognized over the period that services are rendered.

        TELECOMMUNICATION SERVICES. Service offerings include local phone service, private data and voice lines, long distance, cabling and other network services to customers primarily in the New York metropolitan area and across several major cities in Texas and Illinois. In our business segment, we work within our customers' existing communications infrastructure to offer an extensive array of services from consulting to complete turnkey telecommunications systems. Services are offered through contracts with a variety of incumbent and competitive local exchange carriers.

        For local and long distance telephone service, revenue is recognized as service is provided to customers. Revenue from our data cable installation services is recognized using the percentage of completion method, measured by the percentage of cost incurred to date to the total estimated cost for each contract. Revisions in cost estimates and recognition of losses, if any, on these contracts are reflected in the accounting period in which the facts become known.

    COST OF SERVICES AND GROSS PROFIT. Cost of services consists primarily of long distance telephone and network charges, salaries and benefits for operating personnel and technical support staff. Gross profit percentages vary among the founding companies, primarily because of the differences in local market demand and competition as well as differences in the mix of products and services. The founding companies' gross profit percentages for telecommunication services has differed significantly among the founding companies, and has ranged from approximately 8% to 67% in recent years.

    GOODWILL AND OTHER INTANGIBLE ASSETS. In July 1996, the SEC issued Staff Accounting Bulletin No. 97 relating to business combinations immediately prior to an initial public offering. Staff Accounting Bulletin No. 97 requires that these combinations be accounted for using the purchase method of accounting. Under the purchase method, the founding company whose owners receive the largest portion of voting rights in the combined enterprise is presumed to be the accounting acquiror. Accordingly, AXCES has been designated as the accounting acquiror. As a result of the acquisitions of the founding companies, the excess of the consideration paid over the fair value of the net assets to be acquired for the founding companies other than the accounting acquiror has been preliminarily allocated to an undifferentiated pool of intangible assets. We intend to obtain independent appraisals of the founding companies for purposes of determining values under purchase accounting for the tangible and intangible net assets acquired. Upon completion of the appraisals and in accordance with the terms thereof, the intangible assets in the pool will be allocated to the appropriate asset classifications, including customer lists, non-compete agreements, and goodwill and will be amortized over the appropriate useful lives of the individual intangible assets. Until such time as the appraisals are finalized, the pool of intangible assets will be amortized over an average period of 10 years which represents management's best estimation for the average useful life of the intangible assets.

    S CORPORATION ELECTIONS. Prior to the acquisition of AXCES, its parent company, MTM, elected to be treated as an S Corporation, and elected to have AXCES treated as a qualified subchapter S Corporation, under the Internal Revenue Code of 1986, as amended. Following the acquisition of AXCES, it will be subject to federal and state income taxes. In general, a qualified subchapter S Corporation and its parent S Corporation's are not treated as a separate taxable entity, and their respective gains, income, losses and separately stated tax items are taxed to the parent S Corporation's shareholders on a pro rata basis. In connection with the acquisition of AXCES, its qualified subchaper S Corporation status will terminate. Prior to the acquisition, AXCES will make distributions to MTM in an aggregate amount not to exceed $6.5 million, provided, that such distributions do not reduce working capital below $0.6 million. AXCES' working capital as of March 31, 1999 was $5.7 million. The distributions are to be funded by up to $3.0 million in borrowings (which will be repaid from the proceeds of the offering) and cash balances of AXCES.

    INCOME TAXES. We have adopted the liability method of accounting for income taxes in accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. Deferred income taxes are recognized for temporary differences between financial statement and income tax bases of assets and liabilities and net operating loss carryforwards, and is measured using enacted tax rates expected to apply to taxable income in the years in which these temporary differences are expected to be recovered or settled.

PRO FORMA RESULTS OF OPERATIONS

    We acquired ARC in June 1999. We will acquire InfoHighway and AXCES simultaneously with and as a condition of the closing of this offering. The following summary unaudited pro forma financial information presents certain data for OmniLynx, as adjusted for (1) the effects of the acquisitions on a historical basis, (2) the effects of certain pro forma adjustments to the historical financial statements, and (3) the closing of the offering and the application of the proceeds therefrom. See "Selected Financial Information" and the Unaudited Pro Forma Combined Financial Statements and the notes thereto included elsewhere in this prospectus.

                PRO FORMA COMBINED STATEMENT OF OPERATIONS DATA

                                                        YEAR ENDED DECEMBER    THREE MONTHS ENDED
                                                              31, 1998           MARCH 31, 1999
                                                        --------------------  --------------------
                                                         AMOUNT        %       AMOUNT        %
                                                        ---------  ---------  ---------  ---------
                                                         (UNAUDITED, $ IN THOUSANDS EXCEPT NUMBER
                                                              OF SHARES AND PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
  Revenues............................................  $  46,373      100.0% $   9,947      100.0%
  Cost of services....................................     22,719       49.0      5,490       55.2
                                                        ---------  ---------  ---------  ---------
  Gross profit........................................     23,654       51.0      4,457       44.8
  Selling, general and administrative expenses........     21,536       46.5      4,578       46.1
  Depreciation and amortization.......................      3,818        8.2        977        9.8
                                                        ---------  ---------  ---------  ---------
  Loss from operations................................     (1,700)      (3.7)    (1,098)     (11.1)
  Interest expense, net...............................       (459)      (1.0)       (72)      (0.7)
                                                        ---------  ---------  ---------  ---------
  Loss before income taxes............................     (2,159)      (4.7)    (1,170)     (11.8)
  Provision (benefit) for income taxes................        245        0.5       (172)      (1.7)
                                                        ---------  ---------  ---------  ---------
  Net loss............................................     (2,404)      (5.2)      (998)     (10.1)
  Preferred dividend requirement......................        842        1.8        210        2.1
                                                        ---------  ---------  ---------  ---------
  Net loss available to common stockholders...........  $  (3,246)      (7.0) $  (1,208)     (12.2)
                                                        ---------  ---------  ---------  ---------
                                                        ---------  ---------  ---------  ---------
  Net loss per share--basic and diluted...............  $   (0.71)            $   (0.26)
                                                        ---------             ---------
                                                        ---------             ---------
Shares used in computing pro forma net loss per
  share-- basic and diluted...........................  4,587,242             4,587,242
                                                        ---------             ---------
                                                        ---------             ---------

PRO FORMA LIQUIDITY AND CAPITAL RESOURCES

    At March 31, 1999, on a pro forma basis after giving effect to the acquisition of the founding companies, the acquisition of Eden Matrix, and the closing of the offering and the application of its net proceeds, we would have had an aggregate of $8.6 million of cash and cash equivalents, working capital of $6.1 million, and long-term debt net of current maturities of $1.2 million.

    We intend to increase capital expenditures and operating expenses in order to integrate the founding companies, expand networks to support additional expected end-users in existing and future markets and to market and provide services to a growing number of potential end-users. Current capital resources, including the proceeds of this offering, are anticipated to be sufficient to fund aggregate capital expenditures and working capital requirements, including operating losses, if any, for the foreseeable future.

    Future acquisitions may require significant capital. We cannot predict with certainty what our capital needs will be for future acquisitions. We currently intend to use our common stock to fund a portion of the purchase price of future acquisitions. If our common stock does not maintain an acceptable price in the public markets or if potential acquisition candidates are unwilling to accept our common stock as part of the consideration for the sale of their businesses, we may have to use more cash to finance our acquisition program. If we do not have enough cash resources, our ability to make acquisitions could be limited unless we are able to obtain additional cash through future debt or equity financings. Incurring debt would increase our leverage and make us more vulnerable to economic downturns and limit our ability to compete.

    We intend to enter into negotiations with commercial banks to provide us with a credit facility to be used for acquisitions, working capital, capital expenditures and other general corporate purposes. Any such credit facility or other debt financing will require that we make certain financial covenants which could limit our operational and financial flexibility. We may not be able to obtain financing for our acquisition program at all or on terms we deem acceptable. As a result, we might be unable to successfully pursue our acquisition strategy.

INFLATION

    Due to the relatively low level of inflation experienced in 1998, inflation did not have a significant effect on the pro forma results of our operations in 1998. However, there can be no assurances that our business will not be affected by inflation in the future.

YEAR 2000 COMPLIANCE--COMBINED

    Many software applications, computer hardware and related equipment and systems that use embedded technology, such as microprocessors, rely on two digits rather than four digits to represent years in performing computations and decision-making functions. These programs, hardware items and systems may fail on January 1, 2000 or earlier because they misinterpret "00" as the year 1900 rather than 2000. These failures could have an adverse effect on us because of our direct dependence on our own applications, equipment and systems and our indirect dependence on those of third parties.

    Our Year 2000 program consists of the following phases:

    - identifying all items that may be affected by the Year 2000;

    - investigating those items for Year 2000 compliance;

    - assessing the potential impact of Year 2000 noncompliance;

    - designing solutions for noncompliant items;

    - repairing and replacing any noncompliant items and testing those improvements; and

    - contingency planning.

    Each company we are acquiring has assigned one or more individuals in its organization Year 2000 responsibility. We have also assigned an individual overall Year 2000 responsibility to track and coordinate the efforts of the individual companies. Each of the founding companies has completed identification of its mission-critical information technology hardware and software, including business applications, operations software, service providers and product suppliers that may be affected by the Year 2000. We have determined that the potential impact of embedded technologies on the founding companies is not substantial.

    We are also contacting various third parties to obtain representations and assurances that their hardware, embedded technology systems and software which we use or will impact us are, or will be modified on a timely basis to be, Year 2000 compliant. We have contacted all of our primary vendors based on their importance to our business. These third parties include telecommunications and billing companies. The founding companies began contacting these third parties as early as 1998 and have received responses from approximately 50% to date. All the third parties that have responded have stated that they are or expect to be Year 2000 compliant by the end of 1999. We expect to have this part of our program completed by the fourth quarter of 1999. To date, our costs associated with assessing and monitoring the progress of third parties in resolving their Year 2000 issues have not been significant, and we do not expect to incur any material costs in the future relating to this aspect of our Year 2000 program.

    All of the founding companies are in the solution design phase of their efforts to determine whether noncompliant information hardware and software systems can be repaired or replaced. We estimate that we have completed approximately 90% of this phase and expect to complete it by the fourth quarter of 1999.

    As part of the acquisitions, we are replacing some of their financial and other systems in order to obtain internal consistency. Some systems we are replacing happen not to be Year 2000 compliant, but we would replace them in all events this year and are not including the cost of their replacements as a part of our Year 2000 program.

    We have decided not to develop formal budgets or perform detailed analysis of the costs associated with this effort. We based this decision on the low number of systems that comprise our technical environment and the fact that our Year 2000 efforts are being addressed during the normal course of business. To date, our external costs of our Year 2000 program have not been significant and we do not expect to incur significant costs in the future. We have not deferred other information technology projects because of our Year 2000 efforts.

    We have begun a formal analysis of various failure scenarios, their potential impact and possible contingency plans. We expect that we will have completed the development of the necessary contingency plans by the fourth quarter of 1999 and that these will primarily consist of replacing noncompliant third-party suppliers and service providers, and developing backup procedures to handle the failure of any of our internal systems.

    We do not anticipate any material adverse effect from Year 2000 failures, but we cannot guarantee that we will achieve total compliance. Factors that give rise to this uncertainty include our possible failure to identify all susceptible systems, noncompliance by third parties whose systems and operations impact us and a possible loss of technical resources to perform the work.

    Our most likely worst-case Year 2000 noncompliance scenarios are:

    - failures of an incumbent local exchange carrier or other service provider;

    - equipment failures;

    - an interruption in our ability to bill or collect amounts due from customers; and

    - loss of accurate accounting records.

    Depending on the length of any noncompliance or system failure, any of these situations could have a material adverse impact on our ability to serve our customers in a timely manner and result in lost business and revenues or increased costs.

    This disclosure is subject to protection under the Year 2000 Information and Readiness Disclosure Act of 1998, Public Law 105-271, as a "Year 2000 Statement" and "Year 2000 Readiness Disclosure" as that Act defines those terms.

RECENT ACCOUNTING PRONOUNCEMENTS

    In November 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," which established accounting and reporting standards for derivative instruments and hedging activities. It requires that entities recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The provisions of this statement are effective for all fiscal quarters of all fiscal years beginning after June 15, 1999. The Financial Accounting Standards Board recently issued Statement of Financial Accounting Standards No. 135, "RESCISSION OF FASB STATEMENT NO. 75 AND TECHNICAL CORRECTIONS." The Statement is effective for financial statements issued for fiscal years ending after February 15, 1999. We believe that these standards will not have a material impact on our financial statements or disclosures thereto.

    Statement of Position No. 98-5, "REPORTING ON THE COSTS OF START-UP ACTIVITIES," requires all start-up and organizational costs to be expensed as incurred. It also requires all remaining historically capitalized amounts of these costs existing at the date of adoption to be expensed and reported as the cumulative effect of a change in accounting principles. Statement of Position No. 98-5 is effective for all fiscal years beginning after December 31, 1998. We believe that the adoption of Statement of Position No. 98-5 will not have a material impact on their financial statements or disclosures thereto.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                        COMBINED AND FOUNDING COMPANIES

    The following discussions should be read in conjunction with the financial statements of the founding companies and related notes appearing elsewhere in this prospectus.

COMBINED FOUNDING COMPANIES GROSS PROFIT DATA

    The following unaudited combined financial information does not purport to present the combined historical results of operations of the founding companies in accordance with generally accepted accounting principles, but represents merely a summation of the revenues, cost of services, and gross profit of the individual founding companies. The historical combined results as shown below will not be comparable to, and are not necessarily indicative of, anticipated post-combination results for a number of reasons, including:

    - the founding companies were not under common control or management during the periods presented;

    - using the purchase method of accounting, we will revalue the assets acquired and liabilities assumed at their fair market value and record goodwill and other intangible assets to be amortized in future periods;

    - we will incur additional costs for corporate management and the costs associated with being a publicly-traded company; and

    - we anticipate increased revenues and cost savings once we begin operating as a combined entity.

    The following table sets forth certain historic combined data and such data of the founding companies as a percentage of revenues for the periods indicated:

                                          YEARS ENDED DECEMBER 31,                             THREE MONTHS ENDED MARCH 31,
                      ----------------------------------------------------------------  ------------------------------------------
                              1996                  1997                  1998                  1998                  1999
                      --------------------  --------------------  --------------------  --------------------  --------------------
                                                                     (IN THOUSANDS)
Revenues............  $  14,477       100%  $  30,037       100%  $  45,595       100%  $  14,151       100%  $   9,947       100%
Cost of services....      9,252        64%     17,546        58%     22,535        49%      6,119        43%      5,490        55%
                      ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Gross profit........  $   5,225        36%  $  12,491        42%  $  23,060        51%  $   8,032        57%  $   4,457        45%
                      ---------             ---------             ---------             ---------             ---------
                      ---------             ---------             ---------             ---------             ---------

COMPARISON OF THREE MONTHS ENDED MARCH 31, 1999 AND 1998

    REVENUES. Combined revenues declined $4.2 million, or 30%, from $14.1 million in 1998 to $9.9 million in 1999. The revenue shortfall was due to a $5.0 million decrease in revenues generated at AXCES as discussed below.

    GROSS PROFIT. Combined gross profit decreased $3.5 million, or 45%, from $8.0 million in 1998 to $4.5 million in 1999. Overall combined gross profit as a percentage of combined revenues was 57% and 45% for the three months ended March 31, 1998 and 1999, respectively.

COMPARISON OF 1998, 1997 AND 1996

    REVENUES. Combined revenues increased $15.6 million, or 52%, from $30.0 million for 1997 to $45.6 million for 1998. Combined revenues increased $15.6 million, or 107%, from $14.5 million in 1996 to $30.0 million in 1997. This increase was primarily attributable to revenue growth experienced at AXCES and secondarily due to growth in ARC's operations.

    GROSS PROFIT. Combined gross profit increased $10.6 million, or 85%, from $12.5 million for 1997 to $23.1 million for 1998. Combined gross profit increased $7.3 million, or 139%, from $5.2 million for 1996 to $12.5 million for 1997. Overall combined gross profit as a percentage of combined revenues was 36%, 42%, and 51% in 1996, 1997 and 1998, respectively. The increase in combined gross profit was primarily due to significant margin improvement experienced at AXCES.

COMBINED LIQUIDITY AND CAPITAL RESOURCES

    The following table sets forth selected unaudited cash flow information for OmniLynx on a combined historical basis:

                                                                                                     THREE MONTHS ENDED
                                                                      YEARS ENDED DECEMBER 31,           MARCH 31,
                                                                   -------------------------------  --------------------
                                                                     1996       1997       1998       1998       1999
                                                                   ---------  ---------  ---------  ---------  ---------
                                                                                      (IN THOUSANDS)
Net cash provided by (used in) operating activities..............  $      88  $    (814) $  (2,430) $     450  $   2,594
Net cash used in investing activities............................       (797)      (941)      (980)       (49)      (141)
Net cash provided by (used in) financing activities..............      1,146      1,430      3,607        160     (1,026)
                                                                   ---------  ---------  ---------  ---------  ---------
Net increase (decrease) in cash and equivalents..................  $     437  $    (325) $     197  $     561  $   1,427
                                                                   ---------  ---------  ---------  ---------  ---------
                                                                   ---------  ---------  ---------  ---------  ---------

    For the three months ended March 31, 1999, on a combined basis, operating activities generated $2.6 million of cash due primarily to increased collections of accounts receivable and federal income tax receivables by AXCES. Combined net cash used in investing activities approximated $0.2 million, primarily from investments in property and equipment. Combined financing activities consumed $1.0 million due primarily to $1.7 million of debt repayments on short-term debt at AXCES which offset short-term borrowings at InfoHighway and ARC.

    For the year ended December 31, 1998, on a combined basis, operating activities consumed $2.4 million of cash due primarily to net losses generated by InfoHighway and ARC, and higher investments in accounts receivable across all companies. Combined net cash used in investing activities approximated $1.0 million, primarily for a strategic telecommunication acquisition and purchases of property and equipment. Combined net cash provided by financing activities totaled $3.6 million, due to debt and equity financings from various sources including private placement offerings, commercial bank lendings, and related party transactions.

    For the year ended December 31, 1997, on a combined basis, operating activities consumed $0.8 million of cash for the same reasons noted above for 1998. Combined net cash used in investing activities approximated $0.9 million due primarily to purchases of property and equipment and repayment of notes to related parties. Combined financing activities generated $1.4 million primarily through common stock issuances, proceeds from notes payable to shareholders, and other related party financings.

    For the year ended December 31, 1996, operating activities generated break-even cash flow as negative operating cash flows incurred by InfoHighway and ARC were offset by positive operating cash flow by AXCES. Combined net cash used in investing activities approximated $0.8 million due principally to purchases of property and equipment. Combined financing activities generated $1.1 million primarily through various debt financings and common stock issuances.

    At March 31, 1999 on a combined basis, we had an aggregate of $0.2 million of cash and cash equivalents, and a working capital deficit of $8.4 million.

    We intend to increase capital expenditures and operating expenses significantly in order to integrate the founding companies, expand networks to support additional expected end-users in existing and future markets and to market and provide services to a growing number of potential end-users.

Current capital resources, including the proceeds of this offering, are anticipated to be sufficient to fund aggregate capital expenditures and working capital requirements, including operating losses, for the foreseeable future.

    Our expansion through acquisitions may require significant capital. We cannot predict with certainty what our capital needs will be for future acquisitions. We currently intend to use our common stock to fund a portion of the purchase price of future acquisitions. If our common stock does not maintain an acceptable price in the public markets or if potential acquisition candidates are unwilling to accept our common stock as part of the consideration for the sale of their businesses, we may have to use more cash to finance our acquisition program. If we do not have enough cash resources, our ability to make acquisitions could be limited unless we are able to obtain additional cash through future debt or equity financings. Incurring debt would increase our leverage and make us more vulnerable to economic downturns and limit our ability to compete.

    We intend to enter into negotiations with a group of commercial banks to provide us with a credit facility to be used for acquisitions, working capital, capital expenditures and other general corporate purposes. Any such credit facility or other debt financing will require that we make certain financial covenants which could limit our operational and financial flexibility. We cannot guarantee that we will be able to obtain financing for our acquisition program or, if available, that it will be available on terms we deem acceptable. As a result, we might be unable to successfully pursue our acquisition strategy. See "Management's Discussion and Analysis of Pro Forma Financial Condition and Results of Operations--Pro Forma Liquidity and Capital Resources."

AXCES, INC.

RESULTS OF OPERATIONS

    The following table sets forth certain historical financial data of AXCES and that data as a percentage of revenues for the periods indicated (dollars in thousands):

                                             YEARS ENDED DECEMBER 31,                       THREE MONTHS ENDED MARCH 31,
                         ----------------------------------------------------------------  -------------------------------
                                 1996                  1997                  1998                  1998            1999
                         --------------------  --------------------  --------------------  --------------------  ---------
Revenues...............  $   8,468       100%  $  19,474       100%  $  30,280       100%  $  10,387       100%  $   5,411
Cost of services.......      3,960        47%      8,003        41%      9,889        33%      2,864        28%      1,853
                         ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Gross profit...........      4,508        53%     11,471        59%     20,391        67%      7,523        72%      3,558
SG&A expenses..........      3,674        43%      8,910        46%     17,934        59%      3,563        34%      2,507
Depreciation and
  amortization.........         61         1%        135         1%        204         1%         44         --         58
                         ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Operating income.......  $     773         9%  $   2,426        12%  $   2,253         7%  $   3,916        38%  $     993
                         ---------             ---------             ---------             ---------             ---------
                         ---------             ---------             ---------             ---------             ---------

Revenues...............       100%
Cost of services.......        34%
                         ---------
Gross profit...........        66%
SG&A expenses..........        47%
Depreciation and
  amortization.........         1%
                         ---------
Operating income.......        18%

COMPARISON OF THREE MONTHS ENDED MARCH 31, 1999 AND 1998

    REVENUES. Revenues decreased $5.0 million from $10.4 million in 1998 to $5.4 million in 1999. The decrease in revenues can be attributed primarily to:
(1) loss of all GTE accounts due to a changing relationship with our carriers which eliminated our ability to bill GTE customers under our carriers' billing contracts, (2) elimination of Texas state line charges and (3) development of our proprietary verification system which delayed the switching of new accounts and reduced the number of accounts being switched. As a result of these factors, AXCES undertook a change in its marketing strategy to focus on increasing sales to its more profitable customers and reducing sales to its less profitable customers.

    GROSS PROFIT. Gross profit decreased $4.0 million from $7.5 million in 1998 to $3.5 million in 1999. Overall gross profit as a percentage of revenues was 72% and 66% in 1998 and 1999, respectively. The decrease in the gross profit can be attributed to: (1) loss of all GTE accounts due to a changing relationship with our carriers which eliminated our ability to bill GTE customers under our carriers' billing contracts, (2) elimination of Texas state line charges, and (3) development of our proprietary verification system which delayed the switching of new accounts and reduced the number of accounts being switched.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses decreased $1.0 million or 30% from $3.5 million in 1998 to $2.5 million in 1999. The significant decrease in expense levels was due primarily to: (1) a $0.6 million accrual of performance bonuses for the owners in 1998 and (2) significant changes in our marketing strategy which reduced selling expenses by 43%.

COMPARISON OF 1998, 1997 AND 1996

    REVENUES. Revenues increased $10.8 million, or 55%, from $19.5 million in 1997 to $30.3 million in 1998. Revenues increased $11.0 million, or 130%, from $8.5 million in 1996 to $19.5 million in 1997. The significant revenue increases experienced over these periods were primarily attributable to growth in customer base resulting from: (1) new office openings, (2) expanded sales force, (3) intensified sales and marketing campaigns, and (4) new user fees in 1998 associated with various state and federal assessments.

    GROSS PROFIT. Gross profit increased $8.9 million from $11.5 million in 1997 to $20.4 million in 1998. Gross profit increased $7.0 million from $4.5 million in 1996 to $11.5 million in 1997. Overall gross profit as a percentage of revenues was 53%, 59% and 67% in 1996, 1997 and 1998, respectively. Gross profit percentages have improved dramatically over recent years due to: (1) cost synergies resulting from expanding the customer base from approximately 9,600 customers at December 31, 1995 to 160,000 customers at December 31, 1998, (2) new user fees in 1998 associated with various state and federal assessments, (3) successful sales and marketing efforts, and (4) improved pricing on service offerings.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased $9.0 million, or 101%, from $8.9 million in 1997 to $17.9 million in 1998. The significant increase in expense levels was due primarily to: (1) a $2.4 million increase in compensation, benefits and performance bonuses received by the owners during 1998, (2) a $2.1 million increase in sales and marketing-related expenses due to higher personnel costs resulting from higher average headcount in sales force and increased exhibit space rentals and other promotional expenses, and (3) growth in personnel and administrative expenses overall across most functional areas due to the sustained growth in operations.

LIQUIDITY AND CAPITAL RESOURCES

    The following table sets forth selected information from AXCES' statements of cash flows (in thousands):

                                                                                                       THREE MONTHS ENDED
                                                                        YEARS ENDED DECEMBER 31,           MARCH 31,
                                                                     -------------------------------  --------------------
                                                                       1996       1997       1998       1998       1999
                                                                     ---------  ---------  ---------  ---------  ---------
Net cash provided by (used in) operating activities................  $     762  $     269  $  (1,249) $      23  $   3,207
Net cash used in investing activities..............................       (260)      (642)      (348)        --        (26)
Net cash provided by (used in) financing activities................       (110)        43      1,670         (6)    (1,734)
                                                                     ---------  ---------  ---------        ---  ---------
Net decrease in cash and equivalents...............................  $     392  $    (330) $      73  $      17  $   1,447
                                                                     ---------  ---------  ---------        ---  ---------
                                                                     ---------  ---------  ---------        ---  ---------

    For the three months ended March 31, 1999, operating activities generated $3.2 million of cash due primarily to increased collections of accounts receivable and federal income tax receivables of $2.1 million and $0.7 million, respectively. Investing activities were minimal and consisted of property and equipment purchases net of retirements. Financing activities consumed $1.7 million due to repayments of short-term debt.

    For the three months ended March 31, 1998, operating activities were break-even as positive operating cash flow was offset by increases in accounts receivable and related party receivables in the amounts of $3.9 million and $1.8 million, respectively. Financing activities were minimal and consisted of repayments of long-term debt.

    For the year ended December 31, 1998, operating activities consumed $1.2 million of cash as positive cash flow from operations was offset by a significant investment in working capital, including increases of $7.2 million and $0.7 million in accounts receivable and tax refund receivables, respectively. Net cash used in investing activities totaled $0.3 million, consisting of purchases of property and equipment and note issuances to related parties of $0.1 million and $0.2 million, respectively. Financing activities generated $1.7 million consisting of a $1.0 million short-term note payable to an independent third party lender and a $0.7 million short-term bank line of credit.

    For the year ended December 31, 1997, operating activities generated $0.3 million of cash as positive cash flow from operations was largely offset by investments in various working capital accounts, primarily a $3.8 million increase in accounts receivable. Net cash consumed by investing activities totaled $0.6 million, including purchases of property and equipment and issuances of notes to related parties of $0.4 million and $0.2 million, respectively. Minimal financing activities occurred during 1997 as $0.06 million was raised from proceeds of long-term notes payable and principal payments on long-term debt totaled $0.02 million.

    For the year ended December 31, 1996, operating activities generated $0.8 million of cash as positive cash flow from operations was partially offset by investments in working capital, including a $1.1 million increase in accounts receivable. Investing activities, consisting of purchases of property and equipment, totaled $0.3 million. Financing activities consumed $0.1 million due primarily to payments on a note payable to a vendor.

    AXCES expects to be able to fund its cash needs such as working capital through cash it generates from its operations. AXCES generally funds its purchases of property and equipment with internally generated cash or debt.

INFOHIGHWAY INTERNATIONAL, INC.

RESULTS OF OPERATIONS

    The following table sets forth certain historical financial data of InfoHighway International, Inc. and that data as a percentage of revenues for the periods indicated (dollars in thousands):

                                              YEARS ENDED DECEMBER 31,                       THREE MONTHS ENDED MARCH 31,
                          ----------------------------------------------------------------  -------------------------------
                                  1996                  1997                  1998                  1998            1999
                          --------------------  --------------------  --------------------  --------------------  ---------
Revenues................  $     426       100%  $     915       100%  $   1,384       100%  $     302       100%  $     535
Cost of services........        218        51%        648        71%        995        72%        226        75%        336
                          ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Gross profit............        208        49%        267        29%        389        28%         76        25%        199
SG&A expenses...........        639       150%      1,481       162%      1,339        97%        333       110%        335
Depreciation and
  amortization..........         52        12%        175        19%        261        19%         69        23%        131
                          ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Operating loss..........  $    (483)     (113%) $  (1,389)     (152%) $  (1,211)      (88%) $    (326)     (108%) ($    267)
                          ---------             ---------             ---------             ---------             ---------
                          ---------             ---------             ---------             ---------             ---------

Revenues................       100%
Cost of services........        63%
                          ---------
Gross profit............        37%
SG&A expenses...........        63%
Depreciation and
  amortization..........        24%
                          ---------
Operating loss..........       (50%)

COMPARISON OF THREE MONTHS ENDED MARCH 31, 1999 AND 1998

    REVENUES. Revenues increased $0.2 million, or 77%, from $0.3 million in 1998 to $0.5 million in 1999. The significant revenue increases experienced over these periods were primarily attributable to the following: (1) consummation of the acquisition of Eden Matrix during January 1999, and (2) overall growth in demand for Internet access services.

    GROSS PROFIT. Gross profit increased $0.1 million from $0.1 million in 1998 to $0.2 million in 1999. Overall gross profit as a percentage of revenues was 25% and 37% for 1998 and 1999, respectively. The improvement in gross profit percentages was due to efficiencies derived from the full integration of several 1997 acquisitions during 1998 and improved product pricing.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses totaled $0.3 million for each of the periods presented. Despite growth in personnel headcount, expense levels remained constant due to expense efficiencies upon the full integration during 1998 of acquisitions consummated during 1997.

COMPARISON OF 1998, 1997 AND 1996

    REVENUES. Revenues increased $0.5 million, or 51%, from $0.9 million in 1997 to $1.4 million in 1998. Revenues increased $0.5 million, or 115%, from $0.4 million in 1996 to $0.9 million in 1997. The significant revenue increases experienced over these periods were primarily attributable to the following: (1) overall growth in demand for Internet access services, (2) revenue contributions from the acquisition of several Internet service providers located in Texas and California during 1997, and (3) the introduction of the DirectConnect service offering during 1997. DirectConnect is a high-speed Internet service currently offered in office buildings in Texas, New Jersey and Florida, which provides building tenants access to a shared high-speed dataline. The DirectConnect service provides several benefits over traditional dial-up services, including continuous connection, faster connection speeds, fewer technical problems, lower cost, increased security and greater usability.

    GROSS PROFIT. Gross profit increased $0.1 million from $0.3 million in 1997 to $0.4 million in 1998. Gross profit increased from $0.2 million in 1996 to $0.3 million in 1997. Overall gross profit as a percentage of revenues was 49%, 29% and 28% in 1996, 1997 and 1998, respectively. Gross profit percentages declined from 1996 to 1998 due to significant increases in technical support staff and higher communication costs as InfoHighway expanded its network.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses decreased $0.2 million, or 10%, from $1.5 million in 1997 to $1.3 million in 1998. The decline in expenses was primarily attributable to higher expense levels experienced during 1997 for specific expenses including: (1) non-recurring stock compensation charges, (2) higher expenses incurred on the closing of equity offerings, and (3) duplicative network and staffing costs on acquisitions prior to full integration into InfoHighway. Selling, general and administrative expenses increased $0.8 million, or 132%, from $0.6 million in 1996 to $1.5 million in 1997. The increase in expenses was reflected across most expense categories, due primarily to increased personnel costs to support revenue growth and the specific 1997 expenses noted above.

LIQUIDITY AND CAPITAL RESOURCES

    The following table sets forth selected information from InfoHighway's statements of cash flows (in thousands):

                                                                                                          THREE MONTHS ENDED
                                                                           YEARS ENDED DECEMBER 31,           MARCH 31,
                                                                        -------------------------------  --------------------
                                                                          1996       1997       1998       1998       1999
                                                                        ---------  ---------  ---------  ---------  ---------
Net cash provided by (used in) operating activities...................  $    (250) $    (604) $    (587) $      29  $    (136)
Net cash used in investing activities.................................       (121)      (216)      (147)       (31)       (84)
Net cash provided by financing activities.............................        353        820        734          2        220
                                                                        ---------  ---------  ---------  ---------  ---------
Net decrease in cash and equivalents..................................  $     (18) $      --  $      --  $      --  $      --
                                                                        ---------  ---------  ---------  ---------  ---------
                                                                        ---------  ---------  ---------  ---------  ---------

    For the three months ended March 31, 1999, operating activities consumed $0.1 million as the net loss from operations was partially offset by increases in working capital liabilities, primarily deferred revenues and accrued expenses. Investing activities consumed $0.08 million due to purchases of certain intangible assets and property and equipment. Financing activities generated $0.2 million due to short-term borrowings.

    For the three months ended March 31, 1998, operating activities approximated break-even results as negative operating cash flow was offset by reductions in the working capital position, primarily pertaining to accounts payable and deferred revenues. Investing activities were minimal and pertained primarily to purchases of property and equipment. Financing activities approximated break-even results as unit offering proceeds were offset by payments on capital leases.

    For the year ended December 31, 1998, operating activities consumed $0.6 million as the net loss from operations was partially offset by a $0.3 million increase in accounts payable and accrued expenses. Net cash used in investing activities totaled $0.1 million due primarily to purchases of property and equipment. Financing activities generated $0.7 million of cash flow, including $0.5 million of proceeds from a unit offering of debt and equity securities and $0.5 million of proceeds from a note payable executed with Trident III during the fourth quarter, which served to offset net payments of notes payable to shareholders and repayments of capital lease obligations in the amounts of $0.2 million and $0.1 million, respectively.

    For the year ended December 31, 1997, operating activities consumed $0.6 million as the net loss from operations was partially mitigated by increases in accounts payable and deferred revenues totaling $0.4 million. Approximately $0.2 million was incurred on investing activities for the purchase of property and equipment. Financing activities generated $0.8 million consisting of $0.2 million of net proceeds from notes payable to shareholders and $0.6 million from common stock issuances under private placement offerings.

    For the year ended December 31, 1996, operating activities consumed $0.3 million as the net loss from operations was partially offset by increases in accounts payable and deferred revenues totaling $0.2 million. Investing activities, consisting of purchases of property and equipment, totaled $0.1 million. Financing activities consisted of common stock issuances which raised $0.4 million in capital for the year.

    Since its inception, InfoHighway has suffered losses and negative cash flows from operations and has a working capital deficit and stockholders' deficit that raise substantial doubt about its ability to continue as a going concern. Its ability to continue as a going concern is dependent upon the success of its marketing efforts, its ability to produce sufficient margins to cover operating and overhead expenses and its access to sufficient funding to enable it to continue operations.

ARC NETWORKS, INC.

RESULTS OF OPERATIONS

    The following table sets forth certain historical financial data of ARC and that data as a percentage of revenues for the periods indicated (dollars in thousands):

                                             YEARS ENDED DECEMBER 31,                       THREE MONTHS ENDED MARCH 31,
                         ----------------------------------------------------------------  -------------------------------
                                 1996                  1997                  1998                  1998            1999
                         --------------------  --------------------  --------------------  --------------------  ---------
Revenues...............  $   5,583       100%  $   9,648       100%  $  13,931       100%  $   3,462       100%  $   4,001
Cost of services.......      5,074        91%      8,895        92%     11,651        84%      3,029        88%      3,301
                         ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Gross profit...........        509         9%        753         8%      2,280        16%        433        12%        700
SG&A expenses..........      1,439        26%      2,695        28%      3,465        24%        523        15%        968
Depreciation and
  amortization.........         17         --        436         5%        407         3%        155         4%         97
                         ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Operating loss.........  $    (947)      (17%) $  (2,378)      (25%) $  (1,592)      (11%) $    (245)       (7%) $    (365)
                         ---------             ---------             ---------             ---------             ---------
                         ---------             ---------             ---------             ---------             ---------

Revenues...............       100%
Cost of services.......        83%
                         ---------
Gross profit...........        17%
SG&A expenses..........        24%
Depreciation and
  amortization.........         2%
                         ---------
Operating loss.........        (9%)

COMPARISON OF THREE MONTHS ENDED MARCH 31, 1999 AND 1998

    REVENUES. Revenues increased $0.5 million, or 16%, from $3.5 million in 1998 to $4.0 million in 1999. Long distance and local telephone revenues increased $0.6 million, or 26%, from $2.3 million in 1998 to $2.9 million in 1999. The increase is a result of greater market penetration into the local telephone market, principally New York City, through ARC's reseller programs with Teleport Communications Group and Winstar Communications, both competitive local exchange carriers, and with Bell Atlantic, the incumbent local exchange carrier, which began in April 1997. Also contributing was the aggressive marketing of ARC's long distance telephone service. Data cabling revenues remained unchanged at $1.1 million.

    GROSS PROFITS. Gross profit increased $0.3 million, or 62%, from $0.4 million in 1998 to $0.7 million in 1999. Overall gross profit as a percentage of revenues was 12.5% and 17.5% in 1998 and 1999, respectively. Gross profit on long distance and local telephone revenue increased $0.3 million, or 369%, from $0.1 million in 1998 to $0.4 million in 1999. Gross profit on data cabling revenues decreased $0.1 million, or 25%, from $0.4 million in 1998 to $0.3 million in 1999.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased $0.4 million, or 79%, from $0.5 million in 1998 to $0.9 million in 1999. These increases were primarily due to increased personnel costs associated with revenue growth, establishment of a customer service operation, the cost of external billing services associated with long distance and local telephone revenues and administrative and accounting costs. Selling, general and administrative expenses as a percent of revenues were 15% and 24% in 1998 and 1999, respectively.

COMPARISON OF 1998, 1997 AND 1996

    REVENUES. Revenues increased $4.3 million, or 44%, from $9.6 million in 1997 to $13.9 million in 1998. Revenues increased $4.0 million, or 73%, from $5.6 million in 1996 to $9.6 million in 1997. Long distance and local telephone revenues increased $2.7 million, or 38%, from $7.2 million in 1997 to $9.9 million in 1998. Long distance and local telephone revenues increased $2.8 million, or 64%, from $4.4 million in 1996 to $7.2 million in 1997. The increase in both periods is a result of greater market penetration into the local telephone market, principally New York City, through ARC's reseller programs with Teleport Communications Group and Winstar Communications, both competitive local exchange carriers, and with Bell Atlantic, the incumbent local exchange carrier, which began in April 1997. Also contributing was the aggressive marketing of ARC's long distance telephone service. Data cabling revenues increased $1.6 million, or 64%, from $2.5 million in 1997 to $4.1 million in 1998.

Data cabling revenues increased $1.3 million, or 108%, from $1.2 million in 1996 to $2.5 million in 1997. Revenues in both periods increased principally as a result of services to New York State in connection with updating its buildings for computers and Internet services. ARC also was a subcontractor to Mitel Systems, Inc. who was the primary contractor with New York City schools to rewire classrooms for computer and Internet services.

    GROSS PROFITS. Gross profit increased $1.5 million, or 203%, from $0.8 million in 1997 to $2.3 million in 1998. Gross profit increased $0.3 million, or 48%, from $0.5 million in 1996 to $0.8 million in 1997. Overall gross profit as a percentage of revenue was 9.1%, 7.8% and 16.4% in 1996, 1997 and 1998, respectively. Gross profit on long distance and local telephone revenues increased $0.8 million, or 800%, from $0.1 million in 1997 to $0.9 million in 1998. Gross profit on long distance and local telephone revenues decreased $0.2 million, or 67%, from $0.3 million in 1996 to $0.1 million in 1997. Our total gross profit and gross profit for the long distance and local telephone market decreased in 1997 as a result of unfavorable performance in ARC's discontinued prepaid telephone debit card operation. Gross profit on data cabling revenues increased $0.7 million, or 100%, from $0.7 million in 1997 to $1.4 million in 1998. Gross profit on data cabling revenues increased $0.5 million, or 250%, from $0.2 million in 1996 to $0.7 million in 1997.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased $0.8 million, or 29%, from $2.7 million in 1997 to $3.5 million in 1998. Selling, general and administrative expenses increased $1.3 million, or 87%, from $1.4 million in 1996 to $2.7 million in 1997. These increases were primarily due to increased personnel costs associated with revenue growth, establishment of a customer service operation, the cost of external billing services associated with long distance and local telephone revenue and administrative and accounting costs. Selling, general and administrative expenses as a percent of revenue were 26%, 28% and 24% in 1996, 1997 and 1998, respectively. In 1997, ARC recorded a loss on an impaired asset of $0.4 which was the primary cause of the increase in the 1997 percentage of revenue.

LIQUIDITY AND CAPITAL RESOURCES

    The following table sets forth selected information from ARC's statements of cash flows (in thousands):

                                                                                                           THREE MONTHS ENDED
                                                                            YEARS ENDED DECEMBER 31,           MARCH 31,
                                                                         -------------------------------  --------------------
                                                                           1996       1997       1998       1998       1999
                                                                         ---------  ---------  ---------  ---------  ---------
Net cash provided by (used in) operating activities....................  $    (424) $    (479) $    (594) $     398  $    (410)
Net cash used in investing activities..................................       (416)       (83)      (485)       (18)       (31)
Net cash provided by financing activities..............................        903        567      1,203        164        388
                                                                         ---------  ---------  ---------  ---------  ---------
Net increase (decrease) in cash and equivalents........................  $      63  $       5  $     124  $     544  $     (53)
                                                                         ---------  ---------  ---------  ---------  ---------
                                                                         ---------  ---------  ---------  ---------  ---------

    For the three months ended March 31, 1999, ARC used cash in operating activities of $0.4 million. ARC also incurred a net loss of $0.5 million which was offset by non-cash items of $0.2 million and a net decrease in other working capital accounts of $0.2 million. Net cash used in investing activities of $0.03 million was primarily for the acquisition of office equipment such as computers. Net cash provided by financing activities of $0.4 million was the result of an increase in debt financing received from a related party.

    For the three months ended March 31, 1998, ARC generated $0.4 million, primarily by an increase in interim billings in excess of costs and earnings of $1.2 million and non-cash items of $0.2 million offset by a net loss of $0.4 million and a decrease in other working capital accounts of $0.5 million. Net cash used by investing activities of $0.02 million was for office equipment such as personal computers. Net cash provided by financing activities of $0.2 million was due to an increase in funding from ARC's former asset based lender.

    For the year ended December 31, 1998, ARC used cash in operating activities of $0.6 million. ARC also incurred a net loss of $1.9 million which was offset by non-cash items of $0.9 million and a net decrease in other working capital accounts of $0.4 million, including a $1.5 million reserve on disputed amounts under contract. Net cash used in investing activities of $0.5 million was primarily for the acquisition of a long distance telephone customer base of $0.4 million. Net cash provided by financing activities of $1.2 million was primarily the result of a $2.0 million debt refinancing received from a related party offset by debt repayments of $0.8 million.

    For the year ended December 31, 1997, ARC used cash in operating activities of $0.5 million. ARC also incurred a net loss of $2.7 million which was offset by non-cash items of $0.8 million including a write down of $0.4 for an impaired asset in ARC's prepaid telephone calling card operation and a $1.4 million decrease in other working capital accounts. Net cash used for investing activities of $0.1 was for office equipment such as personal computers. Net cash provided by financing activities of $0.6 million was due to $0.9 million of loans received to support its operating activities offset by debt repayments of $0.3 million.

    For the year ended December 31, 1996, ARC used cash in operating activities of $0.4 million. ARC also incurred a net loss of $1.1 million which was partially offset by non-cash items of $0.1 million and a net decrease in other working capital accounts of $0.6 million. Net cash used in investing activities of $0.4 million was for the acquisition of telephone switching equipment. Net cash provided by financing activities of $0.9 million resulted from $0.4 million in loans received from related parties to support its operating activities and $0.4 million to acquire equipment.

    Since its inception, ARC has suffered losses and negative cash flows from operations and has a working capital deficit and stockholders' deficit that raise substantial doubt about its ability to continue as a going concern. Its ability to continue as a going concern is dependent upon the success of its marketing efforts, its ability to produce sufficient margins to cover operating and overhead expenses and its access to sufficient funding to enable it to continue operations.

                                    BUSINESS

OVERVIEW

    We acquired ARC in June 1999. We will acquire InfoHighway and AXCES simultaneously with and as a condition of the closing of this offering. Through these companies, we intend to offer an extensive array of Internet and telecommunications services to businesses and consumers. These services will initially include a combination of high-speed Internet access, and local phone and long distance telephone service. In the future, we intend to offer cable television, video conferencing, secure online shopping, online data backup, virtual private networks and other advanced data services. We currently operate principally in New York, New Jersey, Florida, Illinois, Texas and California.

    The combination of these three companies creates an extensive product mix, and produces efficiencies by combining sales and marketing efforts, back office operations and customer service. Our complementary product lines will enable us to become a full service telecommunications company. We will offer both bundled services for customer convenience and a wide array of unbundled services for specific applications. We intend to service both residential and commercial end-users, providing us with a balance between the long sales cycle of the complex bundled services sold to corporations and the mass marketing efforts that enjoy a short sales cycle in the less complex residential arena.

    We currently offer a broad range of Internet and telecommunication services including high speed Internet access, local phone service, long distance, and other value added data services. Combining ARC's competitive local exchange carrier expertise with InfoHighway's Internet and data background and AXCES' marketing experience in the resale of telecommunications services, we will be able to offer an integrated "single bill" solution for customer phone and Internet needs. By using new technology, we will be able to offer traditional telecommunication services at a competitive price as well as new data services not currently available through traditional carriers.

    In addition, we intend to continue to grow in all of our markets through the acquisition or merger of complementary technology or service companies. This could significantly increase Internet service provider and competitive local exchange carrier revenues in our target markets.

    Our objective is to become a leading provider of long-distance service and expand our product line to include local service and Internet access to low volume residential customers in large metropolitan areas. In order to achieve this goal, we will continue to emphasize the following key elements of our operating strategy:

    - Continue to develop effective marketing campaigns that offer high value to potential customers through customized telecommunications offerings,

    - Focus on maintaining a highly efficient direct sales effort with direct contact with our end user customers,

    - Develop new promotional packages that integrate both local telephone service and Internet access to our target market and,

    - Expand our product offering to additional cities consistent with our acquisition strategy.

    With our DirectConnect service, we presently provide or have agreed to provide high-speed Internet service to 30 multi-story buildings. This service is significantly faster than dial up modem connections, yet sells for less than the cost of a dedicated high-speed connection. We also provide Internet and telephone services to over 10,000 access lines, and serve more than 160,000 residential customers with long distance service. We believe significant opportunities exist to expand revenues by cross selling various products to current customers. In addition, we intend to continue to grow in all of our markets through the acquisition of complementary technologies or companies. We intend to use

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these acquisitions to increase our Internet service provider and competitive local exchange carrier revenues in our target markets.

    Low-volume urban residential users presently account for a significant portion of the overall market. We believe this segment of the market is extremely attractive and has been largely underserved by many interexchange carriers. In addition, we believe low-volume urban residential users are more receptive to direct sales programs and more likely to be influenced by promotional items. We also believe these customers are more likely to switch long-distance service providers.

    Each of the founding companies has at least five years of experience in its respective industry and a seasoned management team. Mr. Joseph A. Gregori is our Chief Executive Officer, and has over 13 years in the telecommunications industry. Prior to becoming ARC's Executive Vice President in 1998, he served as Chief Operating Officer of PriCellular Corporation, a publicly traded wireless telephone provider, and President of Nationwide Cellular Service Inc. and its successor company, MCI Wireless. Mr. Peter F. Parrinello, our Chairman of the Board and President, has over 25 years of experience in the telecommunications industry. Mr. Tony Howlett, our Chief Technology Officer, founded InfoHighway and has served as Chief Executive Officer since 1995.

MARKET OPPORTUNITY

    There is significant market opportunity for our services through the opening up of the telecommunications market brought about by the Telecommunications Act of 1996, the growing demand for high speed digital communications bandwidth, and the emergence of new technologies such as digital subscriber line and virtual private networks.

    We believe that the following market conditions support our business strategy:

    - Demand for Internet service, particularly high-speed Internet for corporate applications and residential users is increasing.

    - There is increasing demand by companies and individuals for buildings that provide access to an advanced telecommunications infrastructure.

    - The growing supply of available bandwidth, which should continue to grow through the deployment of new technologies, is creating a buyer's market for wholesale bandwidth.

    - Individuals and businesses currently purchase Internet, data and telecommunications services from many different vendors.

    - There is a demand for an alternative to the complexity of the current voice/data/Internet supplier mix, and for an alternative to traditional monopoly providers of local phone service.

    - There is a large segment of the current telecommunications marketplace that is underserved by existing independent and competitive local exchange carriers due to past credit issues or unfamiliarity with the procedures involved in obtaining service. These market segments will pay above average rates for access to both basic and enhanced communications services.

    Our goal is to attract customers in our target market segments with a unified product offering high-speed Internet and telecommunications service from one vendor whose focus is on customer service, market sensitive pricing and superior performance. We believe we can meet this goal, in part, because of the market conditions and rate of growth in the telecommunications industry. The Internet is experiencing explosive growth at a rate of over 100% per year worldwide. Currently, over 147 million people use the Internet and that number is expected to be over 320 million by the end of the year 2000 according to Computer Almanac Industry, Inc 1998. Furthermore, businesses are embracing the Internet in record numbers. In 1998, 36% of businesses were online with projected growth to 88% by 2001. We believe the unique requirements of business data and communications traffic will continue to

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drive high-speed Internet demand. Additionally, the Telecommunications Act of
1996 deregulated the telecommunications industry by mandating that competitive local exchange carriers be allowed to provide competitive services using the existing networks and infrastructure of the incumbent local exchange carriers. Our goal is to take advantage of these expanded markets and increased opportunities to compete and become a leading provider in our target markets with a bundle of high speed Internet, local voice, long distance and other telecommunications services. We believe that by making a variety of services available we will be able to sell some or all of our services to various customers in our markets. In addition, by marketing and using integrated billing and customer service, we believe that there will be significant opportunity to cross sell and increase the penetration of our other services.

BUSINESS STRATEGY

    Our objective is to become one of the leading providers of bundled high speed Internet service, data services and telecommunications service in each of the markets in which we operate. Through the founding companies, we currently have offices or facilities in the following markets: San Diego, New York, New Jersey, Houston, Dallas, San Antonio, Jacksonville and Chicago. We intend to combine our high speed Internet data products with our local and long distance products and deliver this telecommunications bundle to new and existing customers. Additionally, we expect to purchase switching facilities to further improve our operating margins and begin to establish our position as a facilities-based provider. We believe there is significant demand for our products, including the bundling thereof, which will deliver a single-sourced telecommunications package to our DirectConnect and residential niche markets. New technologies such as the emergence of high speed Internet data products coupled with alternatives to traditional telecommunications service as provided by the regional Bell operating companies are driving this demand. We plan on implementing the following business strategy:

        MARKET PENETRATION STRATEGY. We are pursuing a strategy of providing service to our DirectConnect and residential niche markets by targeting highly populated, multi-tenant business and residential buildings in major U.S. cities where there is significant demand for dedicated, high-speed Internet access services, where we can deliver our local and long distance product offerings at attractive margins. Additionally, as we reach successful penetration of these markets, we will then deploy telephone switches to further enhance our operating margins through the utilization of unbundled network elements. Our approach will be to target niche markets and highly populated, multi-tenant buildings by negotiating agreements directly with the landlords or managing agents of such buildings and delivering a bundle of services to the tenants to better serve their needs and offer discounts on such services to create more value to the end user.

        FOCUS ON HIGH-SPEED INTERNET SERVICES. We intend to focus on our DirectConnect Internet product, which offers high-speed Internet access to tenants of high rise office and residential buildings located in selected cities around the country. This service, called DirectConnect, is provided by installing data switches in buildings pursuant to a contract with the owner of the building. We offer individual tenants of the building Internet access at speeds near those achieved if they had dedicated T-1 lines and will be able to provide local and long distance phone service to the tenants as well. For those customers that sign up for more than one of our services, additional discounts will be offered across selected product lines. In this manner, we expect to be able to provide a highly competitive bundle of Internet and telecommunications services to our end-users.

        LEVERAGE THE ECONOMICS OF SUCCESS-BASED PENETRATION. To date, we have only installed data switches for high-speed Internet access after a building has been signed under contract, thereby limiting our exposure to capital expenditures. It is our intention to deploy telephone switches only after we have successfully penetrated our key markets, thereby postponing capital expenditures until we are well marketed in an area and largely success-based.

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        PROVIDE A SUPERIOR PRODUCT AND SERVICE SOLUTION.  We believe that we can build a significant competitive position by providing a comprehensive product offering and service solution to our customers. We undertake to provide all of the necessary product and service elements required to establish and maintain high-speed Internet and telecommunication services in our target markets, including:

       - providing a service that is superior to other competitors in terms of speed and responsiveness at a price point that is equal to or lower than competitive offerings at every service level;

       - provisioning all local and long distance service required to initiate service providing a single point of contact and hassle free install;

       - providing all billing and customer service functions on a 24 hour-a-day, 7 day-a-week basis; and

       - by providing a responsive, customer-oriented approach to our business that will distinguish us from traditional phone companies and new competitors.

        ACQUIRE SELECT COMPETITORS IN TARGET MARKETS TO ACCELERATE GROWTH AND MARKET PENETRATION. The founding companies have in the past acquired small competitors involved in the Internet service industry and have undertaken the purchase of a customer base in the telephone sector where it was determined to be of strategic importance. We intend to continue to seek out opportunities where we believe that acquisitions provide for either valuable customer bases and/or accelerated access into a desired market. We believe that acquisitions can be a valuable part of our overall strategy to expand our business offerings and achieve faster entry into new markets.

INTERNET SERVICES

    DIRECTCONNECT INTERNET SERVICES

    We have created a service called DirectConnect to pursue a significant niche opportunity in the business and high-end residential market. DirectConnect is a high-speed Internet service offered in office buildings in Texas, New York, New Jersey and Florida. DirectConnect service provides building tenants access to a shared high-speed data line. Few tenants can afford the cost of this line by themselves, but by aggregating traffic and taking advantage of the fact that most Internet connections are idle much of the time, the tenant experiences very fast access for a fraction of the cost. The current implementation of DirectConnect uses a T-1 data line that sends and receives data at 1.54 MBPS, which is up to 24 times faster than a standard 56K modem. We intend to deploy T-3 and digital subscriber line technology in the markets in which we operate as they become available.

    The DirectConnect service provides several benefits over traditional dial-up services:

       - CONTINUOUS CONNECTION. The customer never receives a busy signal since it is always connected through a network connection rather than a modem. This is ideal for customers accessing stock tickers, news updates and other information that require a dedicated connection.

       - FEWER TECHNICAL PROBLEMS. Over 90% of technical problems encountered by Internet users today are modem related. With DirectConnect, a network card provides a continuous connection, and since there is no modem involved, most connection problems are eliminated.

       - LOWER COST. DirectConnect provides much faster connection speeds at significantly lower cost than other alternatives such as ISDN or dedicated T-1.

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
       - INCREASED SECURITY. As part of the DirectConnect service, a basic firewall service is provided at each site to keep unwanted hackers and other visitors out of customer's networks. Additional protection is available for a fee.

       - GREATER USABILITY. Because of the higher speeds, clients can use additional services that are not practical at lower speeds, such as video-conferencing, virtual private networks and online data backup. We already offer data backup, and plan to introduce video conferencing and virtual private networks as such technology becomes available.

    VALUE ADDED INTERNET SERVICES

    We are also developing a number of value added services that will be offered to the DirectConnect clients. The nature of the high-speed connection will allow us to provide unique services that will differentiate us from other companies providing similar services. These services should also have the effect of increasing client retention, as customers are not currently able to get this combination of services elsewhere. These services include:

    ONLINE DATA BACKUP. We are able to provide secure online data backup for clients using the DirectConnect service. Utilizing our network at night when bandwidth usage is very low, a central backup computer, currently provided on contract to InfoHighway, remotely contacts the client's server and downloads files onto archival storage over the DirectConnect link. The files are encrypted for security purposes. The benefit of this service is that no personnel or hardware is required at the customer site. Additionally, the backup data is off-site and thus protected from a catastrophic loss such as fire or flood. Finally, the stored data is available immediately online. The customer can restore or recall the data instantly with the click of a mouse as compared to off-site alternatives which require shipping of physical tapes.

    VIRTUAL PRIVATE NETWORKS. More and more companies are recognizing the value of using the Internet for inter-office communications versus using expensive private data lines. However, there are security concerns when using the public Internet to transmit sensitive corporate data. With the DirectConnect service, the customer can connect two physically separate networks without transmitting the sensitive data across the public Internet. The information would flow across our private Intranet allowing for much faster transmission times and security.

    INTERNET TELEPHONE. As the underlying technology permits, we plan to offer Internet telephone services such as long distance and local dial tone using voice over Internet technology to our DirectConnect customers. These services may offer additional revenue and further cement the customer relationship.

TELECOMMUNICATIONS SERVICES

    LOCAL AND REGIONAL TELEPHONE SERVICE

    As a result of the Telecommunications Act of 1996, the regional bell operating companies were required to sell at wholesale rates their local telephone services to other telecommunications carriers. A customer may now keep his existing local exchange carrier service and have it provided by ARC at a discounted rate. ARC entered the local telephone market in 1993, when it recognized the potential in the local market with over $100 billion of annual recurring revenue and the marketing advantage provided by offering local service as a part of a bundle of discounted telecommunications services. We offer an extensive array of local services. We have the ability to install local service facilities at a discount to and that bypass the incumbent local exchange carrier.

    As we expand our role in the local market, the focus will be on expanding services offered and increasing profit margins. To accomplish this, we have received competitive local exchange carrier status

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
with the Public Service Commission in New York. This will allow us to purchase unbundled network elements from the incumbent local exchange carrier and to reduce costs and increase the flexibility of who provides each element of the phone network. It is our intention to continue to obtain competitive local exchange carrier certification in various other states that we choose to enter.

    Since 1993, we have been providing alternate local telephone, wide area network, and private line services to large corporate customers in the metropolitan New York City area. These services offer reliable disaster-resistant local and regional calling as well as access to long distance carriers. In addition to adding diversity to a subscriber network, we have been successful in providing significant savings to its customers.

    LONG DISTANCE SERVICE

    Today's subscribers are bombarded with various types of calling plans from long distance companies. However, the restrictions and billing methods with most of these promotions may raise the actual costs of the service. We offer a straight forward long distance service for either a switched or dedicated customer. The billing rate is a competitive flat rate, seven days a week, which is billed in six second increments. We entered the long distance market in response to demand from our customers for full service providers who could deliver a bundle of telecommunications services. In addition to traditional nationwide long distance, we have taken the initiative to offer new international calling plans for our customers. Further, we offer our customers dedicated facilities, such as T-1s, to allow access to our point of presence at 60 Hudson St. in New York City to allow for connection directly to an international long distance carrier whose service we resell.

    We are exploring opportunities with international telephone companies as they prepare for deregulation of worldwide telecommunications services. Currently, we have a collocation arrangement with an international carrier that gives us access to the carrier's facilities in New York and Los Angeles and the option to purchase international usage at the largest carrier discount available.

    Additionally, we are exploring arrangements with certain competitive local exchange carriers to provide dedicated access to our local central office. This will allow us to sell a bundled service of long distance services and to offer discounted dedicated rates when providing local services from the competitive local exchange carriers' facilities. In this manner, very competitive rates can be offered when using our local phone service. We also offer combined billing and management reports for our local and long distance services. We are constantly seeking new markets and alliances as the telecommunications industry continues to evolve and change pursuant to the effects of deregulation.

    We also offer a competitive flat rate with a monthly fee to residential customers who might not otherwise have been able to obtain a long distance service as well as to customers attracted to our convenient payment plan. We are currently licensed to provide our service in 20 states and do so to over 160,000 customers monthly. We have also recently begun to offer paging services to our customers as the first of other related products that we intend to distribute to this customer base.

    As a non-facilities based provider, our focus has been on sales and marketing and attracting large numbers of customers through our promotional service offerings. We believe that our successful marketing techniques in the residential market, coupled with both local telephone service and Internet access will prove to be an even more attractive offering to this market segment. Through our direct sales force we intend to solicit residential customers with various promotional offerings, including competitive flat rate minute pricing plans. We attribute our success to maintaining control over the sales and marketing campaigns through our direct sales force, direct contact with the end-user customer and focusing our efforts on marketing programs that appeal to various urban residential and ethnic customers. We also intend to create customer interest in our products by promoting to a special or niche interest in our prospective target market by offering a low promotional price point on a particular portion of our service offering. We believe that this segment of the marketplace, specific niches of

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
the urban residential population are underserved and through creative marketing campaigns including such promotions as special low rates to international countries will allow us to be successful in marketing to these customer groups.

    We believe that with our marketing experience and the availability of additional telephone products including local service and Internet access, we will have an attractive marketing package to sell to our target market. To date, our sales force has primarily sold our long distance products in Texas and Illinois. Through the combination of the founding companies we will begin to expand upon our product offering and open new markets consistent with our expansion plans.

    Currently, our sales force consists of approximately 50 employees who utilize various sales methods in reaching prospective customers. One of our principal methods of reaching our prospective customers is to take temporary space such as kiosks or counter space in large retail traffic areas such as malls, supermarkets, and fairs and promote our products directly. In this manner we are able to reach a large prospective audience without the high fixed selling costs associated with long-term store leases and related overhead. Additionally, this approach allows us to capitalize on successful marketing programs and sign up large numbers of customers. To the extent that a promotional offering does not have the expected appeal, we are able to modify such and remarket it within days to the same prospective audience.

    Our core product offering is 1 + long-distance service. We also provide paging service, 800 service, voice-mail and calling cards, although these products and services represent a small percentage of total sales. We offer our long distance service through approximately 30 different pricing plans. However, we generate the vast majority of our sales from several pricing plans. One of our plans bills a flat rate of $6.95 per month plus 9.9 CENTS per minute for interstate calls and our standard rate for intrastate calls. International calls are billed at varying prices based on the day and time, as well as the destination of the call.

    We intend to develop additional products and services. In addition to prepaid calling cards, we will offer a special rate plan for customers who make a high number of calls to one primary international destination. This plan will initially be offered to customers with a high number of calls to Mexico. The success of this initial roll-out will determine the other countries to which we will provide these services.

LOCAL AREA NETWORKING (LAN) AND CABLING

    We provide the services of highly specialized fiber optic technologists, as well as equipment and cable installation, including outside plant. Through ARC, we established an early reputation as an industry expert in this field and were involved in the early 1990's to resolve technical difficulties with the newly installed fiber crossing the Hudson River into New York City. ARC has a long history of being an industry leader in providing network design and installation. We provide customer solutions for premise network wiring, local and wide area networks and system integration. We presently have a network wiring contract with the State of New York Office of General Services. This contract enables various state agencies to purchase service directly from us without the traditional bid process. Under this agreement, we have made strides in the education market where the Federal Government E Rate program has financed enhanced data infrastructure in schools and created business arrangements with companies in various parts of the country to support these needs.

BUNDLED SERVICES

    We have the ability to offer all the above services bundled together and offer volume discounts and one-stop shopping for both businesses and residential customers. This bundling offers additional marketing opportunities as well as convenience for the customer. Commercial customers have the option of purchasing local, long distance and dedicated Internet access services over the same local loop delivered to their office. There are few competitive local exchange carriers or other providers in the country offering this range of services. Residential customers can purchase a unique high-speed Internet access product as well as local phone service, and long distance in buildings serviced by us. This capability is an effective marketing tool and provides the company with a significant identity separate and distinct from others in the highly competitive telecommunications marketplace.

SALES AND MARKETING

    Our marketing goal is to provide a wide range of Internet and telecommunications-related services to our DirectConnect and residential niches in our target markets. We have initially targeted principal cities in Illinois, New York, New Jersey, Florida, Texas and California. We currently have a presence and a customer base in these locations because they contain a large part of the population and most of the major markets. The business market is targeted due to the low penetration of this market for Internet services and the potential for cross-selling additional services. The residential market is targeted because it provides large numbers of customers who have historically been infrequent users of telecommunications products due to credit problems or unfamiliarity with the procedures involved in obtaining service. Currently less than 50% of this market is connected to the Internet. This provides us with an enormous opportunity to expand our penetration in both of these niches.

    We plan to leverage our high-speed Internet services as a way to establish relationships with businesses and consumers alike. The Internet is creating huge opportunities for businesses and, in fact, is changing the way business is done. Once only an idea, e-commerce is projected to grow to $400 billion by the year 2002, reflecting a 1997 to 2002 compound annual growth rate of 103% (Source: IDC Corp.). By capitalizing on this huge market opportunity, we will use our Internet offering as our lead product and then, after successfully reaching our targeted customer, cross-sell our telecommunications products. Because almost all businesses already purchase local phone service and long distance, we will then market our services as an additional opportunity to save money, as an alternative to the incumbent local exchange carriers and as a chance to have one provider handle the business's account. Many businesses have yet to get on the Internet and by using our high-speed, competitively priced Internet product to establish a relationship with the customer, the salesperson can then expand the sale to include all of our telecommunications services.

    In the case of the residential market, we believe that providing access to basic telephone service at prices below the regional Bell operating companies bundled with an Internet service will be extremely attractive. Though current penetration of Internet service is low in our residential market, we believe that the advent of extremely low cost personal computers coupled with the desire of lower income persons for the entertainment and educational opportunities afforded by the Internet will drive demand. By bundling this product with local service and long distance, we believe that we will be able to dramatically increase customer retention and cross-selling opportunities.

CUSTOMERS

    In our Internet service sector, we presently provide or have agreed to provide service to 30 buildings who subscribe to our high-speed Internet product. We have successfully sold to and serviced a significant number of prestigious clients. We are also involved in a pilot project with Bell Atlantic as a marketing agent to deliver a bundle of Internet and telecommunications products to luxury high rise multiple dwelling units in New York. The following is a partial list of the telecommunications customers serviced by us:

Avis
Century 21
New York Daily News
Bronx Community College
New York Transit Authority
Daiwa Securities America, Inc.

    DKNY
    J. Crew Inc.
    Lehman College
    Lord and Taylor
    CUNY Law School
    Winstar Wireless Inc.

IONA College
Queens College
The MONY Group
United Jewish Appeal
Harper Collins Publishing

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    In our residential market, we currently service over 160,000 customers on a monthly basis with our long distance products. We have recently introduced a paging product and feel that the ability to offer additional products to the base including local service and Internet access will both increase customer retention and increase revenue per customer.

INTEGRATION STRATEGY

    The acquisition of the founding companies creates marketing and operational strengths that will allow us to bring a complete communications solution to our customers. Cross-selling opportunities among each of the founding companies' existing customer bases create significant revenue potential. Technical integration of the network will allow us to provide combined services over the same wire, which will cut costs and allow us to stay ahead of the competition in terms of price and offerings. Billing integration will allow for single bill capability that will greatly increase convenience for customers. By combining telecommunications purchasing, volume discounts can be achieved with major carriers and other strategic partners. Finally, by combining certain operations and back-office functions, additional cost savings and economies of scale will be achieved.

    It is expected that initially, bundled and cross-marketed services from the founding companies will be provided on different networks. In the early stages of integration, we anticipate that we will consolidate our telecommunications service offerings to take advantage of maximizing vendor discounts. In the future, as we install state-of-the-art switches and digital subscriber line technologies that support voice over Internet protocol, it will be possible to begin providing these services over the same wire. Additionally, we may consider the purchase of switches that will allow us to begin providing proprietary long distance and local service, rather than purchasing unbundled network elements and reselling the incumbent local exchange carrier and competitive local exchange carrier services.

    The acquisition of the founding companies involves a number of risks. See "Risk Factor--There Are Risks Associated With The Integration of The Founding Companies Which Could Adversely Affect Our Business."

    We will incur certain expenses in connection with the integration of the founding companies, which are not expected to be significant. However, the actual amount of these expenses could be higher than anticipated. Factors that could increase such costs include any unexpected employee turnover, unforeseen delays in addressing duplicate facilities once the acquisitions have been completed and the associated costs of hiring temporary employees, and any additional fees and charges to obtain consents, regulatory approvals or permits. We may not achieve the benefits and strategic objectives sought through the acquisitions. Costs associated with the acquisitions, or liabilities and expenses associated with the operations of the founding companies, that exceed our expectations, could have a material adverse effect on our business, prospects, operating results and financial condition. See "Management's Discussion and Analysis of Pro Forma Financial Condition and Results of Operations--Pro Forma Liquidity and Capital Resources."

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NETWORK ARCHITECTURE AND TECHNOLOGY

    The key design principles of our network are intended to provide:

    HIGH-SPEED CONNECTION. Our DirectConnect service was developed to provide a high-speed connection to business and individuals within high-rise office and apartment buildings. This service provides a connection that is up to 24 times faster than a 56K modem. Since it is always connected, DirectConnect avoids many of the technical problems associated with dial-up connections. It is also more secure from intrusion from unauthorized users. The service is marketed at a price that is significantly lower than other high-speed alternatives such as ISDN or dedicated T-1 service.

    REDUNDANCY AND BACKUP. Our network is built to provide maximum uptime for corporate users. These users depend much more heavily on the Internet than low-end consumer users. In many cases, the Internet represents a critical part of their business. Therefore, we have built a network that experiences minimal downtime. It maintains multiple connections into Tier 1 Internet backbone providers to ensure connectivity even when a major provider goes down. It also maintains all of its data on servers that are backed up by an online data back up system. This means that in the event of a server outage, data can be immediately recovered and that data loss and customer downtime are minimized. Finally, we maintain hot spares in our primary computer center so that any equipment outage is generally not noticed by customers.

    SCALABLE AND EXPANDABLE NETWORK. We have built our network with the maximum amount of flexibility and scalability in mind. As we grow rapidly, we must be able to add links to our network and expand its bandwidth capability rapidly. Through an agreement with Level 3, a major carrier and Tier 1 provider, we are able to rapidly expand our network and, if necessary, increase bandwidth on any given link. Generally, bandwidth can be increased on any given link within 48 hours of being requested. We are also installing equipment that allows upgradability to new features and allows us to offer new services in the future. We use servers from Ascend Communications which can be upgraded to provide virtual private networks, digital subscriber lines and even voice over Internet protocol. Our digital subscriber line vendor of choice, AccessLAN, offers upgradability to provide virtual private network and voice over Internet protocol as well as frame relay services.

COMPETITION

    The markets for business and consumer telecommunications and data services are intensely competitive and we expect that such markets will become increasingly competitive in the future. Our most immediate potential competitors are the incumbent local exchange carriers, interexchange carriers, Internet service providers, online service providers, wireless data service providers and other competitive local exchange carriers. Many of these competitors are offering, or may soon offer, technologies and services that directly compete with some or all of our high-speed digital services. Such technologies include ISDN, digital subscriber line, wireless data and cable modems. The principal bases of competition in our markets include transmission speed, reliability of service, breadth of service availability, price/performance, network security, ease of access and use, content bundling, customer support, brand recognition, operating experience, capital availability and exclusive contracts. We believe that we compare unfavorably with our competitors with regard to, among other things, brand recognition, operating experience, exclusive contracts, and capital availability. Many of our competitors and potential competitors have substantially greater resources than do we and there can be no assurance that we will be able to compete effectively in our target markets.

    INCUMBENT LOCAL EXCHANGE CARRIERS. All of the largest incumbent local exchange carriers present in our target markets are conducting technical and/or market trials or have entered into commercial deployment of the digital subscriber line based services. We recognize that each incumbent local exchange carrier has the potential to quickly overcome many of the issues that we believe have slowed their wide deployment of digital subscriber line services in the past. The incumbent local exchange

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carriers represent strong competition in all of our target service areas. The incumbent local exchange carriers have an established brand name and reputation for high quality in their service areas, possess sufficient capital to deploy digital subscriber line equipment rapidly, have their own copper lines and can bundle digital data services with their existing analog voice services to achieve economies of scale in serving customers. Certain of the incumbent local exchange carriers have aggressively priced their consumer digital subscriber line services as low as $30-$40 per month, placing pricing pressure on our DirectConnect services. The incumbent local exchange carriers are in a position to offer service from collocation spaces where we are unable to secure collocation space and offer service because of asserted or actual space restrictions, which provides the incumbent local exchange carriers with a potential competitive advantage compared with us. Accordingly, we may be unable to compete successfully against the incumbent local exchange carriers, and any failure to do so would materially and adversely affect our business, prospects, operating results and financial condition. See "Risk Factors-- The Telecommunications Industry is Highly Competitive and Subject to Rapid Technological Change."

    CABLE MODEM SERVICE PROVIDERS. Cable modem service providers such as @Home Network and MediaOne (and their respective cable partners) are deploying high-speed Internet access services over hybrid fiber and coaxial cable networks. Where deployed, these networks provide similar and in some cases higher-speed Internet access and remote local access network access than we provide. They also offer these services at lower price points than our DirectConnect services and target residential consumers, as well as business customers. They achieve these lower price points in part by offering a consumer grade of service, which shares the bandwidth available on the cable network among multiple end-users. This architecture is well-suited to compete with our consumer Internet market but is less well-suited to our markets for business Internet access and remote local access network access where guaranteed bandwidth, symmetric upstream and downstream bandwidth and network security issues are more important than in the consumer market. In addition, different regions within a metropolitan area may be served by different cable modem service providers, making it more difficult to offer the blanket coverage required by potential business and remote local area networks access customers. Also, much of the current cable infrastructure in the U.S. must be upgraded to support cable modems, a process which we believe is significantly more expensive and time-consuming than the deployment of traditional networks. Actual or prospective cable modem service providers competition may have a significant negative effect on our ability to secure customers and may create downward pressure on the prices we can charge for our services.

    NATIONAL LONG DISTANCE CARRIERS. Interexchange carriers, such as AT&T, Sprint, MCI WorldCom and Qwest have deployed large-scale Internet access networks and asynchronous transfer mode networks, sell connectivity to businesses and residential customers, and have high brand recognition. They also have interconnection agreements with many of the incumbent local exchange carriers and a number of collocation spaces from which they are currently offering or could begin to offer competitive long distance services.

    FIBER-BASED COMPETITIVE LOCAL EXCHANGE CARRIERS. Companies such as Teleport Communications Group, Inc. (acquired by AT&T), Brooks Fiber Properties, Inc. (acquired by WorldCom) and MFS (acquired by MCI WorldCom) have extensive fiber networks in many metropolitan areas primarily providing high-speed digital and voice circuits to large corporations. They also have interconnection agreements with the incumbent local exchange carriers pursuant to which they have acquired collocation space in many markets targeted by us. These companies are modifying or could modify their current business focus to include residential and small business customers using digital subscriber lines in combination with their current fiber networks.

    INTERNET SERVICE PROVIDERS. Internet service providers such as BBN (acquired by GTE), UUNET Technologies (acquired by WorldCom), Earthlink Networks, Concentric Network, Mindspring Enterprises, Netcom On-Line Communication Services and PSINet provide Internet access to residential and

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
business customers, generally using the existing public switched telephone network at ISDN speeds or below. Some Internet service providers such as UUNET Technologies in California and New York, HarvardNet Inc. and InterAccess have begun offering digital subscriber line services.

    ONLINE SERVICE PROVIDERS. Online service providers include companies such as America Online, CompuServe (acquired by AOL), MSN (a subsidiary of Microsoft Corp.) and WebTV (acquired by Microsoft Corp.) that provide, over the Internet and on proprietary online services, content and applications ranging from news and sports to consumer video conferencing. These services are designed for broad consumer access over telecommunications-based transmission media, which enable the provision of digital services to the significant number of consumers who have personal computers with modems. In addition, they provide Internet connectivity, ease-of-use and consistency of environment. Many of these online service providers have developed their own access networks for modem connections.

    WIRELESS AND SATELLITE DATA SERVICE PROVIDERS. Wireless and satellite data service providers are developing wireless and satellite-based Internet connectivity. We may face competition from terrestrial wireless services, including 2 and 28 Gigahertz wireless cable systems (Multi-channel Microwave Distribution System and Local Multi-channel Distribution System), and 18 and 39 Gigahertz point-to-point microwave systems. For example, the FCC has adopted new rules to permit multi-channel microwave distribution system licensees to use their systems to offer two-way services, including high-speed data, rather than solely to provide one-way video services. The FCC also recently auctioned spectrum for local multi-channel distribution system services in all markets. This spectrum is expected to be used for wireless cable and telephony services, including high-speed digital services. In addition, companies such as Teligent Inc., Advanced Radio Telecom Corp. and WinStar Communications, Inc., hold point-to-point microwave licenses to provide fixed wireless services such as voice, data and video conferencing.

    We also may face competition from satellite-based systems. Motorola Satellite Systems, Inc., Hughes Communications (a subsidiary of General Motors Corporation), Teledesic and others have filed applications with the FCC for global satellite networks which can be used to provide broadband voice and data services, and the FCC has authorized several of these applicants to operate their proposed networks.

    OTHER COMPETITIVE LOCAL EXCHANGE CARRIERS. Other companies such as Rhythms NetConnections and NorthPoint Communications offer high-speed digital services similar to ours. The 1996 Act specifically grants competitive local exchange carriers the right to negotiate interconnection agreements with the incumbent local exchange carriers. Further, the 1996 Act allows competitive local exchange carriers to enter into interconnection agreements which can be and are identical to other competitors.

    We seek the following strategic benefits in each selected market that we enter:

    - securing and retaining customers before the same high-speed services are available from others,

    - engendering end-user loyalty through superior coverage and high customer satisfaction; and

    - capturing the largest customer base and thereby achieving economies of scale sufficient to drive down prices and develop a leadership position.

    We may not be able to achieve these benefits if substantial competition from any of the foregoing competitors exists or develops in our markets.

GOVERNMENT REGULATION

    OVERVIEW. Our services are subject to a extensive federal and state regulations. The FCC has jurisdiction over all our services and facilities to the extent that we provide interstate and international telecommunications services. To the extent we provide identifiable intrastate services, our services and facilities are subject to state regulations. In addition, local municipal government authorities also assert jurisdiction over our facilities and operations. The jurisdictional reach of the various federal, state and local authorities is subject to ongoing controversy and judicial review, and we cannot predict the outcome of such review.

    FEDERAL REGULATION. Our provision of telecommunications services must comply with the requirements of the Communications Act of 1934, as amended by the 1996 Telecommunications Act, as well as regulations promulgated by the FCC under the statute. The 1996 Act eliminates many of the pre-existing legal barriers to competition in the telecommunications and video programming communications businesses, preempts many of the state barriers to local telecommunications service competition that previously existed in state and local laws and regulations, and sets basic standards for relationships between telecommunications providers. The law delegates to the FCC and the states broad regulatory and administrative authority to implement the 1996 Act.

    Among other things, the 1996 Act removes barriers to entry in the local telecommunications market by preempting state and local laws that are barriers to competition and by requiring incumbent local exchange carriers to provide nondiscriminatory access and interconnection to potential competitors, such as cable operators, wireless telecommunications providers, interexchange carriers and competitive local exchange carriers such as us.

    On January 25, 1999, the United States Supreme Court rejected the FCC's implementation of the network element unbundling obligations, including the minimum set of network elements incumbent local exchange carriers must make available to competitive local exchange carriers. In response to the court, the FCC has instituted a rulemaking seeking comments on how the FCC should identify such network elements and whether network elements used to provide advanced services should be unbundled. For instance, the FCC is considering imposing additional obligations on the incumbent local exchange carriers to allow competitive local exchange carriers to provide access, including higher speed services through local loops that involve digital loop carrier systems.

    Regulations promulgated by the FCC under the 1996 Act specify in greater detail the requirements of the 1996 Act imposed on the incumbent local exchange carriers among other things, to open their networks to competition by providing competitors interconnection, collocation space, access to unbundled network elements, retail services at wholesale rates and nondiscriminatory access to telephone poles, ducts, conduits, and rights-of-way. As a result of these changes, companies such as us are now able to interconnect with the incumbent local exchange carriers in order to provide local telephone exchange services and to use portions of the incumbent local exchange carriers existing network to offer new and innovative services such as those we are currently offering.

    The 1996 Act also allows the regional Bell operating companies to enter the long distance market within their own local service regions upon meeting certain requirements. To date, the FCC has rejected each Regional Bell Operating Company's attempts to provide long distance service and it is uncertain when they will grant the first request. The timing of the various Regional Bell Operating Companies in-region long distance entry will likely affect the level of cooperation we receive from each of the regional Bell operating companies.

    In addition, the 1996 Act provides relief from the earnings restrictions and price controls that have governed the local telephone business for many years. Incumbent local exchange carriers tariff filings at the FCC have been subjected to increasingly less regulatory review. However, precisely when and to what extent the incumbent local exchange carriers will secure pricing flexibility or other regulatory freedom for their services is uncertain. For example, under the 1996 Act, the FCC is considering eliminating certain regulations that apply to the incumbent local exchange carriers' provision of services that are competitive with ours. The timing and the extent of regulatory freedom and pricing flexibility and regulatory freedom granted to the incumbent local exchange carriers will affect the competition we face from the incumbent local exchange carriers competitive services.

    Finally, the 1996 Act allows the FCC to take explicit regulatory action in order to encourage the deployment of advanced services to all Americans. In August 1998, the FCC released an Order and a

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
Notice of Proposed Rulemaking proposing additional regulations it believes are required to ensure this goal. These rules would place conditions on the ability of the incumbent local exchange carriers to offer digital subscriber line services on an unregulated basis through a separate affiliate. In addition, the FCC has proposed rules that would provide us an enhanced ability to gain collocation space in incumbent local exchange carriers' collocations. While we believe that these proposed rules are advantageous to us, there can be no guarantee that the actual regulations, when and if implemented, will enhance our ability to compete.

    Any changes in applicable federal law and regulations, in particular, changes in the interconnection obligations of incumbent local exchange carriers, the prospective entry of the Regional Bell Operating Companies into the in-region long distance business and grant of regulatory freedom and pricing flexibility to the incumbent local exchange carriers, could have a material adverse impact on our business prospects, operating results and financial condition. To date, the FCC has not asserted jurisdiction over companies that provide Internet access services. However, the FCC is considering a petition that seeks to require providers of Internet telephone services to pay access charges.

    STATE REGULATION. To the extent we provide identifiable intrastate services or have otherwise submitted to the jurisdiction of the relevant state telecommunications regulatory commissions, we are subject to such jurisdiction. To date, we are authorized under state law to operate as a competitive local exchange carrier in New York, Florida, Michigan and Connecticut and intend to obtain authorization in the other states necessary to cover our target regions. We are also authorized to provide intrastate long distance services in approximately 20 states. Some of the states in which we hold competitive local exchange carrier and long distance licenses must approve the changes in ownership of ARC and AXCES, as well as the issuance of the securities contemplated in this offering.

    LOCAL GOVERNMENT REGULATION. In certain instances, we may be required to obtain various permits and authorizations from municipalities in which we operate our own facilities. Whether various actions of local governments over the activities of telecommunications carriers such as us, including requiring payment of franchise fees or other fees for access to public rights-of-way, pose barriers to entry for competitive local exchange carriers, and which may be preempted by the FCC is the subject of litigation. Although we rely primarily on the unbundled network elements of the incumbent local exchange carriers, in certain instances, we will deploy our own facilities, and therefore may need to obtain certain municipal permits or other authorizations. The actions of municipal governments in imposing conditions on the grant of permits or other authorizations or their failure to act in granting such permits or other authorizations could have a material adverse effect on our business, prospects, operating results and financial condition.

    The foregoing does not purport to describe all present and proposed federal, state and local regulations and legislation affecting the telecommunications industry. Other existing federal regulations are currently the subject of judicial proceedings, legislative hearings and administrative proposals, which could change, in varying degrees, the manner in which communications companies operate in the U.S. The ultimate outcome of these proceedings, and the ultimate impact of the 1996 Act or any final regulations adopted pursuant to the 1996 Act on us or our business cannot be determined at this time but may well be adverse to our interests. We cannot predict the impact, if any, that future regulation or regulatory changes may have on our business and there can be no assurance that such future regulation or regulatory changes will not have a material adverse effect on our business, prospects, operating results and financial condition. See "Risk Factors--We Depend Upon Entering Into Agreements with Third Parties in Order to House and Operate Certain Components of Our Network Which Are Subject to Various Government Regulations" and "--Our Business is Highly Regulated and May Be Adversely Affected by Future Changes in Governmental Regulations Relating to Our Industry."

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
    The law governing the liability of online service providers and Internet access providers for participating in the hosting or transmission of objectionable materials or information currently remains unsettled. Under the terms of the 1996 Telecommunications Act, courts can impose civil and criminal penalties for the use of interactive computer services for the transmission of certain indecent or obscene communications. The United States Supreme Court in 1997 held this provision unconstitutional as it relates to indecent, but not obscene, communications. In October 1998, Congress enacted the Child Online Protection Act, which requires that online material that is "harmful" to minors be restricted. This law is currently being challenged and on February 1, 1999 a U.S. District Court judge issued a preliminary injunction against enforcement of portions of that act. The U.S. Justice Department has filed an appeal of the February 1999 ruling. Also, certain states have adopted and other states may adopt similar requirements in the future. The constitutionality of such state requirements remains unsettled at this time. In addition, several private parties have filed lawsuits seeking to hold Internet service providers accountable for information that they transmit, such as libelous material and copyrighted material. We cannot predict the outcome of this litigation or the potential for the imposition of liability on Internet service providers for information that they host, distribute or transport. These suits and other regulations could materially change the way Internet service providers must conduct business and could impact our determination to expand or continue this business. To the extent that we become parties to future litigation, such litigation could have a material adverse effect on our business, prospects, operating results and financial condition.

INTELLECTUAL PROPERTY

    We regard our products, services and technology as proprietary and will attempt to protect it with copyrights, trademarks, trade secret laws, restrictions on disclosure and other methods. There can be no assurance these methods will be sufficient to protect our technology. We also generally enter into confidentiality or license agreements with our employees and consultants, and generally control access to and distribution of our documentation and other proprietary information. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use our products, services or technology without authorization, or to develop similar technology independently. In addition, effective copyright, trademark and trade secret protection may be unavailable or limited in certain foreign countries. There can be no assurance that the steps we have taken and will take will prevent misappropriation or infringement of our technology. In addition, litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of the proprietary rights of others. Such litigation could result in substantial costs and diversion of resources and could have a material adverse effect on our business, prospects, operating results and financial condition.

EMPLOYEES

    As of May 31, 1999, we had 166 employees (excluding temporary personnel and consultants), employed in engineering, sales, marketing, customer support and related activities, and general and administrative functions. None of our employees is represented by a labor union, and we consider our relations with our employees to be good. Our ability to achieve our financial and operational objectives depends in large part upon the continued service of our senior management and key technical, sales, marketing and managerial personnel, and our continuing ability to attract and retain highly qualified technical, sales, marketing and managerial personnel. Competition for such qualified personnel is intense, particularly in software development, network engineering and product management.

FACILITIES

    Our facilities are all located in the United States and consist of eight leased facilities. We lease our corporate headquarters office in Hauppauge, New York and lease a sales office from a related party in New York City on a month-to-month basis, and have two branch offices under lease in Houston, Texas.

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
(See "Certain Relationships and Related Transactions") We lease sales offices in San Antonio and Dallas, Texas, and Chicago, Illinois. We have a warehouse for our data cabling operations in Hauppauge, New York under lease. Our current leases have remaining terms ranging from less than six months to four years.

    We consider our current facilities adequate for our current needs and believe that suitable additional or replacement space will be available, as needed, to accommodate further physical expansion of our operations or relocation.

LEGAL PROCEEDINGS

    From time to time we may be involved in litigation that arises in the normal course of business operations. As of the date of this prospectus and except as described below, we are not a party to any litigation that we believe could reasonably be expected to have a material adverse effect on our business or results of operations.

    ARC

    In January 1999, ARC was served with a summons from the State Supreme Court of New York, County of New York, by Mitel Telecommunications Systems, Inc., for a breach of contract claim in the amount of $1,715,000 relating to cabling and installation services for which ARC has been paid in full. As is customary, ARC recorded this payment as a liability for unearned contracts. ARC believes the action is without merit and filed a motion to dismiss the action based on numerous defenses available to it. In addition, ARC continues to perform all requested services under the contract from Mitel with Mitel's consent, thereby reducing the liability over time. As of March 31, 1999, ARC estimates that its maximum exposure resulting from this claim was $1,394,000 and has reduced the liability to that amount. Since that time, as additional contract work has been performed, ARC has further reduced the liability to approximately $1 million. In June 1999, Mitel amended its summons to include Consolidated Technology Group, Ltd., SIS Capital Corp., Technology Acquisitions, Ltd., and the officers, directors and shareholders of ARC, Consolidated, SIS and Technology Acquisitions, Ltd. Consolidated and SIS were parent companies of ARC prior to its acquisition in June 1999. Technology Acquisitions is controlled by Benchmark Equity Group and acquired 67% of ARC prior to our acquisition of ARC.

    In March 1999, ARC was served with a summons from the State Supreme Court of New York, County of Orange, by an employee of a customer of ARC located in Thiells, N.Y., for $1,000,000. The employee claims to have fallen over wiring which was negligently installed by ARC. ARC has a liability insurance policy which should provide sufficient coverage in the event the plaintiff's claim is successful. ARC believes the action is without merit and filed a motion to dismiss the action based on numerous defenses available to it.

    AXCES

    The Public Utility Commission of Texas, or PUC, and the Office of the Attorney General for the State of Texas brought claims under the Texas Deceptive Trade Practices Act alleging that AXCES engaged in the practice known as slamming. Slamming involves the unauthorized change of a customer's long distance service. The Texas Attorney General sought to restrain certain marketing practices and to assess damages. The case was settled in June 1998 for $155,000 and while the settlement did not constitute an admission of liability on AXCES' part, AXCES did agree to comply with the rules promulgated by the PUC. The settlement agreement required a payment of approximately $150,000 which has been paid.

    In May 1999, the PUC informed AXCES that it had received additional complaints concerning slamming allegations, and that it was seeking administrative penalties of approximately $400,000.

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
AXCES intends to vigorously contest this matter, and believes these claims are without merit and covered by the prior settlement with the PUC.

    Similar claims were brought against AXCES in early 1998 by the Attorneys General of Illinois, Oklahoma, Kansas, and Missouri. Inquiries were also received from the Attorneys General of Arkansas and Wisconsin regarding allegations of slamming. AXCES settled with the Illinois Attorney General in March 1999 for $50,000. The settlement amount is included in accrued liabilities at December 31, 1998.

    The remaining suits request, amongst other things, fines, restitution and loss of ability to conduct business in these states. AXCES believes these claims are without merit, that it has meritorious defenses to them and intends to vigorously defend itself against these claims.

    In addition, AXCES was named a defendant in two suits seeking class action certification. Both cases involve allegations of slamming, and in one case the alleged class includes Spanish-speaking individuals in the Brownsville, Texas, area. No amount of damages is set forth in the pleadings and the number of persons potentially affected is also not presently estimable. Both suits are in the preliminary phases of discovery, and management of AXCES intends to vigorously contest them.

    AXCES and one of its officers have also been sued by a former employee for violation of wage and hour laws, wrongful termination and tortious interference with employment. This case is in the preliminary phases of discovery. AXCES believes that this claim is without merit and intends to vigorously contest this case.

    Pursuant to the AXCES acquisition agreement, MTM and its owners have agreed to indemnify us for any damages incurred in connection with pending litigation and administrative proceedings on the same basis as we are indemnified for any breaches of representations and warranties made by AXCES in the acquisition agreement except that the indemnity does not cover attorneys' fees and litigation costs. Because of this, MTM and its owners will be required to indemnify us for breaches of representations and warranties in the acquisition agreement and liabilities incurred in the pending litigation to the extent that such amounts exceed, in the aggregate, $200,000, and for any tax liability of AXCES, MTM and its owners that exceeds $1.6M in the aggregate. However, the indemnification threshold related to litigation shall increase to the extent of AXCES' net income plus noncash expenses for the period from May 1, 1999 until the closing of the acquisition, less any amounts used to pay agreed settlements of the scheduled litigation. The aggregate liability of MTM and its owners may not exceed the value of the shares of OmniLynx common stock issued to MTM on the closing, plus the value of the shares of OmniLynx common stock issuable on conversion of the Series B Preferred Stock (assuming conversion occurred on consummation of this offering). The value of each share of OmniLynx common stock is set at the initial public offering price. In addition, the aggregate liability of any owner of MTM may not exceed $2,000,000.

    IN GENERAL

    The founding companies have also been subject to other legal proceedings which have arisen in the ordinary course of business and have not been fully adjudicated. In addition, we routinely receive inquiries from state and federal regulatory authorities concerning consumer billing complaints which we respond to. Although there can be no assurance as to the ultimate disposition of these matters and the proceedings disclosed above, in the opinion of management, based upon information available at this time and the availability of indemnification from AXCES discussed above, the cost of defense or settlement of these actions, individually or in the aggregate, will not have a material adverse effect on our financial position or results of operations.

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                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    Set forth below are the names, ages, and positions of our directors and executive officers. All directors hold office until their successors are duly elected and qualified and all executive officers hold office at the pleasure of the Board of Directors.

                                                                                                             DIRECTOR
                    NAME                           AGE                        POSITION                         CLASS
---------------------------------------------      ---      ---------------------------------------------  -------------
 Joseph A. Gregori...........................          45       Chief Executive Officer and Director         Class III
*Peter Parrinello............................          50    Chairman, Board of Directors and President      Class III
*Tony Howlett................................          30              Chief Technical Officer
*Glenn Kramer................................          52    President of Internet Services and Director      Class I
 John Vanderhider............................          40              Chief Financial Officer
*Harry Bennett (1)(2)........................          54                     Director                       Class II
 Christopher Efird (1).......................          35                     Director                        Class I
*Weatherly Nominee (1)(2)....................          --                     Director                       Class II
*Michael Macaluso............................          47                     Director                       Class III

------------------------

*   Appointment will become effective upon closing of this offering.

(1) Member of the Compensation Committee.

(2) Member of the Audit Committee.

    JOSEPH A. GREGORI. Mr. Gregori became our Chief Executive Officer and a director upon consummation of the acquisition of ARC in June 1999. Over the last 25 years, Mr. Gregori has had extensive business experience in the wireless telecommunications industry and public accounting. Prior to joining ARC in June 1998, Mr. Gregori was Chief Operating Officer for PriCellular Corp., (d/b/a, Cellular One), an AMEX listed rural cellular telephone provider. Mr. Gregori joined PriCellular in September 1996 and served as COO until June 1998, when PriCellular was acquired by American Cellular Corp. From 1986 through April of 1996, Mr. Gregori was employed by Nationwide Cellular Service, Inc., a Nasdaq listed reseller of cellular telephone service. Mr. Gregori served in a number of senior positions, including VP of Operations, COO and finally as President. Nationwide Cellular was acquired by MCI in October of 1995 and Mr. Gregori served as president of MCI Wireless until he resigned his position in April 1996. Mr. Gregori began his professional career in public accounting and worked in the audit department of Deloitte Touche (formerly Touche Ross) as a senior manager. He is an honors graduate (Magna Cum Laude) of Adelphi University and is a CPA.

    PETER PARRINELLO. Mr. Parrinello will become our Chairman of the Board and President upon the consummation of this offering. CEO and founder of ARC, Mr. Parrinello was formerly Executive Vice President of Avionics Research Corporation, where he established the engineering firm's telecommunications division. In 1993, this division took the name of ARC and became one of the first re-sellers of local telephone service in the United States. Mr. Parrinello's background in telecommunications spans over twenty-five years starting with Military Networks in Southeast Asia in the late 1960's and early 70's. His professional career began at New York Telephone in Central Office Operations in 1971 and later moved to Litton Industries during the establishment of the interconnect industry in 1972. Mr. Parrinello started with Tel Plus in 1975 during the inception of that company and served to develop new markets. Seimens Corporation later acquired TelPlus. Mr. Parrinello received his BS at New York Institute of Technology at Old Westbury (Cum Laude), in Electrical Engineering and Business Administration.

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
    TONY HOWLETT. Mr. Howlett will become our Chief Technical Officer upon consummation of the acquisition of InfoHighway. Mr. Howlett founded InfoHighway in 1994 and was one of the principal shareholders of InfoHighway. Previously, from April 1993 to July 1994 he was the owner of Howlett Consulting Company, a database and networking consulting firm, and a sales engineer from 1989 to 1993 for MCP, a personal computer reseller providing networking technologies to Fortune 1000 firms. He was a contributing editor to Texas Computing Magazine. Mr. Howlett holds a BBA in Management Information Systems from the University of Houston.

    GLENN KRAMER. Mr. Kramer will become our President of Internet Services and a director upon consummation of the acquisition of InfoHighway. Mr. Kramer, a 25-year veteran of the computer industry, has served in a number of management capacities throughout his career. He served as Southern Regional Manager for SCM Corporation from 1970 to 1972, as Marketing Manager for National Business & Security Systems, Inc. from 1972 to 1976 and 1978 to 1987, and as Eastern Regional Manager of Mylee Digital Sciences, Inc. from 1976 to 1978. As the President and CEO of Classic Configurations, Inc. from 1987 to 1996, he was the architect of a national computer dealer franchise. He has also served as a consultant to a number of industry leaders such as Hewlett Packard, Digital, Novell, and MicroAge. Mr. Kramer attended the University of Maryland where he pursued a liberal arts education.

    JOHN VANDERHIDER. Mr. Vanderhider will become our Chief Financial Officer upon consummation of the acquisitions. Since December 1997, Mr. Vanderhider has served as founding principal of an outsource services company named OutSourcers which provides consulting services to transition stage companies, particularly in the areas of mergers and acquisitions. Mr. Vanderhider has extensive experience in the execution of mergers and acquisitions and in public and private debt and equity financings. From 1994 through 1997, Mr. Vanderhider served as Director of Finance and Accounting for BSG Corporation, a leading systems integrator. Prior to this time, Mr. Vanderhider held various officer positions with several public companies. Mr. Vanderhider graduated with highest honors from Texas A&M University in 1981 with a BBA in Accounting. Mr. Vanderhider is a certified public accountant.

    HARRY BENNETT. Mr. Bennett will become a director upon consummation of this offering. Mr. Bennett has served as Chairman and Chief Executive Officer of TelaLink Network, Ltd. since 1998. Mr. Bennett served as Executive Vice President, Local Services for AT&T from 1993 to 1998. During his 25-year career with AT&T, he was responsible for the phone giant's move into local service markets across the United States after passage of the Telecommunication Act of 1996. Bennett was named to this position January 1, 1996, and was responsible for local services activities in both the consumer and business markets. Previously, Bennett had been vice president and general manager for AT&T's IntraLATA/Local Markets organization, where he led AT&T's activities in IntraLATA and local access markets, developing new markets to increase AT&T's revenues from sources other than its traditional long-distance services base. Bennett joined AT&T in 1973 as an operations supervisor in Washington, D.C. He later served as National Account Manager in Chicago and then Division Manager--Market Management at AT&T Communications. Bennett joined the headquarters marketing team in 1985 and was later promoted to Director--Market Management Center, Service Vice President. A 1968 graduate of the U.S. Military Academy at West Point, Bennett earned a master's degree in management from the Massachusetts Institute of Technology, where he was a Sloan Fellow.

    CHRISTOPHER EFIRD. Mr. Efird has served as one of our directors since April 1997. Mr. Efird is a principal of Benchmark Equity Group, Inc., one of our principal stockholders, where his duties include the origination and management of consolidation and restructuring transactions. Since joining Benchmark at inception in April 1994, Mr. Efird has participated in the execution of mergers and acquisitions of domestic and international companies, as well as the completion of new public equity offerings for the firm's clients. Mr. Efird is a graduate of Texas A&M University and holds a Masters of Arts degree from Sam Houston State University with a concentration in the quantitative analysis of the political risk faced by international companies.

    [BIO OF DIRECTOR TO BE NOMINATED BY WEATHERLY TO BE PROVIDED BY AMENDMENT]

    MICHAEL MACALUSO. Mr. Macaluso will become a director upon consummation of this offering. Mr. Macaluso founded International Printing & Publishing in 1989 and served as President and a director of that company until 1998. International Printing was a joint venture between Mr. Macaluso and Touche Holdings, a partner investment fund for a large accounting firm. International Printing recently merged with another company to form Page/International Communications, a large sheet-fed printing operation located in Texas. He serves as a director of this new company. Mr. Macaluso became a principal and a director at AXCES in 1997. He holds a seat on the board and owns 25% of MTM Holdings Corporation, the parent company of AXCES. A graduate of Canisius College, Mr. Macaluso played professional basketball and attended graduate school at Golden Gate University in San Francisco. He brings both operational and M&A experience to our board.

CLASSIFIED BOARD

    Our Board of Directors is divided into three classes, each of which, following a transition period, will serve for three years, with one class being elected each year at our annual stockholders' meeting. During the transitional period, the terms of the Class I directors will expire at the 2000 annual meeting, while the terms of the Class II directors and the Class III directors will expire at the 2001 and 2002 annual meetings, respectively. Classification of our Board of Directors could have the effect of lengthening the time necessary to change the composition of a majority of the members comprising the Board. In general, at least two annual meetings of stockholders will be necessary for stockholders to effect a change in a majority of the members of the Board.

COMMITTEES OF THE BOARD OF DIRECTORS

    In June 1999, the board of directors established a compensation committee and an audit committee. The compensation committee makes recommendations concerning salaries and incentive compensation of our employees and consultants and administers our stock option plan. The audit committee reviews, acts on and reports to the board of directors with respect to various auditing and accounting matters, including reviewing our audit policies, overseeing the engagement of our independent auditors and developing our financial strategies.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Prior to June 1999, we had no separate compensation or stock option committee or other board committee performing equivalent functions, and these functions were performed by our board of directors. In June 1999, we established compensation, audit and executive committees of our board of directors. The compensation committee is composed of non-employee directors. See "--Committees of the Board of Directors."

DIRECTOR COMPENSATION

    All non-employee directors are reimbursed for travel and other related expenses incurred in attending meetings of the board of directors. In addition, each non-employee director serving on the board of directors will be granted options to purchase 10,000 shares of common stock upon his initial appointment to the Board, and will receive 10,000 additional options upon the date of the first board meeting in the second calendar quarter of each year pursuant to our option plan. The options will vest immediately and will have an exercise price equal to the fair market value of the common stock on the date of grant.

EXECUTIVE COMPENSATION; EMPLOYMENT AGREEMENTS

    We had not conducted any operation other than activities related to the acquisition of the founding companies prior to the consummation of this offering, and have not paid any compensation to our executive officers. As of the closing of this offering, we will enter into the following employment agreements with our executive officers:

                       NAME                           SALARY                         POSITION
--------------------------------------------------  ----------  --------------------------------------------------
Joseph A. Gregori.................................  $  150,000  Chief Executive Officer
Peter Parrinello..................................  $  160,000  Chairman of the Board and President
Tony Howlett......................................  $  120,000  Chief Technical Officer
Glenn Kramer......................................  $  120,000  President of Internet Services

    The following summary of the employment agreements of these executives and key officers does not purport to be complete and is qualified by reference to them, a form of which has been filed as an exhibit to the registration statement of which this prospectus is a part. Each of these agreements entitles the employee to participate in all of our employee benefit plans in which other members of our management participate. Each of these agreements is for an initial term of three years from the closing of this offering, subject to our right to terminate the employee's employment at any time after one year. If we terminate the employee's employment for any reason other than for cause (as defined), voluntary resignation or death, the employee will be entitled to the payment of any annual base salary and continuation of health insurance benefits for six months. Each employment agreement contains a covenant limiting competition with us following the termination of employment for a period of the longer of one year after commencement of the employment agreement or one year after employment terminates.

    Under the agreements, "cause" is defined as a determination by the Board of Directors that:

    - the employee has breached the agreement;

    - the employee has willfully failed to substantially perform his duties thereunder or failed to follow the directives of the Board of Director; or

    - the employee has willfully engaged in misconduct which is materially injurious to OmniLynx.

    In addition, we issued stock options as follows:

                                                                                                       EXERCISE
                                          NAME                                             OPTIONS       PRICE
----------------------------------------------------------------------------------------  ---------  -------------
Joseph A. Gregori.......................................................................    300,000    $    8.00
                                                                                            113,443    $   10.00
                                                                                             66,557    $    5.00
Peter Parrinello........................................................................    300,000    $    8.00
                                                                                             47,267    $   10.00
                                                                                             27,733    $    5.00

    The options at $8.00 per share vested one-third in June 1999, and vest an additional one-third in June 2000 and 2001. The options at $10.00 per share vest ratably each month over the three-year period from the closing of this offering. The options at $5.00 per share all vest on the closing of this offering.

INCENTIVE PLAN

    The description below summarizes all material features of our 1999 Stock Incentive Plan. The summary is not complete and is qualified by reference to the Incentive Plan, a copy of which has been filed as an exhibit to the registration statement of which this prospectus is a part.

    GENERAL. The objectives of our Incentive Plan, which has been approved by our board of directors, are to attract and retain selected key employees, consultants and outside directors, encourage their commitment, motivate their performance, facilitate their obtaining equity ownership interests (aligning their personal interests to those of our shareholders) and enable them to share in our long-term growth and success.

    SHARES SUBJECT TO INCENTIVE PLAN. Under the Incentive Plan, we may issue Incentive Awards (defined below) covering at any one time an aggregate of 1,500,000 shares of common stock. No more than 1,500,000 shares of common stock will be available for incentive stock options. The number of securities available under the Incentive Plan and outstanding incentive awards are subject to adjustments to prevent enlargement or dilution of rights resulting from stock dividends, stock splits, recapitalization or similar transactions or resulting from a change in applicable laws or other circumstances.

    ADMINISTRATION. The Incentive Plan will be administered by the compensation committee of our board of directors. The committee consists only of non-employee directors, each of whom is (1) an "outside director" under Section 162(m) of the Internal Revenue Code and (2) a "non-employee director" under Rule 16b-3 under the Exchange Act. The committee may delegate to our chief financial officer or other senior officers its duties under the Incentive Plan, except for the authority to grant incentive awards or take other action on persons who are subject to Section 16 of the Exchange Act or Section 162(m) of the Internal Revenue Code. In the case of an incentive award to an outside director, the entire board of directors acts as the committee. Subject to the express provisions of the Incentive Plan, the committee is authorized to, among other things, select grantees under the Incentive Plan and determine the size, duration and type, as well as the other terms and conditions (which need not be identical), of each incentive award. The committee also construes and interprets the Incentive Plan and any related agreements. All determinations and decisions of the committee are final, conclusive and binding on all parties. We will indemnify members of the committee against any damage, loss, liability, cost or expenses in connection with any claim by reason of any act or failure to act under the Incentive Plan, except for an act or omission constituting willful misconduct or gross negligence.

    ELIGIBILITY. Key employees, including our officers (whether or not they are directors), consultants and non-employee directors are eligible to participate in the Incentive Plan. A key employee generally is any of our employees who, in the committee's opinion, is in a position to contribute materially to our growth, development and financial success.

    TYPES OF INCENTIVE AWARDS. Under the Incentive Plan, the Committee may grant incentive awards which can be any of the following:

    - incentive stock options as defined in Section 422 of the Internal Revenue Code,

    - nonstatutory stock options,

    - shares of restricted stock, and

    - other stock-based awards.

    Incentive stock options and nonstatutory stock options together are called "options." The terms of each incentive award will be reflected in an incentive agreement between us and the participant.

    OPTIONS. Generally, options must be exercised within 10 years of the grant date. Incentive stock options may be granted only to employees, and the exercise price of each incentive stock options may not be less than 100% of the fair market value of a share of our common stock on the date of grant. The committee has the discretion to determine the exercise price of each nonstatutory stock option granted under the Incentive Plan. To the extent that the aggregate fair market value of shares of our common stock for which incentive stock options are exercisable for the first time by any employee during any calendar year exceeds $100,000, those options must be treated as nonstatutory stock options.

    The exercise price of each option is payable in cash or, in the committee's discretion, by the delivery of shares of common stock owned by the optionee, or the withholding of shares that would otherwise be acquired on the exercise of the option, or by any combination of the two.

    An employee will not recognize income for federal income tax purposes at the time an incentive stock option is granted, or on the qualified exercise of an incentive stock option, but instead will recognize capital gain or loss (as applicable) upon the subsequent sale of shares acquired in a qualified exercise. The exercise of an incentive stock option is qualified if a participant does not dispose of the shares acquired by the participant's exercise within two years after the incentive stock option grant date and one year after the exercise date. We are not entitled to a tax deduction for the grant or qualified exercise of an incentive stock option.

    An optionee will not recognize income for federal income tax purposes, nor will we be entitled to a deduction, when a nonstatutory stock option is granted. However, when a nonstatutory stock option is exercised, the optionee will recognize ordinary income in an amount equal to the difference between the fair market value of the shares received and the exercise price of the nonstatutory stock option, and we will generally recognize a tax deduction in the same amount at the same time.

    This summary is not a complete statement of the relevant provisions of the Internal Revenue Code, and does not address the effect of any state, local or foreign taxes.

    RESTRICTED STOCK. Restricted stock may be subject to a substantial risk of forfeiture, a restriction on transferability or rights of repurchase or first refusal on our behalf, as determined by the committee. Unless the committee determines otherwise, during the period of restriction, the grantee will have all other rights of a stockholder, including the right to vote and receive dividends on the shares.

    OTHER STOCK-BASED AWARDS. Other stock-based awards are awards denominated or payable in, valued in whole or in part by reference to, or otherwise related to, shares of our common stock. Subject to the terms of the Incentive Plan, the committee may determine any terms and conditions of other stock-based awards, provided that, in general, the amount of consideration we receive shall be either (1) no consideration other than services actually rendered or to be rendered (in the case of the issuance of shares) or (2) in the case of an award in the nature of a purchase right, consideration (other than services rendered) at least equal to 50% of the fair market value of the shares covered by such grant on the grant date. Payment or settlement of other stock-based awards will be in shares of common stock or in other consideration related to such shares.

    OTHER TAX CONSIDERATIONS. Upon accelerated exercisability of options and accelerated lapsing of restrictions upon restricted stock or other Incentive Awards in connection with a "change in control" (as defined in the Incentive
Plan), certain amounts associated with such incentive awards could, depending upon the individual circumstances of the participant, constitute "excess parachute payments" under Section 280G of the Internal Revenue Code. Such a determination would subject the participant to a 20% excise tax on those payments and deny us a corresponding deduction. The limit on deductibility of compensation under Section 162(m) of the Code is also reduced by the amount of any excess parachute payments. Whether amounts constitute excess parachute payments depends upon, among other things, the value of the Incentive Awards accelerated and the past compensation of the participant.

    Taxable compensation earned by executive officers who are subject to Section 162(m) of the Code with respect to incentive awards is subject to certain limitations set forth in the Incentive Plan. Those limitations are generally intended to satisfy the requirements for "qualified performance-based compensation," but we may not be able to satisfy these requirements in all cases, and we may, in our sole discretion, determine in one or more cases that it is best not to satisfy these requirements even if we can.

    TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL. Except as otherwise provided in the applicable incentive agreement, if a participant's employment or other service with us (or our subsidiaries) is terminated other than due to his death, disability, retirement or for cause (each term being defined in the Incentive Plan), his then exercisable options will remain exercisable until the earlier of their expiration date or 90 days after termination. If this termination is due to disability or death, his then exercisable options will remain exercisable until the earlier of their expiration date or one year following termination. On retirement, his then exercisable options will remain exercisable for six months (except for incentive stock options, which will remain exercisable for three months). On a termination for cause, all his options will expire at the opening of business on the termination date.

    If we undergo a change in control, any restrictions on restricted stock and other stock-based awards may be deemed satisfied, all outstanding options may become immediately exercisable and any other stock-based awards may become fully vested and deemed earned in full, all at the discretion of the committee. These provisions could in some circumstances have the effect of an "anti-takeover" defense because, as a result of these provisions, a change in control could be more difficult or costly.

    INCENTIVE AWARDS NONTRANSFERABLE. No incentive award may be assigned, sold or otherwise transferred by a participant, other than by will or by the laws of descent and distribution, or be subject to any lien, assignment or charge; provided, that, the committee may permit nonstatutory stock options to be transferred to the participant's immediate family or trusts or partnerships established exclusively for the benefit of his immediate family. An incentive award may be exercised during the participant's lifetime only by the participant, the participant's legal guardian or a permitted transferee.

    AMENDMENT AND TERMINATION. Our board of directors may amend or terminate the Incentive Plan at any time. However, the Incentive Plan may not be amended, without shareholder approval, if the amendment would (1) increase the number of shares of common stock which may be issued under the Incentive Plan, except in connection with a recapitalization of our common stock, (2) amend the eligibility requirements for employees to purchase our common stock under the Incentive Plan, or (3) extend the term of the Incentive Plan. Without a participant's consent, no termination or amendment of the Incentive Plan shall adversely affect in any material way any outstanding incentive award previously granted to him.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

ORGANIZATION OF OMNILYNX

    We were initially capitalized with $1,000 provided by Benchmark Equity Group, Inc. for 939,000 shares of common stock. Benchmark Equity Group, Inc. is a Delaware corporation whose president and sole shareholder is Frank DeLape. In August 1998, Benchmark transferred 236,203 of the 939,000 shares by gift to the following: Emerging Ventures L.L.C.--97,260 shares; Christopher H. Efird-- 115,429 shares; and Jeffrey W. Tomz--23,514 shares. Emerging Ventures L.L.C. is a Delaware limited liability company of which Benchmark is the manager and a 1% interest holder and Trident III, L.L.C. is a 33% interest holder. Mr. Efird is one of our current directors. Mr. Tomz served as a director until June 1999.

    In June 1999 and in connection with the acquisitions of the founding companies, we issued contingent stock issue rights representing up to a total of 277,372 shares of common stock to the following: Benchmark--up to 158,363 shares; Emerging Ventures, L.L.C.--up to 38,067 shares; Mr. Efird--up to 67,243 shares; and Mr. Tomz--up to 13,699 shares. Approximately one-half of these shares are issuable, if at any time within three years of the issuance of those contingent stock issue rights, when the common stock reaches a 10-day average of $16.00 per share. The remaining one-half are issuable, if at any time within three years of the issuance of the contingent stock issue rights, the common stock reaches a 10-day average of $21.00 per share.

    In September 1998, we entered into a letter agreement with Benchmark. Under the terms of the agreement, Benchmark agreed to serve as our non-exclusive agent in connection with an acquisition or disposition by us for a term of two years. Benchmark's fee under the agreement is equal to five percent of the first $5 million of aggregate consideration, four percent of the second $5 million of aggregate consideration, three percent of the third $5 million of aggregate consideration, and two percent of any consideration over $15 million in the aggregate paid in connection with an Eligible Transaction, as defined, with a minimum fee of $100,000. The acquisitions of ARC, AXCES and InfoHighway are excluded from the fee requirement of the agreement, as amended.

    In September 1998, we entered into a consulting agreement with Benchmark which provided for, among other things, a monthly consulting fee of $14,000 for a two year period and reimbursement of expenses incurred during the course of the consulting engagement. In June 1999, the consulting agreement was amended to waive any accrued or future consulting fees and to recognize the aggregate amount of expenses to be reimbursed as of that date to be $105,000.

    During the first quarter of 1999, we entered into an agreement with John Vanderhider, our chief financial officer, for services to be rendered in conjunction with the offering. The agreement, as amended, provided for, among other things, the granting of five-year exercisable warrants to purchase 86,844 shares of our common stock at $5.71 per share in exchange for services rendered. Warrants for 7,237 shares of common stock vest each month over a period of twelve months starting in February 1999. Of the warrants for 7,237 shares, (1) warrants for 5,201 shares are immediately exercisable upon vesting, (2) warrants for 1,018 shares are exercisable when the common stock has closed at a price of at least $16.00 per share for 10 consecutive trading days, and (3) warrants for 1,018 shares are exercisable when the common stock has closed at a price of at least $21.00 per share for 10 consecutive trading days.

    In March 1999, we issued a $100,000 13% promissory note to Trident III, L.L.C., maturing at the earlier of March 1, 2000 or the closing of an outside financing, as defined, by us with minimum gross proceeds of $500,000. Trident III, L.L.C. also received warrants to purchase an aggregate of 100,000 shares of common stock at an exercise price of $8.00 per share subject to certain provisions and terms. The warrants have a term of five years and have registration rights. In June 1999, we repaid this note out of the proceeds of the $1.5 million June promissory note offering described below.

    In April 1999, we issued a $100,000 13% promissory note to Trident III, L.L.C., maturing at the earlier of April 5, 2000 or the closing of an outside financing, as defined, by us with minimum gross proceeds of $500,000. Trident III, L.L.C. also received warrants to purchase an aggregate of 50,000 shares of common stock at an exercise price of $8.00 per share subject to certain provisions and terms. The warrants have a term of five years and have registration rights. In June 1999, we repaid this note out of the proceeds of the $1.5 million June promissory note offering described below.

THE ACQUISITIONS

    We acquired ARC in June 1999. We will acquire InfoHighway and AXCES simultaneously with and as a condition of the closing of this offering. Subject to certain adjustments described below, the aggregate consideration we will pay to acquire the founding companies consists of 2,048,242 shares of common stock, 388,550 shares of contingent common stock issue rights and $10,216,674 in Series A and Series B Preferred Stock. We will also repay an aggregate of approximately $6.8 million of indebtedness of OmniLynx and the founding companies with the proceeds of the offering.

    The consideration we are paying for each founding company was determined by arm's length negotiations between us and a representative of that founding company. Subject to certain adjustments described below, the following table sets forth for each founding company the consideration we will pay to its stockholders in the acquisitions in cash, shares of common stock, shares of contingent common stock and shares of Series A and Series B Preferred Stock.

                                                                                CONTINGENT COMMON STOCK     PREFERRED
                                                             COMMON STOCK                                     STOCK
                                                         ---------------------  ------------------------  -------------
                                                                     VALUE OF                 VALUE OF      VALUE OF
                      ACQUISITION                         SHARES      SHARES      SHARES       SHARES        SHARES
-------------------------------------------------------  ---------  ----------  -----------  -----------  -------------
AXCES..................................................    700,000  $6,300,000          --    $      --   $  9,000,000(1)
InfoHighway............................................    958,166   8,623,494     235,878(3)         --            --
ARC....................................................    390,076   3,510,684     152,672           --      1,216,674(2)
                                                         ---------  ----------  -----------       -----   -------------
Total..................................................  2,048,242  $18,434,178    388,550    $      --   $ 10,216,674
                                                         ---------  ----------  -----------       -----   -------------
                                                         ---------  ----------  -----------       -----   -------------

--------------------------

(1) This amount represents 60,000 shares of Series B 8% Cumulative Convertible Preferred Stock valued at $150.00 per share.

(2) This amount represents 121,667 shares of Series A 10% Convertible Preferred Stock valued at $10.00 per share.

(3) All of the contingent common stock issue rights issued to the former shareholders of InfoHighway, except for 81,425 which were issued to Trident III, L.L.C, are subject to pro rata reduction if InfoHighway fails to maintain certain monthly revenue levels prior to the closing of this offering.

    For a detailed description of the contingent common stock issue rights and the Series A and Series B Preferred Stock, see "Shares Eligible For Future Sale" and "Description of Capital Stock."

    We will repay an aggregate of approximately $1.95 million of our indebtedness when the offering closes. In addition, indebtedness of ARC and InfoHighway of approximately $0.75 million and $1.1 million, respectively, will be repaid when the offering closes, and indebtedness of ARC and InfoHighway of approximately $2.4 million and $0.05 million will be assumed and paid over time, respectively. Additionally, we will repay up to $3.0 million of debt of AXCES as described below.

    Prior to the closing of the acquisition, AXCES may incur up to $3.0 million of debt the proceeds of which may only be used for distribution to MTM Holdings Corporation, its sole shareholder prior to this offering. AXCES may distribute to its owner prior to closing of the acquisitions up to $6.5 million in cash, including the loan proceeds, provided that the distributions do not decrease AXCES' working capital below a minimum level. The minimum level is an amount equal to (1) $600,000, plus (2) the amount of AXCES' net income plus noncash expenses for the period from May 1, 1999 to the closing date of the acquisitions, minus (3) the amount of AXCES' net income and noncash expenses in that period used to settle the litigation shown on the schedule of litigation involving AXCES attached to the acquisition agreement.

    Following the closing of the acquisition, AXCES will pay, or OmniLynx will cause AXCES to pay, certain tax liabilities of AXCES, MTM and its former shareholders attributable to AXCES' operations from January 1, 1999 through the closing date and any fees and expenses of counsel engaged to give advice on methods to decrease that tax liability. Portions of the tax liability may be payable over time. Our obligation to pay the tax liability and fees and expenses of counsel may not exceed $1.6 million in the aggregate or $400,000 in any calendar quarter. Any amount of tax liability and costs and expenses of counsel exceeding $1.6 million in the aggregate must be paid by MTM and its owners.

    The closing of the AXCES and InfoHighway acquisitions are subject to customary conditions. These conditions include, among others: the accuracy on the closing date of the acquisitions of the representations and warranties made by the founding companies, their principal stockholders and OmniLynx; the performance of each of their respective covenants included in the agreements relating to the acquisitions; and nonexistence of a material adverse change in the result of operations, financial condition or business of each founding company. We can give no assurance that the conditions to the closing of all acquisitions will be satisfied or waived or that each of the acquisitions will close.

    The acquisition agreements for AXCES and InfoHighway may be terminated, under certain circumstances, prior to the closing of this offering:

    - by the mutual consent of our board of directors and the boards of directors of AXCES or InfoHighway;

    - by AXCES or InfoHighway, their respective stockholders or us, if the offering and the acquisition of AXCES or InfoHighway are not closed by October 31, 1999;

    - by us if the schedules to the acquisition agreement are amended to reflect a material adverse change in AXCES or InfoHighway; or

    - by AXCES or InfoHighway, their respective stockholders or us, if a material breach or default under the agreement by one party occurs and is not waived by the other party.

    Pursuant to the acquisition agreements, certain stockholders of each of the founding companies have agreed not to compete with us for a period of two or three years commencing on the date of closing of the acquisitions. For information regarding the employment agreements to be entered into by certain key officers of the founding companies, see "Management--Executive Compensation; Employment Agreements."

    In connection with the acquisitions, OmniLynx will grant certain registration rights to former stockholders of the founding companies. However, these are subject to provisions in the acquisition agreements that restrict the transfer of certain percentages of common stock for up to two years depending upon the performance of the common stock. See "Shares Eligible for Future Sale."

ACQUISITIONS INVOLVING CERTAIN OFFICERS, DIRECTORS AND STOCKHOLDERS

    Persons who are or will become directors, executive officers, or beneficial owners of 5% or more of our common stock will receive the following consideration in the acquisitions for their equity interests in the founding companies.

                                                                                       CONTINGENT COMMON STOCK
                                                                                                                  PREFERRED
                                                                   COMMON STOCK              ISSUE RIGHTS           STOCK
                                                              ----------------------  --------------------------  ---------
                                                                           VALUE OF                  VALUE OF     VALUE OF
                        ACQUISITION                             SHARES      SHARES      SHARES        SHARES       SHARES
------------------------------------------------------------  -----------  ---------  -----------  -------------  ---------
Peter Parrinello............................................      39,060   $ 351,540      15,289            --    $      --
Tony Howlett................................................     114,598   1,031,382      23,596            --           --
Glenn Kramer................................................      44,076     396,684       9,075            --           --
Michael Macaluso............................................     175,000   1,575,000          --            --    2,250,000
                                                              -----------  ---------  -----------          ---    ---------
  Total.....................................................     372,734   $3,354,606     47,960            --    $2,250,000
                                                              -----------  ---------  -----------          ---    ---------
                                                              -----------  ---------  -----------          ---    ---------

REAL ESTATE AND OTHER TRANSACTIONS

    ARC occupies space leased by Consolidated Technology Group, Ltd. in New York City. There is no formal lease agreement between Consolidated and ARC. Rent is charged by SIS Capital Corp., a Delaware corporation and wholly owned subsidiary of Consolidated, to ARC which amounted to $23,153, $27,752 and $14,066 for the years ended December 31, 1996, 1997 and 1998, respectively.

    In connection with the acquisition of ARC, $750,000 of the outstanding balance of approximately $2.4 million on March 31, 1999 on the revolving line of credit due to Consolidated will be repaid with the proceeds from the offering. The balance of the revolving line of credit of $1.65 million was exchanged for a 14% convertible note of which $450,000 matures in January 2000, and the remaining $1.2 million matures in June 2000 if not previously converted. The outstanding balance of this note is convertible into shares of common stock at $8.00 per share at Consolidated's option at any time. In addition, Consolidated has been issued five-year exercisable warrants to purchase 90,000 shares of common stock at $8.00 per share in exchange for the delaying of debt. Consolidated was granted piggy back registration rights with respect to the shares issuable upon conversion of the note and exercise of the warrants. See "Description of Capital Stock--Registration Rights" and "Shares Eligible for Future Sale."

    AXCES purchases printing services from Page/IPP Communications, L.L.C., a company in which MTM Holdings Corporation owns a 30% interest, from time to time. During 1998 and 1997, AXCES purchased printing services totaling $281,660 and $284,660, respectively, from Page/IPP. Amounts due Page/IPP at December 31, 1997 and 1998 were $16,583 and $66,265, respectively. MTM is owned as follows:
25% by Michael Macaluso, a director and 5% beneficial owner of OmniLynx; 37.5% by Michael Avignon, a 5% beneficial owner of OmniLynx; and 37.5% by Timothy Till, a 5% beneficial owner.

    In connection with the acquisition, $499,250 owed by InfoHighway to Trident III, L.L.C., pursuant to a loan agreement dated September 18, 1998, will be repaid from the proceeds of the offering.

    AXCES entered into a consulting agreement with MTM Holdings Corporation, the previous sole shareholder of AXCES. The consulting agreement is effective on the closing of this offering and has a three year term subject to early termination rights held by both parties. MTM Holdings has been engaged to seek out acquisition targets for us in addition to providing other services towards the consummation of these acquisitions. The agreement provides for a $115,000 annual retainer, payable in equal monthly installments, and a commission payable on acquisitions consummated during the agreement term or within one year thereafter. The retainer is an advance of any fees earned. The fee is three percent of the first million of the purchase price, two percent of the second million and one percent of any amount over $2 million. The commission will be decreased by the amount of any retainer previously paid to the owner. The agreement terminates automatically upon the death or disability of Mr. Michael Macaluso. Prior to the expiration of the three year term, AXCES may terminate the agreement with or without cause, and MTM Holdings may terminate the agreement for any reason. If the agreement is terminated due to Mr. Macaluso's death, the retainer through the termination date and any unpaid commission must be paid. If AXCES terminates the agreement without cause, it must pay MTM Holdings the retainer through the termination date, any commission that is due and payable and not previously paid, monthly installments on the retainer for six months following the termination date, and commission on any acquisition consummated within one year following the termination date that relates to a potential acquisition that was the subject of a notice from the owner to the surviving corporation given before the date of termination. The agreement also contains certain non-competition and non-disclosure provisions that remain in effect for a period of three years after termination.

    During June 1999, AXCES entered into employment agreements with Michael Avignon and Timothy Till which provide for the retention of Mr. Avignon and Mr. Till in the capacities of Operations Manager and MIS Director, respectively, for a three year term commencing upon the consummation of the offering. The agreements provide each employee an annual base salary of $160,000 and a monthly car allowance of $1,000 together with one year non-competition obligations, among other things. Both agreements provide for an annual bonus payment to each employee; however, Mr. Avignon's annual bonus is based upon the net income performance of AXCES, while Mr. Till's bonus is payable in an amount at the discretion of the Board. The agreements also contain certain non-competition and non-disclosure provisions that remain in effect for a period of one year after their termination.

COMPANY POLICY

    In the future, any transactions with our directors, officers, employees or affiliates are anticipated to be minimal and will, in any case, be approved in advance by a majority of the board of directors, including a majority of disinterested members of the board of directors.

                             PRINCIPAL STOCKHOLDERS

    The following table shows, immediately after giving effect to the closing of the acquisitions and this offering, the beneficial ownership of our common stock for:

    - each person beneficially owning more than 5% of our outstanding common stock;

    - each of our directors;

    - each of our executive officers; and

    - all of our directors and executive officers as a group.

                                                                                                SHARES BENEFICIALLY
                                                                                               OWNED AFTER OFFERING
                                                                                                        (2)
                                                                                              -----------------------
BENEFICIAL OWNER (1)                                                                            NUMBER      PERCENT
--------------------------------------------------------------------------------------------  ----------  -----------
Frank M. DeLape (3)
Benchmark Equity Group, Inc.................................................................   1,235,041       25.29%
  700 Gemini, Suite 100
  Houston, Texas 77058
MTM Holdings Corporation (4)................................................................   1,300,000       25.06%
  2500 Wilcrest, Suite 540
  Houston, Texas 77042
Michael Avignon (3)(5)......................................................................     587,500       11.96%
  2500 Wilcrest, Suite 540
  Houston, Texas 77042
Timothy Till (3)(6).........................................................................     562,500       11.51%
Technology Acquisitions, Ltd. (7)...........................................................     557,895       11.42%
  Clarendon House, 2 Church Street
  Hamilton, HM II
  Bermuda
Joseph Gregori (8)..........................................................................     480,000        9.47%
Peter Parrinello (9)........................................................................     414,060        8.34%
Lighthouse Capital Insurance Company (10)
Trident Equity Management Group, Inc.
Trident III, L.L.C..........................................................................     358,040        7.56%
  c/o MeesPierson (Cayman) Ltd.
    P.O. Box 2003 GT
    Grand Pavilion Comm. Centre
    Bougainvillea Way
    802 West Bay Road
    Grand Cayman BWI
Michael Macaluso (3)(11)....................................................................     325,000        6.86%
  2500 Wilcrest, Suite 540
  Houston, Texas 77042
Consolidated Technologies Group, Ltd. (12)..................................................     296,250        6.07%
  700 Gemini, Suite 100
  Houston, Texas 77058

                                                                                                SHARES BENEFICIALLY
                                                                                               OWNED AFTER OFFERING
                                                                                                        (2)
                                                                                              -----------------------
BENEFICIAL OWNER (1)                                                                            NUMBER      PERCENT
--------------------------------------------------------------------------------------------  ----------  -----------
Christopher Efird...........................................................................     115,429        2.52%
  700 Gemini, Suite 100
  Houston, Texas 77058
Tony Howlett (13)...........................................................................     114,598        2.50%
Glenn Kramer (14)...........................................................................      44,076       *
John Vanderhider (15).......................................................................      36,185       *
Harry Bennett (16)..........................................................................      10,000       *
  35 Airport Road, Suite 120
  Morristown, New Jersey 07960
[Weatherly Nominee--To Be Provided by Amendment] (16).......................................      10,000       *
  [Address]
All directors and officers as a group (9 persons) (8,9,11,13-16)............................   1,549,348       27.43%

------------------------

(1) All persons listed have sole voting and investment power with respect to their shares unless otherwise indicated. Unless otherwise indicated, the address of each person listed is 1770 Motor Parkway, Suite 300, Hauppauge, New York 11788.

(2) Assumes none of these persons intends to acquire shares directly from the underwriters in connection with this offering. Shares shown include shares of common stock that could be acquired on exercise of currently outstanding options which have not vested and do not vest within 60 days hereof. However, the share amounts do not include shares of common stock which are issuable in connection with the contingent common stock issue rights.

(3) Includes (a) 579,886 shares of common stock beneficially held by Benchmark Equity Group, Inc., a Delaware corporation, which is wholly-owned by Mr. DeLape; (b) 261,645 shares of common stock beneficially held by Technology Acquisitions, Ltd., a Bermuda corporation all of the voting stock of which is owned by Benchmark, of which Mr. DeLape is a director; (c) 296,250 shares of common stock beneficially held by Consolidated Technology Group, a New York corporation of which Mr. DeLape is a director; and (d) 97,260 shares of common stock beneficially held by Emerging Ventures, L.L.C., a Delaware limited liability company which is managed by Benchmark. Does not include 358,040 shares of common stock beneficially held by Lighthouse Capital Insurance Company, a Cayman Island unlimited licensed insurance company, which has issued a variable universal life insurance contract of which Mr. DeLape and his children are remote contingent beneficiaries. Mr. DeLape disclaims beneficial ownership of such shares held by Lighthouse and does not have voting or dispositive power with respect to such shares.

(4) Includes (a) 700,000 shares of common stock; and (b) 600,000 shares of common stock issuable upon conversion of the 60,000 outstanding shares of our Series B Preferred Stock. All of these shares of common and preferred were issued to MTM, the former sole shareholder of AXCES, as consideration for the acquisition of AXCES. MTM is owned by Mr. Till (37.5%), Mr. Avignon (37.5%) and Mr. Macaluso (25%).

(5) Includes (a) 262,500 shares of common stock; (b) 225,000 shares of common stock issuable upon conversion of 22,500 shares of our Series B Preferred Stock; (c) 36,977 shares issuable upon exercise of options at $5.00 per share; and (d) 63,023 shares issuable upon exercise of options at $10.00 per share. The shares of common and preferred were issued to MTM, the former sole shareholder of AXCES, as consideration for the acquisition of AXCES. The options at $5.00 per share all vest on the closing of this offering. The options at $10.00 per share vest ratably each month over the three-year period following the closing of this offering.

(6) Includes (a) 262,500 shares of common stock; (b) 225,000 shares of common stock issuable upon conversion of 22,500 shares of our Series B Preferred Stock; (c) 27,733 shares issuable upon exercise of options at $5.00 per share; and (d) 47,267 shares issuable upon exercise of options at $10.00 per share. The shares of common and preferred were issued to MTM, the former sole shareholder of AXCES, as consideration for the acquisition of AXCES. The options at $5.00 per share all vest on the closing of this offering. The options at $10.00 per share vest ratably each month over the three-year period following the closing of this offering.

(7) Includes (a) 261,645 shares of common stock held by Technology Acquisitions, Ltd.; and (b) 296,250 shares of common stock beneficially held by Consolidated Technology Group, an affiliate of Technology Acquisitions.

(8) Includes (a) 300,000 shares of common stock issuable upon exercise of options at $8.00 per share; (b) 66,557 shares issuable upon exercise of options at $5.00 per share; and (c) 113,443 shares issuable upon exercise of options at $10.00 per share. The options at $8.00 per share vested one-third in June 1999, and vest an additional one-third in June 2000 and 2001. The options at $5.00 per share all vest on the closing of this offering. The options at $10.00 per share vest ratably each month over the three-year period following the closing of this offering.

(9) Includes (a) 39,060 shares of common stock held by Mr. Parrinello which were issued as consideration for the purchase of ARC (5,965 of which are held by members of his immediate family); (b) 300,000 shares of common stock issuable upon exercise of options at $8.00 per share; (c) 27,733 shares issuable upon exercise of options at $5.00 per share; and (d) 47,267 shares issuable upon exercise of options at $10.00 per share. The options at $8.00 per share vested one-third in June 1999, and vest an additional one-third in June 2000 and 2001. The options at $5.00 per share all vest on the closing of this offering. The options at $10.00 per share vest ratably each month over the three-year period following the closing of this offering.

(10) Includes (a) 208,040 shares of common stock held by Trident III; and (b) 150,000 shares of common stock issuable upon exercise of warrants at $8.00 per share issued to Trident III in connection with promissory notes we issued prior to the offering. Trident III is managed by Trident Equity Management Group, Inc., a Cayman Islands exempted company and wholly-owned subsidiary of Lighthouse.

(11) Includes (a) 175,000 shares of common stock; and (b) 150,000 shares of common stock issuable upon conversion of 15,000 shares of our Series B Preferred Stock. The shares of common and preferred were issued to MTM, the former sole shareholder of AXCES, as consideration for the acquisition of AXCES.

(12) Includes (a) 206,250 shares of common stock issuable upon conversion at $8.00 per share of a $1.65 million note issued to Consolidated in exchange for outstanding debt of ARC; and (b) 90,000 shares issuable upon exercise of warrants at $8.00 per share which were issued to Consolidated in connection with the restructuring of ARC's note to Consolidated.

(13) Represents 114,598 shares of common stock held by Mr. Howlett which were issued as consideration for the purchase of InfoHighway.

(14) Represents 44,076 shares of common stock held by Mr. Kramer which were issued as consideration for the purchase of InfoHighway.

(15) Represents shares issuable upon exercise of warrants at $5.71 issued to Mr. Vanderhider for services rendered prior to the offering.

(16) Represents shares issuable upon exercise of options at $10.00 issued to each of our outside directors upon appointment to the board.

                          DESCRIPTION OF CAPITAL STOCK

    The following summary of the terms of our capital stock does not purport to be complete and is qualified in its entirety by reference to the actual terms of the capital stock contained in our certificate of incorporation and other agreements referenced below which are filed as exhibits to the registration statement of which this prospectus is a part.

    Upon the closing of this offering, our authorized capital stock, after giving effect to the amendment of our certificate of incorporation, will consist of 25,000,000 shares of common stock and 3,000,000 shares of preferred stock. The common stock and preferred stock each have a par value of $.0001 per share.

COMMON STOCK

    The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding series of preferred stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available for that purpose. See "Dividend Policy." In the event of a liquidation, dissolution or winding up, the holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and non-assessable, and the shares of common stock offered hereby will, upon the closing of the offering, be fully paid and non-assessable.

CONTINGENT COMMON STOCK ISSUE RIGHTS

    As of the closing of this offering, there will be approximately 727,511 contingent common stock issue rights. These rights were issued to certain of the founders of OmniLynx and to the former shareholders of ARC and InfoHighway in connection with the acquisition of those companies. The contingent stock issue rights entitle the holder to receive shares of our common stock based upon its market performance beginning 90 days after the closing of this offering. Approximately one-half of the shares are issuable when the common stock reaches a 10-day average of $16.00 per share. The remaining one-half are issuable when the common stock reaches a 10-day average of $21.00 per share. The rights expire after three years. No dividends are payable with respect to the rights and the rights are not transferrable or assignable except by the laws of descent and distribution, by will or by operation of law. All of the 235,878 contingent common stock issue rights issued to the former shareholders of InfoHighway, except for 81,425 which were issued to Trident III, L.L.C, are subject to pro rata reduction if InfoHighway fails to maintain certain monthly revenue levels prior to the closing of this offering.

PREFERRED STOCK

    At the direction of our board, we may issue up to 3,000,000 shares of preferred stock from time to time. Our board may, without any action by holders of the common stock:

    - adopt resolutions to issue preferred stock in one or more classes or series;

    - fix or change the number of shares constituting any class or series of preferred stock; and

    - establish or change the rights of the holders of any class or series of preferred stock.

The rights any class or series of preferred stock may evidence may include:

    - general or special voting rights;

    - preferential liquidation or preemptive rights;

    - preferential cumulative or noncumulative dividend rights;

    - redemption or put rights; and

    - conversion or exchange rights.

We may issue shares of, or rights to purchase, preferred stock the terms of which might:

    - adversely affect voting or other rights evidenced by, or amounts otherwise payable with respect to, the common stock;

    - discourage an unsolicited proposal to acquire us; or

    - facilitate a particular business combination involving us.

Any such action could discourage a transaction that some or a majority of our stockholders might believe to be in their best interests or in which our stockholders might receive a premium for their stock over its then market price.

    SERIES A 10% CONVERTIBLE PREFERRED STOCK. Upon the closing of this offering, 1,216,674 shares of our Series A 10% Convertible Preferred Stock will be outstanding, of 1,217,000 shares authorized. The Series A Preferred is convertible into common stock at any time after 90 days from the closing of this offering at the option of the holder. The number of shares of common stock issuable upon conversion of the Series A Preferred is determined by multiplying the number of shares being converted by the conversion rate as defined in the statement of designation. The conversion rate is calculated by dividing $1.00 by the lesser of the offering price (assumed to be $10.00) or the five-day average closing price ending on the trading day prior to any such conversion date (subject to adjustment). Annual dividends of $.10 per share are payable each March 1, commencing on March 1, 2000, and are cumulative. Except as otherwise required by law, the shares of Series A Preferred Stock have no voting rights. We may redeem any or all of the shares of Series A Preferred Stock at any time for the redemption price of $1.00 per share, plus accrued but unpaid dividends, upon at least 5 days notice. The shares of Series A Preferred Stock have a liquidation right of $1.00 per share, plus accrued but unpaid dividends, and rank on parity with the Series B Preferred Stock.

    SERIES B 8% CUMULATIVE CONVERTIBLE PREFERRED STOCK. Upon the closing of this offering, all 60,000 authorized shares of our Series B 8% Cumulative Convertible Preferred Stock will be outstanding. Each share of the Series B Preferred is convertible into 10 shares of common stock (subject to adjustment) at any time at the option of the holder. Annual dividends of $12.00 per share are payable quarterly and are cumulative. The holders of Series B Preferred Stock shall have the same voting rights as, and shall vote with, the holders of the common stock on an as-converted basis. We may redeem any or all of the shares of Series B Preferred Stock at any time beginning 36 months after the closing of this offering for cash, or assign to the holders a designated portion of our cash flow, for the redemption price of $150.00 per share, plus accrued but unpaid dividends, upon at least 30 days notice. The shares of Series B Preferred Stock have a liquidation right of $150.00 per share plus accrued but unpaid dividends, and rank on parity with to the Series A Preferred Stock. If our common stock trades for an average of $20.00 per share or more for a period of 10 consecutive days, we may force a conversion of the Series B Preferred Stock into common stock.

REGISTRATION RIGHTS

    Pursuant to certain registration rights agreements, the holders of the securities listed below are entitled to certain registration rights for the number of shares of common stock and as indicated below:

                                                           SHARES OF COMMON STOCK
TYPE OF SECURITY                                          WITH REGISTRATION RIGHTS        REGISTRATION RIGHTS
------------------------------------------------------  ----------------------------  ---------------------------
Common Stock..........................................             2,048,242                  Piggy Back
Common Stock Contiengent Issue Rights.................               727,511                  Piggy Back
Series A Preferred Stock..............................               121,667             Demand and Piggy Back
Series B Preferred Stock..............................               600,000                  Piggy Back
Warrants..............................................               720,031                  Piggy Back
Underwriter Warrants..................................               160,000             Demand and Piggy Back
Convertible Promissory Note...........................               206,250                  Piggy Back

    For a detailed description of these registration rights, see "Shares Eligible for Future Sale."

SPECIAL PROVISIONS OF OUR CHARTER, BYLAWS AND DELAWARE LAW

    The following charter and bylaw provisions and provisions of Delaware law may have the effect of delaying, deterring or preventing a change of control of OmniLynx.

    AUTHORIZATION OF PREFERRED STOCK. As noted above, our Board of Directors, without stockholder approval, has the authority under our Certificate of Incorporation to issue preferred stock with rights superior to the rights of the holders of common stock. As a result, preferred stock could be issued quickly and easily, could adversely affect the rights of holders of common stock and could be issued with terms calculated to delay or prevent a change of control of OmniLynx or make removal of management more difficult.

    ELECTION AND REMOVAL OF DIRECTORS. Our charter and Bylaws provide for the division of our Board of Directors into three classes, as nearly equal in number as possible, with the directors in each class serving for a three-year term, and one class being elected each year by our stockholders. Directors may be removed only for cause. This system of electing and removing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of OmniLynx and may maintain the incumbency of the Board of Directors, as it generally makes it more difficult for stockholders to replace a majority of directors. See "Management--Classified Board."

    STOCKHOLDER MEETINGS AND WRITTEN CONSENT. Under our Bylaws, a special meeting of the stockholders may be called by the Board of Directors, by written order of a majority of the Board, the Chairman of the Board, the Chief Executive Officer, the President or the stockholders by the written request of not less than two-thirds of the common stock entitled to vote at such meeting. Our Certificate of Incorporation provides that stockholders may not act by written consent and, accordingly, can only act at a meeting.

    REQUIREMENTS FOR ADVANCE NOTIFICATION OF STOCKHOLDER NOMINATIONS AND PROPOSALS. Our Bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the Board of Directors or a committee thereof.

    INDEMNIFICATION. Delaware law authorizes Delaware corporations to limit or eliminate the personal liability of directors for monetary damages for breach of a director's fiduciary duty of care. The duty of care requires that, when acting on behalf of the corporation, directors must exercise an informed business judgment based on all material information reasonably available to them. Absent the limitations Delaware law authorizes, directors of Delaware corporations are accountable to those corporations and their stockholders for monetary damages for conduct constituting gross negligence in the exercise of their duty of care. Delaware law enables Delaware corporations to limit available relief to equitable remedies such as injunction or rescission. Our certificate of incorporation limits the liability of our directors to us or our stockholders to the fullest extent Delaware law permits, and no member of our board will be personally liable for monetary damages for breach of the member's fiduciary duty as a director, except for liability:

    - for any breach of the member's duty of loyalty to us or our stockholders;

    - for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

    - for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

    - for any transaction from which the member derived an improper personal benefit.

This provision could have the effect of reducing the likelihood of derivative litigation against our directors and may discourage or deter our stockholders or management from bringing a lawsuit against our directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited our stockholders and us. Our bylaws provide indemnification to our officers and directors and other specified persons with respect to their conduct in various capacities, and we have entered into agreements with each of our directors and executive officers which indemnify them to the fullest extent Delaware law and our certificate of incorporation permit.

    STATUTORY BUSINESS COMBINATION PROVISION. Until June 2000, we are subject to Section 203 of the Delaware General Corporation Law. Section 203 prevents an "interested stockholder," which is defined generally as a person owning 15% or more of a Delaware corporation's outstanding voting stock or any affiliate or associate of that person, from engaging in a broad range of "business combinations" with the corporation for three years following the date that person became an interested stockholder unless:

    - before that person became an interested stockholder, the board of directors of the corporation approved the transaction in which that person became an interested stockholder or approved the business combination;

    - on completion of the transaction that resulted in that person's becoming an interested stockholder, that person owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, other than stock held by (1) directors who are also officers of the corporation or (2) any employee stock plan that does not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

    - following the transaction in which that person became an interested stockholder, both the board of directors of the corporation and the holders of 66 2/3% of the outstanding voting stock of the corporation not owned by that person approve the business combination.

Under Section 203, the restrictions described above also do not apply to specific business combinations proposed by an interested stockholder following the announcement or notification of designated extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation's directors, if a majority of the directors who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election or elected to succeed those directors by a majority of those directors approve or do not oppose that extraordinary transaction.

TRANSFER AGENT AND REGISTRAR

    American Stock Transfer and Trust Company is the transfer agent and registrar for our common stock.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Prior to this offering, there has been no public market for our common stock. Future sales of substantial amounts of our common stock in the public market could adversely affect market prices prevailing from time to time. Sales of substantial amounts of our common stock in the public market after the restrictions lapse could adversely affect the prevailing market price and our ability to raise equity capital in the future.

    Upon the completion of this offering, we will have 4,587,242 shares of common stock outstanding (4,827,242 if the over-allotment option is exercised). Of these shares, the 1,600,000 shares sold in this offering will be freely tradable without restriction under the Securities Act, unless held by our "affiliates," as that term is defined in Rule 144 under the Securities Act. In addition, we have registered 165,000 shares of common stock for resale by Benchmark Equity Group over a period of 90 days beginning 90 days after the closing of this offering. An additional 327,917 shares of common stock issuable upon conversion of the Series A Preferred Stock and conversion of a convertible promissory note will be eligible for sale beginning 12 months from the closing of this offering subject to volume limitations pursuant to Rule 144. The remaining 2,987,242 shares of common stock held by existing stockholders were issued and sold by us in reliance on exemptions from the registration requirements of the Securities Act. These shares may be sold in the public market only if registered, or pursuant to an exemption from registration such as Rule 144, 144(k) or 701 under the Securities Act.

    Except for 327,917 shares not subject to the lock up, our directors, executive officers, all other stockholders and all other option, warrant and contingent stock issue right holders, who in the aggregate held all of the shares of our common stock or securities convertible into our common stock outstanding immediately prior to the completion of this offering, are subject to lock-up agreements under which they have agreed not to directly or indirectly, offer, sell, contract to sell, grant any option to purchase, pledge or otherwise dispose of, or, in any manner, transfer all or a portion of the economic consequences associated with the ownership of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock beneficially owned by them for a period of 24 months after the date of this prospectus, without the prior written consent of Weatherly Securities Corporation. However, if the average of the closing prices for our common stock during the last ten trading days of each measurement period following the closing of this offering, as listed in the table below, is at least $17.00 per share, then the designated percentage of all of the shares subject to the lockup then outstanding shall be irrevocably released from such restrictions:

MEASUREMENT PERIOD    PERCENTAGE RELEASED
-------------------  ---------------------
     12 months                10%
     15 months                20%
     18 months                30%
     21 months                40%
     24 months          All shares not
                      previously released

We may grant options and issue stock under our 1999 Incentive Plan in connection with strategic relationships, and in connection with acquisitions of businesses, technologies or products complementary to ours, provided that the recipients of such stock agree to be bound by a lock-up agreement for the remainder of the lock-up period.

    Upon expiration of the lock-up agreements, approximately 6,268,784 shares of common stock outstanding or issuable upon conversion or exercise of outstanding securities will become eligible for immediate public resale, subject in some cases to volume limitations pursuant to Rule 144. Pursuant to certain registration rights agreements, the holders of the securities listed below are entitled to certain registration rights for the number of shares of common stock and as indicated below:

                                                             SHARES OF COMMON STOCK
                                                                WITH REGISTRATION
TYPE OF SECURITY                                                     RIGHTS               REGISTRATION RIGHTS
-----------------------------------------------------------  -----------------------  ---------------------------
Common Stock...............................................          2,048,242                Piggy Back
Common Stock Contingent Issue Rights.......................            727,511                Piggy Back
Series A Preferred Stock...................................            121,667           Demand and Piggy Back
Series B Preferred Stock...................................            600,000                Piggy Back
Warrants...................................................            720,031                Piggy Back
Underwriter Warrants.......................................            160,000           Demand and Piggy Back
Convertible Promissory Note................................            206,250                Piggy Back

    Pursuant to a registration rights agreement entered into with the representative of the underwriters, the representative has certain demand and "piggy-back" registration rights with respect to the 160,000 shares of common stock issuable upon exercise of the warrants issued to the representative in connection with the closing of the offering. The representative is entitled to one demand registration right during the four year period beginning one year after the closing of this offering unless a registration statement is filed and is either withdrawn or does not become effective in which case, the representative will not have been deemed to exercise the "demand" registration right.

    Trans Global, the holder of our Series A Preferred Stock, or its transferees are entitled to "piggy back" registration rights with respect to 121,667 shares of common stock issuable upon the conversion of Series A Preferred Stock, subject to certain limitations and provisions. The number of securities requested to be included in a registration involving the exercise of "piggy back" registration rights are subject to pro rata reduction upon the request of the managing underwriter. As a condition to including the securities in the offering, the managing underwriter may require that the holders of the Series A Preferred Stock agree not to sell the securities for a six month period following the effective date of the registration statement. The holders of the Series A Preferred Stock may exercise the "piggy back" registration rights from the date of this offering until the holders of the Series A Preferred Stock can sell the underlying common stock pursuant to Rule 144(k) of the Securities Act of 1933, as amended. In addition, any holder(s) of the Series A Preferred Stock who own(s) 25% of the Series A Preferred Stock is entitled to "demand" registration rights with respect to the shares of common stock issuable upon the conversion of Series A Preferred Stock. The holders of the Series A Preferred Stock may exercise the "demand" registration rights at any time twelve months from the date of this offering, if the underlying common stock has not been previously registered, until holders of the Series A Preferred Stock can sell the underlying common stock pursuant to Rule 144(k) of the Securities Act of 1933, as amended. The holders of the Series A Preferred Stock are entitled to only one "demand" registration right unless a registration statement is filed and is either withdrawn or does not become effective, in which case, the holders of the Series A Preferred Stock will not have been deemed to exercise the "demand" registration right.

    Pursuant to the certain registration rights agreements, the holders of the remaining 4,302,034 shares of common stock with registration rights are entitled to "piggy-back" registration rights, subject to certain limitations and conditions. Except for the 206,250 shares of common stock issuable upon conversion of the convertible note issued to Consolidated, these shares remain subject to the lock-up agreement even if registered pursuant to these registration rights. The number of securities request to be included in a registration involving the exercise of "piggy-back" rights are subject to a pro rata reduction based on the number of shares of common stock held by each such security holder and any other security holders exercising their respective registration rights to the extent that we are so advised by the managing underwriter, if any, that the total number of securities requested to be included in the underwriting is such as to materially and adversely affect the success of the offering. The registration rights terminate as to any such security holder at the later (1) 3 years after the offering made hereby or (2) such time as such security holder may sell under Rule 144 in a three month period all registrable securities then held by such holder.

    As of the date of this offering, 1,050,000 shares were subject to outstanding options under our 1999 Incentive Plan and 904,031 shares were subject to outstanding warrants to purchase common stock. All of these shares are subject to the lock-up agreements described above. Approximately 90 days after the date of this prospectus, we intend to file a Registration Statement on Form S-8 covering shares issuable under our 1999 Incentive Plan (including shares subject to then outstanding options under such plan), thus permitting the resale of such shares in the public market without restriction under the Securities Act after expiration of the applicable lock-up agreements. In addition, the holders of the warrants to purchase shares of common stock are entitled to certain registration rights with respect to such shares as described above.

    In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned shares for at least one year (including the holding period of any prior owner, except an affiliate) is entitled to sell in a "broker's transaction" or to market makers, within any three-month period commencing 90 days after the date of this prospectus, a number of shares that does not exceed the greater of (i) one percent of the number of shares of common stock then outstanding or (ii) the average weekly trading volume of the common stock during the four calendar weeks preceding the required filing of a Form 144 with respect to such sale. Sales under Rule 144 are generally subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us. Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell such shares without having to comply with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Under Rule 701 under the Securities Act, persons who purchase shares upon exercise of options granted prior to the effective date of this offering are entitled to sell such shares 90 days after the effective date of this offering in reliance on Rule 144, without having to comply with the holding period requirements of Rule 144 and, in the case of non-affiliates, without having to comply with the public information, volume limitation or notice provisions of Rule 144.

                                  UNDERWRITING

    Weatherly Securities Corporation is acting as representative for the underwriters named below in connection with this offering. The underwriters have severally agreed, subject to the terms and conditions of the underwriting agreement, among them and our company, to purchase from us, and we have agreed to sell to them, the number of shares of common stock set forth below:

                                                                         NUMBER OF SHARES
UNDERWRITER                                                               OF COMMON STOCK
-----------------------------------------------------------------------  -----------------
Weatherly Securities Corporation.......................................
Westport Resources Investment Services, Inc............................
                                                                         -----------------
Total..................................................................       1,600,000
                                                                         -----------------
                                                                         -----------------

    The underwriters are committed to purchase all the shares of common stock offered hereby, if they purchase any of such common stock (excluding shares covered by the over-allotment option discussed below). The underwriting agreement provides that the obligations of the underwriters are subject to certain conditions precedent.

    We have been advised by the representative that the underwriters initially propose to offer the shares of common stock to the public at the initial public offering price set forth on the cover page of this prospectus and to certain
dealers at such price less concessions not in excess of $      per share of
common stock. Such dealers may re-allow a concession not in excess of $      per
share of common stock to certain other dealers. After the commencement of this offering, the public offering price, concession and reallowance may be changed by the representative.

    We have agreed to pay to the representative a non-accountable expense allowance equal to three (3%) percent of the gross proceeds derived from the
sale of the common stock underwritten, of which $      has been paid to date.

    We have granted to the underwriters an over-allotment option, exercisable during the forty-five (45) day period from the date of this prospectus, to purchase up to 240,000 shares of common stock at the initial public offering price per share of common stock offered hereby, less underwriting discounts and the non-accountable expense allowance. Such option may be exercised only for the purpose of covering over-allotments, if any, incurred in the sale of the common stock offered hereby. To the extent such option is exercised in whole or in part, each underwriter will have a firm commitment, subject to certain conditions, to purchase the number of the additional Common Stock proportionate to its initial commitment.

    We have also agreed to sell to the representative, for nominal consideration, warrants to purchase up to 160,000 shares of our common stock (184,000 if the underwriters exercise their over-allotment option in full). The representative's warrants are initially exercisable at a price of 120% of the initial public offering price per share of common stock. The representative's warrants may be exercised for a period of five years, commencing one year from the date of this prospectus. The representative's warrants provide for adjustment in the number of shares of common stock issuable upon the exercise thereof and in the exercise price of the representative's warrants as a result of certain events, including subdivisions and combinations of the common stock. The representative's warrants grant to their holders certain demand and "piggyback" rights to register the common stock issuable upon exercise of the warrants.

    We have agreed for a period of three years after the date hereof, if requested by the representative, to use our best efforts to nominate one person designated by the representative for election to our company's board of directors. In the event the representative elects not to exercise such right, it may designate a person to receive all notices of meetings of our board of directors and all other correspondence and communications sent by us to our board of directors and to attend all such meetings of our board of directors. We have agreed to reimburse the representative's designee for his out-of-pocket expenses incurred in connection with his attendance of meetings of our board of directors.

    Prior to this offering, there has been no public market for our common stock. Consequently, the initial public offering price of our common stock has been determined by negotiation between us and the representative and does not necessarily bear any relationship to our asset value, net worth, or other established criteria of value. The factors considered in such negotiations, in addition to prevailing market conditions, included the history of and prospects for the industry in which we compete, an assessment of our management, the prospects of our company, our capital structure, the market for initial public offerings, and certain other factors as were deemed relevant. The common stock has been approved for quotation on the American Stock Exchange under the symbol
"    " subject to office notice of issuance.

    In connection with this offering, certain underwriters and selling group members and their respective affiliates may engage in transactions that stabilize, maintain or otherwise affect the market price of the common stock. Such transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M of the Exchange Act of 1934, pursuant to which such persons may bid for or purchase common stock for the purpose of stabilizing their respective market prices. The underwriters also may create a short position for the account of the underwriters by selling more common stock in connection with this offering than they are committed to purchase from us, and in such case may purchase common stock in the open market following completion of this offering to cover all or a portion of such short position. A "syndicate covering transaction" is the bid for or the purchase of the common stock on behalf of the underwriters to reduce a short position created in connection with the offering. The underwriters may also cover all or a portion of such short position by exercising the over-allotment option referred to above. In addition, the representative, on behalf of the underwriters, may impose "penalty bids" under contractual arrangements with the underwriters whereby it may reclaim from an underwriter (or dealer participating in this offering) for the account of other underwriters, the selling concession with respect to common stock that are distributed in this offering but subsequently purchased for the account of the underwriters in the open market. Any of the transactions described in this paragraph may result in the maintenance of the price of the common stock at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph is required, and, if they are undertaken, they may be discontinued at any time.

    The offering of the shares is made for delivery, when, as, and if accepted by the underwriters and subject to prior sale and to withdrawal, cancellation, or modification of the offering without notice. The underwriters reserve the right to reject an order for the purchase of shares in whole or in part.

    The underwriters do not expect any sales of shares of common stock to be made to discretionary accounts.

                                 LEGAL MATTERS

    The validity of the shares of the common stock offered hereby will be passed upon for us by Porter & Hedges, L.L.P., Houston, Texas. Certain legal matters in connection with this offering will be passed upon for the underwriters by Ruskin, Moscou, Evans & Faltischek, P.C., Mineola, New York.

                                    EXPERTS

    The financial statements of OmniLynx Communications Corporation included in this prospectus and in the registration statement have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their reports appearing elsewhere herein and in the registration statement, and are included herein in reliance upon such reports given upon the authority of said firm as experts in auditing and accounting.

    The financial statements of InfoHighway International, Inc. as of December 31, 1998 and 1997, and for each of the years in the three year period ended December 31, 1998, have been included elsewhere in this registration statement in reliance upon the report of KPMG LLP, independent auditors, appearing elsewhere in the registration statement, and upon the authority of such firm as experts in accounting and auditing.

    The audited financial statements of ARC Networks, Inc. included in this prospectus have been audited by Moore Stephens, P.C., independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of such firm as experts in giving such report.

    The audited financial statements of AXCES, Inc. included in this prospectus have been audited by Pannell Kerr Forster of Texas, P.C., independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of such firm as experts in giving such report.

                      WHERE YOU CAN FIND MORE INFORMATION

    This prospectus constitutes a part of a Registration Statement on Form S-1 that we filed with the SEC under the Securities Act. This prospectus, which forms a part of the Registration Statement, does not contain all the information set forth in the Registration Statement. Reference is hereby made to the Registration Statement and related exhibits and schedules filed therewith for further information with respect to us and the shares offered hereby. Statements contained herein concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed by us with the SEC and each such statement is qualified in its entirety by such reference. The Registration Statement and the exhibits and schedules thereto may be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, NW, Washington, D.C. 20594, and at the following regional offices of the SEC: New York Regional Office, Seven World Trade Center, New York, New York 10048, and Chicago Regional Office, 500 West Madison Street, Chicago, Illinois 60661. Copies of such reports and other information may be obtained from the Public Reference Section of the SEC: 450 Fifth Street, NW, Washington, D.C. 20549, upon payment of the prescribed fees.

    We are currently subject to the periodic reporting and other information requirements of the Exchange Act, and in accordance therewith file reports and other information with the SEC. Such reports and other information may be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, NW, Washington, D.C. 20594, and at the following regional offices of the SEC: New York Regional Office, Seven World Trade Center, New York, New York 10048, and Chicago Regional Office, 500 West Madison Street, Chicago, Illinois 60661. Copies of such reports and other information may be obtained from the Public Reference Section of the SEC: 450 Fifth Street NW, Washington, D.C. 20549, upon payment of the prescribed fees. The SEC maintains a Web site that contains reports and information statements and other information regarding registrants that file electronically with the SEC. Copies of such documents and the Registration Statement may be obtained from the SEC's Internet address at http://www.sec.gov.

                      OMNILYNX COMMUNICATIONS CORPORATION

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                               PAGE
                                                                                                             ---------
OMNILYNX COMMUNICATIONS CORPORATION AND FOUNDING COMPANIES
UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
    Basis of Presentation..................................................................................        F-2
    Unaudited Pro forma Combined Balance Sheet.............................................................        F-3
    Unaudited Pro forma Combined Statement of Operations...................................................        F-4
    Notes to Unaudited Pro Forma Combined Financial Statements.............................................        F-6

OMNILYNX COMMUNICATIONS CORPORATION HISTORICAL FINANCIAL STATEMENTS
    Report of Independent Certified Public Accountants.....................................................       F-14
    Balance Sheets.........................................................................................       F-15
    Statements of Loss.....................................................................................       F-16
    Statements of Stockholders' Equity.....................................................................       F-17
    Statements of Cash Flows...............................................................................       F-18
    Notes to Financial Statements..........................................................................       F-19

FOUNDING COMPANIES:

AXCES, INC.
    Independent Auditors' Report...........................................................................       F-23
    Balance Sheets.........................................................................................       F-24
    Statements of Operations...............................................................................       F-25
    Statements of Stockholders' Equity.....................................................................       F-26
    Statements of Cash Flows...............................................................................       F-27
    Notes to Financial Statements..........................................................................       F-28

INFOHIGHWAY INTERNATIONAL, INC.
    Independent Auditors' Report...........................................................................       F-38
    Balance Sheets.........................................................................................       F-39
    Statements of Operations...............................................................................       F-40
    Statements of Stockholders' Equity (Deficit)...........................................................       F-41
    Statements of Cash Flows...............................................................................       F-42
    Notes to Financial Statements..........................................................................       F-43

ARC NETWORKS, INC.
    Independent Auditors' Report...........................................................................       F-49
    Consolidated Balance Sheets............................................................................       F-50
    Consolidated Statements of Operations..................................................................       F-51
    Consolidated Statements of Capital Deficit.............................................................       F-52
    Consolidated Statements of Cash Flows..................................................................       F-53
    Notes to Consolidated Financial Statements.............................................................       F-54

                      OMNILYNX COMMUNICATIONS CORPORATION
                             AND FOUNDING COMPANIES

               UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

                             BASIS OF PRESENTATION

    The following unaudited pro forma combined financial statements give effect to the acquisitions by OmniLynx Communications Corporation ("OmniLynx") of the outstanding capital stock of InfoHighway International, Inc. ("InfoHighway"), ARC Networks, Inc. ("ARC"), and AXCES, Inc. ("AXCES"), (together, the "founding companies"). OmniLynx and the founding companies are hereinafter referred to as the Company. OmniLynx acquired ARC in June 1999, and will acquire InfoHighway and AXCES simultaneously with and as a condition of the closing of OmniLynx's initial public offering (the "Offering"). All of the acquisitions ("the Acquisitions") have been accounted for using the purchase method of accounting. With respect to the Acquisitions, AXCES has been identified as the accounting acquiror for financial statement presentation purposes. The pro forma combined financial statements also give effect to an asset acquisition consummated during January 1999 by InfoHighway (the "Eden Acquisition").

    The unaudited pro forma combined balance sheet gives effect to the Acquisitions, the Eden Acquisition and the Offering as if they had occurred on March 31, 1999. The unaudited pro forma combined statements of operations give effect to these transactions as if they had occurred on January 1, 1998.

    OmniLynx has preliminarily analyzed the benefits that it expects will be realized from reductions in salaries, bonuses and certain benefits to the owners and key management personnel of the founding companies. To the extent the owners and key management personnel of the founding companies have agreed prospectively to reductions in salaries, bonuses and benefits, these reductions have been reflected in the unaudited pro forma combined statements of operations. Additionally, reductions in interest expense as the result of the planned repayment of certain debt of the founding companies, as well as through the conversion of certain debt into preferred stock, have been reflected in the unaudited pro forma combined statements of operations. With respect to other potential benefits, OmniLynx has not and cannot quantify these benefits until completion of the combination of the founding companies. It is anticipated that these benefits will be offset by costs related to OmniLynx's new corporate management and by the costs associated with being a public company. However, because these costs cannot be accurately quantified at this time, they have not been included in the unaudited pro forma financial information of OmniLynx.

    The purchase price of the founding companies (except AXCES, which is the accounting acquiror) and of OmniLynx has been allocated based on the estimated fair value of assets acquired and liabilities assumed. The pro forma adjustments are based on estimates, available information and certain assumptions and may be revised as additional information becomes available. The pro forma financial data do not purport to represent what OmniLynx's financial position or results of operations would actually have been if such transactions in fact had occurred on the dates stated above and are not necessarily representative of OmniLynx's financial position or results of operations for any future period. The unaudited pro forma combined financial statements should be read in conjunction with the other financial statements and notes thereto included elsewhere in this Prospectus. Also see "Risk Factors" included elsewhere herein.

                      OMNILYNX COMMUNICATIONS CORPORATION
                             AND FOUNDING COMPANIES

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET

                                 MARCH 31, 1999
                                 (IN THOUSANDS)
                                     ASSETS

                                                                                       HISTORICAL
                                                                                          BASIS       PRO FORMA     PRO FORMA
                                    AXCES      INFOHIGHWAY      ARC       OMNILYNX      COMBINED     ADJUSTMENTS    COMBINED
                                 -----------  -------------  ---------  -------------  -----------  -------------  -----------
CURRENT ASSETS:
  Cash and cash equivalents....   $   1,740     $      --    $     140    $      34     $   1,914     $     181     $   2,095
  Accounts receivable, net.....       3,377           118        3,464           --         6,959            --         6,959
  Receivable from related
    parties....................       1,131            --           --           --         1,131            --         1,131
  Costs and estimated earnings
    in excess of billings on
    uncompleted contracts......          --            --          409           --           409            --           409
  Prepaid expenses and other
    current assets.............         228             2          113           66           409            --           409
                                 -----------  -------------  ---------        -----    -----------  -------------  -----------
    Total current assets.......       6,476           120        4,126          100        10,822           181        11,003
PROPERTY AND EQUIPMENT, net....         512           820          147           --         1,479            --         1,479
GOODWILL AND OTHER INTANGIBLE
  ASSETS.......................          --           438          241           --           679        27,633        28,312
OTHER ASSETS...................          75            34          307           --           416            --           416
                                 -----------  -------------  ---------        -----    -----------  -------------  -----------
TOTAL ASSETS...................   $   7,063     $   1,412    $   4,821    $     100     $  13,396     $  27,814     $  41,210
                                 -----------  -------------  ---------        -----    -----------  -------------  -----------
                                 -----------  -------------  ---------        -----    -----------  -------------  -----------

                                    LIABILITIES AND STOCKHOLDERS' EQUITY (CAPITAL DEFICIT)
CURRENT LIABILITIES:
  Notes payable................   $      --     $   1,119    $     250    $      95     $   1,464     $   4,540     $   6,004
  Notes payable to related
    parties....................          --           918        2,460           --         3,378           (60)        3,318
  Capital lease payables.......          --            45           22           --            67            --            67
  Accounts payable.............         406           657        4,565           --         5,628            --         5,628
  Accrued liabilities..........         346            82           --            1           429            --           429
  Billings in excess of costs
    and estimated earnings on
    uncompleted contracts......          --            --          551           --           551            --           551
  Disputed amounts under
    contract...................          --            --        1,394           --         1,394            --         1,394
  Current income taxes
    payable....................          --            --           --           --            --         1,600         1,600
  Other current liabilities....          21           313           57           --           391            --           391
                                 -----------  -------------  ---------        -----    -----------  -------------  -----------
    Total current
      liabilities..............         773         3,134        9,299           96        13,302         6,080        19,382
LONG-TERM DEBT, net of current
  maturities...................          --            --          559           --           559          (550)            9
NOTES PAYABLE TO RELATED
  PARTIES......................          --            --        1,157           --         1,157        (1,157)           --
OTHER LONG-TERM LIABILITIES....          32            --           --           --            32            --            32
STOCKHOLDERS' EQUITY (CAPITAL
  DEFICIT):
  Preferred stock..............          --            --           --           --            --            --            --
  Common stock.................           1         1,836           95           --         1,932        (1,932)           --
  Additional paid in capital...          13            --          620            6           639        21,210        21,849
  Retained earnings
    (deficit)..................       6,244        (3,558)      (6,909)          (2)       (4,225)        4,163           (62)
                                 -----------  -------------  ---------        -----    -----------  -------------  -----------
    Stockholders' equity
      (capital deficit)........       6,258        (1,722)      (6,194)           4        (1,654)       23,441        21,787
                                 -----------  -------------  ---------        -----    -----------  -------------  -----------
TOTAL LIABILITIES AND
  STOCKHOLDERS' EQUITY (CAPITAL
  DEFICIT).....................   $   7,063     $   1,412    $   4,821    $     100     $  13,396     $  27,814     $  41,210
                                 -----------  -------------  ---------        -----    -----------  -------------  -----------
                                 -----------  -------------  ---------        -----    -----------  -------------  -----------

                                     POST-       PRO FORMA
                                  ACQUISITION       AS
                                  ADJUSTMENTS    ADJUSTED
                                 -------------  -----------
CURRENT ASSETS:
  Cash and cash equivalents....    $   6,536     $   8,631
  Accounts receivable, net.....           --         6,959
  Receivable from related
    parties....................           --         1,131
  Costs and estimated earnings
    in excess of billings on
    uncompleted contracts......           --           409
  Prepaid expenses and other
    current assets.............          (66)          343
                                 -------------  -----------
    Total current assets.......        6,470        17,473
PROPERTY AND EQUIPMENT, net....           --         1,479
GOODWILL AND OTHER INTANGIBLE
  ASSETS.......................           --        28,312
OTHER ASSETS...................           --           416
                                 -------------  -----------
TOTAL ASSETS...................    $   6,470     $  47,680
                                 -------------  -----------
                                 -------------  -----------

CURRENT LIABILITIES:
  Notes payable................    $  (5,204)    $     800
  Notes payable to related
    parties....................       (2,819)          499
  Capital lease payables.......           --            67
  Accounts payable.............           --         5,628
  Accrued liabilities..........           --           429
  Billings in excess of costs
    and estimated earnings on
    uncompleted contracts......           --           551
  Disputed amounts under
    contract...................           --         1,394
  Current income taxes
    payable....................           --         1,600
  Other current liabilities....           --           391
                                 -------------  -----------
    Total current
      liabilities..............       (8,023)       11,359
LONG-TERM DEBT, net of current
  maturities...................        1,200         1,209
NOTES PAYABLE TO RELATED
  PARTIES......................           --            --
OTHER LONG-TERM LIABILITIES....           --            32
STOCKHOLDERS' EQUITY (CAPITAL
  DEFICIT):
  Preferred stock..............           --            --
  Common stock.................           --            --
  Additional paid in capital...       13,320        35,169
  Retained earnings
    (deficit)..................          (27)          (89)
                                 -------------  -----------
    Stockholders' equity
      (capital deficit)........       13,293        35,080
                                 -------------  -----------
TOTAL LIABILITIES AND
  STOCKHOLDERS' EQUITY (CAPITAL
  DEFICIT).....................    $   6,470     $  47,680
                                 -------------  -----------
                                 -------------  -----------

                      OMNILYNX COMMUNICATIONS CORPORATION
                             AND FOUNDING COMPANIES

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

                   FOR THE THREE MONTHS ENDED MARCH 31, 1999
                                 (IN THOUSANDS)

                                                                                                             PRO FORMA    PRO FORMA
                                               AXCES     INFOHIGHWAY      ARC       OMNILYNX       TOTAL    ADJUSTMENTS   COMBINED
                                             ---------  -------------  ---------  -------------  ---------  -----------  -----------
Revenues...................................  $   5,411    $     535    $   4,001    $      --    $   9,947   $      --    $   9,947
Cost of services...........................      1,853          336        3,301           --        5,490          --        5,490
                                             ---------        -----    ---------        -----    ---------  -----------  -----------
Gross profit...............................      3,558          199          700           --        4,457          --        4,457
Selling, general and administrative
  expenses.................................      2,507          335          968            1        3,811         767        4,578
Depreciation and amortization..............         58          131           97           --          286         691          977
                                             ---------        -----    ---------        -----    ---------  -----------  -----------
Income (loss) from operations..............        993         (267)        (365)          (1)         360      (1,458)      (1,098)
Interest income (expense), net.............         (3)         (24)        (118)          (2)        (147)         75          (72)
                                             ---------        -----    ---------        -----    ---------  -----------  -----------
Income (loss) before income taxes..........        990         (291)        (483)          (3)         213      (1,383)      (1,170)
Provision (benefit) for income taxes.......         --           --           --           --           --        (172)        (172)
                                             ---------        -----    ---------        -----    ---------  -----------  -----------
Net income (loss)..........................  $     990    $    (291)   $    (483)   $      (3)   $     213   $  (1,211)   $    (998)
                                             ---------        -----    ---------        -----    ---------  -----------  -----------
                                             ---------        -----    ---------        -----    ---------  -----------  -----------
Pro forma net loss before dividends on
  preferred stock..........................                                                                               $    (998)
Dividends on preferred stock...............                                                                                     210
                                                                                                                         -----------
Pro forma net loss applicable to common
  stockholders.............................                                                                               $  (1,208)
                                                                                                                         -----------
                                                                                                                         -----------

Net loss per share--basic and diluted......                                                                               $   (0.26)
Shares used in computing pro forma net loss
  per share................................                                                                                   4,587

                      OMNILYNX COMMUNICATIONS CORPORATION
                             AND FOUNDING COMPANIES

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1998
                                 (IN THOUSANDS)

                                                                                                        PRO FORMA    PRO FORMA
                                           AXCES    INFOHIGHWAY      ARC       OMNILYNX       TOTAL    ADJUSTMENTS   COMBINED
                                         ---------  ------------  ---------  -------------  ---------  -----------  -----------
Revenues...............................  $  30,280   $    1,384   $  13,931    $      --    $  45,595   $     778    $  46,373
Cost of services.......................      9,889          995      11,651           --       22,535         184       22,719
                                         ---------  ------------  ---------        -----    ---------  -----------  -----------
Gross profit...........................     20,391          389       2,280           --       23,060         594       23,654
Selling, general and administrative
  expenses.............................     17,934        1,339       3,465           --       22,738      (1,202)      21,536
Depreciation and amortization..........        204          261         407           --          872       2,946        3,818
                                         ---------  ------------  ---------        -----    ---------  -----------  -----------
Income (loss) from operations..........      2,253       (1,211)     (1,592)          --         (550)     (1,150)      (1,700)
Interest income (expense), net.........       (208)         (57)       (317)          --         (582)        123         (459)
                                         ---------  ------------  ---------        -----    ---------  -----------  -----------
Income (loss) before income taxes......      2,045       (1,268)     (1,909)          --       (1,132)     (1,027)      (2,159)
Provision (benefit) for income taxes...       (917)          --          --           --         (917)      1,162          245
                                         ---------  ------------  ---------        -----    ---------  -----------  -----------
Net income (loss)......................  $   2,962   $   (1,268)  $  (1,909)   $      --    $    (215)  $  (2,189)   $  (2,404)
                                         ---------  ------------  ---------        -----    ---------  -----------  -----------
                                         ---------  ------------  ---------        -----    ---------  -----------  -----------
Pro forma net loss before dividends on
  preferred stock......................                                                                              $  (2,404)
Dividends on preferred stock...........                                                                                    842
                                                                                                                    -----------
Pro forma net loss applicable to common
  stockholders.........................                                                                              $  (3,246)
                                                                                                                    -----------
                                                                                                                    -----------
Net loss per share--basic and
  diluted..............................                                                                              $   (0.71)
Shares used in computing pro forma net
  loss per share.......................                                                                                  4,587

                      OMNILYNX COMMUNICATIONS CORPORATION
                             AND FOUNDING COMPANIES

           NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

1. GENERAL

    OmniLynx Communications Corporation ("OmniLynx") was incorporated in December 1996 in the state of Delaware. OmniLynx was formed to become a leading provider of unified Internet, data and telecommunications solutions to niche markets representing the high and low end of the telecommunications marketplace. Prior to the acquisition of ARC, OmniLynx had conducted no operations. The acquisition of ARC was consummated in June 1999. InfoHighway and AXCES will be acquired concurrently with and as a condition of the closing of the Offering.

    The historical financial statements represent the financial position and results of operations of the founding companies and were derived from the respective founding companies' financial statements. The periods included in these pro forma combined financial statements for the individual founding companies are as of and for the three months ended March 31, 1999 and for the year ended December 31, 1998. The historical financial statements included elsewhere herein have been included in accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 80.

2. ACQUISITION OF FOUNDING COMPANIES

    OmniLynx acquired ARC in June 1999, and will acquire InfoHighway and AXCES simultaneously with and as a condition of the closing of this Offering. The Acquisitions were accounted for using the purchase method of accounting with AXCES treated as the accounting acquiror.

    The consideration paid or to be paid in the Acquisitions includes (a) common stock, (b) contingent common stock, and (c) Series A and Series B convertible redeemable preferred stock. In addition, OmniLynx will be assuming certain of the debt of all of the founding companies. For purposes of computing the estimated purchase price for accounting purposes, the value of the common shares issued has been determined using an estimated fair value of $9.00 per share, which represents a discount of 10% from the assumed initial public offering price of $10.00 per share (the midpoint of the range of estimated initial public offering prices set forth on the cover page of this Prospectus) due to restrictions on the sale and transferability of the shares issued. The estimated purchase price for the Acquisitions is based upon preliminary estimates and is subject to certain purchase price adjustments at and following closing. Additionally, prior to the closing of the Offering, the Company intends to obtain independent appraisals of the Acquisitions in order to determine the fair value of net assets acquired, including values associated with intangible assets. In the opinion of management, the final allocation of the purchase price will not materially differ from these preliminary estimates.

ACQUISITION OF INFOHIGHWAY

    The acquisition consideration to be received by the stockholders of InfoHighway consists of 958,166 shares of common stock of OmniLynx and 235,878 shares of contingent common stock of OmniLynx (including 85,397 shares of common stock of OmniLynx and 17,584 shares of contingent common stock of OmniLynx earmarked for the Eden Acquisition). Issuances of contingent common stock is conditional upon achievement of certain share price targets; 50% of the contingent common stock shall be issued when the price of the common stock reaches a 10-day average of $16 per share. The remaining 50% of the contingent common stock shall be issued when the price of the common stock reaches a 10-day average of $21 per share. For accounting purposes, no value has been allocated to the contingent common stock. Additionally, the Company is assuming some of InfoHighway's outstanding debt, which totaled $2.1 million at March 31, 1999.

                      OMNILYNX COMMUNICATIONS CORPORATION
                             AND FOUNDING COMPANIES

     NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS (CONTINUED)

2. ACQUISITION OF FOUNDING COMPANIES (CONTINUED)
    During January 1999, InfoHighway acquired the operations of Eden Matrix, an Internet service provider based in Austin, Texas operated by AMICI Online Investments, L.L.C. (the "Eden Acquisition"). The acquisition consideration approximated $1.0 million, consisting of a $50,000 cash down payment and a short-term note payable for $0.9 million. During the second quarter of 1999, $0.8 million of the short-term note payable was converted into 968,750 common shares of InfoHighway. The remaining unpaid portion of the short-term note payable, which totaled $0.1 million after the equity conversion noted above, is to be repaid out of Offering proceeds.

ACQUISITION OF ARC

    The acquisition consideration to be received by the stockholders of ARC consists of 390,076 shares of common stock of OmniLynx and 152,672 shares of contingent common stock of OmniLynx. Issuances of contingent common stock are conditional upon achievement of certain share price targets; 50% of the contingent common stock shall be issued when the price of the common stock reaches a 10-day average of $16 per share. The remaining 50% of the contingent common stock shall be issued when the price of the common stock reaches a 10-day average of $21 per share. For accounting purposes, no value has been allocated to the contingent common stock.

    The merger agreement also provides for the exchange of $1.2 million of an existing ARC note payable to an affiliated company for Series A 10% Convertible Preferred Stock, ("Series A Preferred Stock") of OmniLynx valued at $1.2 million. The preferred stock is convertible beginning on a date 90 days after this Offering into common stock at the lesser of the Offering price per share or the average of the closing prices during the five day period preceding the date of conversion.

    Additionally, the Company is assuming all debt outstanding of ARC, which totaled $3.2 million at March 31, 1999, with the exception of the ARC note payable which will be exchanged for preferred stock as discussed in the aforementioned paragraph. The merger agreement also provides for: (a) the repayment of $0.8 million of the outstanding balance on the revolving line of credit due to the parent of ARC from proceeds of the Offering, (b) the exchange of $0.45 million of the revolving line of credit for a note payable due on January 31, 2000 that is convertible at the holder's option into 56,250 common shares of OmniLynx, and (c) the balance of the revolving line of credit being exchanged for a note payable maturing in June 2000 unless converted earlier by the holder into 150,000 common shares of OmniLynx. The balance outstanding under the revolving line of credit was $2.4 million at March 31, 1999.

ACQUISITION OF AXCES

    The acquisition consideration to be received by the stockholders of AXCES consists of 700,000 shares of common stock of OmniLynx and $9.0 million, 60,000 shares valued at $150 per share, of Series B 8% Cumulative Convertible Preferred Stock ("Series B Preferred Stock") of OmniLynx. The Series B Preferred Stock is convertible into 600,000 shares of common stock at the holder's option and is redeemable after 36 months out of a designated portion of the Company's cash flow. If the common stock trades for an average of $20 per share for 10 consecutive days, the Company may force the conversion of the preferred stock into common stock.

    In connection with the acquisition of AXCES, OmniLynx has agreed to assume up to $3.0 million of indebtedness to be incurred by AXCES prior to the Offering for distribution to its shareholder.

                      OMNILYNX COMMUNICATIONS CORPORATION
                             AND FOUNDING COMPANIES

     NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS (CONTINUED)

2. ACQUISITION OF FOUNDING COMPANIES (CONTINUED)
AXCES may distribute up to $6.5 million in cash to its shareholder prior to the closing of the acquisition, including proceeds from this indebtedness, provided that the distributions do not decrease AXCES' working capital below a minimum level.

    The following table sets forth the components for accounting purposes of the consideration with respect to the Acquisitions, including 85,397 common shares and 17,584 contingent common shares earmarked for the Eden Acquisition. The table does not reflect the S Corporation Distribution and other distributions noted above to the stockholders of AXCES.

                                                                                            CONTINGENT          PREFERRED
                                                                 COMMON STOCK              COMMON STOCK           STOCK
                                                           -------------------------  ----------------------  -------------
                                                                         VALUE OF                 VALUE OF      VALUE OF
ACQUISITION                                                  SHARES       SHARES       SHARES      SHARES        SHARES
---------------------------------------------------------  ----------  -------------  ---------  -----------  -------------
InfoHighway..............................................     958,166  $   8,623,494    235,878   $      --   $          --
ARC......................................................     390,076      3,510,684    152,672          --       1,216,674
AXCES....................................................     700,000      6,300,000         --          --       9,000,000
                                                           ----------  -------------  ---------       -----   -------------
                                                            2,048,242  $  18,434,178    388,550   $      --   $  10,216,674
                                                           ----------  -------------  ---------       -----   -------------
                                                           ----------  -------------  ---------       -----   -------------

    For accounting purposes, AXCES is treated as the accounting acquiror and, accordingly, its financial statements are presented on a historical basis.

3. UNAUDITED PRO FORMA COMBINED BALANCE SHEET ADJUSTMENTS

    (a) Reflects the estimated distributions of $4.7 million based upon cash balances of $1.7 million at March 31, 1999 at AXCES and $3.0 million of projected short-term borrowings, and $1.6 million of current income taxes related to the S corporation assuming C corporation treatment. These short-term borrowings are expected to be repaid with proceeds from the Offering.

    (b) Records the purchase of the founding companies for a total purchase price of $27.9 million (including $15.3 million attributed to AXCES as accounting acquiror), consisting of (i) shares of common stock valued for purposes of computing the estimated purchase price for accounting purposes at $17.7 million, (ii) shares of Series A Preferred Stock valued for purposes of computing the estimated purchase price for accounting purposes at $1.2 million, and (iii) shares of Series B Preferred Stock valued for purposes of computing the estimated purchase price for accounting purposes at $9.0 million. This aggregated purchase price will result in an excess purchase of $27.6 million over the fair value of the identifiable net assets acquired, excluding AXCES. The excess cost has been preliminarily allocated to an undifferentiated pool of intangible assets to be amortized over a period of 10 years for pro forma purposes. The Company intends to obtain independent appraisals of the Acquisitions prior to completion of the Offering. Upon completion of the appraisals and in accordance with the terms thereof, the intangible assets in the pool will be allocated to the appropriate asset classifications, including customer lists, non-compete agreements, and goodwill.

    (c) Records the conversion of $0.8 million of the $0.9 million short-term note payable incurred on the Eden Acquisition into 968,750 shares of InfoHighway immediately prior to consummation of the Offering. Upon consummation of the Offering, these shares will be converted into 85,397 shares of common stock of OmniLynx, valued at $0.8 million, and 17,584 shares of contingent common stock of OmniLynx.

                      OMNILYNX COMMUNICATIONS CORPORATION
                             AND FOUNDING COMPANIES

     NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS (CONTINUED)

3. UNAUDITED PRO FORMA COMBINED BALANCE SHEET ADJUSTMENTS (CONTINUED)
    (d) Reflects financings, net of discounts, subsequent to March 31, 1999 that are to be repaid from proceeds from the Offering.

    (e) Records the cash proceeds from the issuance of 1.6 million shares of common stock, net of estimated offering costs. Offering costs primarily consist of underwriting discounts and commissions, accounting fees, legal fees and printing expenses.

    (f) Records the payment of certain debt of the founding companies which is expected to be paid from the proceeds of the Offering, and the exchange of the remaining balance under the revolving line of credit debt into convertible notes payable.

                      OMNILYNX COMMUNICATIONS CORPORATION
                             AND FOUNDING COMPANIES

     NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS (CONTINUED)

3. UNAUDITED PRO FORMA COMBINED BALANCE SHEET ADJUSTMENTS (CONTINUED)
    The following tables summarize unaudited pro forma combined balance sheet adjustments (in thousands):

                      OMNILYNX COMMUNICATIONS CORPORATION
                             AND FOUNDING COMPANIES
             UNAUDITED PRO FORMA COMBINED BALANCE SHEET ADJUSTMENTS
                                 MARCH 31, 1999
                                 (IN THOUSANDS)

                                                                                                   TOTAL
                                                                                                 PRO FORMA
                                                      (A)        (B)        (C)        (D)      ADJUSTMENTS      (E)        (F)
                                                   ---------  ---------  ---------  ---------  -------------  ---------  ---------
                                                              ASSETS
CURRENT ASSETS:
  Cash and cash equivalents......................  $  (1,700) $      --  $      --  $   1,881    $     181    $  13,386  $  (6,850)
  Accounts receivable, net.......................         --         --         --         --           --           --         --
  Receivable from related parties................         --         --         --         --           --           --         --
  Costs and estimated earnings in excess of
    billings on uncompleted contracts............         --         --         --         --           --           --         --
  Prepaid expenses and other current assets......         --         --         --         --           --          (66)        --
                                                   ---------  ---------  ---------  ---------  -------------  ---------  ---------
    Total current assets.........................     (1,700)        --         --      1,881          181       13,320     (6,850)
PROPERTY AND EQUIPMENT, net......................         --         --         --         --           --           --         --
GOODWILL AND OTHER INTANGIBLE ASSETS.............         --     27,633         --         --       27,633           --         --
OTHER ASSETS.....................................         --         --         --         --           --           --         --
                                                   ---------  ---------  ---------  ---------  -------------  ---------  ---------
TOTAL ASSETS.....................................  $  (1,700) $  27,633  $      --  $   1,881    $  27,814    $  13,320  $  (6,850)
                                                   ---------  ---------  ---------  ---------  -------------  ---------  ---------
                                                   ---------  ---------  ---------  ---------  -------------  ---------  ---------

                                      LIABILITIES AND STOCKHOLDERS' EQUITY (CAPITAL DEFICIT)
CURRENT LIABILITIES:
  Notes payable..................................  $   3,000  $     450  $    (769) $   1,859    $   4,540    $      --  $  (5,204)
  Notes payable to related parties...............         --        (60)        --         --          (60)          --     (2,819)
  Capital lease payables.........................         --         --         --         --           --           --         --
  Accounts payable...............................         --         --         --         --           --           --         --
  Accrued liabilities............................         --         --         --         --           --           --         --
  Billings in excess of costs and estimated
    earnings on uncompleted contracts............         --         --         --         --           --           --         --
  Disputed amounts under contract................         --         --         --         --           --           --         --
  Payable to founding company shareholders.......         --         --         --         --           --           --         --
  Current income taxes payable...................      1,600         --         --         --        1,600           --         --
  Other current liabilities......................         --         --         --         --           --           --         --
                                                   ---------  ---------  ---------  ---------  -------------  ---------  ---------
    Total current liabilities....................      4,600        390       (769)     1,859        6,080           --     (8,023)
LONG-TERM DEBT, net of current maturities........         --       (550)        --         --         (550)          --      1,200
NOTES PAYABLE TO RELATED PARTIES.................         --     (1,157)        --         --       (1,157)          --         --
OTHER LONG-TERM LIABILITIES......................         --         --         --         --           --           --         --
STOCKHOLDERS' EQUITY (CAPITAL DEFICIT):
  Preferred stock................................         --         --         --         --           --           --         --
  Common stock...................................         --     (1,932)        --         --       (1,932)          --         --
  Additional paid in capital.....................         --     20,412        769         29       21,210       13,320         --
  Retained earnings (capital deficit)............     (6,300)    10,470         --         (7)       4,163           --        (27)
                                                   ---------  ---------  ---------  ---------  -------------  ---------  ---------
    Stockholders' equity (capital deficit).......     (6,300)    28,950        769         22       23,441       13,320        (27)
                                                   ---------  ---------  ---------  ---------  -------------  ---------  ---------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY
  (CAPITAL DEFICIT)..............................  $  (1,700) $  27,633  $      --  $   1,881    $  27,814    $  13,320  $  (6,850)
                                                   ---------  ---------  ---------  ---------  -------------  ---------  ---------
                                                   ---------  ---------  ---------  ---------  -------------  ---------  ---------

                                                         TOTAL
                                                   POST-ACQUISITION
                                                      ADJUSTMENTS
                                                   -----------------

CURRENT ASSETS:
  Cash and cash equivalents......................      $   6,536
  Accounts receivable, net.......................             --
  Receivable from related parties................             --
  Costs and estimated earnings in excess of
    billings on uncompleted contracts............             --
  Prepaid expenses and other current assets......            (66)
                                                         -------
    Total current assets.........................          6,470
PROPERTY AND EQUIPMENT, net......................             --
GOODWILL AND OTHER INTANGIBLE ASSETS.............             --
OTHER ASSETS.....................................             --
                                                         -------
TOTAL ASSETS.....................................      $   6,470
                                                         -------
                                                         -------
                                      LIABILITIES
CURRENT LIABILITIES:
  Notes payable..................................      $  (5,204)
  Notes payable to related parties...............         (2,819)
  Capital lease payables.........................             --
  Accounts payable...............................             --
  Accrued liabilities............................             --
  Billings in excess of costs and estimated
    earnings on uncompleted contracts............             --
  Disputed amounts under contract................             --
  Payable to founding company shareholders.......             --
  Current income taxes payable...................             --
  Other current liabilities......................             --
                                                         -------
    Total current liabilities....................         (8,023)
LONG-TERM DEBT, net of current maturities........          1,200
NOTES PAYABLE TO RELATED PARTIES.................             --
OTHER LONG-TERM LIABILITIES......................             --
STOCKHOLDERS' EQUITY (CAPITAL DEFICIT):
  Preferred stock................................             --
  Common stock...................................             --
  Additional paid in capital.....................         13,320
  Retained earnings (capital deficit)............            (27)
                                                         -------
    Stockholders' equity (capital deficit).......         13,293
                                                         -------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY
  (CAPITAL DEFICIT)..............................      $   6,470
                                                         -------
                                                         -------

                      OMNILYNX COMMUNICATIONS CORPORATION
                             AND FOUNDING COMPANIES

     NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS (CONTINUED)

4. UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS ADJUSTMENTS

                       THREE MONTHS ENDED MARCH 31, 1999

    (a) Reflects the amortization of excess purchase price relating to the Acquisitions which has been preliminarily allocated to an undifferentiated pool of intangible assets to be amortized over a period of 10 years for pro forma purposes.

    (b) Reflects the reduction in interest expense due to the planned repayment and planned conversion of certain debt in connection with the Acquisitions, and the incremental interest expense for the amortization of original issue discounts.

    (c) Adjusts salaries, bonuses and benefit amounts to reflect those established in contractual agreements between the Company and the owner and key management personnel of the founding companies.

    (d) Reflects the compensation charge pursuant to Accounting Principles Board No. 25 for 159,000 stock options that vest upon consummation of the Offering. The charge is calculated based upon an assumed Offering price of $10.00 per share and the exercise price per share of $5.00.

    (e) Reflects the incremental provision for federal and state income taxes relating to the statement of operations pro forma adjustments and to reflect income taxes on S corporation operations as if AXCES had been taxable as a C corporation during the period presented. Assumes all income is subject to a federal corporate tax rate of 34% and the non-deductibility of goodwill and intangible asset amortizations.

    The following table summarizes the unaudited pro forma combined statement of operations adjustments (in thousands):

                                                                       (A)        (B)        (C)        (D)        (E)
                                                                    ---------     ---     ---------  ---------  ---------
Revenues..........................................................  $      --  $      --  $      --  $      --  $      --
Cost of services..................................................         --         --         --         --         --
                                                                    ---------        ---        ---  ---------  ---------
Gross profit......................................................         --         --         --         --         --
Selling, general and administrative expenses......................         --         --        (28)       795         --
Depreciation and amortization.....................................        691         --         --         --         --
                                                                    ---------        ---        ---  ---------  ---------
Income (loss) from operations.....................................       (691)        --         28       (795)        --
Interest income (expense), net....................................         --         75         --         --         --
                                                                    ---------        ---        ---  ---------  ---------
Income (loss) before income taxes.................................       (691)        75         28       (795)        --
Provision (benefit) for income taxes..............................         --         --         --         --       (172)
                                                                    ---------        ---        ---  ---------  ---------
Net income (loss).................................................  $    (691) $      75  $      28  $    (795) $     172
                                                                    ---------        ---        ---  ---------  ---------
                                                                    ---------        ---        ---  ---------  ---------

                                                                     PRO FORMA
                                                                    ADJUSTMENTS
                                                                    -----------
Revenues..........................................................   $      --
Cost of services..................................................          --
                                                                    -----------
Gross profit......................................................          --
Selling, general and administrative expenses......................         767
Depreciation and amortization.....................................         691
                                                                    -----------
Income (loss) from operations.....................................      (1,458)
Interest income (expense), net....................................          75
                                                                    -----------
Income (loss) before income taxes.................................      (1,383)
Provision (benefit) for income taxes..............................        (172)
                                                                    -----------
Net income (loss).................................................   $  (1,211)
                                                                    -----------
                                                                    -----------

                      OMNILYNX COMMUNICATIONS CORPORATION
                             AND FOUNDING COMPANIES

     NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS (CONTINUED)

5. UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS ADJUSTMENTS

                          YEAR ENDED DECEMBER 31, 1998

    (a) Reflects the amortization of excess purchase price relating to the Acquisitions which has been preliminarily allocated to an undifferentiated pool of intangible assets to be amortized over a period of 10 years for pro forma purposes.

    (b) Reflects the reduction in interest expense due to the planned repayment and planned conversion of certain debt in connection with the Acquisitions, and the incremental interest expense for the amortization of original issue discounts.

    (c) Reflects the operating results for the Eden Acquisition for the year ended December 31, 1998. Also reflects the amortization of the customer list from the Eden Acquisition which is being amortized over a period of three years and depreciation of property and equipment acquired which is being recognized over the average useful life of the property and equipment of five years.

    (d) Adjusts salaries, bonuses and benefit amounts to reflect those established in contractual agreements between the Company and the owners and key management personnel of the founding companies.

    (e) Reflects the compensation charge pursuant to Accounting Principles Board No. 25 for 159,000 stock options that vest upon consummation of the Offering. The charge is calculated based upon an assumed Offering price of $10.00 per share and the exercise price per share of $5.00.

    (f) Reflects the incremental provision for federal and state income taxes relating to the statement of operations pro forma adjustments and to reflect income taxes on S corporation operations as if AXCES had been taxable as a C corporation during the period presented. Assumes all income is subject to a federal corporate tax rate of 34% and the non-deductibility of goodwill and intangible asset amortizations.

    The following table summarizes the unaudited pro forma combined statement of operations adjustments (in thousands):

                                                                                                                          PRO FORMA
                                                          (A)        (B)        (C)        (D)        (E)        (F)     ADJUSTMENTS
                                                       ---------  ---------  ---------  ---------  ---------  ---------  -----------
Revenues.............................................  $      --  $      --  $     778  $      --  $      --  $      --   $     778
Cost of services.....................................         --         --        184         --         --         --         184
                                                       ---------  ---------  ---------  ---------  ---------  ---------  -----------
Gross profit.........................................         --         --        594         --         --         --         594
Selling, general and administrative expenses.........         --         --        610     (2,607)       795         --      (1,202)
Depreciation and amortization........................      2,696         --        250         --         --         --       2,946
                                                       ---------  ---------  ---------  ---------  ---------  ---------  -----------
Income (loss) from operations........................     (2,696)        --       (266)     2,607       (795)        --      (1,150)
Interest income (expense), net.......................         --        123         --         --         --         --         123
                                                       ---------  ---------  ---------  ---------  ---------  ---------  -----------
Income (loss) before income taxes....................     (2,696)       123       (266)     2,607       (795)        --      (1,027)
Provision (benefit) for income taxes.................         --         --         --         --         --      1,162       1,162
                                                       ---------  ---------  ---------  ---------  ---------  ---------  -----------
Net income (loss)....................................  $  (2,696) $     123  $    (266) $   2,607  $    (795) $  (1,162)  $  (2,189)
                                                       ---------  ---------  ---------  ---------  ---------  ---------  -----------
                                                       ---------  ---------  ---------  ---------  ---------  ---------  -----------

                      OMNILYNX COMMUNICATIONS CORPORATION
                             AND FOUNDING COMPANIES

     NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS (CONTINUED)

6. PRO FORMA LOSS PER SHARE

    The following table summarizes shares used in computing pro forma loss per share:

OmniLynx Founders................................................    939,000

Founding Companies:
  InfoHighway....................................................    872,769
  ARC............................................................    390,076
  AXCES..........................................................    700,000
Eden Acquisition.................................................     85,397
Offering.........................................................  1,600,000
Effect of assumed exercise of common stock warrants and options
  (see Note 7)...................................................         --
                                                                   ---------
Shares used in computing pro forma loss per share................  4,587,242
                                                                   ---------
                                                                   ---------

7. COMMON STOCK WARRANTS AND OPTIONS

    During the first quarter of 1999, OmniLynx entered into an agreement with an independent consultant for services to be rendered in conjunction with the Offering. The agreement, as amended, provided for, among other things, the granting of five-year exercisable warrants to purchase 86,844 common shares of the Company at $5.71 per share in exchange for services rendered. The warrants vest ratably over a period of twelve months from February 17, 1999.

    During the first quarter of 1999, OmniLynx borrowed $100,000 from Trident III, L.L.C. under a 13% promissory note. In conjunction with this financing, Trident III, L.L.C. also received warrants to acquire 100,000 shares of common stock at an initial exercise price per share of $8.00. Such warrants expire during March 2004. This loan was repaid from the proceeds of the $1.5 million financing entered into by OmniLynx in the second quarter of 1999.

    During the second quarter of 1999, OmniLynx borrowed $100,000 from Trident III, L.L.C. under a 13% promissory note. In conjunction with this financing, Trident III, L.L.C. also received warrants to acquire 50,000 shares of common stock at an initial exercise price per share of $8.00. Such warrants expire during April 2004. This loan was repaid from the proceeds of the $1.5 million financing entered into by OmniLynx in the second quarter of 1999.

    During the second quarter of 1999, OmniLynx borrowed $250,000 from a group of accredited investors under a 13% promissory note. In conjunction with this financing, the accredited investors also received warrants to acquire 83,333 shares of common stock at an initial exercise price of $8.00. Such warrants expire during April 2004.

    During the second quarter of 1999, OmniLynx borrowed $1.5 million from a group of accredited investors under a 13% promissory note. In conjunction with this financing, the accredited investors also received warrants to acquire 300,000 shares of common stock at an initial exercise price of $8.00. Such warrants expire during June 2004.

    During the second quarter of 1999, OmniLynx borrowed $200,000 from Halcyon Investment Company, a British Virgin Islands corporation, under a 13% promissory note. In conjunction with this financing, Halcyon also received warrants to acquire 40,000 shares of common stock at an initial exercise price of $8.00. Such warrants expire during June 2004.

                      OMNILYNX COMMUNICATIONS CORPORATION
                             AND FOUNDING COMPANIES

     NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS (CONTINUED)

7. COMMON STOCK WARRANTS AND OPTIONS (CONTINUED)
    During the second quarter of 1999, OmniLynx issued warrants to the parent of ARC to acquire 90,000 shares of common stock at an initial exercise price of $8.00. Such warrants expire during June 2004. Additionally, in assuming certain warrant obligations of ARC, OmniLynx issued warrants to acquire 20,513 shares of common stock at an initial exercise price of $121.85.

    During the second quarter of 1999, OmniLynx stockholders approved the 1999 Incentive Stock Option Plan (the "Plan"), which provides for the granting of stock options to directors, executive officers, certain other employees and certain non-employee consultants of the Company. The Plan permits the granting of options for up to 1,500,000 shares of common stock. The Company has granted stock options to purchase 1,050,000 shares of common stock to certain members of the executive management team and outside directors of the Company. The exercise prices of the options range from $5.00 to $10.00 per share and certain options vest at the IPO and certain options vest over a three year period.

    No common stock warrants or stock options were considered exercised for purposes of computing earnings per share because to do so would be antidilutive.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

OmniLynx Communications Corporation
Houston, Texas

    We have audited the accompanying balance sheets of OmniLynx Communications Corporation as of December 31, 1997 and 1998, and the related statements of loss, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of OmniLynx Communications Corporation at December 31, 1997 and 1998, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.

                                          BDO SEIDMAN, LLP

May 3, 1999
Houston, Texas

                      OMNILYNX COMMUNICATIONS CORPORATION

                                 BALANCE SHEETS

                                                                                           DECEMBER 31,
                                                                                       --------------------   MARCH 31,
                                                                                         1997       1998        1999
                                                                                       ---------  ---------  -----------
                                                                                                             (UNAUDITED)
ASSETS:
  Cash...............................................................................  $     940  $     853   $  33,589
  Deferred offering costs............................................................         --         --      66,572
                                                                                       ---------  ---------  -----------
    Total assets.....................................................................  $     940  $     853   $ 100,161
                                                                                       ---------  ---------  -----------
                                                                                       ---------  ---------  -----------
LIABILITIES AND STOCKHOLDERS' EQUITY:
  Accrued expenses...................................................................  $      --  $      --   $   1,083
  Note payable (Note 4)..............................................................         --         --      95,233

COMMITMENTS (NOTES 6 AND 7)

STOCKHOLDERS' EQUITY (NOTE 5):
  Preferred stock, $.0001 par value, 3,000,000 shares authorized; none issued and
    outstanding......................................................................         --         --          --
  Common stock, $.0001 par value, 25,000,000 shares authorized; 909,074, 939,000 and
    939,000 issued and outstanding...................................................         91         94          94
  Additional paid-in capital.........................................................        909        906       6,106
  Deficit............................................................................        (60)      (147)     (2,355)
                                                                                       ---------  ---------  -----------
    Total stockholders' equity.......................................................        940        853       3,845
                                                                                       ---------  ---------  -----------
    Total liabilities and stockholders' equity.......................................  $     940  $     853   $ 100,161
                                                                                       ---------  ---------  -----------
                                                                                       ---------  ---------  -----------

   The accompanying notes are an integral part of these financial statements.

                      OMNILYNX COMMUNICATIONS CORPORATION

                               STATEMENTS OF LOSS

                                                                     YEARS ENDED          THREE MONTHS ENDED
                                                                     DECEMBER 31,             MARCH 31,
                                                                ----------------------  ----------------------
                                                                   1997        1998        1998        1999
                                                                ----------  ----------  ----------  ----------
                                                                                             (UNAUDITED)
Selling, general and administrative expenses..................  $       60  $       87  $       22  $      692
Interest expense..............................................          --          --          --       1,516
                                                                ----------  ----------  ----------  ----------
  Net loss....................................................  $      (60) $      (87)        (22) $   (2,208)
                                                                ----------  ----------  ----------  ----------
                                                                ----------  ----------  ----------  ----------
LOSS PER SHARE:
  Basic.......................................................  $        0  $        0  $        0  $        0
  Diluted(1)..................................................         N/A         N/A         N/A         N/A
WEIGHTED AVERAGE SHARES OUTSTANDING:
  Basic.......................................................     909,074     933,999     909,074     939,000
  Diluted(1)..................................................         N/A         N/A         N/A         N/A

------------------------

(1) There are no securities that would have a dilutive effect at December 31, 1997 and 1998, and March 31, 1998 and 1999.

   The accompanying notes are an integral part of these financial statements.

                      OMNILYNX COMMUNICATIONS CORPORATION

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                                                             COMMON STOCK        ADDITIONAL                 TOTAL
                                                        -----------------------    PAID-IN               STOCKHOLDERS'
                                                          SHARES      AMOUNT       CAPITAL     DEFICIT      EQUITY
                                                        ----------  -----------  -----------  ---------  ------------
Initial capitalization of the Company at December 31,
  1996................................................     909,074   $      91    $     909   $      --   $    1,000
Net loss..............................................          --          --           --         (60)         (60)
                                                        ----------       -----   -----------  ---------  ------------
Balance, December 31, 1997............................     909,074          91          909         (60)         940
Compensation related to common stock granted..........      29,926           3           (3)         --           --
Net loss..............................................          --          --           --         (87)          87
                                                        ----------       -----   -----------  ---------  ------------
Balance, December 31, 1998............................     939,000          94          906        (147)         853
Issuance of common stock warrants (unaudited) (Note
  4)..................................................          --          --        5,200          --        5,200
Net loss (unaudited)..................................          --          --           --      (2,208)      (2,208)
                                                        ----------       -----   -----------  ---------  ------------
Balance, March 31, 1999 (unaudited)...................     939,000   $      94    $   6,106   $  (2,355)  $    3,845
                                                        ----------       -----   -----------  ---------  ------------
                                                        ----------       -----   -----------  ---------  ------------

   The accompanying notes are an integral part of these financial statements.

                      OMNILYNX COMMUNICATIONS CORPORATION

                            STATEMENTS OF CASH FLOWS

                                                                         YEARS ENDED        THREE MONTHS ENDED
                                                                         DECEMBER 31,            MARCH 31,
                                                                     --------------------  ---------------------
                                                                       1997       1998       1998        1999
                                                                     ---------  ---------  ---------  ----------
                                                                                                (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss.........................................................  $     (60) $     (87) $     (22) $   (2,208)
  Amortization of notes payable discount...........................         --         --         --         433
  Adjustments to reconcile net loss to net cash used in operating activities:
    Deferred offering costs........................................         --         --         --     (66,572)
    Accrued expenses...............................................         --         --         --       1,083
                                                                     ---------  ---------  ---------  ----------
Net cash used in operating activities                                      (60)       (87)       (22)    (67,264)
                                                                     ---------  ---------  ---------  ----------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from notes payable......................................         --         --         --     100,000
  Issuance of common stock.........................................      1,000         --         --          --
                                                                     ---------  ---------  ---------  ----------
Net cash provided by financing activities..........................      1,000         --         --     100,000
                                                                     ---------  ---------  ---------  ----------
Net increase (decrease) in cash....................................        940        (87)       (22)     32,736
Cash at beginning of period........................................         --        940        940         853
                                                                     ---------  ---------  ---------  ----------
Cash at end of period..............................................  $     940  $     853  $     918  $   33,589
                                                                     ---------  ---------  ---------  ----------
                                                                     ---------  ---------  ---------  ----------

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

There were no payments of interest or taxes made during the years ended December 31, 1997 and 1998. Payments of interest totaled $1,083 for the three months ended March 31, 1999. Noncash transactions included the recording of a $5,200 original issue discount on notes payable during the three months ended March 31, 1999. (unaudited)

   The accompanying notes are an integral part of these financial statements.

                      OMNILYNX COMMUNICATIONS CORPORATION

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1--THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES

BUSINESS AND ORGANIZATION

    OmniLynx Communications Corporation ("OmniLynx") was incorporated in December 1996 in the State of Delaware. OmniLynx was formed, through Strategic Acquisitions, to become a leading provider of unified internet, data and telecommunications solutions to businesses and consumers.

    The Company has conducted no operations to date, except in connection with its efforts to raise equity capital through an initial public offering ("IPO") and in completing targeted acquisitions. The companies identified for acquisition to date and which will form the "founding companies" in the contemplated IPO are described below:

AXCES, INC. (AXCES)

    AXCES is a switchless long-distance carrier that resells long-distance service to the low-volume urban residential user, primarily in Texas. It also offers paging service, 800 service, voice-mail and calling cards.

    InfoHighway and AXCES are expected to be acquired simultaneously with and as a condition to the consummation of the IPO.

    ARC ACQUISITION (ARC) ARC Networks, Inc. is a local exchange carrier based in New York which offers local phone service, long distance, cabling and other network services to customers primarily in the New York metropolitan area. ARC was acquired by the Company in June 1999.

    INFOHIGHWAY INTERNATIONAL, INC. (INFOHIGHWAY) InfoHighway is an internet service provider based in Houston, Texas which specializes in offering a high-speed internet access product to high-rise office buildings, including providing value-added internet services to the tenants.

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenue and expense during the reporting period. Actual results could differ from those estimates.

INCOME TAXES

    The Company recognizes deferred tax liabilities and assets for the expected future tax consequences of events that have been recognized differently in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement carrying amounts and tax basis of assets and liabilities using enacted tax rates and laws in effect in the years in which the differences are expected to reverse. Deferred tax assets are evaluated for realization based on a more-likely-than-not criteria in determining if a valuation allowance should be provided. Income tax expense is the tax payable for the year and the change during the year in deferred tax assets and liabilities.

                      OMNILYNX COMMUNICATIONS CORPORATION

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

    In November 1998, the Financial Accounting Standards Board ("FASB") issued SFAS 133, "ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES", which established accounting and reporting standards for derivative instruments and hedging activities. It requires that entities recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The provisions of this statement are effective for all fiscal quarters of all fiscal years beginning after December 15, 1999. In December 1998, the FASB issued SFAS 134, ACCOUNTING FOR MORTGAGE-BACKED SECURITIES RETAINED AFTER THE SECURITIZATION OF MORTGAGE LOANS HELD FOR SALE BY A MORTGAGE BANKING ENTERPRISE, which amended SFAS 65. This statement is effective for the first fiscal quarter beginning after December 15, 1998. SFAS 134 will not apply to the Company. The FASB recently issued SFAS 135, RESCISSION OF FASB STATEMENT NO. 75 AND TECHNICAL CORRECTIONS. SFAS 135 includes a long list of technical corrections that, among other things, rescinds SFAS 75, DEFERRAL OF THE EFFECTIVE DATE OF CERTAIN ACCOUNTING REQUIREMENTS FOR PENSION PLANS OF STATE AND LOCAL GOVERNMENTAL UNITS. The Statement is effective for financial statements issued for fiscal years ending after February 15, 1999. The Company believes that these standards will not have a material impact on their financial statements or disclosures thereto.

    SOP 98-5, REPORTING ON THE COSTS OF START-UP ACTIVITIES, requires all start-up and organizational costs to be expensed as incurred. It also requires all remaining historically capitalized amounts of these costs existing at the date of adoption to be expensed and reported as the cumulative effect of a change in accounting principles. SOP 98-5 is effective for all fiscal years beginning after December 31, 1998. The Company believes that the adoption of SOP 98-5 will not have a material effect on its financial statements.

    INTERIM FINANCIAL INFORMATION (UNAUDITED)

    The unaudited combined interim financial statements for the three month periods ended March 31, 1998 and 1999 and as of March 31, 1999 have been prepared on the same basis as the Company's audited financial statements as of and for the year ended December 31, 1998. In the opinion of management, all adjustments, consisting of normal, recurring accruals, necessary to present fairly the financial position of the Company at March 31, 1999, and the results of operations and cash flows for the three month periods ended March 31, 1998 and 1999 have been included. The results of operations for such interim periods are not necessarily indicative of the results expected for the full year ending December 31, 1999.

NOTE 3--DEFERRED OFFERING COSTS (UNAUDITED)

    Subsequent to December 31, 1998 and as of March 31, 1999, the Company has incurred expenses totaling approximately $67,000 in connection with a potential IPO of the Company's common stock. These expenses have been deferred and will be recognized as costs of the offering upon the completion of the initial public offering. If no offering takes place, the expenses incurred will be charged to operations.

NOTE 4--NOTE PAYABLE

    On March 1, 1999, the Company borrowed $100,000 from Trident III, L.L.C. under a 13% promissory note. In connection with this financing, Trident III, L.L.C. received warrants to acquire

                      OMNILYNX COMMUNICATIONS CORPORATION

NOTE 4--NOTE PAYABLE (CONTINUED)
100,000 shares of common stock at an exercise price of $8.00. Such warrants expire during March 2004. The Company estimated the fair value of the warrants using the Black-Scholes option pricing model with the following assumptions: dividend yield of 0%, expected volatility of 46.1%, and a risk free interest rate of 5.2%. The fair value of the warrants of approximately $5,200 was accounted for as an original issue discount to be amortized over the term of the note. All unpaid principal and accrued interest is due March 1, 2000, or upon obtaining other equity or debt financing with minimum gross proceeds of $500,000, if earlier. This note is to be repaid from the proceeds of the $1.5 million financing expected to be entered into by the Company in June 1999. (Unaudited)

NOTE 5--CAPITAL

PREFERRED STOCK

    The Company is authorized to issue up to 3,000,000 shares of $.0001 par value preferred stock. The Board of Directors is authorized to designate the voting power, preferences, dividends, liquidation rights, redemption and other features related to the Company's preferred stock. As of December 31, 1997 and 1998 and March 31, 1999, no preferred stock had been issued.

COMMON STOCK

    The Company effected a 2,055-for-one stock split in March 1999 of the outstanding shares of common stock. In addition, the Company increased the number of authorized shares of common stock to 25,000,000. In April 1999, the Company effected a .52-for-one reverse stock split of the outstanding shares of common stock. The effects of the stock split and reverse stock split and the increase in the shares of authorized common stock have been retroactively reflected in the accompanying balance sheets and in the notes to the financial statements.

EMPLOYEE STOCK OPTION PLAN

    In April 1999, the Company's stockholders approved the 1999 Incentive Stock Option Plan (the "Plan"), which provides for the granting of stock options to directors, executive officers, certain other employees and certain non-employee consultants of the Company. The Plan permits the granting of options for up to 1,500,000 shares of common stock. The Company has granted stock options to purchase 1,050,000 shares of common stock to certain members of the executive management team and outside directors of the Company. The exercise prices of the options range from $5.00 to $10.00 per share and certain options vest at the IPO and certain options vest over a three year period.

    Pursuant to FASB Statement No. 123, "Accounting for Stock-Based Compensation," the Company has elected to adopt only the disclosure provision of SFAS 123 for stock issued to employees and will account for its employee stock option plan under APB Opinion No. 25 "Accounting for Stock Issued to Employees."

NOTE 6--COMMITMENTS

    During the first quarter of 1999, OmniLynx entered into an agreement with an independent consultant for services to be rendered in conjunction with the Offering. The agreement, as amended, provided for, among other things, the granting of five-year exercisable warrants to purchase 86,844

                      OMNILYNX COMMUNICATIONS CORPORATION

NOTE 6--COMMITMENTS (CONTINUED)
common shares of the Company at $5.71 per share in exchange for services rendered. The warrants vest ratably over a period of twelve months from February 17, 1999. (Unaudited)

NOTE 7--SUBSEQUENT EVENTS

    During the second quarter of 1999, OmniLynx borrowed $100,000 from Trident III, L.L.C. under a 13% promissory note. In conjunction with this financing, Trident III, L.L.C. also received warrants to acquire 50,000 shares of common stock at an initial exercise price per share of $8.00. Such warrants expire during April 2004. This note was repaid from the proceeds of the $1.5 million financing entered into by the Company in June 1999. (Unaudited)

    During the second quarter of 1999, OmniLynx borrowed $250,000 from a group of accredited investors under a 13% promissory note. In conjunction with this financing, the accredited investors received warrants to acquire 83,333 shares of common stock at an initial exercise price of $8.00. Such warrants expire during April 2004. (Unaudited)

    During the second quarter of 1999, OmniLynx borrowed $1.5 million from a group of accredited investors under a 13% promissory note. In conjunction with this financing, the accredited investors received warrants to acquire 300,000 shares of common stock at an initial exercise price of $8.00. Such warrants expire during June 2004. (Unaudited)

    During the second quarter of 1999, OmniLynx borrowed $200,000 from Halcyon under a 13% promissory note. In conjunction with this financing, Halcyon also received warrants to acquire 40,000 shares of common stock at an initial exercise price of $8.00. Such warrants expire during June 2004. (Unaudited)

    During the second quarter of 1999, Omnilynx issued warrants to the parent of ARC to acquire 90,000 shares of common stock at an exercise price of $8.00 in connection with the extension of a debt maturity. Such warrants expire during June 2004. Additionally, Omnilynx assumed certain warrant obligations of ARC and issued warrants to acquire 20,513 shares of common stock at an exercise price of $121.85.

    The Company estimated the fair value of the warrants issued during the second quarter of 1999 using the Black-Scholes option pricing model with the following assumptions: dividend yield of 0%, expected volatility of 46.1%, and a risk free interest rate of 5.2%. The fair value of the warrants of approximately $29,000 will be recorded as a discount to notes payable and amortized over the expected lives of the warrants.

    No common stock warrants were considered exercised for purposes of computing earnings per share because to do so would be antidilutive.

    The Company has entered into letters of intent to acquire two of the founding companies on the date the offering closes and one of the founding companies prior to the offering. The founding companies are InfoHighway International, Inc. ("InfoHighway"), ARC Networks, Inc. ("ARC"), and AXCES, Inc. ("AXCES"). The Company acquired ARC in June 1999. The aggregate consideration expected to be paid by the Company to acquire the founding companies is approximately 2,048,242 shares of common stock, 1,216,674 shares of Series A 10% Convertible Redeemable Preferred stock and 60,000 shares of Series B 8% Convertible Redeemable Preferred stock valued at $9,000,000. The Company also issued 388,550 shares of common stock which vests based on certain stock performance criteria.

                          INDEPENDENT AUDITORS' REPORT

To the Stockholders

AXCES, Inc.

    We have audited the accompanying balance sheets of AXCES, Inc. as of December 31, 1997 and 1998, and the related statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of AXCES, Inc. as of December 31, 1997 and 1998 and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1998, in conformity with generally accepted accounting principles.

April 13, 1999                                 Pannell Kerr Forster of Texas,
P.C.

                                          Houston, Texas

                                  AXCES, INC.

                                 BALANCE SHEETS

                                                                     PRO FORMA
                                                DECEMBER 31,       DECEMBER 31,                 PRO FORMA
                                           ----------------------      1998        MARCH 31,    MARCH 31,
                                              1997        1998     -------------     1999         1999
                                           ----------  ----------                 -----------  -----------
                                                                   (NOTES 1 AND
                                                                        5)        (UNAUDITED)  (UNAUDITED)
                                                                    (UNAUDITED)
                                           ASSETS
Current assets
  Cash and cash equivalents..............  $  220,109  $  293,376   $   293,376    $1,740,385   $1,740,385
  Accounts receivable, net of allowance
    for doubtful accounts of $457,780 in
    1997, $1,248,964 in 1998, and
    $549,742 in 1999.....................   3,246,686   6,227,738     6,227,738    3,377,303    3,377,303
  Receivables from related parties.......          --     220,475       220,475    1,131,230    1,131,230
  Federal income tax receivable..........          --     684,000       684,000           --           --
  Prepaid expenses and other current
    assets...............................     381,655     230,802       230,802      227,548      227,548
                                           ----------  ----------  -------------  -----------  -----------
    Total current assets.................   3,848,450   7,656,391     7,656,391    6,476,466    6,476,466
                                           ----------  ----------  -------------  -----------  -----------
Net property and equipment...............     586,629     538,165       538,165      511,747      511,747
Other assets.............................      88,783      74,220        74,220       74,812       74,812
Notes receivable from related parties....     210,658          --            --           --           --
                                           ----------  ----------  -------------  -----------  -----------
Total assets.............................  $4,734,520  $8,268,776   $ 8,268,776    $7,063,025   $7,063,025
                                           ----------  ----------  -------------  -----------  -----------
                                           ----------  ----------  -------------  -----------  -----------

                            LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
  Note payable...........................  $       --  $1,694,969   $ 1,694,969    $      --    $      --
  Current portion of long-term debt......      19,080      20,921        20,921           --           --
  Current portion of prizes and awards...      16,389      29,167        29,167       21,250       21,250
  Accounts payable.......................     556,931     578,612       578,612      331,281      331,281
  Sales tax payable......................     469,478     421,646       421,646       74,433       74,433
  Other accrued expenses.................     341,308     205,570       205,570      346,291      346,291
  Current income taxes payable...........       2,249          --       993,936           --    1,397,502
  Deferred income taxes..................     904,840          --       223,440           --      223,440
                                           ----------  ----------  -------------  -----------  -----------
    Total current liabilities............   2,310,275   2,950,885     4,168,261      773,255    2,394,197
                                           ----------  ----------  -------------  -----------  -----------
Long-term debt, less current portion.....      43,706      17,772        17,772           --           --
Deferred income taxes....................      12,502          --       437,035           --      378,245
Prizes and awards, less current
  portion................................      62,361      31,945        31,945       31,945       31,945
                                           ----------  ----------  -------------  -----------  -----------
    Total liabilities....................   2,428,844   3,000,602     4,655,013      805,200    2,804,387
                                           ----------  ----------  -------------  -----------  -----------
Commitments and contingencies

Stockholder's equity
  Common stock, $1.00 par value; 1,000
    shares authorized, issued and
    outstanding..........................       1,000       1,000         1,000        1,000        1,000
  Additional paid-in capital.............      12,492      12,492        12,492       12,492       12,492
  Retained earnings......................   2,292,184   5,254,682     3,600,271    6,244,333    4,245,146
                                           ----------  ----------  -------------  -----------  -----------
    Total stockholders' equity...........   2,305,676   5,268,174     3,613,763    6,257,825    4,258,638
                                           ----------  ----------  -------------  -----------  -----------
Total liabilities and stockholders'
  equity.................................  $4,734,520  $8,268,776   $ 8,268,776    $7,063,025   $7,063,025
                                           ----------  ----------  -------------  -----------  -----------
                                           ----------  ----------  -------------  -----------  -----------

        THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE STATEMENTS.

                                  AXCES, INC.

                            STATEMENTS OF OPERATIONS

                                                                                             THREE MONTHS
                                                                                           ENDED MARCH 31,
                                                                                    ------------------------------
                                               YEAR ENDED DECEMBER 31,
                                    ----------------------------------------------           (UNAUDITED)
                                         1996            1997            1998            1998            1999
                                    --------------  --------------  --------------  --------------  --------------
Sales.............................    $8,467,506     $ 19,473,981    $ 30,279,621    $ 10,386,909     $5,410,906
Cost of sales.....................     3,959,087        8,002,688       9,889,028       2,864,376      1,852,809
                                    --------------  --------------  --------------  --------------  --------------
  Gross profit....................     4,508,419       11,471,293      20,390,593       7,522,533      3,558,097
Selling, general and
  administrative expenses.........     3,673,546        8,910,007      17,934,268       3,562,900      2,507,241
Depreciation and amortization.....        61,379          135,461         203,576          43,900         58,118
                                    --------------  --------------  --------------  --------------  --------------
  Operating income................       773,494        2,425,825       2,252,749       3,915,733        992,738
Other income (expense)
  Interest income.................        56,694            9,575          63,911          17,474         53,098
  Interest expense................       (20,424)         (28,529)       (271,504)        (73,544)       (56,185)
                                    --------------  --------------  --------------  --------------  --------------
Income before income tax
  provision.......................       809,764        2,406,871       2,045,156       3,859,663        989,651
Income tax provision
  Current expense.................       261,554            2,936              --              --             --
  Deferred expense (benefit)......        16,730          834,157        (917,342)       (917,342)            --
                                    --------------  --------------  --------------  --------------  --------------
                                         278,284          837,093        (917,342)       (917,342)            --
                                    --------------  --------------  --------------  --------------  --------------
  Net income......................    $  531,480     $  1,569,778    $  2,962,498    $  4,777,005     $  989,651
                                    --------------  --------------  --------------  --------------  --------------
                                    --------------  --------------  --------------  --------------  --------------
Basic net income per common
  share...........................    $      531     $      1,570    $      2,962    $      4,777     $      990
Diluted net income per common
  share...........................    $      531     $      1,570    $      2,962    $      4,777     $      990
Average common shares
  outstanding.....................         1,000            1,000           1,000           1,000          1,000

                                                                      PRO FORMA       PRO FORMA       PRO FORMA
                                                                     (UNAUDITED)     (UNAUDITED)     (UNAUDITED)
                                                                     (NOTES 1 AND    (NOTES 1 AND    (NOTES 1 AND
                                                                          5)              5)              5)
                                                                    --------------  --------------  --------------
Net income as reported............                                   $  2,962,498    $  4,777,005     $  989,651
Pro forma incremental income tax
  provision.......................                                      1,654,412       2,227,009        344,776
                                                                    --------------  --------------  --------------
Pro forma net income..............                                   $  1,308,086    $  2,549,996     $  644,875
Pro forma net income per common
  share...........................                                   $      1,308    $      2,550     $      645
Pro forma average common shares
  outstanding.....................                                          1,000           1,000          1,000

        THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE STATEMENTS.

                                  AXCES, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                             ADDITIONAL
                                                                               PAID-IN      RETAINED
                                                             COMMON STOCK      CAPITAL      EARNINGS       TOTAL
                                                            ---------------  -----------  ------------  ------------
Balance, December 31, 1995................................     $   1,000      $  12,492   $    190,926  $    204,418
Net income................................................            --             --        531,480       531,480
                                                                  ------     -----------  ------------  ------------
Balance, December 31, 1996................................         1,000         12,492        722,406       735,898
Net income................................................            --             --      1,569,778     1,569,778
                                                                  ------     -----------  ------------  ------------
Balance, December 31, 1997................................         1,000         12,492      2,292,184     2,305,676
Net income................................................            --             --      2,962,498     2,962,498
                                                                  ------     -----------  ------------  ------------
Balance, December 31, 1998................................         1,000         12,492      5,254,682     5,268,174
                                                                  ------     -----------  ------------  ------------
Net income (unaudited)....................................            --             --        989,651       989,651
                                                                  ------     -----------  ------------  ------------
Balance, March 31, 1999 (unaudited).......................     $   1,000      $  12,492   $  6,244,333  $  6,257,825
                                                                  ------     -----------  ------------  ------------
                                                                  ------     -----------  ------------  ------------

        THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE STATEMENTS.

                                  AXCES, INC.

                            STATEMENTS OF CASH FLOWS

                                                                                           THREE MONTHS ENDED
                                                           YEARS ENDED DECEMBER 31,            MARCH 31,
                                                      ----------------------------------  --------------------
                                                         1996        1997        1998       1998       1999
                                                      ----------  ----------  ----------  ---------  ---------
                                                                                              (UNAUDITED)
Cash flows from operating activities
  Net income........................................  $  531,480  $1,569,778  $2,962,498  $4,777,005 $ 989,651
  Adjustments to reconcile net income to net cash
    provided (used) by operating activities:
  Compensation expense recognized from cancellation
    of notes receivable from related parties........          --          --     210,658         --         --
    Loss (gain) on sale of property and equipment...          --      13,146          --         --     (3,362)
    Depreciation and amortization...................      61,379     135,461     203,576     43,900     58,118
    Provision for doubtful accounts.................     416,540   1,803,763   4,264,752    751,197    728,792
    Increase (decrease) in deferred income taxes....      16,730     834,157    (917,342)  (917,342)        --
    Change in operating assets and liabilities:
  (Increase) decrease in accounts receivable........  (1,108,607) (3,761,591) (7,245,803) (3,928,100) 2,121,643
  Decrease in advances to officers..................      14,926          --          --         --         --
  (Increase) decrease in receivables from related
    parties.........................................          --          --     (20,475) (1,821,717)  (910,755)
    (Increase) decrease in federal income tax
      receivable....................................          --          --    (684,000)        --    684,000
  Decrease (increase) in prepaid expenses...........          --    (381,655)    150,853    193,850      3,254
  Decrease (increase) in other assets...............     (48,601)      4,307       7,623      9,553     (2,327)
  Increase (decrease) in accounts payable...........     447,448    (303,468)     21,681    194,059   (247,332)
  Increase (decrease) in current income taxes
    payable.........................................     249,209    (259,170)     (2,249)    (2,249)        --
  Increase (decrease) in other accrued expenses.....     124,692     202,836    (135,738)   762,562    140,722
  Increase (decrease) in sales tax payable..........      39,334     375,475     (47,832)   (35,870)  (347,213)
  Increase (decrease) in awards and prizes
    payable.........................................      17,500      36,250     (17,639)    (3,750)    (7,917)
                                                      ----------  ----------  ----------  ---------  ---------
    Net cash provided by (used in) operating
      activities....................................     762,030     269,289  (1,249,437)    23,098  3,207,274
                                                      ----------  ----------  ----------  ---------  ---------
Cash flows from investing activities
  Purchases of property and equipment...............    (259,621)   (433,694)   (148,172)        --    (83,603)
  Proceeds from sale of property and equipment......          --       2,000          --         --     57,000
  Issuance of notes to related parties..............          --    (210,658)   (200,000)        --         --
                                                      ----------  ----------  ----------  ---------  ---------
    Net cash used in investing activities...........    (259,621)   (642,352)   (348,172)        --    (26,603)
                                                      ----------  ----------  ----------  ---------  ---------
Cash flows from financing activities
  Payment on note payable to vendor.................    (100,000)         --          --         --         --
  Proceeds from long-term notes payable.............          --      62,786          --         --     67,776
  Principal payments on long-term debt..............     (10,690)    (19,285)    (24,093)    (6,023)  (106,469)
  Proceeds from short-term notes payable............          --          --   1,694,969         --         --
  Principal payments of short-term notes payable....          --          --          --         --  (1,694,969)
                                                      ----------  ----------  ----------  ---------  ---------
    Net cash provided by (used in) financing
      activities....................................    (110,690)     43,501   1,670,876     (6,023) (1,733,662)
                                                      ----------  ----------  ----------  ---------  ---------
Net increase (decrease) in cash and cash
  equivalents.......................................     391,719    (329,562)     73,267     17,075  1,447,009
Cash and cash equivalents, beginning of period......     157,952     549,671     220,109    220,109    293,376
                                                      ----------  ----------  ----------  ---------  ---------
Cash and cash equivalents, end of period............  $  549,671  $  220,109  $  293,376  $ 237,184  $1,740,385
                                                      ----------  ----------  ----------  ---------  ---------
                                                      ----------  ----------  ----------  ---------  ---------

        THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE STATEMENTS.

                                  AXCES, INC.

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1--BASIS OF PRESENTATION, BUSINESS AND ORGANIZATION

    AXCES, Inc. (the "Company") was incorporated in Delaware on January 3, 1994. Effective January 1, 1997, the two original stockholders of the Company entered into a Share Exchange Agreement with MTM Holdings Corporation ("MTM"). Each stockholder transferred and conveyed 500 shares of Company common stock to MTM in exchange for 37,500 newly issued shares of MTM stock.

    The Company is a long distance telephone company which has contracted with Coastal Telephone Services Limited Company ("Coastal") to provide long-haul transmissions of its traffic. Coastal bills the Company at contractual rates for the usage of Coastal's long distance system by the Company's residential customers.

    In September 1996, the Company entered into an agreement with Frontier Communications of the West, Inc. ("Frontier") whereby Frontier provides network transport and other telecommunication services for the Company's resale to residential customers on a common carrier basis. This agreement supplements the agreement with Coastal and allows the Company to expand its service to a wider geographic area.

    The Company has a billing and service contract with Southwestern Bell Telephone Company ("SWBT") whereby the latter, generally, performs the billing and collection procedures for a fee and acquires the Company's accounts receivable. SWBT remits revenues to the Company, net of fees, bad debts, and other deductions.

    In January 1997, the Company entered into an agreement with Ameritech of Illinois, Indiana, Michigan, Ohio and Wisconsin ("AOCs") and Ameritech Services, Inc. ("ASI") whereby AOCs will provide billing and collection services to the Company for its end users. This agreement supplements the agreement with SWBT and allows the Company to expand its service to a wider geographic area. The agreement has an initial term of one year with written renewal options, unless terminated earlier by either party. The agreement has been renewed through March 2000. No guaranteed minimum purchases of services are stipulated in the contract.

    The Company markets its products and services primarily to residential customers in Texas, Oklahoma, Missouri, Kansas, Illinois, Indiana, Michigan, Arkansas and Wisconsin. In addition, the Company has received approval of tariff applications to operate in other mid-western and eastern seaboard states.

    UNAUDITED PRO FORMA ADJUSTMENTS

    During April 1999, the Company and the stockholders of MTM signed a definitive agreement with OmniLynx Communications Corporation ("OmniLynx"), pursuant to which all of the Company's outstanding shares will be exchanged for consideration as described in Note 10 to be issued prior to the consummation of an initial public offering of the common stock of OmniLynx (the "Offering"). Just prior to the effective date of the Offering, the Company will terminate its status as an S Corporation. At that time, the Company will be required to provided deferred income taxes for cumulative temporary differences between financial statement and income tax bases of the Company's assets and liabilities. At December 31, 1998 and March 31, 1999, a deferred tax liability of $660,475 and $601,685 has been reflected in the pro forma balance sheet presented.

                                  AXCES, INC.

NOTE 1--BASIS OF PRESENTATION, BUSINESS AND ORGANIZATION (CONTINUED)
    There are no income tax liabilities attributable to the S corporation stockholders' share of the Company's taxable income for the year ended December 31, 1998 and therefore, there are no distributions to the S corporation stockholders reflected in the pro forma presentation for 1998.

    The 1998 unaudited pro forma net income data reflect adjustments for income taxes as if the Company had been subject to federal and state income taxes based upon a pro forma effective tax rate of 38% applied to income before income taxes (see Note 5).

    PRO FORMA EARNINGS PER SHARE

    Pro forma earnings per share is calculated in accordance with Statement of Financial Accounting Standards No. 128 and, as such, is based on the weighted average number of shares of Common Stock outstanding. Dilutive earnings per share is equivalent to basic earnings per share for all periods presented as the Company had no potentially dilutive securities in 1996, 1997 and 1998.

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    PROPERTY AND EQUIPMENT

    Property and equipment, consisting primarily of computer equipment, office furniture and fixtures, leasehold improvements, and automobiles, is carried at cost less accumulated depreciation. Depreciation for financial reporting purposes is provided by the straight-line method over the estimated useful lives of three to seven years. The cost of repairs and maintenance is charged against income as incurred.

    Property and equipment is comprised of:

                                                 DECEMBER 31,
                                             --------------------   MARCH 31,
                                               1997       1998        1999
                                             ---------  ---------  -----------
                                                                   (UNAUDITED)
Automobiles................................  $ 142,904  $ 142,904   $ 137,538
Furniture, fixtures and equipment..........    435,232    505,356     521,182
Leasehold improvements.....................    156,175    234,223     234,223
                                             ---------  ---------  -----------
                                               734,311    882,483     892,943
Accumulated depreciation and
  amortization.............................   (147,682)  (344,318)    381,196
                                             ---------  ---------  -----------
    Net property and equipment.............  $ 586,629  $ 538,165   $ 511,747
                                             ---------  ---------  -----------
                                             ---------  ---------  -----------

    REVENUE RECOGNITION

    Revenue is recognized in the month the Company's customers complete their telephone call.

    PRIZE AND AWARD COSTS

    The Company records as expense the amounts of awards and prizes for sales promotions and customer contests in the year when publicly declared.

                                  AXCES, INC.

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    INCOME TAXES

    Effective January 1, 1998, the Company and its stockholders elected to be taxed as a qualified subchapter S subsidiary ("QSSS") of MTM under the provisions of Subchapter S of the United States Internal Revenue Code of 1986. Under those provisions, the Company is treated as a division of its S corporation parent, MTM, and the stockholders of MTM are liable for individual Federal income taxes on the Company's taxable income. As a result, no provision for United States income taxes has been included in the accompanying statements of operations for 1998 other than the reversal of the deferred tax liability at the date of election of QSSS status.

    For the years ending December 31, 1997 and 1996, Federal income taxes are provided in accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, "ACCOUNTING FOR INCOME TAXES", which requires the use of an asset and liability approach for financial accounting and reporting for income taxes. Deferred tax assets relate to the deferral of certain expenses for tax reporting purposes. Deferred tax liabilities relate primarily to the excess of tax depreciation over depreciation recorded for financial statement reporting purposes, and the net effect of deferring revenues and expenses for filing the Federal income tax return on a cash basis. Deferred tax balances are adjusted to reflect the tax rates in effect when those amounts are expected to be payable or refundable.

    TERMINATION OF S CORPORATION ELECTION

    Certain events, including the transaction with OmniLynx as described in Note 10, will automatically terminate the Company's QSSS status, thereby subjecting future income to Federal and state income taxes at the corporate level. Due to temporary differences in recognition of revenue and expenses, income for financial reporting purposes has exceeded income for income tax purposes. Accordingly, the application of the provisions of SFAS No. 109, "ACCOUNTING FOR INCOME TAXES", will result in the recognition of deferred tax liabilities and a corresponding charge to expense in the period in which the OmniLynx transaction occurs. (see Note 5).

    ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    STATEMENT OF CASH FLOWS

    For purposes of the statements of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

    CONCENTRATION OF CREDIT RISK

    The Company maintains its cash with a major domestic bank. The amounts held in this bank exceed the insured limit of $100,000 from time to time. The terms of these deposits are on demand to minimize risk. The Company has not incurred losses related to these deposits.

                                  AXCES, INC.

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    Financial instruments that potentially subject the Company to concentrations of credit risk are the Company's accounts receivable acquired by SWBT and AOCs with recourse against the Company for uncollectible accounts. The Company's acquired accounts generally consist of a large number of individually small amounts which reduces the risk of significant losses from any individual account write-off. The Company continuously monitors its bad debt experience in its areas of operations and adjusts its marketing and credit policies as necessary.

    The Company's allowance for doubtful accounts is provided based upon industry standards and its actual bad debt experience. The allowance is withheld and retained from customer remittances by SWBT and AOCs at December 31, 1998 and 1997. Write-offs of accounts receivable were $3,473,567, $1,382,888 and $401,114 for 1998, 1997 and 1996, respectively. Write-offs for the three month periods ending March 31, 1998 and 1999 were $652,238 and $1,428,014, respectively. (unaudited)

    RECLASSIFICATION OF PRIOR YEAR AMOUNTS

    Certain reclassifications of 1997 and 1996 amounts have been made to conform to the 1998 financial statement presentation.

    FAIR VALUE OF FINANCIAL INSTRUMENTS

    SFAS No. 107, "DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS", requires that the Company disclose estimated fair values of its financial instruments. Fair value estimates, methods and assumptions are set forth below.

    The carrying amounts of cash, accounts receivable, receivables from related parties and others, accounts payable and accrued expenses approximate fair value at December 31, 1998 and 1997 due to the short-term nature of such accounts.

    Management believes that the stated interest rates of notes payable approximate market rates for instruments with similar credit risk. Accordingly, the carrying value of notes payable is believed to approximate fair value.

    NEW ACCOUNTING STANDARDS

    In November 1998, the Financial Accounting Standards Board ("FASB") issued SFAS 133, "ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES", which established accounting and reporting standards for derivative instruments and hedging activities. It requires that entities recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The provisions of this statement are effective for all fiscal quarters of all fiscal years beginning after June 15, 1999. In December 1998, the FASB issued SFAS 134, "ACCOUNTING FOR MORTGAGE-BACKED SECURITIES RETAINED AFTER THE SECURITIZATION OF MORTGAGE LOANS HELD FOR SALE BY A MORTGAGE BANKING ENTERPRISE", which amended SFAS 65. This statement is effective for the first fiscal quarter beginning after December 15, 1998. SFAS 134 will not apply to the Company. The FASB recently issued SFAS 135, "RESCISSION OF FASB STATEMENT NO. 75 AND TECHNICAL CORRECTIONS". SFAS 135 includes a long list of technical corrections that, among other things, rescinds SFAS 75, "DEFERRAL OF THE EFFECTIVE DATE OF CERTAIN ACCOUNTING REQUIREMENTS FOR PENSION PLANS OF STATE AND LOCAL GOVERNMENTAL UNITS". The Statement is effective for financial statements issued for fiscal years ending after

                                  AXCES, INC.

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
February 15, 1999. The Company believes that these standards will not have a material impact on their financial statements or disclosures thereto.

    Statement of position ("SOP") 98-5 "REPORTING ON THE COSTS OF START-UP ACTIVITIES" requires all start-up and organizational costs to be expensed as incurred. It also requires all remaining historically capitalized amounts of these costs existing at the date of adoption to be expensed and reported as the cumulative effect of a change in accounting principles. SOP 98-5 is effective for all fiscal years beginning after December 31, 1998. The Company believes that the adoption of SOP 98-5 will not have a material effect on its financial statements.

    INTERIM FINANCIAL INFORMATION (UNAUDITED)

    The unaudited interim financial statements for the three month periods ended March 31, 1998 and 1999 and as of March 31, 1999 have been prepared on the same basis as the Company's audited financial statements as of and for the year ended December 31, 1998. In the opinion of management, all adjustments, consisting of normal, recurring accruals, necessary to present fairly the financial position of the Company at March 31, 1999, and the results of operations and cash flows for the three month periods ended March 31, 1998 and 1999 have been included. The results of operations for such interim periods are not necessarily indicative of the results expected for the full year ending December 31, 1999.

NOTE 3--ACCOUNTS RECEIVABLE

    In August 1997, the Company entered into a renewable financing agreement with a third party lender. The agreement provides for advances on selected accounts receivable of SWBT and AOCs not to exceed an aggregate outstanding balance of $2,000,000. This agreement was amended in April 1998 to increase the maximum aggregate outstanding balance to $5,500,000. There were no outstanding advances at December 31, 1998. Total outstanding advances at December 31, 1997 were $749,931. Advances are limited to 90% of the selected account balances and are recorded as a reduction of accounts receivable. The related fees are expensed. The monthly fees charged equal 1.17% of the aggregate outstanding balance. This agreement is secured by accounts receivable.

                                  AXCES, INC.

NOTE 4--NOTES PAYABLE AND LONG-TERM DEBT

    NOTES PAYABLE

                                                                                    DECEMBER 31,
                                                                                  ----------------    MARCH 31,
                                                                                  1997     1998         1999
                                                                                  ----  ----------  -------------
                                                                                                     (UNAUDITED)
Note payable to a third party lender, dated December 23, 1998, bearing interest of $10,000, entire balance of principal and interest due January 8, 1999,
  secured by accounts receivable................................................  $ --  $1,000,000       $ --
$700,000 bank line of credit, dated December 11, 1998, bearing interest at prime plus 1% (8.75% as of December 31, 1998), entire balance of principal and accrued interest due January 5, 1999, secured by brokerage accounts held by
  the stockholders of MTM.......................................................  $ --     694,969         --
                                                                                  ----  ----------      -----
                                                                                  $ --  $1,694,969       $ --
                                                                                  ----  ----------      -----
                                                                                  ----  ----------      -----

    These notes were paid in full in January 1999.

LONG-TERM DEBT

                                                             DECEMBER 31,
                                                         --------------------    MARCH 31,
                                                           1997       1998         1999
                                                         ---------  ---------  -------------
                                                                                (UNAUDITED)
Term loan to a bank, dated December 8, 1997, due in 36
  installments of $2,008 each including interest at
  9.25%, commencing January 8, 1998 secured by
  automotive equipment.................................  $  62,786  $  38,693    $      --
Less current portion...................................     19,080     20,921           --
                                                         ---------  ---------        -----
                                                         $  43,706  $  17,772    $      --
                                                         ---------  ---------        -----
                                                         ---------  ---------        -----

    Maturities of long-term debt are as follows:

                               YEAR ENDING
                              DECEMBER 31,
-------------------------------------------------------------------------
1999.....................................................................  $  20,921
2000.....................................................................     17,772
                                                                           ---------
                                                                           $  38,693
                                                                           ---------
                                                                           ---------

    In February 1999, the Company entered into another term note agreement with a bank due in 36 installments of $2,127 each including interest at 8% and secured by automotive equipment.

    Both term notes were paid in full in March 1999.

                                  AXCES, INC.

NOTE 4--NOTES PAYABLE AND LONG-TERM DEBT (CONTINUED)
    Interest paid during 1996, 1997 and 1998 on long-term debt and short-term borrowings amounted to $20,424, $28,529 and $271,504, respectively. Interest paid during the three month periods ending March 31, 1998 and 1999 were $73,544 and $56,185, respectively. (unaudited)

NOTE 5--INCOME TAXES

    The reconciliation between the effective income tax rate and the U.S. federal statutory rate is as follows:

                                                        YEAR ENDED DECEMBER 31,                MARCH 31,
                                                  -----------------------------------  -------------------------
                                                                             1998          1998         1999
                                                     1996        1997     (PRO FORMA)  (PRO FORMA)   (PRO FORMA)
                                                  ----------  ----------  -----------  ------------  -----------
U.S. federal taxes at statutory rate............  $  275,320  $  818,336   $ 695,354   $  1,312,285   $ 336,481
Increase (decrease):
  Book/tax basis differences on disposed
    equipment...................................          --      (8,547)
  Nondeductible terms...........................       9,709      20,919      48,122          3,687       3,189
  Other.........................................      (6,745)      6,385      (6,406)        (6,305)      5,106
                                                  ----------  ----------  -----------  ------------  -----------
Income tax provision............................  $  278,284  $  837,093   $ 737,070   $  1,309,667   $ 344,776
                                                  ----------  ----------  -----------  ------------  -----------
                                                  ----------  ----------  -----------  ------------  -----------

    Deferred income tax assets (liabilities) consist of the following:

                                                                      YEAR ENDED DECEMBER 31,
                                                                ------------------------------------   MARCH 31,
                                                                                            1998         1999
                                                                   1997        1998      (PRO FORMA)  (PRO FORMA)
                                                                ----------  -----------  -----------  -----------
CURRENT
  Net receivables--cash basis.................................  $  (72,715) $  (904,840)  $(223,440)   $(223,440)
                                                                ----------  -----------  -----------  -----------

NONCURRENT
  Depreciation and amortization...............................  $  (20,670) $   (17,177)  $  15,210    $  12,775
  Net receivables--cash basis.................................      10,200        4,675    (452,245)    (391,020)
                                                                ----------  -----------  -----------  -----------
  Net deferred tax liability..................................  $   10,470  $   (12,502)  $(437,035)   $(378,245)
                                                                ----------  -----------  -----------  -----------
                                                                ----------  -----------  -----------  -----------

    Federal income taxes of $12,345, $267,590 and $684,000 were paid during the years ended December 31, 1996, 1997 and 1998, respectively. The $684,000 paid during 1998 is reflected as a receivable at December 31, 1998 since no federal income taxes were due.

    During 1998, the Company's 1996 federal income tax return was audited by the Internal Revenue Service. The Company did not receive additional tax assessments as a result of the audit.

    Upon termination of its S Corporation status (SEE NOTE 1), the Company will be required to recognize deferred income taxes for cumulative temporary differences between income for financial and tax reporting purposes. Had the termination occurred at December 31, 1998, the deferred income tax liability, calculated in accordance with Statement of Financial Accounting Standards No. 109, "ACCOUNTING FOR INCOME TAXES", would have approximated $660,475.

                                  AXCES, INC.

NOTE 6--REGULATORY APPROVAL

    The Company is required to obtain statutory approval to sell long distance traffic in the states in which the Company conducts business. The Company has filed for and received approval of all necessary tariff applications in all states in which it operated at December 31, 1996, 1997 and 1998.

NOTE 7--COMMITMENTS AND CONTINGENCIES

    CONTRACTS WITH PROVIDERS

    The Company's agreement with Coastal whereby Coastal provides long-haul transmissions for the Company's traffic has an initial term of five years ending in the year 2000 at which time the contract is cancelable upon 30 days notice (SEE NOTE 1).

    The Company's September 1996 agreement with Frontier has an initial term of four years with automatic renewal options, unless terminated earlier by either party. Commencing in June 1997 the agreement requires the Company to purchase minimum services starting at $50,000 and escalating to $250,000 minimum monthly usage in September 1998 and beyond, for a total minimum requirement of $7,650,000 during the initial contract period. In the event the Company is in breach of the agreement as defined, and Frontier elects to terminate the agreement, the total minimum requirement is reduced to $6,000,000 for the initial four-year term. Minimum purchase requirements were met for the years ended December 31, 1997 and 1998. The Company was assessed the minimum charge called for under the agreement for the period ended March 31, 1999 as purchased services did not meet the minimum purchase requirements.

    Should the Company be unable to renew these agreements on favorable terms or should either Coastal or Frontier be unable to provide services to the Company at any time, the Company would be required to contract with similar providers for these services in order to continue operations. The Company's management believes that there are sufficient alternative providers from which similar services could be timely acquired at competitive rates in order to avoid interruptions of operations.

    The Company also has a contract with SWBT to provide billing and account collection services. The initial term of the contract is five years ending in the year 2000 at which time the contract is cancelable upon ninety days notice, or it is renewable for one year periods under amended terms. The contract calls for guaranteed minimum purchases of services of $52,500 per year totaling $262,500 over the five year term. The Company's management believes that there are sufficient alternative sources, including the Company, to provide these services without an interruption of operations should SWBT discontinue providing them. Minimum purchase requirements were met for years ending December 31, 1997 and 1998.

    LITIGATION

    The Public Utility Commission of Texas ("PUC") and the Office of the Attorney General for the state of Texas brought claims under the Texas Deceptive Trade Practices Act alleging that the Company engaged in the practice known as "slamming" which involves the unauthorized change of a customer's long distance service. The Texas Attorney General sought to restrain certain marketing practices and to assess damages. The case was settled in June 1998 for $150,000 and while the settlement did not constitute an admission of liability on the Company's part, the Company did agree to comply with the rules promulgated by the PUC. The settlement agreement required a payment of $50,000 on the date

                                  AXCES, INC.

NOTE 7--COMMITMENTS AND CONTINGENCIES (CONTINUED) of the agreement and 12 payments of $8,333 beginning June 1, 1998. Unpaid settlement amounts are included in accrued liabilities at December 31, 1997 and 1998.

    Similar claims have been brought against the Company in early 1998 by the Attorneys General for the states of Illinois, Oklahoma and Missouri. The Company settled with the Illinois Attorney General in March 1999 for $50,000. The settlement amount is included in accrued liabilities at December 31, 1998.

    The remaining suits request, amongst other things, fines, restitution and loss of ability to conduct business in these states. The Company believes these claims are without merit, that it has meritorious defenses to them and intends to vigorously defend itself against these claims.

    In addition, the Company has been named a defendant in two suits seeking class action certification. Both suits were filed in 1998 and are in the discovery phase. Management of the Company believes that the claims asserted are without merit and intends to vigorously contest them.

    The Company is subject to other legal proceedings which have arisen in the ordinary course of business and have not been fully adjudicated. Although there can be no assurance as to the ultimate disposition of these matters and the proceedings disclosed above, in the opinion of management, based upon information available at this time, the cost of defense or settlement of these actions, individually or in the aggregate, will not have a material adverse effect on the financial position, results of operations or cash flows of the Company.

    OPERATING LEASES

    The Company leases office space, office furniture and fixtures and equipment under noncancellable operating lease arrangements for various periods ranging up to five years. Future minimum lease payments are as follows:

                                   YEAR ENDING
                                   DECEMBER 31,
                                  -------------
1999..............................................................................  $  413,175
2000..............................................................................     174,462
2001..............................................................................      32,759
                                                                                    ----------
    Total future minimum lease payments...........................................  $  620,396
                                                                                    ----------
                                                                                    ----------

    Lease rental expenses were approximately $73,550, $151,341 and $361,646 for the years ended December 31, 1996, 1997 and 1998, respectively. Lease rental expenses approximated $119,373 and $156,817 for the three month periods ended March 31, 1998 and 1999, respectively.

NOTE 8--RELATED PARTY TRANSACTIONS

    The notes receivable from certain stockholders of MTM at December 31, 1997 bear interest at 7% and are payable in annual installments of principal and interest of $14,746 and $225,450 for years ending December 31, 1999 and 2000, respectively. These notes were included in the stockholders compensation for 1998. (unaudited)

                                  AXCES, INC.

NOTE 8--RELATED PARTY TRANSACTIONS (CONTINUED)
    During the three month period ending March 31, 1999, the Company advanced the stockholders of MTM and a company under common control of MTM $858,197 and $40,577, respectively. These amounts are included in receivables from related parties at March 31, 1999.

    The Company had the following transaction with a printing company under common control of MTM:

        In January 1998, the Company entered into a one-year agreement totaling $500,000 with the printing company to provide management and consulting service for the Company's advertising campaigns, public relations, marketing, and strategic planning needs.

        In November 1998, the Company loaned the printing company $200,000. The note receivable bears interest at 7%, principal and accrued interest are payable on March 31, 1999. Outstanding balance at December 31, 1998 is included in receivables from related parties.

        During 1998 and 1997, the Company purchased printing services totaling $281,660 and $284,660, respectively, from the printing company. Amounts due the printing company at December 31, 1997 and 1998 were $16,583 and $66,265, respectively, and are included in accounts payable.

    During 1998, the Company paid $20,475 of officers life insurance premiums on behalf of MTM. This amount is included in receivables from related parties at December 31, 1998. The Company paid $11,981 of officers' life insurance premiums on behalf of MTM which are included in receivables from related parties at March 31, 1999. (unaudited)

NOTE 9--401(K) PLAN

    The Company established a 401(k) Profit Sharing Plan (the "Plan") effective January 1, 1998, covering all eligible Company employees. Contributions may be made to the Plan by an employee at a percentage of salary, but not to exceed the maximum allowed by the Internal Revenue Code and may be matched by a discretionary Company contribution of 50% of the employer's contribution up to 3% of total employee compensation.

    The Company's contributions to the Plan for the year ended December 31, 1998 totaled $29,886. The Company's contributions to the Plan for the three month periods ended March 31, 1998 and 1999 were $11,843 and $14,820, respectively. (unaudited)

NOTE 10--SUBSEQUENT EVENT

    In April 1999, the Company and the stockholders of MTM signed a definitive agreement with OmniLynx pursuant to which all shares of the Company will be exchanged for the following consideration: (i) 700,000 shares of common stock, and (ii) $9.0 million of Series B 8% Cumulative Convertible Preferred Stock. The preferred stock is convertible into 600,000 shares of common stock at the holder's option and is redeemable after 36 months out of a designated portion of OmniLynx's cash flow. Additionally, the merger agreement provides for distributions to MTM totaling $6.5 million representing (i) substantially all of the undistributed earnings of AXCES, a QSSS under the Federal Income Tax Code of 1986, and (ii) up to $3.0 million in borrowings prior to the Offering. The acquisition of AXCES is expected to occur during June 1999 and will precede the consummation of an initial public offering of the common stock of OmniLynx.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
InfoHighway International, Inc.:

    We have audited the accompanying balance sheets of InfoHighway International, Inc. as of December 31, 1997 and 1998 and the related statements of operations, stockholders' equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of InfoHighway International, Inc. as of December 31, 1997 and 1998, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1998, in conformity with generally accepted accounting principles.

    The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in note 2 to the financial statements, the Company has suffered recurring losses and negative cash flows from operations and has a working capital deficit and stockholders' deficit that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                          KPMG LLP

April 9, 1999
Houston, Texas

                        INFOHIGHWAY INTERNATIONAL, INC.

                                 BALANCE SHEETS

                                                              DECEMBER 31,
                                                         ----------------------  MARCH 31,
                                                            1997        1998        1999
                                                         ----------  ----------  ----------
                                                                                 (UNAUDITED)
                        ASSETS

Current assets
  Cash.................................................  $      355  $      250  $      363
  Accounts receivable, net of allowance for doubtful
    accounts of $50,638, $82,904 and $116,194 at
    December 31, 1997 and 1998 and March 31, 1999,
    respectively.......................................      86,992      39,260     117,349
  Other current assets.................................          --       1,250       1,970
                                                         ----------  ----------  ----------
    Total current assets...............................      87,347      40,760     119,682
Property and equipment, net............................     407,779     323,050     819,644
Intangible assets, net.................................      92,393      71,382     437,428
Other assets...........................................      21,399      14,469      34,652
                                                         ----------  ----------  ----------
                                                         $  608,918  $  449,661  $1,411,406
                                                         ----------  ----------  ----------
                                                         ----------  ----------  ----------

         LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities:
  Notes payable........................................  $       --  $       --  $1,118,573
  Note payable to related party........................          --     475,650     499,250
  Notes payable to shareholders........................     199,900     418,942     418,942
  Capital lease obligations............................     142,477      48,896      45,153
  Accounts payable.....................................     376,897     629,259     657,209
  Deferred revenues....................................     196,399     262,458     312,709
  Accrued expenses.....................................          --      45,694      82,030
                                                         ----------  ----------  ----------
    Total current liabilities..........................     915,673   1,880,899   3,133,866

Commitments and contingencies
Stockholders' deficit:
  Common stock, no par value, authorized 20,000,000
    shares; 6,236,620, 16,605,958 and 16,605,958 shares
    issued and outstanding, respectively...............   1,692,778   1,836,015   1,836,015
  Accumulated deficit..................................  (1,999,533) (3,267,253) (3,558,475)
                                                         ----------  ----------  ----------
    Total stockholders' deficit........................    (306,755) (1,431,238) (1,722,460)
                                                         ----------  ----------  ----------
    Total liabilities and stockholders' deficit........  $  608,918  $  449,661  $1,411,406
                                                         ----------  ----------  ----------
                                                         ----------  ----------  ----------

                See accompanying notes to financial statements.

                        INFOHIGHWAY INTERNATIONAL, INC.

                            STATEMENTS OF OPERATIONS

                                                                         THREE MONTHS ENDED
                                      YEARS ENDED ENDED DECEMBER 31,         MARCH 31,
                                     ---------------------------------  --------------------
                                       1996        1997        1998       1998       1999
                                     ---------  ----------  ----------  ---------  ---------
                                                                            (UNAUDITED)
Access service revenues              $ 425,561  $  914,661  $1,384,563  $ 301,640  $ 534,891
Cost of services...................    217,086     647,172     995,524    225,651    335,433
                                     ---------  ----------  ----------  ---------  ---------
  Gross profit.....................    208,475     267,489     389,039     75,989    199,458
Selling, general and
  administrative...................    639,204   1,481,366   1,338,859    333,021    335,666
Depreciation and amortization           52,336     175,217     260,816     69,156    131,179
                                     ---------  ----------  ----------  ---------  ---------
  Loss from operations.............   (483,065) (1,389,094) (1,210,636)  (326,188)  (267,387)
Interest expense...................      4,034      28,135      57,084     10,786     23,835
                                     ---------  ----------  ----------  ---------  ---------
  Loss before income taxes.........   (487,099) (1,417,229) (1,267,720)  (336,974)  (291,222)
Income taxes.......................         --          --          --         --         --
                                     ---------  ----------  ----------  ---------  ---------
  Net loss                           $(487,099) $(1,417,229) $(1,267,720) $(336,974) $(291,222)
                                     ---------  ----------  ----------  ---------  ---------
                                     ---------  ----------  ----------  ---------  ---------
Basic and diluted loss per share:
  Net loss                           $   (0.12) $    (0.27) $    (0.14) $   (0.05) $   (0.02)
                                     ---------  ----------  ----------  ---------  ---------
                                     ---------  ----------  ----------  ---------  ---------
  Weighted-average common shares
    outstanding                      3,995,502   5,222,454   8,884,820  6,238,176  16,605,958
                                     ---------  ----------  ----------  ---------  ---------
                                     ---------  ----------  ----------  ---------  ---------

                See accompanying notes to financial statements.

                        INFOHIGHWAY INTERNATIONAL, INC.

                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                                                                                                        TOTAL
                                                                COMMON STOCK                        STOCKHOLDERS'
                                                         --------------------------   ACCUMULATED       EQUITY
                                                            SHARES        AMOUNT        DEFICIT       (DEFICIT)
                                                         ------------  ------------  -------------  --------------
Balances, December 31, 1995............................     3,350,000  $    113,670  $     (95,205)  $     18,465
Issuances of common stock for cash.....................       966,000       371,310             --        371,310
Issuances of common stock for services performed.......       100,000        80,000             --         80,000
Net loss...............................................            --            --       (487,099)      (487,099)
                                                         ------------  ------------  -------------  --------------
Balances, December 31, 1996............................     4,416,000       564,980       (582,304)       (17,324)
Issuances of common stock for cash.....................     1,570,610       647,782             --        647,782
Issuances of common stock for services performed.......       123,038       276,861             --        276,861
Issuances of common stock for acquisition of intangible
  assets...............................................       126,972       203,155             --        203,155
Net loss...............................................            --            --     (1,417,229)    (1,417,229)
                                                         ------------  ------------  -------------  --------------
Balances, December 31, 1997............................     6,236,620     1,692,778     (1,999,533)      (306,755)
Issuances of common stock for cash.....................        70,547        10,085             --         10,085
Issuances of common stock for services performed.......       505,221         2,088             --          2,088
Issuances of common stock for acquisition of intangible
  assets...............................................         4,883         7,814             --          7,814
Issuances of common stock in connection with unit
  offering.............................................       308,125       123,250             --        123,250
Issuances of common stock for consulting services
  performed............................................     7,182,244            --             --             --
Issuances of common stock in connection with note
  payable to related party.............................     2,298,318            --             --             --
Net loss...............................................            --            --     (1,267,720)    (1,267,720)
                                                         ------------  ------------  -------------  --------------
Balances, December 31, 1998............................    16,605,958     1,836,015     (3,267,253)    (1,431,238)
Net loss (unaudited)...................................            --            --       (291,222)      (291,222)
                                                         ------------  ------------  -------------  --------------
Balances, March 31, 1999 (unaudited)...................    16,605,958  $  1,836,015  $  (3,558,475)  $ (1,722,460)
                                                         ------------  ------------  -------------  --------------
                                                         ------------  ------------  -------------  --------------

                See accompanying notes to financial statements.

                        INFOHIGHWAY INTERNATIONAL, INC.

                            STATEMENTS OF CASH FLOWS

                                                                                           THREE MONTHS ENDED
                                                      YEARS ENDED DECEMBER 31,                 MARCH 31,
                                               ---------------------------------------  ------------------------
                                                  1996          1997          1998         1998         1999
                                               -----------  ------------  ------------  -----------  -----------
                                                                                              (UNAUDITED)
Cash flows from operating activities:
  Net loss...................................  $  (487,099) $ (1,417,229) $ (1,267,720) $  (336,974) $  (291,222)
  Adjustments to reconcile net loss to net
    cash used in operating activities:
    Depreciation and amortization............       52,336       175,217       260,816       69,156      131,179
    Issuances of common stock for services
      performed..............................       80,000       276,861         2,088           --           --
    Changes in assets and liabilities:
      Accounts receivable....................      (71,965)      (15,027)       47,732       41,577      (78,089)
      Other current assets...................           --            --        (1,250)        (500)        (720)
      Other assets...........................       (4,782)      (15,415)        6,930      (16,159)     (11,501)
      Accounts payable.......................       77,485       299,412       252,362      151,472       27,950
      Deferred revenues......................      103,827        92,572        66,059      114,820       50,251
      Accrued expenses.......................           --            --        45,694        6,032       36,336
                                               -----------  ------------  ------------  -----------  -----------
        Net cash provided by (used in)
          operating activities...............     (250,198)     (603,609)     (587,289)      29,424     (135,816)
                                               -----------  ------------  ------------  -----------  -----------
Cash flows from investing activities:
  Purchases of property and equipment........     (121,184)     (216,251)     (130,825)     (27,916)     (33,928)
  Acquisition of intangible assets...........           --            --       (16,437)      (3,648)     (50,000)
                                               -----------  ------------  ------------  -----------  -----------
        Net cash used in investing
          activities.........................     (121,184)     (216,251)     (147,262)     (31,564)     (83,928)
                                               -----------  ------------  ------------  -----------  -----------
Cash flows from financing activities:
  Proceeds from unit offering................           --            --       493,000       12,000           --
  Proceeds from note payable to related
    party....................................           --            --       475,650           --      223,600
  Proceeds from notes payable to
    shareholders.............................           --       269,500       117,463          421           --
  Payments of notes payable to
    shareholders.............................      (17,533)      (97,067)     (268,171)          --           --
  Payments of capital lease obligations......           --            --       (93,581)     (14,281)      (3,743)
  Issuances of common stock for cash.........      371,310       647,782        10,085        4,000           --
                                               -----------  ------------  ------------  -----------  -----------
    Net cash provided by financing
      activities.............................      353,777       820,215       734,446        2,140      219,857
                                               -----------  ------------  ------------  -----------  -----------
    Net increase (decrease) in cash..........      (17,605)          355          (105)          --          113
Cash at beginning of period..................       17,605            --           355          355          250
                                               -----------  ------------  ------------  -----------  -----------
Cash at end of period........................  $        --  $        355  $        250  $       355  $       363
                                               -----------  ------------  ------------  -----------  -----------
                                               -----------  ------------  ------------  -----------  -----------
Supplemental disclosure of cash flow
  information--cash paid for interest........  $     4,034  $     28,228  $     34,273  $     4,754  $        --
                                               -----------  ------------  ------------  -----------  -----------
                                               -----------  ------------  ------------  -----------  -----------
Supplemental disclosure of noncash
  activities:
  Issuance of common stock for acquisition of
    customer lists...........................  $        --  $    203,155  $      7,814  $        --  $        --
                                               -----------  ------------  ------------  -----------  -----------
                                               -----------  ------------  ------------  -----------  -----------
  Equipment acquired under capital leases....  $   100,369  $     42,108  $         --  $        --  $        --
                                               -----------  ------------  ------------  -----------  -----------
                                               -----------  ------------  ------------  -----------  -----------
  Issuance of notes payable for
    acquisition..............................  $        --  $         --  $         --  $        --  $   918,573
                                               -----------  ------------  ------------  -----------  -----------
                                               -----------  ------------  ------------  -----------  -----------

                See accompanying notes to financial statements.

                        INFOHIGHWAY INTERNATIONAL, INC.

                         NOTES TO FINANCIAL STATEMENTS

(1) BUSINESS AND ORGANIZATION

    InfoHighway International, Inc. (the Company) is an Internet service provider whose customers consist primarily of small to medium-sized businesses. The Company was founded in 1994 and is based in Houston, Texas.

(2) LIQUIDITY

    The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. Since its inception, the Company has suffered losses and negative cash flows from operations and has a working capital deficit and stockholders' deficit that raise substantial doubt about its ability to continue as a going concern. In addition, the Company's operations are subject to certain risks and uncertainties including the following: (i) risks associated with technology and regulatory trends; (ii) evolving industry standards; (iii) dependence on its network infrastructure and suppliers; (iv) growth and acquisitions; (v) actual and prospective competition by entities with greater financial and other resources; and (vi) the development of the Internet market. Inability to obtain additional financing or refinancing on acceptable terms could necessitate changes in the Company's operating plans.

    As discussed further in note 10, management has entered into a stock purchase agreement with OmniLynx Communications Corporation (OmniLynx) whereby the Company will be acquired by OmniLynx and included in the proposed initial public offering of OmniLynx. Ultimately, the Company's ability to generate positive cash flows depends on factors which may be beyond the Company's control. There can be no assurance that the proposed initial public offering of OmniLynx will be successful.

(3) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    (A)  INTERIM FINANCIAL INFORMATION (UNAUDITED)

    The unaudited financial statements as of March 31, 1999 and for the three-month periods ended March 31, 1998 and 1999 have been prepared on the same basis as the audited financial statements, and, in the opinion of management, include all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations of such interim periods in accordance with generally accepted accounting principles. Results for the three months ended March 31, 1999 are not necessarily indicative of results to be expected for the full year.

    (B)  PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost and are depreciated using the straight-line method over the estimated useful lives of the assets of three to five years. Leasehold improvements are amortized over the shorter of their estimated useful lives or the remaining lease term.

    The Company leases certain of its data communication and other equipment under agreements accounted for as capital leases. The assets and liabilities under capital leases are recorded at the lesser of the present value of aggregate future minimum lease payments, including estimated bargain purchase options, or the fair value of the assets under lease. Assets under capital lease are depreciated over the shorter of their estimated useful lives or the related lease term.

                        INFOHIGHWAY INTERNATIONAL, INC.

(3) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    (C)  INTANGIBLE ASSETS

    Intangible assets consist primarily of capitalized costs incurred for the purchase of subscriber bases from other Internet service providers, and are being amortized on a straight-line basis over the expected periods to be benefitted of 3 to 4 years. Accumulated amortization on intangible assets amounted to $39,946, $85,016 and $131,374 at December 31, 1997 and 1998, and
March 31, 1999 (unaudited), respectively. The Company assesses the recoverability of intangible assets by determining whether the amortization of the intangible asset balance over its remaining life can be recovered through undiscounted future operating cash flows of the purchased subscriber bases. The assessment of intangible assets will be impacted if estimated future operating cash flows are not achieved.

    (D)  REVENUE RECOGNITION

    Revenues derived from the providing of access services are recognized as the services are provided. In some instances, the Company bills its subscribers in advance for direct access to the Internet, but defers recognition of these revenues until the services have been provided.

    (E)  SOURCE OF SUPPLIES

    The Company relies on certain telecommunication companies to provide data communications capacity. Although management believes alternative telecommunications facilities could be found in a timely manner, any disruption of these services could have an adverse effect on operating results.

    The Company attempts to maintain multiple vendors for its modems, terminal servers and high-performance routers, which are important components of its network. If the suppliers are unable to meet the Company's needs as it expands its network infrastructure, the Company may experience delays and increased costs, which would adversely affect operating results.

    (F)  INCOME TAXES

    Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

    (G)  LOSS PER SHARE

    Basic loss per share is computed by dividing loss available to common stockholders by the weighted-average number of common shares outstanding for the period, and excludes the effect of potentially dilutive securities (such as options, warrants and convertible securities) which are convertible into common stock. Dilutive loss per share is equivalent to basic loss per share for all periods presented as the Company had no potentially dilutive securities outstanding in 1996, 1997, 1998 or during the three months ended March 31, 1999.

    (H)  FAIR VALUE OF FINANCIAL INSTRUMENTS

    Statement of Financial Accounting Standards No. 107, DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS, requires the disclosure of estimated fair values for financial statement instruments. Fair

                        INFOHIGHWAY INTERNATIONAL, INC.

(3) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) value estimates are made at discrete points in time based on relevant market information. These estimates may be subjective in nature and involve uncertainties and matters of significant judgment and therefore, cannot be determined with precision. The Company believes that the carrying amounts of its financial instrument current assets and current liabilities approximate the fair value of such items due to their short-term nature. The carrying amounts of notes payable and capital lease obligations approximate their fair value because the interest rates approximate market.

    (I)  USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(4) PROPERTY AND EQUIPMENT

    Property and equipment consist of the following:

                                                              DECEMBER 31,
                                                        ------------------------   MARCH 31,
                                                           1997         1998          1999
                                                        -----------  -----------  ------------
                                                                                  (UNAUDITED)
Data communications equipment                           $   556,499  $   654,027  $  1,086,072
Office equipment......................................       42,608       69,113       213,225
Other.................................................       12,314       19,106        24,364
                                                        -----------  -----------  ------------
                                                            611,421      742,246     1,323,661
Less accumulated depreciation and amortization........     (203,642)    (419,196)     (504,017)
                                                        -----------  -----------  ------------
                                                        $   407,779  $   323,050  $    819,644
                                                        -----------  -----------  ------------
                                                        -----------  -----------  ------------

(5) NOTE PAYABLE TO RELATED PARTY

    In September 1998, the Company entered into a $500,000 loan agreement with Trident III, L.L.C. (Trident III). Under the terms of the loan agreement, the Company has borrowed $475,650 from Trident III. These borrowings incur interest at 12% annually and are payable at the earlier of September 30, 1999, the Company's receipt of $1,000,000 or more from one or more debt or equity financings or the merger of the Company into a publicly-traded company. The borrowings are secured by substantially all of the assets of the Company.

    In connection with the borrowings, the Company issued a total of 2,298,318 shares of common stock to Trident III. These shares were issued with a repurchase right that gave the Company the right to repurchase all of the shares for total cash of $1 if the Company was not merged into or had become a publicly-traded company by March 31, 1999. In connection with additional borrowings granted to the Company and OmniLynx by Trident III subsequent to March 31, 1999, the Company forfeited its right to repurchase these shares. Due to the nominal repurchase right, no value was given to the issuance of these shares.

                        INFOHIGHWAY INTERNATIONAL, INC.

(6) UNIT OFFERING

    In 1998 the Company sold units in a private placement offering for cash proceeds of $493,000. Each unit was sold for $16,000 and consisted of a $12,000 note payable and 10,000 shares of the Company's common stock. The notes payable bear interest at 10% and mature at the sooner of March 31, 2003 or within 90 days of the sale of the Company. In connection with the unit offering, the Company issued 308,125 shares of common stock.

(7) ISSUANCES OF COMMON STOCK

    During 1998 the Company sold 70,547 shares of common stock to various investors for cash proceeds of $10,085. In addition, the Company issued 4,883 shares of common stock in connection with the purchases of subscriber bases from other Internet service providers. The Company also issued 505,221 shares of common stock to certain employees and consultants of the Company in exchange for services performed. For the year ended December 31, 1998, the Company recorded $2,088 in compensation expense related to the issuances of common stock to certain employees and consultants based on management's estimate of the fair value of the stock on the date of issuance.

    Additionally during 1998, the Company issued 7,182,244 shares of common stock to Benchmark Equity Group (Benchmark) in exchange for consulting and advisory services provided in connection with the anticipated merger with OmniLynx. These shares were issued with a repurchase right that gave the Company the right to repurchase the shares for total cash of $1 if the Company was not merged into or had become a publicly-traded company by March 31, 1999. This repurchase right was exercised by the Company and the shares owned by Benchmark were forfeited in 1999. Due to the nominal repurchase right, no value was given to the issuance of these shares.

    During 1997 the Company sold 1,570,610 shares of common stock to various investors for cash proceeds of $647,782. In addition, the Company issued 126,972 shares of common stock in connection with the purchases of subscriber bases from other Internet service providers. The Company also issued 123,038 shares of common stock to certain employees and consultants of the Company in exchange for services performed. For the year ended December 31, 1997, the Company recorded $276,861 in compensation expense related to the issuances of common stock to certain employees and consultants based on management's estimate of the fair value of the stock on the date of issuance.

    During 1996 the Company sold 966,000 shares of common stock to various investors for cash proceeds of $371,310. The Company also issued 100,000 shares of common stock to certain employees and consultants of the Company in exchange for services performed. For the year ended December 31, 1996, the Company recorded $80,000 in compensation expense related to the issuances of common stock to certain employees and consultants based on management's estimate of the fair value of the stock on the date of issuance.

                        INFOHIGHWAY INTERNATIONAL, INC.

(8) INCOME TAXES

    No income tax expense or benefit was recognized for the years ended December 31, 1996, 1997 or 1998. Income tax benefit attributable to losses from operations differed from the amounts computed by applying the U.S. federal income tax rate to pretax loss from operations as a result of the following:

                                                            1996         1997         1998
                                                         -----------  -----------  -----------
Computed "expected" tax benefit........................  $  (165,614) $  (481,858) $  (431,025)
Increase in valuation allowance........................      137,390      385,287      430,315
Nondeductible expenses.................................       28,224       96,571          710
                                                         -----------  -----------  -----------
                                                         $        --  $        --  $        --
                                                         -----------  -----------  -----------
                                                         -----------  -----------  -----------

    The tax effects of temporary differences that give rise to significant portions of deferred tax assets at December 31, 1997 and 1998 are as follows:

                                                                         1997         1998
                                                                      -----------  -----------
Deferred tax assets:
  Net operating loss carryforwards..................................  $   550,074  $   886,002
  Accounts receivable...............................................           --       28,187
                                                                      -----------  -----------
    Total deferred tax assets.......................................      550,074      914,189
  Less valuation allowance..........................................     (550,074)    (914,189)
                                                                      -----------  -----------
    Net deferred tax asset..........................................  $        --  $        --
                                                                      -----------  -----------
                                                                      -----------  -----------

    At December 31, 1998, the Company has net operating loss carryforwards for federal income tax purposes of approximately $2,606,000 which are available to offset future federal taxable income, if any, through 2018. These net operating loss carryforwards are subject to limitations in the event of a change of ownership of the Company.

(9) LEASES

    The Company is obligated under various noncancellable operating and capital leases, primarily for the lease of office space and data communications equipment. Future minimum lease payments under noncancellable operating leases (with initial or remaining lease terms in excess of one year) as of December 31, 1998 are:

YEAR ENDING                                                                        OPERATING
DECEMBER 31,                                                                         LEASES
--------------------------------------------------------------------------------  ------------
1999............................................................................      100,365
2000............................................................................      100,365
2001............................................................................      105,027
2002............................................................................      107,291
2003............................................................................       42,485
                                                                                  ------------
                                                                                   $  455,533
                                                                                  ------------
                                                                                  ------------

                        INFOHIGHWAY INTERNATIONAL, INC.

(9) LEASES (CONTINUED)
    Rent expense for the years ended December 31, 1996, 1997 and 1998 was $51,000, $70,000 and $80,000, respectively.

(10) SUBSEQUENT EVENTS (UNAUDITED)

    The Company has entered into a stock purchase agreement with OmniLynx. In exchange for all of the issued and outstanding shares of the company, shareholders of the Company will receive shares of OmniLynx on a pro rata basis. Additional shares of OmniLynx will be issued to the shareholders of the Company upon achievement of certain share price targets of OmniLynx common stock.

    During January 1999, the Company acquired certain assets, including customer lists and property and equipment from an Internet service provider (the "Eden Acquisition"). The purchase price consisted of $50,000 in cash; a $150,000 note, accruing interest at 9% per annum, due March 15, 1999; and a $768,573 note redeemable in 968,750 shares of the Company's common stock on March 15, 1999. The Company and Eden have agreed to extend the due date of the notes pending completion of the Company's stock purchase agreement with OmniLynx. The purchase price was allocated $547,486 to property and equipment and $421,087 to customer lists. The customer lists are being amortized on a straight-line basis over 3 years.

(11) YEAR 2000 COMPLIANCE (UNAUDITED)

    Many software applications, computer hardware and related equipment and systems that use embedded technology, such as microprocessors, rely on two digits rather than four digits to represent years in performing computations and decision-making functions. These programs, hardware items and systems may fail on January 1, 2000 or earlier because they misinterpret "00" as the year 1900 rather than 2000. These failures could have an adverse effect on the Company because of its direct dependence on its own applications, equipment and systems and its indirect dependence on those of third parties.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors of
    ARC Networks, Inc.
    Hauppauge, New York

    We have audited the accompanying consolidated balance sheets of Arc Networks, Inc. and Subsidiary as of December 31, 1998 and 1997, and the related consolidated statements of operations, capital deficit, and cash flows for each of the three years in the period ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Arc Networks, Inc. and Subsidiary as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

    The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As shown in the consolidated financial statements and as discussed in Note 3 to the consolidated financial statements, the Company has suffered recurring losses since its inception in 1993, and has a deficit at December 31, 1998 of $6,425,265. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 3. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                          MOORE STEPHENS, P.C.
                                          Certified Public Accountants.

Cranford, New Jersey
February 16, 1999

                               ARC NETWORKS, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                                                 DECEMBER 31,
                                                                           ------------------------   MARCH 31,
                                                                              1997         1998         1999
                                                                           -----------  -----------  -----------
                                                                                                     (UNAUDITED)
                                 ASSETS
Current Assets:
    Cash and Equivalents.................................................  $    68,712  $   192,992  $   139,430
    Accounts Receivable, net of Allowance for Doubtful Accounts of
      $85,200, $443,000, and $418,556....................................    2,386,072    2,991,554    3,464,301
    Costs and Estimated Profits in Excess of Interim Billings............      100,149      158,355      408,724
    Prepaid Expenses and Other Current Assets............................       32,737       97,805      113,406
                                                                           -----------  -----------  -----------
Total Current Assets.....................................................    2,587,670    3,440,706    4,125,861
Equipment - net..........................................................       84,970      125,675      147,583
                                                                           -----------  -----------  -----------
Other Assets:
    Deferred Financing Costs.............................................       70,742      248,730      220,396
    Customer list, net...................................................           --       53,125       43,750
    Goodwill, net........................................................           --      239,566      197,266
    Deposits.............................................................       50,100       86,241       86,241
                                                                           -----------  -----------  -----------
Total Other Assets.......................................................      120,842      627,662      547,653
                                                                           -----------  -----------  -----------
Total Assets.............................................................  $ 2,793,482  $ 4,194,043  $ 4,821,097
                                                                           -----------  -----------  -----------
                                                                           -----------  -----------  -----------
                  LIABILITIES AND STOCKHOLDERS' DEFICIT
Current Liabilities:
    Current Maturities of Long Term Debt.................................  $   106,000  $        --  $        --
    Current Maturities of Capitalized Leases.............................       15,507       20,350       21,335
    Current Maturities of Notes Payable..................................      650,000      250,000      250,000
    Notes Payable--Related Parties.......................................      100,000    2,044,724    2,459,724
    Loan Payable--Asset Based Lender.....................................      231,064           --           --
    Accounts Payable.....................................................    3,098,480    3,817,657    4,565,097
    Disputed Amounts Under Contract......................................           --    1,518,971    1,394,093
    Deferred Salary--Officer.............................................           --       52,336       57,077
    Deferred Revenue.....................................................      110,326           --           --
    Interim Billings in Excess of Costs and Estimated Profits............    1,166,283      462,605      551,182
                                                                           -----------  -----------  -----------
Total Current Liabilities................................................    5,477,660    8,166,643    9,298,508
                                                                           -----------  -----------  -----------
Long Term Liabilities:
    Long Term Debt.......................................................      123,740           --           --
    Capitalized Leases...................................................       33,777       15,319        9,361
    Notes Payable........................................................           --      550,000      550,000
    Notes Payable--Related Parties.......................................    1,155,095    1,171,674    1,156,674
                                                                           -----------  -----------  -----------
Total Long Term Liabilities..............................................    1,312,612    1,736,993    1,716,035
                                                                           -----------  -----------  -----------
Commitments and Contingencies............................................           --           --           --
                                                                           -----------  -----------  -----------
Capital Deficit:
    Common Stock - par value $.01, Authorized: 15,000,000 Shares;
      3,000,000, 9,530,760 and 9,530,760 issued and outstanding..........       30,000       95,307       95,307
    Additional Paid in Capital...........................................      489,750      620,365      620,365
    Deficit..............................................................   (4,516,540)  (6,425,265)  (6,909,118)
                                                                           -----------  -----------  -----------
Total Capital Deficit....................................................   (3,996,790)  (5,709,593)  (6,193,446)
                                                                           -----------  -----------  -----------
Total Liabilities and Capital Deficit....................................  $ 2,793,482  $ 4,194,043  $ 4,821,097
                                                                           -----------  -----------  -----------
                                                                           -----------  -----------  -----------

                 See Notes to Consolidated Financial Statements

                               ARC NETWORKS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                              THREE MONTHS
                                                   YEARS ENDED DECEMBER 31,                 ENDED MARCH 31,
                                         --------------------------------------------  --------------------------
                                             1996           1997            1998           1998          1999
                                         -------------  -------------  --------------  ------------  ------------
                                                                                              (UNAUDITED)
Sales..................................  $   5,256,498  $   9,110,364  $   13,624,320  $  3,166,581  $  4,000,811
Sales - Related Parties................        326,237        537,837         306,367       295,774            --
                                         -------------  -------------  --------------  ------------  ------------
Total Sales............................      5,582,735      9,648,201      13,930,687     3,462,355     4,000,811
                                         -------------  -------------  --------------  ------------  ------------
Cost of Sales..........................      4,773,279      8,410,293      11,374,867     2,762,753     3,301,052
Cost of Sales - Related Parties........        300,138        484,810         276,159       266,610            --
                                         -------------  -------------  --------------  ------------  ------------
Total Cost of Sales....................      5,073,417      8,895,103      11,651,026     3,029,363     3,301,052
                                         -------------  -------------  --------------  ------------  ------------
Gross Profit...........................        509,318        753,098       2,279,661       432,992       699,759
                                         -------------  -------------  --------------  ------------  ------------
Expenses:
    Selling, General and Administrative
      Expenses.........................      1,248,496      2,277,290       3,104,603       517,682       857,924
    Provision for Bad Debts............        109,989         36,179         345,500            --       110,600
    Administrative Expenses - Related
      Parties..........................         80,119         28,579          14,066         5,382            --
    Depreciation and Amortization......         17,222        436,538         407,390       155,320        96,508
    Loss on Impaired Asset.............             --        352,847              --            --            --
                                         -------------  -------------  --------------  ------------  ------------
Total Expenses.........................      1,455,826      3,131,433       3,871,559       678,384     1,065,032
                                         -------------  -------------  --------------  ------------  ------------
Loss from Operations...................       (946,508)    (2,378,335)     (1,591,898)     (245,392)     (365,273)
                                         -------------  -------------  --------------  ------------  ------------
Other Expenses:
    Interest Expense...................        (59,903)      (205,164)       (134,732)      (88,225)      (61,143)
    Interest Expense - Related
      Parties..........................       (106,910)      (120,912)       (182,095)      (37,836)      (57,437)
                                         -------------  -------------  --------------  ------------  ------------
Total Other Expenses...................       (166,813)      (326,076)       (316,827)     (126,061)     (118,580)
                                         -------------  -------------  --------------  ------------  ------------
Net Loss...............................  $  (1,113,321) $  (2,704,411) $   (1,908,725) $   (371,453) $   (483,853)
                                         -------------  -------------  --------------  ------------  ------------
                                         -------------  -------------  --------------  ------------  ------------
BASIC EARNINGS PER SHARE:
    Net Loss per Share.................  $       (0.37) $       (0.90) $        (0.39) $      (0.12) $      (0.05)
                                         -------------  -------------  --------------  ------------  ------------
                                         -------------  -------------  --------------  ------------  ------------
    Weighted Average Number of
      Shares...........................      3,000,000      3,000,000       4,860,819     3,000,000     9,530,760
                                         -------------  -------------  --------------  ------------  ------------
                                         -------------  -------------  --------------  ------------  ------------

                 See Notes to Consolidated Financial Statements

                               ARC NETWORKS, INC.

                   CONSOLIDATED STATEMENTS OF CAPITAL DEFICIT

                                                      COMMON STOCK       ADDITIONAL                     TOTAL
                                                  ---------------------   PAID IN                      CAPITAL
                                                    SHARES     AMOUNT     CAPITAL       DEFICIT        DEFICIT
                                                  ----------  ---------  ----------  -------------  -------------
Balance, December 31, 1995......................   3,000,000  $  30,000  $  (17,750) $    (698,808) $    (686,558)
Allocated related party administrative
  expenses......................................          --         --      18,000             --         18,000
Net loss........................................          --         --          --     (1,113,321)    (1,113,321)
                                                  ----------  ---------  ----------  -------------  -------------
Balance, December 31, 1996......................   3,000,000     30,000         250     (1,812,129)    (1,781,879)
Allocated related party administrative
  expenses......................................          --         --       4,500             --          4,500
Issuance of warrants related to debt............          --         --     485,000             --        485,000
Net loss........................................          --         --          --     (2,704,411)    (2,704,411)
                                                  ----------  ---------  ----------  -------------  -------------
Balance, December 31, 1997......................   3,000,000     30,000     489,750     (4,516,540)    (3,996,790)
Issuance of shares related to refinancing.......   6,530,760     65,307     130,615             --        195,922
Net loss........................................          --         --          --     (1,908,725)    (1,908,725)
                                                  ----------  ---------  ----------  -------------  -------------
Balance, December 31, 1998......................   9,530,760     95,307     620,365     (6,425,265)    (5,709,593)
Net loss........................................          --         --          --       (483,853)      (483,853)
                                                  ----------  ---------  ----------  -------------  -------------
Balance, March 31, 1999 (unaudited).............   9,530,760  $  95,307  $  620,365  $  (6,909,118) $  (6,193,446)
                                                  ----------  ---------  ----------  -------------  -------------
                                                  ----------  ---------  ----------  -------------  -------------

                See Notes to Consolidated Financial Statements.

                               ARC NETWORKS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                   YEARS ENDED                  THREE MONTHS
                                                                   DECEMBER 31,               ENDED MARCH 31,
                                                        ----------------------------------  --------------------
                                                           1996        1997        1998       1998       1999
                                                        ----------  ----------  ----------  ---------  ---------
                                                                                                (UNAUDITED)
OPERATING ACTIVITIES:
  Net loss............................................  $(1,113,321) $(2,704,411) $(1,908,725) $(371,453) $(483,853)
  Adjustments to reconcile net loss to net Cash used
    in operating activities
  Provision for doubtful accounts.....................     109,989      36,179     345,500         --    110,600
  Depreciation........................................      17,222      46,488      30,539      5,320      9,300
  Amortization........................................          --     390,050     376,850    150,000     87,208
  Loss on impaired asset..............................          --     352,847          --         --         --
  Cost of shares issued in refinancing................          --          --     195,923         --         --
(Increase) Decrease in assets:
  Accounts receivable--trade..........................    (549,490) (1,329,865)   (800,565)  (641,682)  (463,107)
  Amounts charged to allowance for doubtful
    accounts..........................................          --      (5,979)   (150,417)   (31,455)  (120,240)
  Costs and estimated profits in excess of interim
    billings..........................................     129,760     (94,411)    (58,207)   (62,324)  (250,368)
  Notes receivable--officer...........................          --      22,500          --         --      4,741
  Prepaid expenses and other assets...................     (11,264)     (6,835)    (65,068)   (27,529)   (15,601)
  Deposits............................................        (225)    (49,875)    (36,141)        --         --
Increase (Decrease) in Liabilities:
  Accounts payable and accrued expenses...............     765,591   1,841,481     719,176    202,369    747,441
  Deferred salary--officer............................          --          --      52,336         --         --
  Deferred revenue....................................       6,115     104,211    (110,326)   (44,187)        --
  Disputed amounts under contract.....................          --          --   1,518,971         --   (124,878)
  Interim billings in excess of costs and earnings....     221,520     918,588    (703,677) 1,219,301     88,577
                                                        ----------  ----------  ----------  ---------  ---------
  Cash flows used in operating activities.............    (424,103)   (479,032)   (593,831)   398,360   (410,180)
                                                        ----------  ----------  ----------  ---------  ---------
INVESTING ACTIVITIES:
  Acquisition of long distance customer base..........          --          --    (413,266)        --         --
  Capital expenditures................................    (416,466)    (82,579)    (71,243)   (18,072)   (31,208)
                                                        ----------  ----------  ----------  ---------  ---------
  Cash flows used in investing activities.............    (416,466)    (82,579)   (484,509)   (18,072)   (31,208)
                                                        ----------  ----------  ----------  ---------  ---------
FINANCING ACTIVITIES:
  Net proceeds (repayment) asset based lender.........      79,742     151,322    (231,064)   159,928         --
  Proceeds from notes payable, due April 1, 1998......          --     495,000          --         --         --
  Proceeds from demand notes..........................          --     250,000          --         --         --
  Note payable--parent................................     (67,496)   (429,389)   (106,277)        --         --
  Proceeds of notes payable--affiliate................     427,126     223,692      67,855     26,877    400,000
  Proceeds of Line of Credit..........................          --          --   1,999,724         --         --
  Proceeds of capitalized leases......................     114,085      52,950          --     (3,643)    (4,974)
  (Repayments) of capitalized leases..................          --      (3,666)    (13,615)        --         --
  Proceeds of note payable--equipment loan............     350,000          --          --         --         --
  (Repayment) of note payable--equipment loan.........          --    (102,000)   (229,740)   (18,001)        --
  Deferred financing costs............................          --     (70,742)   (284,263)    (1,052)    (7,199)
                                                        ----------  ----------  ----------  ---------  ---------
  Cash flows provided by financing activities.........     903,457     567,167   1,202,620    164,109    387,827
                                                        ----------  ----------  ----------  ---------  ---------
  Net increase in cash and equivalents................      62,888       5,556     124,280    544,397    (53,561)
  Cash and equivalents--beginning balance.............         268      63,156      68,712     68,712    192,992
                                                        ----------  ----------  ----------  ---------  ---------
Cash and equivalents--ending balance..................  $   63,156  $   68,712  $  192,992  $ 613,109  $ 139,431
                                                        ----------  ----------  ----------  ---------  ---------
                                                        ----------  ----------  ----------  ---------  ---------
Supplemental disclosures:
Cash paid during the period for:
Interest..............................................  $   27,536  $   40,941  $  233,748  $  23,860  $  33,230
                                                        ----------  ----------  ----------  ---------  ---------
                                                        ----------  ----------  ----------  ---------  ---------
Income taxes..........................................  $       --  $       --  $       --  $      --  $      --
                                                        ----------  ----------  ----------  ---------  ---------
                                                        ----------  ----------  ----------  ---------  ---------

                               ARC NETWORKS, INC.

    For the twelve months ended December 31, 1998, 1997 and 1996 the following non-cash items occurred:

    In February 1997, in connection with the issuance of $550,000 of notes, the Company issued Series B Warrants to purchase 1,000,000 shares of common stock at $1.00 per share and Series C Warrants to purchase 500,000 shares of common stock at $5.00 per share. The Company has valued the Series B Warrants, using the Black-Scholes method, at $485,000 and the Series C Warrants at $0. Such amount is being amortized over the life of the notes which matured April 1, 1998. Amortization recorded for the twelve month period ended December 31, 1998 and 1997 was $150,000 and $335,000.

    In connection with the issuance of $550,000 interim notes payable, the Company paid to the placement agent a fee of $55,000 which was amortized in 1997. In 1998, the Company arranged for the sale of these notes to a friendly party. (See below)

    In September 1998, the Company paid certain debts and refinanced others by obtaining a $2,000,000 line of credit, secured by all assets of the Company, with Consolidated Technology Group, Ltd. in exchange for the issuance of 4,500,760 shares of Common Stock valued at $135,000. In conjunction with the refinancing, the Company renegotiated the employment contract of its President and CEO and issued 1,280,000 shares valued at $38,400. In conjunction with the refinancing of the $550,000 in notes referred to above, 750,000 shares of Common Stock were issued to the new note holder valued at $22,500. The total cost of the refinancing was deferred at September 1998 and is being amortized over 2 years. A summary of the deferral is presented below:

Cost of issuing shares............................................  $ 195,922
Origination fee...................................................     15,000
Legal costs.......................................................     73,341
                                                                    ---------
Total deferral....................................................    284,263
Amortization......................................................    (35,533)
                                                                    ---------
Net deferral......................................................  $ 248,730
                                                                    ---------
                                                                    ---------

    The Note Receivable-Officer in the amount of $22,500 was forgiven and recorded as additional compensation in 1997.

                See Notes to Consolidated Financial Statements.

                               ARC NETWORKS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

[1] PRINCIPLES OF ORGANIZATION AND BUSINESS

    ARC Networks, Inc., a Delaware corporation (the "Company") was incorporated in January 1997. The Company was formed for the purpose of acquiring all of the outstanding stock of A.R.C. Networks, Inc., a New York corporation ("ARC-New York"). On January 17, 1997, all of the stockholders of ARC-New York transferred their stock to ARC Networks, Inc. for 100% ownership in the Company (the "Recapitalization"). The accompanying consolidated financial statements reflect the financial position and the results of operations and cash flows of the Company and its subsidiary as if the Recapitalization occurred January 1, 1994. The Company is a majority owned subsidiary of SIS Capital Corp. ("SISC"). SISC is a wholly-owned subsidiary of Consolidated Technology Group Ltd. ("CTG" and "Parent"), a public company.

    The Company offers local and long-distance telephone services to commercial telephone users, and also provides data cable installation services primarily in the New York metropolitan area.

[2] SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    PRINCIPLES OF CONSOLIDATION--The consolidated financial statements include the accounts of the Company and its subsidiary after elimination of intercompany balances and transactions.

    UNAUDITED INTERIM FINANCIAL STATEMENTS--The financial statements as of March 31, 1998 and 1999 and for the three months ended March 31, 1998 and 1999 are unaudited; however, in the opinion of management, all adjustments (consisting solely of normal recurring adjustments) necessary to a fair presentation of the financial statements for the interim periods have been made. The results of the interim periods are not necessarily indicative of the results to be obtained for a full fiscal year.

    USE OF ESTIMATES--The preparation of financial statements, in conformity with generally accepted accounting principles, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    CONCENTRATION OF CREDIT RISK--The Company extends credit to customers which results in accounts receivable arising from its normal business activities. The financial strength of the customers is routinely assessed and, based upon factors surrounding the credit risk of the customers, the Company believes that its receivable credit risk exposure is limited. Such estimate of the financial strength of customers may be subject to change in the near term. At December 31, 1998, cash balances of $308,000 were held at a financial institution in excess of the federally insured limits. The Company believes no significant concentration of credit risk exists with respect to cash.

    CASH AND EQUIVALENTS--The Company considers certain highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. At December 31, 1998, the Company had no cash equivalents.

    EQUIPMENT AND DEPRECIATION--Equipment is recorded at cost. Expenditures for normal repairs and maintenance are charged to expense as incurred. When assets are retired or otherwise disposed of, their costs and related accumulated depreciation are removed from the accounts and the resulting gains and losses are included in operations. Depreciation and amortization are recorded using the

                               ARC NETWORKS, INC.

[2] SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) straight-line method over the estimated useful lives of the assets. The following sets forth the Company's depreciation policy:

                                                                   5-10
Telecommunications equipment.....................................  years
Office equipment and computers...................................  5 years

    INTANGIBLES--Intangible assets consist primarily of capitalized costs incurred for the purchase of a customer base and are amortized on a straight line basis over the expected periods to be benefitted, twenty four months. Management assesses the recoverability of the intangible assets by determining whether the amortization of the intangible asset balance over the remaining life can be recovered through undiscounted future operating cash flows of the acquired customer base. The assessment of intangible assets will be impacted if estimated future operating cash flows are not achieved.

    REVENUE RECOGNITION--For local and long distance telephone service, the Company recognizes revenue as service is provided to customers. For telephone service provided through the sale of prepaid debit cards the Company invoices the customer, principally distributors, at a discount from the face amount of the debit card, when the debit cards are distributed. The Company records the invoiced amount as deferred revenue and recognizes revenue as telephone usage is provided.

    The Company recognizes revenue from its data cable installation services using the percentage of completion method, measured by the percentage of cost incurred to date to the total estimated cost for each contract. Revisions in cost estimates and recognition of losses, if any, on these contracts are reflected in the accounting period in which the facts become known. Contract terms provide for billing schedules that differ from revenue recognition and give rise to costs and estimated profits in excess of interim billings, and billings in excess of costs and estimated profits. It is reasonably possible that the amount of costs and estimated profits in excess of billing and billings in excess of costs and estimated profits may be subject to change in the near term.

    INCOME TAXES--The Company utilizes the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period that includes the enactment date.

    STOCK OPTIONS AND SIMILAR EQUITY INSTRUMENTS--On January 1, 1996, the Company adopted the disclosure requirements, but not the fair value based method of valuation, of Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation", for stock options and similar equity instruments (collectively, "Options") issued to employees. The Company will continue to apply the intrinsic value based method of accounting for Options issued to employees prescribed by Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees." However, SFAS No. 123 applies to transactions in which an entity issues its equity instruments to acquire goods or services from non-employees. Those transactions are accounted for based on the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable.

                               ARC NETWORKS, INC.

[2] SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    EARNINGS (LOSS) PER SHARE--Loss per share for the 1998 and 1999 periods is based upon the weighted average shares outstanding for the period. Loss per share for 1997 and 1996 are based on 3,000,000 shares issued in the Recapitalization as if they were outstanding for both 1997 and 1996. Potential common share equivalents are included in the calculation if they are dilutive. Loss per share for all periods have been recalculated pursuant to SFAS No 128, "Earnings per Share."

    DEFERRED FINANCING COSTS--The Company accounts for the value of warrants associated with the issuance of debt as a reduction of the principal balance and amortizes such amounts over the life of the debt utilizing the straight line method. Costs associated with the issuance of debt are deferred and amortized over the term of the debt. Amounts paid or accrued for costs associated with an anticipated public offering are deferred until the completion of the offering at which time they are charged to paid in capital or are charged to expense if the offering is not consummated.

[3] GOING CONCERN

    The accompanying financial statements have been prepared on a going concern basis which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has sustained losses since inception, and its accumulated deficit at December 31, 1998 and March 31, 1999 was $6,425,265 and $6,909,118, respectively. Its ability to continue as a going concern is dependent upon the success of its marketing efforts, its ability to produce sufficient margins to cover operating and overhead expenses and its access to sufficient funding to enable it to continue operations. The Company has been funded through December 31, 1998 by loans from its principal stockholder and affiliated entities. The Company's plans for its transition to profitability include obtaining financing, possibly through additional private equity or through the merger of its operations with another entity in order to provide the necessary working capital to expand its operations profitably and by instituting stringent cost controls. While there can be no assurance that additional equity capital can be raised or that its cost control efforts will be successful, the Company recognizes that it must generate revenues at a level in excess of its ongoing expenses or consider the prospect of reducing or ceasing operations. Management also plans to increase revenues by marketing its services and products to geographic markets throughout the United States and to increase the products available to its customers.

[4] RECEIVABLES AND LOAN PAYABLE--ASSET-BASED LENDER

    In 1994, the Company entered into an agreement with an asset-based lender to finance its accounts receivable. The maximum availability of funds was $3,000,000. The base interest rate was equal to 8.25% throughout 1998, 1997 and 1996, plus 2% and a commission of 0.3% of the receivables financed. The weighted average interest rate for 1998 was 20.4%. The balance of the loan, $178,476, was repaid in September 1998 from the proceeds of the Line of Credit received from CTG (See Note 8). As of December 31, 1997 the balance of the loan was $231,064.

                               ARC NETWORKS, INC.

[5] CONTRACTS IN PROGRESS

    Costs, estimated profits, and billings on uncompleted contracts are summarized as follows:

                                                                               DECEMBER 31,
                                                                       ----------------------------
                                                                           1997           1998
                                                                       -------------  -------------    MARCH 31,
                                                                                                     -------------
                                                                                                         1999
                                                                                                     -------------
                                                                                                      (UNAUDITED)
Costs Incurred.......................................................  $   1,368,827  $     991,835  $     874,869
Estimated Profits....................................................        405,586        368,807        137,024
                                                                       -------------  -------------  -------------
Totals...............................................................      1,774,413      1,360,642      1,011,893
Billings to Date.....................................................     (2,840,547)    (1,664,891)    (1,154,351)
                                                                       -------------  -------------  -------------
    Net..............................................................  $  (1,066,134) $    (304,249) $    (142,458)
                                                                       -------------  -------------  -------------
                                                                       -------------  -------------  -------------
    Included in the accompanying balance sheet under the following captions:
Costs and Estimated Profits in Excess of Interim Billings............  $     100,149  $     158,356  $     408,724
Interim Billings in Excess of Costs and Estimated Profits............     (1,166,283)      (462,605)      (551,182)
                                                                       -------------  -------------  -------------
Net..................................................................  $  (1,066,134) $    (304,249) $    (142,458)
                                                                       -------------  -------------  -------------
                                                                       -------------  -------------  -------------

    At December 31, 1998 and March 31, 1999, the Company reclassified certain contracts which are the subject of litigation in "Disputed Amounts Under Contract" in the amounts of $1,518,971 and $1,394,093, respectively. See Notes 21 and 23.

    At December 31, 1998, the Company had a backlog of firm orders for data cabling and wiring services of approximately $2,000,000, of which substantially all is expected to be completed during 1999.

[6] EQUIPMENT

    Equipment consists of the following:

                                                               DECEMBER 31,        MARCH 31,
                                                           ---------------------  -----------
                                                             1997        1998        1999
                                                           ---------  ----------  -----------
                                                                                  (UNAUDITED)
Telephone switching equipment............................  $  33,558  $   34,735   $  35,935
Furniture and fixtures...................................     13,351      17,450      18,109
Computer equipment.......................................     43,136     109,104     138,453
                                                           ---------  ----------  -----------
                                                              90,045     161,289     192,497
Less: Accumulated Depreciation...........................     (5,075)    (35,614)    (44,914)
                                                           ---------  ----------  -----------
Equipment--net...........................................  $  84,970  $  125,675   $ 147,583
                                                           ---------  ----------  -----------
                                                           ---------  ----------  -----------

    Depreciation expense was $17,222, $46,488 and $30,539 for the years ended December 31, 1996, 1997 and 1998, respectively, and $5,320 and $9,300 for the three months ended March 31, 1998 and 1999, respectively.

                               ARC NETWORKS, INC.

[7] INTANGIBLES

    In June 1998, the Company purchased for cash a long distance customer base for $413,266 of which $338,266 was allocated to goodwill and $75,000 was allocated to customer lists. The total purchase price is being amortized over 24 months. Amortization amounted to $120,575 for the twelve months December 31, 1998 and $51,675 for the three months ended March 31, 1999.

[8] DEBT

    [A] LONG TERM DEBT--EQUIPMENT LOAN

    In September 1996, the Company entered into a term loan agreement with an asset-based lender to borrow up to $350,000 for the purpose of purchasing equipment. The loan agreement provided for weekly principal payments of $2,000. Interest was charged monthly at a rate equal to the highest prime interest charged in New York City plus 12%. The loan was collateralized by the Company's accounts receivable and equipment.

    The security interest granted to this lender was junior to the security interest granted to the Company's other asset-based lender as to all assets, except for the equipment being financed under this loan. SISC, CTG, and Lewis Schiller, the Company's former Chairman and Chief Executive Officer, guaranteed the Company's obligations under this agreement. The outstanding balance of this loan, $189,156, was repaid in September 1998, plus a $12,500 prepayment penalty from the proceeds of the Company's new $2,000,000 Line of Credit with CTG. As of December 31, 1997 $106,000 was classified as Current Maturities of Long Term Debt and the balance, $123,740 was shown as Long Term Debt. The weighted average interest rate was 32.7% for 1998, including the prepayment penalty.

    [B] NOTES PAYABLE--LISTED BELOW IS A SUMMARY OF NOTES PAYABLE

                                                              DECEMBER 31,         MARCH 31,
                                                        ------------------------  ------------
                                                           1997         1998          1999
                                                        -----------  -----------  ------------
                                                                                  (UNAUDITED)
12% Demand Notes......................................  $   250,000  $   250,000   $  250,000
8% Notes..............................................      550,000      550,000      550,000
Less: Debt discount on 8% Notes.......................     (150,000)          --           --
                                                        -----------  -----------  ------------
  Sub-total...........................................      650,000      800,000      800,000
Less: Current Portion.................................     (650,000)    (250,000)    (250,000)
                                                        -----------  -----------  ------------
Total Long Term Notes.................................  $        --      550,000   $  550,000
                                                        -----------  -----------  ------------
                                                        -----------  -----------  ------------

        [I] 12% DEMAND NOTES

    In September 1997, the Company borrowed $250,000 from two accredited investors and issued its 12% Demand Notes. No fee was incurred in connection with the issuance of such Demand Notes. The first interest payment is due January 1, 1999 and the weighted average interest rate was 12% for 1998 and 1997. See Notes 21 and 23.

                               ARC NETWORKS, INC.

[8] DEBT (CONTINUED)
        [II] 8% NOTES PAYABLE

    In February 1997, the Company issued 8% promissory notes in the principal amount of $550,000, from which it received net proceeds of approximately $495,000 after deducting a $55,000 commission paid to the placement agent, and, in connection therewith, issued Series B Common Stock Purchase Warrants ("Series B") to purchase an aggregate of 1,000,000 shares of Common Stock at $1.00 per share and Series C Common Stock Purchase Warrants ("Series C") to purchase an aggregate of 500,000 shares of Common Stock at $5.00 per share. The Company has valued the Series B Warrants, using the Black-Scholes method, at $485,000. The Series C Warrants were valued at $0. Amortization of $335,000 was recorded in 1997 and $150,000 in 1998. Such notes were originally due April 1, 1998.

    In conjunction with the Line of Credit obtained from CTG in September 1998 (see below), the Company arranged for the sale of the $550,000 notes and renegotiated the terms as follows. The Series B Warrants were cancelled and 400,000 of the 500,000 Series C Warrants were transferred to the new note holder. The maturity date of the notes was extended to January 1, 2001, subject to certain prepayment conditions should the Company raise in excess of $3 million or more in financings. All interest due under the note was forgiven and the note became non-interest bearing. CTG guaranteed the note and the Company issued 750,000 shares of its Common Stock to the new note holder, which was valued at $22,500.

    [C] NOTES TO RELATED PARTIES

    A summary of notes to related parties is summarized as follows:

                                                           DECEMBER 31,            MARCH 31,
                                                    ---------------------------  -------------
                                                        1997          1998           1999
                                                    ------------  -------------  -------------
                                                                                  (UNAUDITED)
Accounts payable--CTG.............................  $    106,277  $          --  $          --
Revolving Line of Credit--CTG.....................            --      1,999,724      2,399,724
Trans Global Services, Inc........................     1,148,818      1,216,674      1,216,674
                                                    ------------  -------------  -------------
  Sub-total.......................................     1,255,095      3,216,398      3,616,398
Less: Current Maturities..........................      (100,000)    (2,044,724)    (2,459,724)
                                                    ------------  -------------  -------------
Notes Payable--long term..........................  $  1,155,095  $   1,171,674  $   1,156,674
                                                    ------------  -------------  -------------
                                                    ------------  -------------  -------------

        [I] REVOLVING LINE OF CREDIT WITH CTG

    In September 1998, the Company obtained a $2,000,000 line of credit from CTG in exchange for the issuance of 4,500,760 shares of its Common Stock, valued at $135,000. The terms of this line of credit allow the Company to borrow up to 85% of eligible receivables as defined in the agreement and is collateralized by all assets of the Company. Interest on the outstanding balance is prime plus 2% and a monthly maintenance fee of $1,500. The weighted average interest rate was 15.9% for 1998. (See Notes 14 and 22)

    The proceeds of the CTG Line of Credit were used, in part, to repay the Loan Payable--Asset Based Lender, in the amount of $178,476, and the Equipment Loan in the amount of $189,156. The balance was used for working capital. At December 31, 1998 and March 31, 1999, the outstanding balances under the line were $1,999,724 and $2,399,724, respectively.

                               ARC NETWORKS, INC.

[8] DEBT (CONTINUED)
        [II] DEFERRED FINANCING COSTS

    As a condition to receiving the Line of Credit in September 1998, the Company paid at closing to CTG a $15,000 origination fee and the attorney's fees for both the Company and CTG in the amount of $73,341. In addition, the Company renegotiated the employment contract with its President and CEO and issued to him 1,280,000 shares of Common Stock valued at $38,400 (See Note 16). All such amounts have been deferred and are being amortized over 24 months. A summary of the 1998 activity regarding this deferral is presented below:

                                                                         SHARES      AMOUNT
                                                                       ----------  ----------
Cost of share issuance:
CTG Line of Credit...................................................   4,500,760  $  135,022
Employment Contract..................................................   1,280,000      38,400
Shares in lieu of interest--$550,000 Notes...........................     750,000      22,500
                                                                       ----------  ----------
    Sub-total........................................................   6,530,760     195,922
Origination Fee to CTG...............................................                  15,000
Legal Costs..........................................................                  73,341
                                                                                   ----------
Gross Deferral.......................................................                 284,263
Amortization.........................................................                 (35,533)
                                                                                   ----------
Deferred Financing Costs.............................................              $  248,730
                                                                                   ----------
                                                                                   ----------

    For the three months ended March 31, 1999 amortization totaled $35,533.

        [III] NOTES PAYABLE AND TRANSACTIONS--AFFILIATED COMPANY

    During 1996, 1997 and 1998, Trans Global Services, Inc. ("Trans Global"), an affiliate through common ownership by CTG, made loans and advances to the Company. Interest is charged at 10% annually on amounts owed to Trans Global. Such amounts were $78,167, $104,968, and $119,935 for the years ended December 31, 1996, 1997 and 1998, respectively. In addition, Trans Global allocated certain amounts for shared expenses such as certain payroll, payroll taxes, employee benefits, professional fees and rents. Such amounts allocated totaled $38,966, $21,245 and $0 for the years ended December 31, 1996, 1997 and 1998, respectively, and bear interest at 10% per annum. Offsetting these items, the Company provided to Trans Global phone services during 1997 totaling $24,918. As of December 31, 1996 and 1997, respectively, such loans amounted to $973,411 and $1,148,818, including interest. On September 30, 1997, the Company issued its 10% promissory note to Trans Global in the principal amount of $1,139,000, representing the amount due to Trans Global on such date, including accrued interest. In September 1998, the Company renegotiated this note in the amount of $1,216,674, including all previously deferred interest. Interest on the new note is payable monthly and, beginning in April 1999, monthly principal payments of $5,000 are due until August 31, 2003, when a balloon payment for the balance is due. The note is subject to certain prepayment conditions in the event the Company raises additional financings of at least $5,000,000, or, in the event of a sale of the Company or a change of control occurs, as defined in the agreement.

                               ARC NETWORKS, INC.

[8] DEBT (CONTINUED)
    Scheduled payments related to this note for the next five years are as follows:

1999............................................................  $  45,000
2000............................................................     60,000
2001............................................................     60,000
2002............................................................     60,000
2003............................................................    991,674
                                                                  ---------
Total...........................................................  $1,216,674
                                                                  ---------
                                                                  ---------

[9] CAPITAL LEASES

    During 1997, the Company purchased certain equipment with a value of $52,950 through the issuance of four capitalized leases. Accumulated depreciation through December 31, 1997, 1998 and March 31, 1999 was $3,005, $10,445 and
$12,305, respectively. Depreciation expense on equipment under capitalized leases is included in depreciation expense. Interest rates on the leases range from approximately 16% to 18%. Future minimum lease payments for the remaining years of the leases as of December 31, 1998 and March 31, 1999 are as follows:

                                                                    DECEMBER 31,   MARCH 31,
                                                                        1998         1999
                                                                    ------------  -----------
                                                                                  (UNAUDITED)
1999..............................................................   $   25,243    $  23,079
2000..............................................................       16,478       11,374
                                                                    ------------  -----------
Total minimum payments............................................       41,721       34,453
Less: amounts representing interest...............................       (6,052)      (3,757)
                                                                    ------------  -----------
Net present value of lease payments...............................   $   35,669    $  30,696
                                                                    ------------  -----------
                                                                    ------------  -----------

[10] INCOME TAXES

    The tax effects of significant items comprising the Company's net deferred tax asset as of December 31, 1997 and 1998 and March 31, 1999 are as follows:

                                                           DECEMBER 31,            MARCH 31
                                                   ----------------------------  -------------
                                                       1997           1998           1999
                                                   -------------  -------------  -------------
                                                                                  (UNAUDITED)
Deferred Tax Asset:
  Loss Carryforwards.............................  $   1,800,000  $   2,500,000  $   2,700,000
  Less: Valuation Allowance......................     (1,800,000)    (2,500,000)    (2,700,000)
                                                   -------------  -------------  -------------
  Net Deferred Tax Asset.........................  $          --  $          --  $          --
                                                   -------------  -------------  -------------
                                                   -------------  -------------  -------------

                               ARC NETWORKS, INC.

[10] INCOME TAXES (CONTINUED)
    The Valuation Allowance increased by approximately $1,120,000 in 1997, $700,000 in 1998, and $150,000 and $200,000 for the three months ended March 31, 1998 and 1999, respectively. The provision for income taxes varies from the amount computed by applying statutory rates for the reasons summarized below for all periods presented:

                                                                 DECEMBER 31,       MARCH 31,
                                                              ------------------   -----------
                                                              1996   1997   1998   1998   1999
                                                              ----   ----   ----   ----   ----
                                                                                   (UNAUDITED)
Provision based on statutory rates..........................  (34)%  (34)%  (34)%  (34)%  (34)%
State taxes, net of federal tax benefit.....................   (6)    (6)    (6)    (6)    (6)
Losses for which there is no current tax benefit............   40     40     40     40     40
                                                              ----   ----   ----   ----   ----
Total.......................................................   --%    --%    --%    --%    --%
                                                              ----   ----   ----   ----   ----
                                                              ----   ----   ----   ----   ----

    For financial reporting purposes, at December 31, 1998 and March 31, 1999, the Company had net operating loss carryforwards of approximately $6,400,000 and $6,600,000, respectively, expiring in 2013 and 2014. Pursuant to Section 382 of the Internal Revenue Code of 1986, as amended, utilization of these losses may be limited in the event of a substantial change in the Company's ownership. Based on this and the operating losses generated through December 31, 1998 and March 31, 1999, the deferred tax asset of approximately $2,500,000 and $2,700,000 is offset by an allowance of $2,500,000 and $2,700,000, respectively.

    The expiration dates of net operating loss carryforwards are as follows:

                                                                   DECEMBER 31,   MARCH 31,
                                                                       1998          1999
                                                                   ------------  ------------
                                                                                 (UNAUDITED)
2009.............................................................   $  125,000   $    125,000
2010.............................................................      525,000        525,000
2011.............................................................    1,050,000      1,050,000
2012.............................................................    2,800,000      2,800,000
2018.............................................................    1,900,000      1,900,000
2019.............................................................           --        200,000
                                                                   ------------  ------------
                                                                    $6,400,000   $  6,600,000
                                                                   ------------  ------------
                                                                   ------------  ------------

                               ARC NETWORKS, INC.

[11] STOCK OPTIONS

    In January 1997, the Company, by action of the Board of Directors and shareholders, adopted the 1997 Stock Option Plan (the "1997 Plan"). The 1997 Plan provides for the awards of stock options, non-qualified options, stock appreciation rights, restricted stock, deferred stock, stock purchase rights and other stock based awards to purchase up to 500,000 shares of Common Stock of the Company. If shares subject to an option under the 1997 Plan cease to be subject to such option, or if shares awarded are later forfeited or otherwise terminated without a payment being made to the participant in the form of stock, such shares will again be available for future issuance under the 1997 Plan. Awards under the 1997 Plan may be made to key employees, including officers of and consultants to the Company, its subsidiaries and affiliates, but may not be granted to any director unless the director is also an employee of or consultant to the Company or any subsidiaries or affiliates. The 1997 Plan imposes no limit on the number of officers and other key employees to whom awards may be made. The exercise price of each option is equal to the market price of the Company's stock on the date of grant.

    In January 1997, the Company granted options to purchase 200,000 shares of Common Stock at $5.00 per share, which was in excess of the fair market value of the Common Stock on the date of grant, to the Company's President. Such options are immediately exercisable as to 20,000 shares and become exercisable cumulatively as to an additional 20,000 shares on January 1st of each year from 1998 through 2006. All other options, when granted, become cumulatively exercisable as to 50% of shares granted, one year from the date of grant and an additional 25% on the second and third anniversaries of the date of grant. All options have a term of ten years from the date of grant. Based on current vesting requirements, the Company estimates that 100% of the options granted to date will eventually vest. A summary of activity in the 1997 option plan is as follows:

                                                                              WEIGHTED AVERAGE
                                                                    SHARES     EXERCISE PRICE
                                                                   ---------  -----------------
Outstanding, December 31, 1996...................................         --             --
Granted..........................................................    200,000      $    5.00
Exercised........................................................         --             --
Expired/Forfeited................................................         --             --
                                                                   ---------          -----
Outstanding at December 31, 1997.................................    200,000      $    5.00
Granted..........................................................         --             --
Exercised........................................................         --             --
Expired/Forfeited................................................         --             --
                                                                   ---------          -----
Outstanding, December 31, 1998...................................    200,000      $    5.00
Exercisable at December 31, 1998.................................     40,000      $    5.00
                                                                   ---------          -----
                                                                   ---------          -----
Granted..........................................................         --             --
Exercised........................................................         --             --
Expired/Forfeited................................................         --             --
                                                                   ---------          -----
Outstanding, March 31, 1999 (unaudited)..........................    200,000      $    5.00
Exercisable at March 31, 1999 (unaudited)........................     60,000      $    5.00
                                                                   ---------          -----
                                                                   ---------          -----

                               ARC NETWORKS, INC.

[11] STOCK OPTIONS (CONTINUED)
    The following table summarizes option information as of December 31, 1998 and 1997, and March 31, 1999:

                                                         OUTSTANDING OPTIONS
                                      ----------------------------------------------------------     EXERCISABLE OPTIONS
                                       RANGE OF                 WEIGHTED AVG                      --------------------------
                                       EXERCISE                   REMAINING       WEIGHTED AVG                WEIGHTED AVG
DATE                                    PRICES      SHARES    CONTRACTUAL LIFE   EXERCISE PRICE    SHARES    EXERCISE PRICE
------------------------------------  -----------  ---------  -----------------  ---------------  ---------  ---------------
December 31, 1997...................   $    5.00     200,000         9 yrs.         $    5.00        20,000     $    5.00
December 31, 1998...................   $    5.00     200,000         8 yrs.         $    5.00        40,000     $    5.00
March 31, 1999 (unaudited)..........   $    5.00     200,000         7 yrs.         $    5.00        60,000     $    5.00

    The Company applies APB Opinion 25 in accounting for its stock option plan. No compensation has been recognized for the plan in 1997, 1998 or 1999. If the Company had accounted for the issuance of options pursuant to the fair value method of SFAS No. 123, the Company would have recorded additional compensation expense in 1997 of $596,400 and the Company's net loss and net loss per share would have been:

                                                                                 DECEMBER 31,
                                                                                     1997
                                                                                 -------------
Net loss, as reported..........................................................  $  (2,704,411)
                                                                                 -------------
                                                                                 -------------
Net loss, as adjusted..........................................................  $  (3,300,811)
                                                                                 -------------
                                                                                 -------------
Net loss per share, as reported................................................  $        (.90)
                                                                                 -------------
                                                                                 -------------
Net loss per share, as adjusted................................................  $       (1.10)
                                                                                 -------------
                                                                                 -------------

    The per share weighted average fair value of options granted during 1997 was $2.98, which was estimated on the grant date using the Black-Scholes method. The following assumptions were made in estimating the fair value:

                                                                                         1997
                                                                                       ---------
Dividend yield.......................................................................         --%
Risk free interest rate..............................................................       5.50%
Expected life........................................................................     10 yrs
Expected volatility..................................................................      37.85%

[12] WARRANTS

    In February 1997, the Company issued 8% promissory notes in the principal amount of $550,000, from which it received net proceeds of approximately $495,000 after deducting a $55,000 commission paid to the placement agent, and, in connection therewith, issued Series B Common Stock Purchase Warrants to purchase an aggregate of 1,000,000 shares of Common Stock at $1.00 per share and Series C Common Stock Purchase Warrants to purchase an aggregate of 500,000 shares of Common Stock at $5.00 per share. The Company valued the Series B Warrants, using the Black-Scholes method, at $485,000 and valued the Series C Warrants at $0. Amortization of $335,000 was recorded in 1997 and $150,000 in 1998. Such notes were originally due April 1, 1998.

                               ARC NETWORKS, INC.

[12] WARRANTS (CONTINUED)
    In conjunction with the Line of Credit obtained from CTG in September 1998, the Company arranged for the sale of the $550,000 notes and renegotiated the terms as follows. The Series B Warrants were cancelled and 400,000 of the 500,000 Series C Warrants were sold to a new note holder. The maturity date of the notes was extended to January 1, 2001, subject to certain prepayment conditions should the Company raise in excess of $3 million or more in financings. All interest due under the note was forgiven and the note is now non-interest bearing. CTG guaranteed the note and the Company issued 750,000 shares of its Common Stock to the new note holder, which was valued at $22,500 (See Note 8). A summary of activity for all warrants is as follows:

                                                                                 WEIGHTED AVG
                                                                    WARRANTS    EXERCISE PRICE
                                                                   -----------  ---------------
Outstanding, December 31, 1996...................................           --            --
Granted..........................................................    1,500,000     $    2.33
Exercised........................................................           --            --
Expired/Cancelled................................................           --            --
                                                                   -----------         -----
Outstanding, December 31, 1997...................................    1,500,000     $    2.33
Granted..........................................................           --            --
Exercised........................................................           --            --
Expired/Cancelled................................................   (1,000,000)    $    1.00
                                                                   -----------         -----
Outstanding, December 31, 1998...................................      500,000     $    5.00
                                                                   -----------         -----
                                                                   -----------         -----

Granted..........................................................           --            --
Exercised........................................................           --            --
Expired/Cancelled................................................           --            --
                                                                   -----------         -----
Outstanding, March 31, 1999 (unaudited)..........................      500,000     $    5.00
                                                                   -----------         -----
                                                                   -----------         -----

    The following table summarizes warrant information as of December 31, 1998 and 1997 and March 31, 1999:

                                                       OUTSTANDING WARRANTS
                                     ---------------------------------------------------------
                                                               WEIGHTED AVG                        EXERCISABLE WARRANTS
                                      RANGE OF                   REMAINING                      ---------------------------
                                      EXERCISE                  CONTRACTUAL     WEIGHTED AVG                 WEIGHTED AVG
DATE                                   PRICES       SHARES         LIFE        EXERCISE PRICE     SHARES    EXERCISE PRICE
-----------------------------------  -----------  ----------  ---------------  ---------------  ----------  ---------------
December 31, 1997..................   $    5.00      500,000        10 yrs        $    5.00        500,000     $    5.00
                                      $    1.00    1,000,000        10 yrs        $    1.00      1,000,000     $    1.00
December 31, 1998..................   $    5.00      500,000         9 yrs        $    5.00        500,000     $    5.00
March 31, 1999 (unaudited).........   $    5.00      500,000         8 yrs        $    5.00        500,000     $    1.00

    The Company accounted for the issuance of warrants and recorded compensation pursuant to the fair value method of SFAS No. 123, which produced additional compensation expense of $485,000, of which $150,000 and $335,000 was amortized in 1998 and 1997, respectively. See Note 11 for the assumptions made in estimating the fair value of warrants.

                               ARC NETWORKS, INC.

[13] ECONOMIC DEPENDENCY

    For the three months ended March 31, 1999, three customers accounted for more than 10% of total revenues. Revenues for these three customers were $346,500, $490,900 and $572,100, respectively. For the three months ended March 31, 1998, no customer accounted for more than 10% of total revenues. In 1998, no customer accounted for more than 10% of total revenues, however, one customer accounted for 12% of accounts receivable. Revenues from two customers in 1996 and 1997, respectively, amounted to $1,046,238 and $1,835,382, or 11% and 19%, and $710,097 and $869,195, or 13% and 16% of total revenues, respectively. At March 31, 1999, accounts receivable for three customers was $312,800, $576,400 and $224,200, respectively. Accounts receivable for these two customers was $224,904 and $241,393 at December 31, 1996 and 1997, respectively. At December 31, 1998, the Company had a backlog of firm orders for data cabling and wiring services of approximately $2,000,000, of which substantially all is expected to be completed during 1999. There is no backlog for telephone services.

[14] TRANSACTIONS WITH RELATED PARTIES

    [A] NOTES PAYABLE--PARENT (CTG) AND TELEVEND

    During the years ended December 31, 1995 and 1996, the Company received loans from SISC. Interest expense on the outstanding notes amounted to $28,743, $34,033 and $62,160 for the years ended December 31, 1996, 1997 and 1998, respectively. Such loans accrued interest at 10% per annum. As of December 31, 1996, 1997 and 1998, such loans, exclusive of the Line of Credit received in September 1998 from CTG, were $466,117, $534,902 and $0, respectively. See Note 8 regarding the Company's Accounts Receivable Line of Credit.

    During the years ended December 31, 1996 and 1997, the Company sold prepaid debit calling cards to Televend, a wholly owned subsidiary of CTG, in the amounts of $326,237 and $537,837, respectively. Sales to Televend were at a rate no lower than that provided to the Company's best customers. At December 31, 1996 and 1997, Televend owed to the Company $49,236 and $428,625, respectively. Such amounts were offset against the Company's payable to CTG at the respective dates according to a directive issued by CTG. During 1998, Televend purchased an additional $306,367 of prepaid debit cards from the Company and paid to the Company $116,085, which resulted in Televend owing to the Company $618,906.

    On March 31, 1998, Lewis Schiller ("Schiller"), the Company's former CEO and CTG's and Televend's former President, CEO and Chairman, and certain other officers and directors of the Company and CTG, agreed to terminate their employment agreements and resign as officers and directors of the Company and CTG, subject to certain terms and conditions, in return for a lump sum payment by CTG of $4,000,000. As part of this agreement, CTG agreed to transfer certain subsidiaries of CTG with a zero or negative net worth to Schiller for a nominal consideration. Televend was one of the subsidiaries transferred to Schiller. At this point, the Company had a receivable from a company who no longer was an affiliate. In May 1998, with the consent of CTG, the Company reclassified the $618,906 Televend owed to the Company against its payable to CTG, leaving a balance of $84,004 owed to CTG by the Company.

    [B] RELATED PARTY TRANSACTIONS--PARENT

    The Company occupies space leased by CTG in New York City. There is no formal lease agreement between CTG and the Company. Rent is charged by SISC to the Company which amounted to

                               ARC NETWORKS, INC.

[14] TRANSACTIONS WITH RELATED PARTIES (CONTINUED)
$23,153, $27,752 and $14,066 for the years ended December 31, 1996, 1997 and
1998, respectively. For the three months ended March 31, 1998 and 1999, rent charged was $7,238 and $5,832, respectively.

    During 1996 and 1997, certain administrative services were performed for the Company by CTG and its subsidiaries. The fair value of such services, approximately $18,000 and $4,500, respectively, was charged to general and administrative expenses and credited to additional paid-in capital since CTG will not be reimbursed for such charges.

[15] FAIR VALUE OF FINANCIAL INSTRUMENTS

    The following table summarizes the financial instruments by individual balance sheet account as of December 31, 1998 and 1997 and March 31, 1999. The fair value of the financial instruments disclosed therein is not necessarily representative of the amount that could be realized or settled, nor does the fair value amount consider the tax consequences of realization or settlement.

                                           CARRYING AMOUNT                              FAIR VALUE
                               ----------------------------------------  ----------------------------------------
                                      DECEMBER 31,          MARCH 31,           DECEMBER 31,          MARCH 31,
                               --------------------------  ------------  --------------------------  ------------
                                   1997          1998          1999          1997          1998          1999
                               ------------  ------------  ------------  ------------  ------------  ------------
                                                           (UNAUDITED)                               (UNAUDITED)
Debt Maturing Within One
  Year.......................  $    987,064  $    250,000  $    250,000  $  1,137,064  $    250,000  $    250,000
                               ------------  ------------  ------------  ------------  ------------  ------------
                               ------------  ------------  ------------  ------------  ------------  ------------
Notes payable--Parent &
  Affiliates.................  $  1,255,095  $  3,216,398  $  3,676,398  $  1,683,720  $  3,216,398  $  3,676,398
                               ------------  ------------  ------------  ------------  ------------  ------------
                               ------------  ------------  ------------  ------------  ------------  ------------
Long-Term Debt...............  $    123,740  $    550,000  $    550,000  $    123,740  $    550,000  $    550,000
                               ------------  ------------  ------------  ------------  ------------  ------------
                               ------------  ------------  ------------  ------------  ------------  ------------

    For certain financial instruments, including cash, trade receivables and payables, and short-term debt, the carrying amount approximated fair value because of the near term maturities of such obligations. The fair value of the notes payable to the parent company, and affiliates, is based on current rates at which the Company could borrow funds with similar remaining maturities and approximates fair value. The fair value of long-term debt to non-affiliates is based on current rates at which the Company could borrow funds with similar terms and maturities.

[16] COMMITMENTS AND CONTINGENCIES

OPERATING LEASES

    The Company occupies space at two locations for use in its data cable installation services business and to support its telephone customer service center and corporate offices. Both leases contain renewal options and escalation clauses. Rent expense for the twelve months ended December 31, 1996, 1997 and 1998 was $29,122, $47,345 and $82,712, respectively. Rent expense for the three months ended March 31, 1998 and 1999 was $15,156 and $18,545, respectively.

                               ARC NETWORKS, INC.

[16] COMMITMENTS AND CONTINGENCIES (CONTINUED)
    Future minimum rental payments under non-cancelable operating leases having remaining terms in excess of one year as of December 31, 1998 for each of the next five years and in the aggregate are:

1999..............................................................  $ 103,861
2000..............................................................    106,978
2001..............................................................    102,823
2002..............................................................     95,617
2003..............................................................     56,767
                                                                    ---------
Total.............................................................  $ 466,046
                                                                    ---------
                                                                    ---------

EMPLOYMENT CONTRACT--OFFICER

    In September 1998, the Company revised and entered into a new five-year employment agreement with its President and Chief Operating Officer (the "Officer"). The agreement provides for annual compensation, as of September 30, 1998, of $204,000, subject to cost of living increases and bonuses beginning in 1999, provided the Company meets certain earnings goals. From October 1996 through 1998, the Officer deferred $52,336 of salary. During the twelve months ended December 31, 1998 such amount was charged to expense. The Officer has voluntarily continued to defer salary beyond 1998. As of March 31, 1999, such amount was $57,077.

MINIMUM PURCHASE COMMITMENTS

    The Company has entered into agreements with local and long-distance carriers (the "Carriers") from which it purchases telephone service. Such agreements include minimum purchase obligations which require monthly payments based on minimum service usage to the Carriers even if the minimum service is not used. The minimums are stated in both dollar amounts and usage based on minutes. Actual purchases made under unconditional purchase obligations for the years ended December 31, 1996, 1997 and 1998 were $2,525,000, $5,583,000 and
$5,140,000, and for the three months ended March 31, 1998 and 1999 were $1,427,00 and $1,463,000, respectively. For the twelve months ended December 31, 1998, the minimum purchase commitment with one of the Company's telephone carriers, Frontier Communications, was not met and as a result, the Company was obligated to record as additional expense $155,700. Estimated minimum future payments due under the agreements in the aggregate are as follows:

                                                                                  YEAR ENDED
                                                                                 DECEMBER 31,
                                                                                 -------------
1999...........................................................................  $   4,531,000
2000...........................................................................      6,171,000
2001...........................................................................      6,171,000
2002...........................................................................      1,671,000
2003...........................................................................         43,000
                                                                                 -------------
                                                                                 $  18,587,000
                                                                                 -------------
                                                                                 -------------

                               ARC NETWORKS, INC.

[17] LOSS ON IMPAIRED ASSET

    In December 1997, the Company provided for the impairment of its debit card platform due to the continuing losses and outlook for future profitability. The platform was purchased in 1996 for $411,560. As of December 31, 1996 and 1997, the Company had recorded depreciation of $17,301 and $41,412. The Company accounted for debit card operations as part of Telephone Services. In October 1998, the Company began outsourcing the call processing for its debit card operation as a means of improving its margins in this business.

[18] INITIAL PUBLIC OFFERING

    In 1997, the Company incurred $70,742 of costs in connection with the anticipated initial public offering with an underwriter, which it deferred until July 1998 when the offering was terminated. Such costs were charged to income.

    In 1996, the Company had incurred $162,282 of costs associated with an offering, which were expensed in 1997 as a result of the Company's decision to proceed with an offering through another underwriter.

[19] SEGMENT INFORMATION

    The Company's reportable segments are strategic businesses that, although complimentary, offer different products and services. They are managed separately because each business requires different technology and marketing strategies. See Note 1 for descriptive information about the Company's business segments and Note 13 for information on certain significant customers. The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Company evaluates performance based on results of operations before income taxes, interest and unusual items. The Company derives 100% of its revenue from customers within the domestic United States.

                                                          DECEMBER 31,                         MARCH 31,
                                           ------------------------------------------  --------------------------
                                               1996          1997           1998           1998          1999
                                           ------------  -------------  -------------  ------------  ------------
                                                                                              (UNAUDITED)
Sales:
  Telephone Services.....................  $  4,083,343  $   6,646,784  $   9,516,110  $  2,045,499  $  2,904,266
  Telephone Sales to
    Related Party........................       326,237        537,837        306,367       295,774            --
  Data Cable Installation Services.......     1,173,155      2,463,580      4,108,210     1,121,082     1,096,545
                                           ------------  -------------  -------------  ------------  ------------
    Totals...............................  $  5,582,735  $   9,648,201  $  13,930,687  $  3,462,355  $  4,000,811
                                           ------------  -------------  -------------  ------------  ------------
                                           ------------  -------------  -------------  ------------  ------------
Operating Loss:
  Telephone Services.....................  $   (951,893) $  (2,520,288) $  (2,174,694) $   (508,868) $   (565,280)
  Data Cable Installation Services.......         5,385        141,953        582,796       263,476       200,007
                                           ------------  -------------  -------------  ------------  ------------
    Totals...............................  $   (946,508) $  (2,378,335) $  (1,591,898) $   (245,392) $   (365,273)
                                           ------------  -------------  -------------  ------------  ------------
                                           ------------  -------------  -------------  ------------  ------------

                               ARC NETWORKS, INC.

[19] SEGMENT INFORMATION (CONTINUED)

                                                          DECEMBER 31,                         MARCH 31,
                                           ------------------------------------------  --------------------------
                                               1996          1997           1998           1998          1999
                                           ------------  -------------  -------------  ------------  ------------
                                                                                              (UNAUDITED)
Assets:
  Telephone Services.....................  $  1,430,260  $   2,303,476  $   2,921,795  $  2,785,762  $  2,911,431
  Data Cable Installation Services.......       136,040        343,649        804,471     1,039,435     1,516,839
  Corporate..............................        88,640        146,357        467,777       718,100       392,827
                                           ------------  -------------  -------------  ------------  ------------
    Totals...............................  $  1,654,940  $   2,793,482  $   4,194,043  $  4,543,297  $  4,821,097
                                           ------------  -------------  -------------  ------------  ------------
                                           ------------  -------------  -------------  ------------  ------------
Depreciation:
  Telephone Services.....................  $     17,222  $      46,488  $      30,539  $      5,320  $      9,300
  Data Cable Installation Services.......            --             --             --            --            --
                                           ------------  -------------  -------------  ------------  ------------
    Totals...............................  $     17,222  $      46,488  $      30,539  $      5,320  $      9,300
                                           ------------  -------------  -------------  ------------  ------------
                                           ------------  -------------  -------------  ------------  ------------
Additions to Equipment:
  Telephone Services.....................  $    416,466  $      82,579  $      71,243  $     18,072  $     31,208
  Data Cable Installation Services.......            --             --             --            --            --
                                           ------------  -------------  -------------  ------------  ------------
    Totals...............................  $    416,466  $      82,579  $      71,243  $     18,072  $     31,208
                                           ------------  -------------  -------------  ------------  ------------
                                           ------------  -------------  -------------  ------------  ------------
Amortization of Intangibles:
  Telephone Services.....................  $         --  $     390,050  $     376,850  $    150,000  $     87,208
  Data Cable Installation Services.......            --             --             --            --            --
                                           ------------  -------------  -------------  ------------  ------------
    Totals...............................  $         --  $     390,050  $     376,850  $    150,000  $     87,208
                                           ------------  -------------  -------------  ------------  ------------
                                           ------------  -------------  -------------  ------------  ------------
Acquisition of Customer Base
  Telephone Services.....................  $         --  $          --  $     413,266  $         --  $         --
  Data Cable Installation Services.......            --             --             --            --            --
                                           ------------  -------------  -------------  ------------  ------------
    Totals...............................  $         --  $          --  $     413,266  $         --  $         --
                                           ------------  -------------  -------------  ------------  ------------
                                           ------------  -------------  -------------  ------------  ------------

[20] NEW AUTHORITATIVE PRONOUNCEMENTS

    The Financial Accounting Standards Board (FASB) has issued SFAS No 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. SFAS No 133 requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and how it is designated. For example, gains or loses related to changes in the fair value of a derivative not designated as a hedging instrument are recognized in earnings in the period of the change, while certain types of hedges may be initially reported as a component of other comprehensive income (outside earnings) until the consummation of the underlying transaction.

    SFAS No 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. Initial application of SFAS No 133 should be as of the beginning of a fiscal quarter; on that date, hedging relationships must be designated anew and documented pursuant to the provisions of SFAS No 133.

                               ARC NETWORKS, INC.

[20] NEW AUTHORITATIVE PRONOUNCEMENTS (CONTINUED)
Earlier application of all of the provisions of SFAS No 133 is encouraged, but it is not permitted only as of the beginning of any fiscal quarter. SFAS No 133 is not to be applied retroactively to financial statements of prior periods. The Company will evaluate the new standard to determine any required new disclosures or accounting.

    The FASB has also issued SFAS No 134 "Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans held for Sale by a Mortgage Banking Enterprise, an Amendment of FASB Statement No 65" and SFAS No 135 "Rescission of FASB Statement No 75 and Technical Corrections." SFAS No 134 will not apply to the Company. The Company will evaluate SFAS No 135, which is effective for financial statements issued for the fiscal years ending after February 15, 1999, to determine any required new disclosures or accounting.

[21] SUBSEQUENT EVENTS

LITIGATION

    On January 8, 1999, the Company was served with a summons from the State Supreme Court of New York, County of New York, by Mitel Telecommunications Systems, Inc., ("Mitel") for a breach of contract claim in the amount of $1,715,000 relating to cabling and installation services for which the Company has been paid in full. The Company believes the action is without merit and filed a motion to dismiss the action based on numerous defenses available to it and that it continues to perform all requested services under the contract from Mitel. As of December 31, 1998, the Company believes the maximum exposure resulting from this claim will be $1,518,971 and has recorded a liability for such amount, however, it is at least reasonably possible that a change in the estimate may occur in the near term.

[22] DEFAULTS

LINE OF CREDIT--CTG

    In January 1999, the Company received an additional $250,000 advance from CTG pursuant to Amendment #1 of the agreement. As of March 12, 1999, the Company was in default of certain provisions of the agreement relating to $249,724 of ineligible accounts receivable and $18,327 of interest which remained unpaid to CTG.

DEMAND NOTES

    In January 1999, the Company was obligated to make interest payments for the period September 1997 through December 31, 1998 amounting to $38,750. Through February 15, 1999, the Company paid $10,000.

[23] SUBSEQUENT EVENTS AFTER FEBRUARY 16, 1999--UNAUDITED

    [A] CHANGE OF CONTROL

    In June 1999, OmniLynx acquired all of the outstanding capital stock of the Company. The acquisition consideration received by the stockholders of the Company consists of 390,076 shares of common stock and 152,672 shares of contingent common stock of OmniLynx. Issuance of the contingent common stock is conditional upon achievement of certain share price targets of OmniLynx after an initial

                               ARC NETWORKS, INC.

[23] SUBSEQUENT EVENTS AFTER FEBRUARY 16, 1999--UNAUDITED (CONTINUED) public offering expected to be completed in mid 1999. Additionally, OmniLynx assumed all outstanding debt of the Company, with the exception of the note payable to Trans Global in the amount of $1.2 million, which will be exchanged for Series A 10% Convertible Redeemable Preferred Stock of OmniLynx valued at $1.2 million.

    From the proceeds of the initial public offering by OmniLynx, CTG will be repaid 50% of the then outstanding balance of the line of credit, with the balance of the line being exchanged for a convertible note payable maturing in 18 months if not converted previously.

    In April and June 1999, the Company received $150,000 and $250,000, respectively, from OmniLynx pursuant to a 12% note payable. The note and accrued interest are both due on or before October 31, 1999.

    [B] LITIGATION

    [I] MITEL--As of March 31, 1999, the Company estimates that its maximum exposure resulting from this claim will be $1,394,093. This represents a decrease of $124,878 from the estimated December 31, 1998 liability and results from the Company completing work on other jobs granted to the Company by Mitel used to offset the contracts under dispute.

    [II] On March 26, 1999, the Company was served with a summons from the State Supreme Court of New York, County of Orange, by an employee of a customer of the Company located in Thiells, N.Y., for $1,000,000 resulting from a December 1996 fall over wiring claimed to be negligently installed by the Company. The Company has a liability insurance policy which provides sufficient coverage in the event the plaintiff's claim is successful. The Company believes the action is without merit and filed a motion to dismiss the action based on numerous defenses available to it.

    [C] DEFAULTS

    [I] LINE OF CREDIT--CTG--In March 1999, the Company received an additional $150,000 advance from CTG pursuant to Amendment #2 to the agreement. As of May 6, 1999, the Company was in default of certain provisions of the agreement relating to approximately $607,000 of ineligible accounts receivable and the amount outstanding on the line was $2,399,724. Also, as of May 6, 1999, $62,160 of interest on the line and rent payments was owed to CTG.

    [II] DEMAND NOTES--The Company was obligated to make another interest payment in the amount of $7,500 for the period January 1, 1999 through March 31, 1999 on April 1, 1999 which was not paid. As of May 6, 1999, the total unpaid interest on these notes amounted to $38,750. On June 4, 1999, the Company received demand for repayment of $125,000 of principal and all accrued and unpaid interest from one of the note holders.

    [D] INITIAL PUBLIC OFFERING

    In the first quarter of 1999, the Company deferred $7,200 of legal costs in anticipation of an initial public offering in mid 1999.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT, AND THE UNDERWRITERS HAVE NOT, AUTHORIZED ANY OTHER PERSON TO PROVIDE YOU WITH DIFFERENT INFORMATION. IF ANYONE PROVIDES YOU WITH DIFFERENT OR INCONSISTENT INFORMATION, YOU SHOULD NOT RELY ON IT. WE ARE NOT, AND THE UNDERWRITERS ARE NOT, MAKING AN OFFER TO SELL THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED. YOU SHOULD ASSUME THAT THE INFORMATION APPEARING IN THIS PROSPECTUS IS ACCURATE AS OF THE DATE ON THE FRONT COVER OF THIS PROSPECTUS ONLY. OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROSPECTUS MAY HAVE CHANGED SINCE THAT DATE.
                            ------------------------

                               TABLE OF CONTENTS

Prospectus Summary........................................................    3
Risk Factors..............................................................    8
The Company...............................................................   20
Use of Proceeds...........................................................   21
Dividend Policy...........................................................   21
Capitalization............................................................   22
Dilution..................................................................   24
Selected Financial Data...................................................   25
Management's Discussion and Analysis of Pro Forma Financial Condition and
  Results of Operations...................................................   28
Management's Discussion and Analysis of Financial Condition and Results of
  Operations--Combined and Founding Companies.............................   34
Business..................................................................   44
Management................................................................   61
Certain Relationships and Related Transactions............................   68
Principal Stockholders....................................................   73
Description of Capital Stock..............................................   76
Shares Eligible for Future Sale...........................................   80
Underwriting..............................................................   83
Legal Matters.............................................................   85
Experts...................................................................   85
Where You Can Find More Information.......................................   86
Index to Financial Statements.............................................  F-1

    UNTIL            , 1999 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                1,600,000 SHARES

                                    OMNILYNX
                                 COMMUNICATIONS
                                  CORPORATION

                                  COMMON STOCK

                             ---------------------

                                   PROSPECTUS

                             ---------------------

WESTPORT
    RESOURCES
        INVESTMENT
             SERVICES, INC.

               WEATHERLY

                   SECURITIES

                                                                     CORPORATION

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 3.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth the expenses (other than underwriting discounts and commissions) in connection with the offering described in this Registration Statement, all of which shall be paid by us. All of such amounts (except the SEC Registration Fee, the NASD Filing Fee and the New York Stock Exchange Listing Fee) are estimated.

SEC Registration Fee..............................................  $   5,627
NASD Filing Fee...................................................      6,000
American Stock Exchange Listing Fee...............................     35,000
Printing and Mailing Costs........................................    100,000
Legal Fees and Expenses...........................................    290,000
Accounting Fees and Expenses......................................    100,000
Transfer Agent and Registrar Fees and Expenses....................     10,000
Miscellaneous.....................................................     53,373
                                                                    ---------
    Total.........................................................    600,000
                                                                    ---------
                                                                    ---------

------------------------

*   To be provided by amendment.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 145 of the Delaware General Corporation Law permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action. In an action brought to obtain a judgment in the corporation's favor, whether by the corporation itself or derivatively by a stockholder, the corporation may only indemnify for expenses, including attorney's fees, actually and reasonably incurred in connection with the defense or settlement of such action, and the corporation may not indemnify for amounts paid in satisfaction of a judgment or in settlement of the claim. In any such action, no indemnification may be paid in respect of any claim, issue or matter as to which such person shall have been adjudged liable to the corporation except as otherwise approved by the Delaware Court of Chancery or the court in which the claim was brought. In any other type of proceeding, the indemnification may extend to judgments, fines and amounts paid in settlement, actually and reasonably incurred in connection with such other proceeding, as well as to expenses.

    The statute does not permit indemnification unless the person seeking indemnification has acted in good faith and in a manner be reasonably believed to be in, or not opposed to, the best interests of the corporation and, in the case of criminal actions or proceedings, the person had no reasonable cause to believe his conduct was unlawful. The statute contains additional limitations applicable to criminal actions and to actions brought by or in the name of the corporation. The determination as to whether a person seeking indemnification has met the required standard of conduct is to be made (1) by a majority vote of a quorum of disinterested members of the board of directors, (2) by independent legal counsel in a written opinion, if such a quorum does not exist or if the disinterested directors so direct, or (3) by the stockholders.

    Our Certificate of Incorporation and Bylaws require us to indemnify our directors to the fullest extent permitted under Delaware law. Pursuant to employment agreements entered into by us with our executive officers and certain other key employees, we must indemnify such officers and employees in the same manner and to the same extent that we are required to indemnify our directors under our Bylaws. The Certificate of Incorporation limits the personal liability of a director to us or our stockholders to damages for breach of the director's fiduciary duty.

    We maintain officers' and directors' indemnity insurance against expenses of defending claims or payment of amounts arising out of good-faith conduct believed by the officer or director to be in or not opposed to our best interest.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

    Since our inception, we have issued and sold the following unregistered securities:

(1) In June 1999, we underwent a recapitalization which included a reverse stock split. As adjusted for the recapitalization, we have issued and sold an aggregate of 939,000 shares of common stock to our founders, directors and consultants at a purchase price of $.0001 per share. In addition, we issued certain contingent common stock issue rights to certain of these shareholders. Sales of our common stock and related issue rights were as follows:

                                                                     NUMBER       CONTINGENT
                                                                       OF        COMMON STOCK
                          SHAREHOLDER                                SHARES      ISSUE RIGHTS
----------------------------------------------------------------  ------------  --------------
Benchmark Equity Group..........................................       579,886       158,363
Emerging Ventures, L.L.C........................................        97,260        38,067
Pound Capital...................................................        52,371        20,497
Christopher H. Efird............................................       115,429        67,243
Constantin J. Trezos............................................        40,614        23,660
Jeffrey W. Tomz.................................................        23,514        13,699
Gary Panno......................................................        14,963         8,716
Don Moorehead...................................................        14,963         8,716
                                                                  ------------       -------
    Total Common Shares.........................................       939,000       338,961
                                                                  ------------       -------
                                                                  ------------       -------

(2) From April through June 1999, we issued a total of 573,333 warrants to purchase common stock in connection with certain bridge loans to accredited investors which will be repaid out of the proceeds of the offering. The warrants are exercisable at $8.00 per share for a period of five years after their issuance.

(3) We acquired ARC in June 1999. We will acquire ARC and InfoHighway simultaneously, with and as a condition of this offering. In connection with the acquisition, we issued the shares of common stock, contingent common stock issue rights and preferred stock to accredited investors and a limited number of unaccredited investors:

                                          CONTINGENT COMMON
                     COMMON STOCK         STOCK ISSUE RIGHTS       PREFERRED STOCK
                 ---------------------  ----------------------  ---------------------
                             VALUE OF               VALUE OF                VALUE OF
  ACQUISITION     SHARES      SHARES     SHARES      SHARES      SHARES      SHARES
---------------  ---------  ----------  ---------  -----------  ---------  ----------
AXCES..........    700,000  $6,300,000         --   $      --      60,000  $9,000,000
InfoHighway....    958,166   8,623,494    235,878          --          --          --
ARC............    390,076   3,510,684    152,672          --     121,667   1,216,674
                 ---------  ----------  ---------       -----   ---------  ----------
Total..........  2,048,242  $18,434,178   388,550   $      --     181,667  $10,216,674
                 ---------  ----------  ---------       -----   ---------  ----------
                 ---------  ----------  ---------       -----   ---------  ----------

    We also issued convertible promissory notes for a total of $1.65 million to a former debt holder of ARC. The notes are convertible at $8.00 per share for a total of 206,250.

(4) From February until June 1999, we issued warrants to purchase a total of 36,185 shares of common stock at $5.71 per share to John Vanderhider, our Chief Financial Officer, for consulting work performed prior to his election as an officer. In April 1999, we also issued 300,000 options to purchase common stock to each of Joseph A. Gregori and Peter Parrinello, our Chief Executive Officer and President, respectively, at an exercise price of $8.00 per share. In addition we intend to issue options to purchase an additional 450,000 shares of common stock to these and other officers upon the closing of this offering at exercise prices of $5.00 and $10.00 per share.

    The sales of the securities described in paragraphs (1) through (4) were deemed to be exempt from registration under the Securities Act in reliance upon
Section 4(2) of the Securities Act, or Regulation D promulgated thereunder, as transactions by an issuer not involving a public offering. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and other instruments issued in such transactions. All recipients either receive adequate information about OmniLynx or had access, through employment or other relationships, to such information.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a) Exhibits.

  EXHIBIT
  NUMBER                                                          DESCRIPTION
-----------             ------------------------------------------------------------------------------------------------
      *1.1      --      Form of Underwriting Agreement dated            , 1999 by and between OmniLynx and Weatherly
                        Securities Corporation.
       2.1      --      Agreement and Plan of Reorganization dated as of June 30, 1999 by and among OmniLynx, ARC
                        Acquisition, Inc., ARC Networks, Inc. and its Stockholders Named Therein.
       2.2      --      Agreement and Plan of Reorganization dated as of June 24, 1999 by and among OmniLynx, AXCES
                        Acquisition, Inc, AXCES, Inc., MTM Holdings Corporation and its Shareholders Named Therein.
       2.3      --      Agreement and Plan of Reorganization dated as of June 30, 1999 by and among OmniLynx, Info
                        Acquisition,Inc., InfoHighway International, Inc. and its Stockholders Named Therein.
       3.1      --      Amended and Restated Certificate of Incorporation of OmniLynx (f/k/a Gemini II, Inc.), including the Designation, Preferences, Rights and Limitations of Series A 10% Convertible Preferred Stock
                        as filed on June 24, 1999.
       3.2      --      Form of Certificate of Designation, Preferences, Rights and Limitations of Series B 8%
                        Cumulative Convertible Preferred Stock.
       3.3      --      Amended and Restated Bylaws of OmniLynx.
      *4.1      --      Form of Certificate representing common stock.
      *4.2      --      Form of Certificate representing Series A 10% Convertible Preferred Stock.
      *4.3      --      Form of Certificate representing Series B 8% Cumulative Convertible Preferred Stock.
      *4.4      --      Form of Underwriter Representative Warrant.
       4.5      --      Warrant issued to John Vanderhider.
       4.6      --      Form of 13% Promissory Note issued by OmniLynx during March through June 1999 in connection with the Bridge Loans.
       4.7      --      Form of Agreement of Purchase and Sale entered into during March through June 1999 in connection with the Bridge Loans.
       4.8      --      Form of Warrants to Purchase Common Stock of OmniLynx entered into during March through June
                        1999 in connection with the Bridge Loans.

       4.9      --      Form of Registration Rights Agreement entered into during March through June 1999 in connection with the Bridge Loans.
       4.10     --      Form of Registration Rights Agreements entered into between OmniLynx and each of the shareholders of AXCES, ARC and InfoHighway in connection with the acquisitions.
      *4.11     --      Registration Rights Agreement to be entered into between OmniLynx and the Representative of the
                        Underwriter concerning the shares underlying the Underwriter Representative Warrants.
       4.12     --      Registration Rights Agreement by and among Trans Global Services, Inc., ARC Networks, Inc.,
                        Consolidated Technology Group Ltd., Technology Acquisitions Ltd. and OmniLynx dated March 23,
                        1999.
       4.13     --      Registration Rights Agreement between OmniLynx and Consolidated Technology Group, Ltd. dated May
                        19, 1999.
       4.14     --      Form of Certificate of Contingent Interest in Common Stock.
      *5.1      --      Opinion of Porter & Hedges, L.L.P.
      10.1      --      1999 Stock Incentive Plan
     *10.2      --      Form of Indemnification Agreement between OmniLynx and each of its directors and officers.
      10.3      --      Employment Agreement by and between OmniLynx and Joseph A. Gregori dated June 30, 1999.
      10.4      --      Employment Agreement by and between OmniLynx and Peter Parrinello dated June 30, 1999.
      10.5      --      Employment Agreement by and between OmniLynx and Tony Howlett dated June 30, 1999.
      10.6      --      Employment Agreement by and between OmniLynx and Glenn Kramer dated June 30, 1999.
      10.7      --      Employment Agreement by and between AXCES and Michael Avignon dated as of June 24, 1999.
      10.8      --      Employment Agreement by and between AXCES and Timothy Till dated as of June 24, 1999.
      10.9      --      Consulting Agreement by and between AXCES and MTM Holdings dated as of June 24, 1999.
      10.10     --      Consulting Agreement by and between OmniLynx and Benchmark dated as of September 1, 1998, as amended on June 1, 1999, and June 24, 1999.
      10.11     --      M&A Letter Agreement by and between OmniLynx and Benchmark dated September 1, 1998, as amended on June 1, 1999, and June 24, 1999.
     *21.1      --      Subsidiaries of OmniLynx.
      23.1      --      Consent of BDO Seidman, LLP.
      23.2      --      Consent of Pannell Kerr Forster of Texas, P.C.
      23.3      --      Consent of KPMG LLP.
      23.4      --      Consent of Moore Stephens, P.C.
     *23.5      --      Consent of Porter & Hedges, L.L.P. (contained in Exhibit 5.1)
      23.6      --      Consent of Harry Bennett as nominee for director
      23.7      --      Consent of Glenn Kramer as nominee for director.
      23.8      --      Consent of Michael Macaluso as nominee for director.
      23.9      --      Consent of Peter Parrinello as nominee for director.
     *23.10     --      Consent of [Weatherly Nominee] as nominee for director.

      24.1      --      Power of Attorney (included on the signature page of this Registration Statement).
     *27.1      --      Financial Data Schedule.

------------------------

*   To be filed by amendment.

    (b) Financial Statement Schedules. All schedules are omitted because they are not applicable or because the required information is contained in the Financial Statements or Notes thereto.

ITEM 17.  UNDERTAKINGS.

    The undersigned registrant hereby undertakes to provide to the underwriters, at the closing specified in the underwriting agreement, certificates representing the shares of common stock offered hereby in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes that:

    (1) For the purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as a part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    Pursuant to the Requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on June 30, 1999.

                                OMNILYNX COMMUNICATIONS CORPORATION

                                By:            /s/ JOSEPH A. GREGORI
                                     -----------------------------------------
                                                 Joseph A. Gregori,
                                        CHIEF EXECUTIVE OFFICER AND DIRECTOR

                               POWER OF ATTORNEY

    Each person whose signature appears below hereby appoints Joseph A. Gregori and Christopher H. Efird, and both of them, either of whom may act without the joinder of the other, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any registration statement for the same offering filed pursuant to Rule 462 under the Securities Act of 1933, and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing appropriate or necessary to be done, as fully and for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                  SIGNATURE                             CAPACITY IN WHICH SIGNED                    DATE
---------------------------------------------  ------------------------------------------  ----------------------

            /s/ JOSEPH A. GREGORI
    ------------------------------------       Chief Executive Officer (Principal              June 30, 1999
              Joseph A. Gregori                  Executive Officer), and Director

           /s/ JOHN C. VANDERHIDER
    ------------------------------------       Chief Financial Officer (Principal              June 30, 1999
             John C. Vanderhider                 Financial and Accounting Officer)

          /s/ CHRISTOPHER H. EFIRD
    ------------------------------------       Director                                        June 30, 1999
            Christopher H. Efird